Exhibit 10.1

Execution Version

PRIVILEGED AND CONFIDENTIAL

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BETWEEN

ARC NYWWPJV001, LLC

as Seller

AND

WWP JV LLC

as Purchaser

pertaining to certain interests in

WWP HOLDINGS, LLC

September 14, 2017

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LIST OF EXHIBITS

Exhibit A-1	Office Real Property
Exhibit A-2	Amenities Real Property
Exhibit B	Form of LLC Agreement
Exhibit C	Form of Guaranty Agreement
Exhibit D	Escrow Agent Joinder
Exhibit E	Permitted Exceptions
Exhibit F	Form of Contribution and Indemnity Agreement
Exhibit G	Form of New Property Management and Leasing Agreement
Exhibit H	Form of Non-Foreign Entity Certification
Exhibit I	Form of Title Certificate
Exhibit J	Form of Assignment of Membership Interests
Exhibit K	Form of Non-Imputation Affidavit
Exhibit L	Form of Cravath Estoppel
Exhibit M	Form of Nomura Estoppel
Exhibit N	Form of Non-Major Tenant Estoppel
Exhibit O	Form of Condominium Estoppel
Exhibit P	Form of MTA Estoppel
Exhibit Q	Form of Amenities Owner Estoppel
Exhibit R	Form of Amenities Lender Estoppel
Exhibit S	Form of Resignation Letter for Commercial Board
Exhibit T	Form of Resignation Letter for Condominium Board
Exhibit U	Form of Resignation Letter for Officers
Exhibit V	Title Policy Credit

LIST OF DISCLOSURE LETTER SECTIONS

Section 1.1(a)	Amenities Loan Documents
Section 1.1(b)	Amenities Loan Documents Not in Possession of Seller
Section 8.1(b)	Capitalization; Owned Companies
Section 8.1(b)(iii)	Organizational Structure Chart
Section 8.1(h)	Tenants
Section 8.1(i)	Tenant Deposits
Section 8.1(j)	Leasing Costs
Section 8.1(k)	Brokerage Agreements
Section 8.1(l)	Capital Projects; Landlord Work
Section 8.1(m)	Collection/Arrearage
Section 8.1(o)	Service Contracts
Section 8.1(p)	Tax Certiorari Proceedings
Section 8.1(r)	Consents
Section 8.1(s)	Actions
Section 8.1(u)	Employees
Section 8.1(v)(ii)	Amenities Loan Balance
Section 8.1(w)	Collective Bargaining Agreements
Section 8.1(x)	Organizational Documents
Section 8.1(y)(iii)	Tax Returns

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Section 8.1(y)(viii)	Tax Audits
Section 8.1(aa)	Affiliate Agreements
Section 8.1(dd)(ii)	Financial Statements
Section 8.1(ee)-1	Insurance Certificates
Section 8.1(ee)-2	Declaration Pages to Insurance Policies
Section 8.1(ff)-1	Existing Mortgage Loan Documents
Section 8.1(ff)-2	Existing Mezzanine Loan Documents

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of September 14, 2017 (the “Effective Date”), by and between ARC NYWWPJV001, LLC, a Delaware limited liability company (“Seller”) and WWP JV LLC, a Delaware limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, as of the date hereof, Seller owns 98.8% of the issued and outstanding membership interests (the “Membership Interests”) in WWP Holdings, LLC, a Delaware limited liability company (the “Company”) and indirect owner of certain interests in (i) that certain parcel of land located at 825 Eighth Avenue, New York, New York, as more particularly described on Exhibit A-1 attached hereto (the “Office Real Property”), and (ii) the general partner of New York Communications Center Associates L.P., a Delaware limited partnership (“Amenities Owner”), which owns the Amenities Real Property; and

WHEREAS, on the Closing Date (as defined below), Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, 48.7% of the issued and outstanding membership interests of the Company (the “Sale Interests”), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

Article I
DEFINITIONS

Section 1.1           Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:

“Actions” has the meaning ascribed to such term in Section 8.1(s).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with Purchaser or Seller, as the case may be.

“Affiliate Agreement” has the meaning ascribed to such term in Section 8.1(aa).

“Agreement” has the meaning ascribed to such term in the opening paragraph.

“Amenities Fixtures” means all of Amenities Owner’s right, title and interest in and to all fixtures installed in or on or attached to the Amenities Real Property excluding any such fixtures (i) owned or leased by any Tenant (other than such fixtures of Amenities Owner leased to any Tenant) and (ii) that a Tenant is entitled or obligated to remove pursuant to the terms and conditions of the applicable Tenant Lease, subject to the Permitted Exceptions.

“Amenities GP” means EOP-NYCCA, L.L.C., a Delaware limited liability company.

“Amenities Holdings” means WWP Amenities Holdings, LLC, a Delaware limited liability company.

“Amenities Improvements” means all buildings, structures, fixtures and improvements, in each case, located on the Amenities Real Property.

“Amenities Lender” means NY-Worldwide Plaza, L.L.C., a Delaware limited liability company (f/k/a EOP-Worldwide Plaza, L.L.C.)

“Amenities Lender Consent” shall have the meaning ascribed to such term in Section 7.1(t).

“Amenities Lender Estoppel” has the meaning ascribed to such term in Section 7.1(q).

“Amenities Licenses and Permits” means, collectively, all licenses, permits, warranties, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by the Authorities on or prior to Closing in connection with the Amenities Real Property and the Amenities Improvements, together with all renewals and modifications thereof.

“Amenities Loan” means that certain Second Amended and Restated Loan Agreement, dated as of June 11, 1997, as amended by the Modification of Second Amended and Restated Loan Agreement dated as of December 31, 2000, among Amenities Owner, BRE/Worldwide L.L.C. (predecessor in interest to Amenities Lender), as agent and second mortgage lender, BRE/Worldwide II L.L.C. (predecessor in interest to Amenities Lender), as third mortgage lender, and The Youth Renewal Fund as the fourth and fifth mortgage lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time after the date hereof.

“Amenities Loan Agreement” has the meaning ascribed to such term in Section 1.1(a) of the Disclosure Letter.

“Amenities Loan Documents” means the documents listed in Section 1.1(a) of the Disclosure Letter.

“Amenities Owner” has the meaning ascribed to such term in the recitals hereto.

“Amenities Owner Estoppel” has the meaning ascribed to such term in Section 7.1(p).

“Amenities Personal Property” means all of Amenities Owner’s right, title and interest in and to the mechanical, electrical, heating, air conditioning and plumbing systems, equipment, appliances, tools, supplies, machinery, furnishings, and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Amenities Improvements.

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“Amenities Property” means the following:

(i)         the fee interest in and to the Amenities Real Property, together with all of Amenities Owner’s right, title and interest (if any) in and to all open or proposed streets, alleys, rights of way, easements, strips or gores of land adjacent to the Amenities Real Property;

(ii)        the Amenities Personal Property;

(iii)       the fee interest in and to the Amenities Improvements;

(iv)       the Amenities Fixtures;

(v)        the lessor’s interest under the Amenities Tenant Leases and the Amenities Tenant Deposits which have not been applied pursuant to the express terms and conditions of the Amenities Tenant Leases; and

(vi)       Amenities Owner’s interest under (1) the Amenities Service Contracts, (2) the Amenities Licenses and Permits, and (3) the Amenities Records.

“Amenities Real Property” means that certain parcel of land described on Exhibit A-2 attached hereto.

“Amenities Records” means, collectively: (i) all books and records, including property operating statements, specifically relating to the operations of the Amenities Improvements; (ii) all structural reviews, plans, specifications, permits, technical manuals, architectural drawings and engineering, soils, seismic, geologic and architectural reports, environmental reports, studies and certificates pertaining to the Amenities Real Property or the Amenities Improvements; and (iii) all lease files relating to the Amenities Tenant Leases.

“Amenities Service Contracts” means all service agreements, maintenance contracts, equipment leasing agreements, construction contracts or agreements to perform capital projects, license agreements, warranties, guarantees, bonds and other contracts for the provision of labor, services, materials or supplies relating solely to the Amenities Real Property, Amenities Improvements or Office Personal Property and under which Amenities Owner is a party thereto (whether by assignment, succession or otherwise), together with all renewals, supplements, amendments and modifications thereof, and any such new agreements entered into after the Effective Date, to the extent permitted by Section 7.1(h).

“Amenities Tenant Deposits” means all security deposits (including those in the form of letters of credit) deposited by Tenants with Amenities Owner, as landlord, or any other Person on Amenities Owner’s behalf, in either case, pursuant to Amenities Tenant Leases (together with any interest which has accrued thereon, but only to the extent such interest has accrued for the account of the respective Tenants), to the extent the same have not been applied against the obligations of Tenants under such Amenities Tenant Leases prior to the Closing Date in accordance with the terms of this Agreement.

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“Amenities Tenant Leases” means the following pertaining to the Amenities Improvements: (i) any and all leases, rental agreements, occupancy agreements and license agreements (and any and all renewals, amendments, modifications and supplements thereto) entered into on or prior to the Effective Date affecting the Amenities Real Property or the Amenities Improvements that will be binding on the Company, any Subsidiary, the Amenities Real Property or the Amenities Improvements from and after the Closing and all guarantees of the obligations of Tenants thereunder (and any and all renewals, amendments, modifications and supplements thereto), (ii) any and all new written leases, rental agreements, occupancy agreements and license agreements affecting the Amenities Real Property or the Amenities Improvements that will be binding on the Company, any Subsidiary, the Amenities Real Property or the Amenities Improvements entered into after the Effective Date and prior to the Closing Date and (iii) any and all new written renewals, amendments, modifications and supplements to any of the foregoing entered into after the Effective Date and prior to the Closing Date, and, as to clauses (ii) and (iii) only, to the extent approved by Purchaser pursuant to Section 7.1(d) to the extent such approval is required under Section 7.1(d). Amenities Tenant Leases shall not include any subleases, franchise agreements or similar occupancy agreements entered into by Tenants which, by their nature, are subject to Amenities Tenant Leases and under which Amenities Owner is not the lessor.

“Authority” and “Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over any Group Company, the Real Property, the Improvements or any portion thereof, as applicable.

“Balance” means a sum of money equal to the amount by which (a) the Purchase Price (subject to (x) the adjustments described in Section 10.6 and (y) the credits and reimbursements expressly set forth in this Agreement, if any), exceeds (b) the amount of the Down Payment.

“Basket” has the meaning ascribed to such term in Section 16.1(b).

“Blocked Person” means those Persons (i) described in Section 1 of the Executive Order or (ii) listed in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers” published by the OFAC, 31 C.F.R. Chapter V, Appendix A, as in effect from time to time.

“Broker” has the meaning ascribed to such term in Section 11.1.

“Brokerage Agreement” has the meaning ascribed to such term in Section 8.1(k).

“BSWPA” has the meaning set forth in Section 7.2.

“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close in New York, New York.

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“Cap” has the meaning ascribed to such term in Section 16.1(b).

“Casualty/Condemnation Funds” means all casualty insurance proceeds and all awards on account of a condemnation or other taking, or, in either case, settlement proceeds in lieu thereof, received by any Group Company from and after the Effective Date and prior to the Closing.

“Casualty Notice” has the meaning ascribed to such term in Section 9.1.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended by the Superfund Amendments Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), as the same may be amended.

“Certifying Party” has the meaning ascribed to such term in Section 4.4.

“Closing” has the meaning ascribed to such term in Section 2.1.

“Closing Date” has the meaning ascribed to such term in Section 10.2(a).

“Closing Statement” has the meaning ascribed to such term in Section 10.6(a).

“Closing Surviving Obligations” means the covenants, rights, liabilities and obligations set forth in Sections 4.5, 4.6, 4.7, 4.8, 5.2, 5.3, 5.5, 5.6, 7.2, 8.1 (subject to Section 16.1), 8.2 (subject to Section 16.1), 8.3, 10.6 (subject to the limitations therein), 10.7 and 13.3, Articles IX, XI, XII, XIV, XVI, XVII and XVIII and any other provision hereof which expressly provides by its terms for survival of the Closing.

“Closing Time” has the meaning ascribed to such term in Section 10.6(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Comfort Member” means WWP Sponsor, LLC, a Delaware limited liability company.

“Commercial Board” has the meaning ascribed to such term in the Condominium Documents.

“Company” has the meaning ascribed to such term in the recitals hereto.

“Condominium” means the condominium known as The Residences at Worldwide Plaza and established pursuant to and governed by the Condominium Documents.

“Condominium Board” has the meaning ascribed to such term in the Condominium Documents.

“Condominium Documents” shall mean, collectively, the Declaration, dated April 5, 1989 and recorded on May 2, 1989 at Reel 1568, Page 2399 and 2401, the Bylaws of the Residences at Worldwide Plaza, the Amendment to Declaration of Condominium and Bylaws of 59 West 12th Street Condominium, dated August 22, 1997, and the Agreement, dated May 20, 1998, between The Board of Managers of the Residences at Worldwide Plaza, New York Communications Center Associates, L.P. and BRE/Worldwide, L.L.C.

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“Contribution and Indemnity Agreement” has the meaning set forth in Section 10.4(g).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have the meanings correlative to the foregoing.

“Controlled Group” has the meaning ascribed to such term in Section 8.1(u)(i).

“Cravath” has the meaning ascribed to such term in Section 7.1(k).

“Cravath Estoppel” has the meaning ascribed to such term in Section 7.1(k).

“Cravath Lease” means the Tenant Lease with Cravath.

“Cure” means (i) with respect to any Exception, that Seller has caused such Exception to be removed of record, by bonding, payment or otherwise, and (ii) only with respect to an Exception which may be removed or satisfied of record by the payment of a liquidated sum of money, that Seller has caused (whether by payment of such liquidated sum of money, escrow of funds with the Title Company or otherwise) such Exception to be omitted as an exception to the coverage provided by the Title Policy.

“Data Site” means the electronic Data Site provided by Eastdil Secured, L.L.C., a wholly owned subsidiary of Wells Fargo & Company, on behalf of Seller, on the Effective Date located at: https://esi.eastdilsecured.com/index.html#/warrooms/
warroomOverview?id=c9420b81-7150-483f-962d-aec4ee2eeb60

“Delinquent” has the meaning ascribed to such term in Section 10.6(b).

“Disclosure Letter” means the disclosure letter delivered by Seller to Purchaser in connection with the execution of this Agreement.

“Documents” has the meaning ascribed to such term in Section 5.2(a).

“Down Payment” has the meaning ascribed to such term in Section 4.1.

“Effective Date” has the meaning ascribed to such term in the opening paragraph.

“Employees” has the meaning ascribed to such term in Section 8.1(u).

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“Entity Proration Items” means all liabilities of the Owned Companies, including (i) liabilities arising under any contract or agreement to which an Owned Company is a party; (ii) liabilities owed to a vendor or service provider; (iii) U.S. federal, state and local income and other tax liabilities (including, without limitation, sales or use tax), together with any interest, penalty or addition to tax (other than any such tax liabilities and interest, penalty or addition to tax for which the responsibility is otherwise expressly addressed in this Agreement); and (iv) liabilities arising from any third party claim against any Owned Company; provided that, anything herein to the contrary notwithstanding, “Entity Proration Items” shall not include any of the following liabilities (all of which shall be subject to apportionment in accordance with Section 10.6): (1) liabilities arising as a result of rights or obligations under the terms of any Tenant Lease, any Service Contract or any other agreement disclosed in the Data Site on the Effective Date to the extent arising after the Closing Time; (2) tort liabilities to the extent covered by insurance; (3) liabilities arising in connection with the physical condition of the Property; (4) liabilities arising from the failure of the Property or its use or operation to comply with Governmental Requirements; (5) liabilities arising from Exceptions affecting the Real Property or the Improvements; (6) liabilities for items listed under Section 10.6(a)(i) – (vii) and (7) tax liabilities referred to in the parenthetical in clause (iii) above.

“Environmental Laws” means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Authorities and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Purchaser, and as the same may have been amended, modified or supplemented from time to time prior to and are in effect as of the date of this Agreement and as the same may be amended or supplemented after the date of this Agreement, including CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), comparable state and local laws, and any and all rules and regulations which are in effect as of the date of this Agreement under any and all of the aforementioned laws, as the same may be amended or supplemented after the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Fidelity National Title Insurance Company.

“Escrow Instructions” has the meaning ascribed to such term in Section 4.2.

“Estoppels” means, collectively, the Amenities Lender Estoppel, the Amenities Owner Estoppel, the Cravath Estoppel, the Nomura Estoppel, the Non-Major Tenant Estoppels, the MTA Estoppel, and the Condominium Estoppel.

“Exceptions” means, collectively, any exception, Lien, mortgage, security interest, claim, charge, reservation, lease, tenancy, occupancy, easement, right of way, encroachment, restrictive covenant, condition, limitation or other encumbrance affecting the Real Property or the Improvements.

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“Executive Order” means United States Presidential Executive Order 13224.

“Existing First Mortgage Note” has the meaning ascribed to such term in the Amenities Loan Agreement.

“Existing Lender” means the Existing Mezzanine Lender and the Existing Mortgage Lender.

“Existing Loan” means the Existing Mezzanine Loan and the Existing Mortgage Loan.

“Existing Loan Defeasance” means the defeasance of the Existing Loan in accordance with the terms of the Existing Loan Documents.

“Existing Loan Defeasance Conditions” means the conditions set forth in the Existing Loan Documents or otherwise required by the Existing Lender which, in each case, are required to be satisfied in order to permit the Existing Loan Defeasance.

“Existing Loan Documents” means, collectively, the Existing Mortgage Loan Documents and the Existing Mezzanine Loan Documents.

“Existing Mezzanine Lender” means CPPIB Credit Investments Inc., in its capacity as the holder of the Existing Mezzanine Loan and any subsequent holder of the Existing Mezzanine Loan.

“Existing Mezzanine Loan” means that certain mezzanine loan in the principal amount of $165,000,000.00 made on February 25, 2013 by German American Capital Corporation and Bank of America, N.A., as co-lenders, to WWP Mezz, and evidenced and secured by the Existing Mezzanine Loan Documents.

“Existing Mezzanine Loan Agreement” means the Mezzanine Loan Agreement, dated as of February 25, 2013, among German American Capital Corporation and Bank of America, N.A, as co-lenders, and WWP Mezz, as borrower.

“Existing Mezzanine Loan Documents” means, collectively, the Existing Mezzanine Loan Agreement and the other “Loan Documents” (as such term is defined in the Existing Mezzanine Loan Agreement).

“Existing Mezzanine Loan Reserves” means any and all deposits, reserves and escrows being held as of the Closing Date by the Existing Mezzanine Lender (or its servicer(s)) under the Existing Mezzanine Loan Documents for real estate taxes, insurance, deferred maintenance, capital replacements, tenant improvements, leasing commissions and the re-letting of any space.

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“Existing Mortgage Lender” means U.S. Bank National Association, in trust for the holders of Comm 2013-WWP Mortgage Trust Commercial Mortgage Pass-Through Certificates, or any successor holder of the Existing Mortgage Loan.

“Existing Mortgage Loan” means that certain mortgage loan in the principal amount of $710,000,000.00 made on February 25, 2013 by German American Capital Corporation and Bank of America, N.A, as co-lenders, to Existing Mortgage Loan Borrower, and evidenced and secured by the Existing Mortgage Loan Documents.

“Existing Mortgage Loan Agreement” means that certain Loan Agreement dated as of February 25, 2013 among German American Capital Corporation and Bank of America, N.A, as co-lenders, and Existing Mortgage Loan Borrower, as borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Existing Mortgage Loan Borrower” means, collectively, Office Owner and Amenities Holdings.

“Existing Mortgage Loan Documents” means, collectively, the Existing Mortgage Loan Agreement and the other “Loan Documents” (as such term is defined in the Existing Mortgage Loan Agreement).

“Existing Mortgage Loan Reserves” means any and all deposits, reserves and escrows being held as of the Closing Date by the Existing Mortgage Lender (or its servicer(s)) under the Existing Mortgage Loan Documents for real estate taxes, insurance, deferred maintenance, capital replacements, tenant improvements, leasing commissions and the re-letting of any space.

“Existing Property Management Agreement” means that certain Management Agreement, dated June 1, 2017, among Office Owner, Amenities Owner and the Existing Property Manager relating to the management and leasing of the Property.

“Existing Property Manager” means CBRE, Inc., a Delaware corporation.

“Existing Second Mortgage Note” has the meaning ascribed to such term in the Amenities Loan Agreement.

“Existing Survey” has the meaning ascribed to such term in Section 6.1.

“Financial Statements” has the meaning ascribed to such term in Section 8.1(dd).

“Fixtures” means, collectively, the Amenities Fixtures and the Office Fixtures.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied, as of the date of the applicable financial report.

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 “Governmental Regulations” means all laws, ordinances, rules and regulations of the Authorities applicable to the use and operation of the Real Property or the Improvements or any portion thereof by any Group Company, as applicable.

“Group Companies” means the Company, each Subsidiary and Amenities Owner.

“Guarantors” means SLG Guarantor and RXR Guarantor.

“Guaranty Agreement” has the meaning set forth in Section 10.5(q).

“Hazardous Substances” means all (a) asbestos, radon gas, electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls of 50 ppm or greater, (b) any solid, liquid, gaseous or thermal contaminant, including smoke vapor, soot, fumes, acids, alkalis, chemicals, waste, petroleum products or byproducts, asbestos, PCBs, phosphates, lead or other heavy metals, chlorine, or radon gas, (c) any solid or liquid wastes (including hazardous wastes), hazardous air pollutants, hazardous substances, hazardous chemical substances and mixtures, toxic substances, pollutants and contaminants, as such terms are defined in any Environmental Law, including CERCLA, RCRA, the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Hazardous Substances Transportation Act, the Toxic Substances Control Act, the Clean Water Act (33 U.S.C. § 1321 et seq.), the Clean Air Act, the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such Environmental Laws have been amended and/or supplemented from time to time prior to the date of this Agreement and as the same may be amended or supplemented after the date of this Agreement, and any and all rules and regulations promulgated under any of the above, and (d) any other chemical, material or substance, the use or presence of which, or exposure to the use or presence of which, is prohibited, limited or regulated by any Environmental Laws, in effect as of or prior to the date of this Agreement or as the same may be amended or supplemented after the date of this Agreement.

“Improvements” means, collectively, the Amenities Improvements and the Office Improvements.

“Initial Scheduled Closing Date” has the meaning ascribed to such term in Section 10.2(a).

“IRS” means the Internal Revenue Service.

“Leasing Costs” means, collectively, attorneys’ fees, leasing commissions, brokerage commissions, rent abatement or other free rent period (other than those (if any) arising in connection with a casualty or condemnation), tenant improvement allowances (including all tenant improvement allowances that a Tenant has the right to draw from the landlord pursuant to any Tenant Lease), and/or costs of landlord work that is required to be performed pursuant to a Tenant Lease.

“Licenses and Permits” means, collectively, the Amenities Licenses and Permits and the Office Licenses and Permits.

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“Lien” means, collectively, any exception, lien, security interest, claim, charge, reservation, restriction, condition, limitation or other encumbrance.

“LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of the Company in the form attached hereto as Exhibit B.

“Loan Reserves” means, collectively, the Existing Mezzanine Loan Reserves and the Existing Mortgage Loan Reserves.

“Mandatory Removal Exception” has the meaning ascribed to such term in Section 6.2(d).

“Material Purchaser Default” has the meaning ascribed to such term in Section 13.2.

“Materiality Exclusion” has the meaning ascribed to such term in Section 16.1(b).

“Mechanics’ Lien Cure Cap” has the meaning ascribed to such term in Section 6.2(d).

“Membership Interests” has the meaning ascribed to such term in the recitals hereto.

“Miscellaneous Exception Lien Cure Cap” has the meaning ascribed to such term in Section 6.2(d).

“New Property Management and Leasing Agreement” has the meaning ascribed to such term in Section 10.4(h).

“New Property Manager” means the property manager under the New Property Management and Leasing Agreement.

“Nomura” has the meaning ascribed to such term in Section 7.1(l).

“Nomura Estoppel” has the meaning ascribed to such term in Section 7.1(l).

“Nomura Lease” means the Tenant Lease with Nomura.

“Non-Major Tenant Estoppel” has the meaning ascribed to such term in Section 7.1(m).

“Notice of Objection” has the meaning ascribed to such term in Section 4.4.

“NYRT” means New York REIT, Inc., a Maryland corporation.

“OFAC” means United States Office of Foreign Assets Control.

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“Office Fixtures” means all of Office Owner’s right, title and interest in and to all fixtures installed in or on or attached to the Office Real Property excluding any such fixtures (i) owned or leased by any Tenant (other than such fixtures of Office Owner leased to any Tenant) and (ii) that a Tenant is entitled or obligated to remove pursuant to the terms and conditions of the applicable Tenant Lease, subject to the Permitted Exceptions.

“Office Improvements” means all buildings, structures, fixtures, and improvements in each case located on the Office Real Property.

“Office Licenses and Permits” means, collectively, all licenses, permits, warranties, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by the Authorities on or prior to Closing in connection with the Office Real Property and the Office Improvements, together with all renewals and modifications thereof.

“Office Owner” means WWP Office, LLC, a Delaware limited liability company.

“Office Personal Property” means all of Office Owner’s right, title and interest in and to the mechanical, electrical, heating, air conditioning and plumbing systems, equipment, appliances, tools, supplies, machinery, furnishings, and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Office Improvements.

“Office Property” means the following:

(i)       the fee interest in and to the Office Real Property, together with all of Office Owner’s right, title and interest (if any) in and to all open or proposed streets, alleys, rights of way, easements, strips or gores of land adjacent to the Office Real Property;

(ii)        the fee interest in and to the Office Improvements;

(iii)       the Office Personal Property;

(iv)       the Office Fixtures;

(v)        the Office Owner’s interest under the Office Tenant Leases and the Office Tenant Deposits which have not been applied pursuant to the express terms and conditions of the Office Tenant Leases; and

(vi)       the Office Owner’s interest under (1) the Office Service Contracts, (2) the Office Licenses and Permits, and (3) the Office Records.

“Office Real Property” has the meaning ascribed to such term in the recitals hereto.

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“Office Records” means, collectively: (i) all books and records, including property operating statements, specifically relating to the operations of the Office Improvements; (ii) all structural reviews, plans, specifications, permits, technical manuals, architectural drawings and engineering, soils, seismic, geologic and architectural reports, environmental reports, studies and certificates pertaining to the Office Real Property or the Office Improvements; and (iii) all lease files relating to the Tenant Leases.

“Office Service Contracts” means all service agreements, maintenance contracts, equipment leasing agreements, construction contracts, or agreements to perform capital projects, license agreements, warranties, guarantees, bonds and other contracts for the provision of labor, services, materials or supplies relating solely to the Office Real Property, Office Improvements or Office Personal Property and under which Office Owner is a party thereto (whether by assignment, succession or otherwise), together with all renewals, supplements, amendments and modifications thereof, and any such new agreements entered into after the Effective Date, to the extent permitted by Section 7.1(h).

“Office Tenant Deposits” means all security deposits (including those in the form of letters of credit) deposited by Tenants with Office Owner, as landlord, or any other Person on Office Owner’s behalf, in either case, pursuant to Office Tenant Leases (together with any interest which has accrued thereon, but only to the extent such interest has accrued for the account of the respective Tenants), to the extent the same have not been applied against the obligations of Tenants under such Office Tenant Leases prior to the Closing Date in accordance with the terms of this Agreement.

“Office Tenant Leases” means the following pertaining to the Office Improvements: (i) any and all leases, rental agreements, occupancy agreements and license agreements (and any and all renewals, amendments, modifications and supplements thereto) entered into on or prior to the Effective Date affecting the Office Real Property or the Office Improvements that will be binding on the Company, any Subsidiary, the Office Real Property or the Office Improvements from and after the Closing and all guarantees of the obligations of Tenants thereunder (and any and all renewals, amendments, modifications and supplements thereto), (ii) any and all new written leases, rental agreements, occupancy agreements and license agreements affecting the Office Real Property or the Office Improvements that will be binding on the Company, any Subsidiary, the Office Real Property or the Office Improvements entered into after the Effective Date and prior to the Closing Date and (iii) any and all new written renewals, amendments, modifications and supplements to any of the foregoing entered into after the Effective Date and prior to the Closing Date, and, as to (ii) and (iii) only, to the extent approved by Purchaser pursuant to Section 7.1(d) to the extent such approval is required under Section 7.1(d). Office Tenant Leases shall not include any subleases, franchise agreements or similar occupancy agreements entered into by Tenants which, by their nature, are subject to Office Tenant Leases and under which Office Owner is not the lessor.

“Operating Expense Recoveries” has the meaning ascribed to such term in Section 10.6(c).

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“Organizational Documents” means (a) in the case of a corporation, its charter and by-laws, (b) in the case of a limited or general partnership, its partnership certificate, certificate of formation or similar organizational document and its partnership agreement, (c) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement, (d) in the case of a trust, its certificate of trust, certificate of formation or similar organizational document and its trust agreement or other similar agreement and (e) in the case of any other entity, the organizational and governing documents of such entity.

“Other Party” has the meaning ascribed to such term in Section 4.4.

“Owned Companies” means the Company and the Subsidiaries.

“Owned Company Securities” has the meaning ascribed to such term in Section 8.1(b)(i).

“PDF” has the meaning ascribed to such term in Section 17.4.

“Permitted Exceptions” has the meaning ascribed to such term in Section 6.2(a).

“Permitted Outside Parties” has the meaning ascribed to such term in Section 5.2(b).

“Permitted Purchaser” means a Person permitted to acquire the Property under the terms of the LLC Agreement.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Personal Property” means, collectively, the Amenities Personal Property and the Office Personal Property.

“Property” means, collectively, the Amenities Property and the Office Property.

“Property Value” means $1,725,000,000.

“Proration Items” has the meaning ascribed to such term in Section 10.6(a).

“Purchase Price” has the meaning ascribed to such term in Section 3.1.

“Purchaser” has the meaning ascribed to such term in the opening paragraph.

“Purchaser Title Notice” has the meaning ascribed to such term in Section 6.2(c).

“Qualified Refinancing” has the meaning ascribed to such term in Section 7.3(a).

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“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, and as further amended.

“Real Property” means, collectively, the Amenities Real Property and the Office Real Property.

“Recapitalization Agreement” means that certain Recapitalization Agreement, dated as of August 21, 1996, among Blackstone Real Estate Advisors L.P. (predecessor-in-interest to Amenities GP), BRE/Worldwide Inc. (predecessor-in-interest to Amenities GP), BRE/Worldwide L.L.C. (predecessor-in-interest to EOP-NYCCA, L.L.C.) and certain additional parties party thereto, as amended by Modification of Recapitalization Agreement, dated as of December 31, 2000, by and among EOP-Worldwide Plaza, L.L.C. (predecessor-in-interest to Amenities GP), Amenities Owner and certain additional parties party thereto

“Reciprocal Easements Agreement” means that certain Reciprocal Easements Agreement made among ZCWK Associates L.P., ZCWK Plaza Associates and New York Communications Center Associates L.P., dated as of March 1, 1989, as amended by that certain Amendment to Reciprocal Easements Agreement dated April 12, 1989.

“Records” means, collectively, the Amenities Records and the Office Records.

“Refinancing” means the financings under each Refinancing Loan Document.

“Refinancing Excess Amounts” has the meaning set forth in Section 7.3(b).

“Refinancing Loan” has the meaning set forth in Section 7.3(a).

“Refinancing Loan Documents” means the documents evidencing and securing each Refinancing Loan.

“Refinancing Source” has the meaning set forth in Section 7.3(c)(i).

“Refinancing Source Title Cost” has the meaning ascribed to such term in Section 10.7(b)(vi).

“Regulations” means the final, temporary or proposed income tax regulations promulgated under the Code, as such regulation may be amended from time to time (including corresponding provisions of succeeding regulations).

“Rental” has the meaning ascribed to such term in Section 10.6(b).

“Reporting Person” has the meaning ascribed to such term in Section 4.8(a).

“RXR Guarantor” means one or more (on a joint and several basis) of RXR Real Estate Value Added Fund – Fund III LP, RXR RE VAF – Fund III Parallel A LP, RXR RE VAF – Fund III Parallel B LP, RXR RE VAF – Fund III Parallel B (REIT) LP, RXR RE VAF – Fund III Parallel C LP and RXR RE VAF – Fund III Parallel D LP, all Delaware limited partnerships, or a creditworthy Affiliate of any of the foregoing, in any such case, acceptable to each Refinancing Source.

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“Sale Interests” has the meaning ascribed to such term in the recitals hereto.

“Scheduled Closing Date” has the meaning ascribed to such term in Section 10.2(a).

“Second Mortgage Loan” has the meaning ascribed to such term in Section 1.1(a) of the Disclosure Letter.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” has the meaning ascribed to such term in the opening paragraph.

“Seller Entity Representations” has the meaning ascribed to such term in Section 16.1(a)(i).

“Seller Parties” means, collectively, Seller and its property manager, members, partners, agents, officers, directors, employees, successors, assigns and Affiliates.

“Seller’s Knowledge” means the present actual (as opposed to constructive or imputed) knowledge solely of Wendy Silverstein, Samuel Ashner and John Alba, without inquiry or investigation other than due investigation and inquiry that is reasonable under the circumstances with respect to events or occurrences that took place from and after June 1, 2017. Such individuals are named in this Agreement solely for the purpose of establishing the scope of Seller’s knowledge. Such individuals shall not be deemed to be a party to this Agreement or to have personally made any representations or warranties hereunder, and no recourse shall be had to any such individual for any of Seller’s representations and warranties hereunder (and Purchaser hereby waives any liability of or recourse against each such individual).

“Seller’s Update Certificate” has the meaning ascribed to such term in Section 10.5(b).

“Seller Update Subject Representations” has the meaning ascribed to such term in Section 10.1(b)(ii).

“Service Contracts” means, collectively, the Amenities Service Contracts and the Office Service Contracts.

“Significant Casualty” means either damage by fire or other casualty to the Improvements or a portion thereof in either case which (i) requires repair costs in excess of an amount equal to 10.0% of the Property Value or (ii) would permit either or both of Cravath and/or Nomura to terminate their respective Tenant Lease pursuant to the terms of such Tenant Lease, unless all of such termination rights have expired unexercised or have been unconditionally waived in writing by Cravath and Nomura, as applicable.

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“Significant Taking” means a condemnation or sale in lieu of condemnation (i) in which the reasonably estimated proceeds from such condemnation or sale exceeds an amount equal to 10.0% of the Property Value, (ii) that would permit either or both of Cravath and/or Nomura to terminate their respective Tenant Lease pursuant to the terms of such Tenant Lease, unless all of such termination rights have expired unexercised or have been unconditionally waived in writing by Cravath and Nomura, as applicable, or (iii) that has a material and adverse effect on access to the Improvements.

“SLG Guarantor” means SL Green Realty Corp., a Maryland corporation or SL Green Operating Partnership, L.P., a Delaware limited partnership, or a creditworthy Affiliate of either of the foregoing, in any such case acceptable to each Refinancing Source.

“Subsidiary” means any Person of which more than 50.0% of the outstanding voting securities of such Person (irrespective of whether, at the relevant time, capital stock of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) are directly or indirectly owned or Controlled by the Company or by one or more other Subsidiaries of the Company.

“Tenant Deposits” means, collectively, the Amenities Tenant Deposits and the Office Tenant Deposits.

“Tenant Leases” means, collectively, the Amenities Tenant Leases and the Office Tenant Leases.

“Tenants” means all Persons leasing, licensing, renting or occupying space within the Improvements pursuant to the Tenant Leases, but expressly excluding any subtenants, licensees, concessionaires, franchisees or other Persons whose occupancy is derived through such Persons leasing, licensing, renting or occupying space within the Improvements pursuant to Tenant Leases.

“Termination Date” has the meaning set forth in Section 10.3(d).

“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 4.4, 4.5, 4.6, 4.7, 5.2, 5.3, 5.5, 5.6, 10.7, 13.1 and 13.3, Articles XI, XII, XIV and XVII and any other provision hereof which expressly provides by its terms for survival of termination of this Agreement.

“Term Sheet” has the meaning set forth in Section 7.3(a).

“Third Mortgage Loan” has the meaning ascribed to such term in Section 1.1(a) of the Disclosure Letter.

“Title Affidavits” has the meaning ascribed to such term in Section 10.5(k).

“Title Commitment” has the meaning ascribed to such term in Section 6.2(a).

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“Title Company” means Fidelity National Title Insurance Company or such other nationally recognized title insurance company as Purchaser may select, in its sole discretion; provided, however, that, if Fidelity National Title Insurance Company or such other nationally recognized title company as Purchaser may select refuses to omit without charge any Exception to the coverage provided by the Title Policy (other than a Permitted Exception set forth on Exhibit E attached hereto), then Seller shall have the right, in its sole discretion, to designate as the Title Company hereunder any other nationally recognized title insurance company acceptable to each Refinancing Source which is willing to omit, without charge, cost or expense to Purchaser, such Exception to the coverage provided by the Title Policy.   Nothing set forth in this definition (or elsewhere in this Agreement) shall affect the parties’ rights to designate co-insurers with respect to the Title Policy as set forth in Section 6.2(h), provided, however, that, if applicable, each such co-insurer designated by Seller or Purchaser shall agree to omit, without charge, cost or expense to Purchaser, each Exception to the coverage provided by the Title Policy described in the preceding sentence.

“Title Policy” has the meaning ascribed to such term in Section 6.2(b).

“Title Policy Designations” has the meaning ascribed to such term in Section 6.2(h).

“Union Employees” has the meaning set forth in Section 7.2.

“Update” has the meaning ascribed to such term in Section 6.2(c).

“U.S.” means the United States of America.

“Violation” and “Violations” has the meaning ascribed to such term in Section 6.2(g).

“WWP Mezz” has the meaning ascribed to such term in the recitals hereto.

Article II
PURCHASE AND SALE

Section 2.1           Agreement. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and assume from Seller, all of Seller’s right, title and interest in and to the Sale Interests, free and clear of any and all Liens, for the consideration specified in Section 3.1 below (the “Closing”).

Article III
CONSIDERATION.

Section 3.1           Purchase Price. The purchase price for the Sale Interests (the “Purchase Price”) is the product of (a) the difference between (i) the Property Value minus (ii) the aggregate outstanding principal amount of the Refinancing Loans multiplied by (b) 48.7% (expressed as decimal fraction), subject to (x) the adjustments described in Section 10.6 and (y) the credits and reimbursements expressly set forth in this Agreement, if any. The Purchase Price shall be paid in lawful currency of the United States of America and as provided in Section 3.2.

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Section 3.2           Method of Payment of Purchase Price. No later than 12:00 p.m. New York City time on the Closing Date, Purchaser shall (a) pay the Balance to Escrow Agent, by Federal Reserve wire transfer of immediately available funds to an account designated by Escrow Agent in writing prior to the Closing and (b) authorize and direct, in Purchaser’s closing instruction letter, the Escrow Agent to disburse to Seller the Down Payment and Balance by Federal Reserve wire transfer of immediately available funds to one or more accounts designated by Seller. The Down Payment shall be payable by Purchaser as provided in Section 4.1.

Article IV
DOWN PAYMENT

Section 4.1           The Down Payment. By no later than 1:30 p.m. New York City time on the date hereof, Purchaser shall have deposited with the Escrow Agent, as escrow agent, by Federal Reserve wire transfer of immediately available funds to an account designated by the Escrow Agent, the sum of $50,000,000 (such sum, together with all interest earned thereon, if any, the “Down Payment”). If Purchaser fails to deliver the Down Payment as provided herein, then Seller may terminate this Agreement, whereupon neither party to this Agreement shall thereafter have any further right or obligation hereunder except those rights and obligations which expressly survive the termination of this Agreement.

Section 4.2           Escrow Instructions. This Article IV constitutes the escrow instructions of Seller and Purchaser to the Escrow Agent with regard to the Down Payment (the “Escrow Instructions”). By its execution of the Escrow Agent Joinder attached hereto as Exhibit D, the Escrow Agent agrees to be bound by the provisions of this Article IV.

Section 4.3           Release of Down Payment. Provided that the Escrow Agent has not received from Seller or Purchaser any written termination notice as described and provided for in Section 4.4 (or if such a notice has been previously received, provided that the Escrow Agent has received from such party a withdrawal of such notice), upon the Closing, the Escrow Agent shall (a) if applicable, and when required, file with the IRS (with copies to Purchaser and Seller) the reporting statement required under Section 6045(e) of the Code and Section 4.8 and (b) deliver the Down Payment to or at the direction of Seller, by Federal Reserve wire transfer to Seller of immediately available Federal Funds, in accordance with wiring instructions obtained by the Escrow Agent from Seller.

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Section 4.4           Termination Notices. If, at any time prior to the Escrow Agent’s delivery of the Down Payment to Seller or Purchaser in accordance with this Agreement, the Escrow Agent receives a certificate of either Seller or Purchaser (for purposes of this Section 4.4, the “Certifying Party”) stating that the Certifying Party is entitled to receive the Down Payment pursuant to the terms of this Agreement, then the Escrow Agent shall promptly give notice thereof to the other party (for purposes of this Section 4.4, the “Other Party”), which notice shall be accompanied by a copy of such certificate. The Other Party shall have the right to object to the delivery of the Down Payment to the Certifying Party by giving written notice of such objection (a “Notice of Objection”) to the Escrow Agent and the Certifying Party within ten Business Days after the Other Party’s receipt of such notice from the Escrow Agent, but not thereafter, which Notice of Objection shall set forth in reasonable detail the basis for such objection. If the Other Party does not give a Notice of Objection within such ten Business Day period, then the Escrow Agent shall deliver the Down Payment to the Certifying Party, and thereupon, the Escrow Agent shall be discharged and released from any and all liability hereunder. If the Escrow Agent receives a Notice of Objection from the Other Party within such ten Business Day period, then the Escrow Agent shall not so deliver the Down Payment, but shall continue to hold the same in accordance with the terms of this Agreement until (a) the Escrow Agent receives notice from the Other Party withdrawing the Notice of Objection, in which case the Escrow Agent shall then disburse the Down Payment to the Certifying Party, (b) the Escrow Agent receives a joint notice from Seller and Purchaser directing the disbursement of the Down Payment, in which case the Escrow Agent shall then disburse the Down Payment in accordance with such joint notice, (c) the Escrow Agent deposits the Down Payment with a court of competent jurisdiction after having commenced an action for interpleader pursuant to Section 4.5 or (d) the Escrow Agent receives a certified copy of a final (i.e., beyond appeal and not subject to any pending appeal) order or judgment of a court of competent jurisdiction directing the disbursement of the Down Payment, in which case the Escrow Agent shall then disburse the Down Payment in accordance with such order or judgment. The provisions of this Section 4.4 shall survive the termination of this Agreement.

Section 4.5           Indemnification of Escrow Agent. If this Agreement or any matter relating hereto becomes the subject of any litigation or controversy, then Purchaser and Seller, shall, jointly and severally, hold the Escrow Agent free and harmless from any loss or expense, including reasonable attorneys’ fees, that may be suffered by it by reason thereof, other than as a result of the Escrow Agent’s gross negligence or willful misconduct, provided that, as between Purchaser and Seller, the prevailing party shall be entitled to recover any amounts suffered on account of such hold harmless covenant from the non-prevailing party in accordance with Section 17.2. In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to this Agreement, or if there is uncertainty as to the meaning or applicability of the terms of this Agreement or the Escrow Instructions, Purchaser and Seller expressly agree that the Escrow Agent shall be entitled to file a suit in interpleader and to obtain an order from a court of competent jurisdiction requiring Purchaser and Seller to interplead and litigate their several claims and rights among themselves. Upon the filing of the action in interpleader and the deposit of the Down Payment into the registry of such court, the Escrow Agent shall be fully released and discharged from any further obligations imposed upon it by this Agreement. The provisions of this Section 4.5 shall survive the Closing or the earlier termination of this Agreement.

Section 4.6           Maintenance of Confidentiality by Escrow Agent. Except as may otherwise be required by law or by this Agreement, the Escrow Agent shall maintain in strict confidence and not disclose to anyone the existence of this Agreement, the identity of the parties hereto, the amount of the Purchase Price, the other provisions of this Agreement or any other information concerning the transactions contemplated hereby, without the prior written consent of Purchaser and Seller in each instance. The provisions of this Section 4.6 shall survive the Closing or the earlier termination of this Agreement.

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Section 4.7           Investment of the Down Payment. The Escrow Agent shall invest and reinvest the Down Payment only in an interest-bearing account at Citibank, N.A., Signature Bank or another commercial bank mutually acceptable to Seller, Purchaser and the Escrow Agent. The investment of the Down Payment shall be at the sole risk of Purchaser and no loss on any investment shall relieve Purchaser of its obligations to pay to Seller as liquidated damages the original amount of the Down Payment if Seller is entitled thereto pursuant to Article XIII, or of Purchaser’s obligation to pay the Purchase Price if Purchaser is obligated for the same hereunder. Escrow Agent is not responsible for levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account, and has no liability in the event of failure, insolvency, or inability of the depositary to pay said funds, or accrued interest upon demand for withdrawal. All interest earned on the Down Payment shall be the property of Purchaser and shall be reported to the IRS as income of Purchaser; provided, however, if Seller shall receive the Down Payment as a result of Seller’s exercise of its remedy under Section 13.2, then all interest earned on the Down Payment shall be the property of Seller and shall be reported to the IRS as income of Seller. Purchaser shall provide the Escrow Agent with a taxpayer identification number and shall pay all income taxes due by reason of interest accrued on the Down Payment except that Seller shall provide the Escrow Agent with a taxpayer identification number and shall pay such income taxes if Seller shall receive the Down Payment pursuant to the terms hereof. The Escrow Agent hereby acknowledges that the Escrow Agent has received payment of the Down Payment on or prior to the date hereof. The provisions of this Section 4.7 shall survive the Closing or the earlier termination of this Agreement.

Section 4.8           Designation of Reporting Person. In order to assure compliance with the requirements of the Code and any related reporting requirements, the parties hereto agree as follows:

(a)          The Escrow Agent (for purposes of this Section 4.8, the “Reporting Person”), by its execution hereof, hereby agrees to make an information return with respect to this transaction to the IRS and furnish IRS Form 1099-S to Seller as required by Section 6045(e) of the Code; provided that Escrow Agent is acting as the settlement agent on this transaction and is responsible for closing this transaction.

(b)          Seller and Purchaser each hereby agree:

(i)        to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii)       to provide to the Reporting Person such party’s taxpayer identification number and a statement (on IRS Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c)          Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and to produce it to the IRS upon a valid request therefor.

(d)          The addresses for Seller and Purchaser are as set forth in Section 14.1.

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(e)          The provisions of this Section 4.8 shall survive the Closing.

Article V
INSPECTION OF PROPERTY AND ENTITIES

Section 5.1           Entry and Inspection. Purchaser expressly acknowledges and confirms that, prior to the execution and delivery of this Agreement, Purchaser and its agents, representatives, contractors and consultants have inspected and investigated the Property, each Group Company and their respective properties and assets and conducted such evaluations and assessments of the Property, each Group Company and their respective properties and assets as Purchaser deemed necessary, appropriate or prudent in any respect and for all purposes in connection with Purchaser’s acquisition of the Sale Interests and the consummation of the transaction contemplated by this Agreement. From and after the Effective Date, but subject to the provisions of this Section 5.1 and subject to Purchaser complying with its obligations set forth in Section 5.3, Seller hereby grants to Purchaser, and its authorized agents, representatives, contractors and consultants (collectively, the “Licensee Parties”) the right to enter upon the Real Property and Improvements at all reasonable times and upon reasonable prior notice to perform additional inspections of the Property; provided, however, that Purchaser shall promptly advise Seller of any communications that it or any Licensee Party has with any current or prospective Tenant or service provider, together with reasonably detailed information regarding such communications. Purchaser shall provide to Seller prior notice of the intention of Purchaser or the other Licensee Parties to enter the Real Property and Improvements reasonably prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made. At Seller’s option, one or more representatives of Seller may be present for any such entry and inspection; provided that, as long as Purchaser has provided notice of the approximate time of such intended entry and inspection no less than two Business Days prior to the date of such entry and inspection, Purchaser shall be permitted to make such entry and inspection notwithstanding the failure or inability of Seller or its representatives to attend the same. Notwithstanding anything to the contrary contained herein, no physical testing or sampling shall be conducted during any such entry by Purchaser or any Licensee Party upon the Real Property and Improvements without Seller’s specific prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that prior to giving any such approval, Seller shall be provided with a written sampling plan in reasonable detail in order to allow Seller a reasonable opportunity to evaluate such proposal. If Purchaser or any Licensee Party takes any sample from the Real Property and Improvements in connection with any testing, then Purchaser shall, upon the request of Seller made prior to such sampling, provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing.

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Section 5.2           Document Review.

(a)          Purchaser expressly acknowledges and confirms that, prior to the execution and delivery of this Agreement, Purchaser and the Licensee Parties have reviewed, inspected, examined, analyzed, verified and photocopied, or had the opportunity to review, inspect, examine, analyze, verify and photocopy, the following relative to the Property, the Sale Interests, and each Group Company (collectively, the “Documents”): (i) assessments (special or otherwise), ad valorem and personal property tax bills, covering the year preceding the Effective Date, to the extent each of the same has been uploaded to the Data Site as of the day prior to the Effective Date; (ii) copies of the Tenant Leases, the Service Contracts and the Records, to the extent each of the same has been uploaded to the Data Site as of the day prior to the Effective Date; (iii) copies of the Licenses and Permits, to the extent each of the same has been uploaded to the Data Site as of the day prior to the Effective Date, (iv) copies of the Organizational Documents of each Group Company to the extent the same has been uploaded to the Data Site as of the day prior to the Effective Date, (v) copies of the Existing Loan Documents, to the extent the same have been uploaded to the Data Site as of the day prior to the Effective Date and (vi) copies of the Amenities Loan Documents to the extent the same has been uploaded to the Data Site as of the day prior to the Effective Date.

(b)          Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature. Subject only to the provisions of Article XII, Purchaser agrees not to disclose the contents of the Documents, or any of the provisions, terms or conditions contained therein, to any party outside of Purchaser’s organization other than its attorneys, partners (actual and prospective), lenders (actual and prospective, including any prospective Refinancing Source), investors (actual and prospective), accountants, consultants (actual and prospective), officers, clients, employees, directors, shareholders or Affiliates (collectively, for purposes of this Section 5.2(b), the “Permitted Outside Parties”). Purchaser further agrees that the Documents shall be disclosed and exhibited only to those Persons within Purchaser’s organization or to those Permitted Outside Parties who are responsible for preparing for Purchaser’s acquisition and future ownership of the Sale Interests and financing and operation of the Property. Purchaser further acknowledges that the Documents and any information relating to the leasing arrangements between Office Owner or Amenities Owner and any Tenant or prospective tenant are proprietary and confidential in nature. Purchaser agrees not to divulge the contents of such Documents or information contained therein or obtained pursuant to this Agreement or the transactions contemplated hereby except in strict accordance with the confidentiality standards set forth in this Section 5.2 and Article XII. In permitting Purchaser and the Permitted Outside Parties to review the Documents or other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Permitted Outside Parties. Any disclosures made by the Permitted Outside Parties that are prohibited by this Agreement shall be deemed made by, and be the responsibility of, Purchaser.

(c)          If this Agreement is terminated for any reason, then Purchaser shall (i) return to Seller or destroy all physical copies Purchaser has made of the Documents and delete all electronic copies Purchaser has obtained of the Documents and (ii) deliver to Seller or destroy all physical copies of any studies, reports or test results regarding any part of the Property obtained by Purchaser prior to or after the execution of this Agreement and delete all electronic copies Purchaser has obtained of such studies, reports or test results not later than ten Business Days following the date this Agreement is so terminated.

(d)          Purchaser acknowledges that some of the Documents may have been prepared by third parties. Purchaser hereby acknowledges that, except as expressly provided in this Agreement, Seller has not made and does not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof (whether prepared by Seller, Seller’s Affiliates or any other Person). Without limiting any express representation or warranty of Seller set forth in, and except as expressly provided in, Section 8.1 (as limited by Article XVI), Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents and is providing the Documents solely as an accommodation to Purchaser.

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(e)          Notwithstanding any provision of this Agreement to the contrary, neither the Closing nor a termination of this Agreement shall terminate Purchaser’s obligations pursuant to this Section 5.2. The provisions of this Section 5.2 shall survive the Closing or earlier termination of this Agreement.

Section 5.3           Entry and Inspection Obligations.

(a)          Purchaser agrees that in entering upon and inspecting or examining the Property, Purchaser and the other Licensee Parties shall not: (i) disturb the Tenants or interfere with their use of the Property pursuant to their respective Tenant Leases in any material respect; (ii) disturb Seller or its Affiliates, as occupants of the Property, or interfere with their use of the Property in any material respect, (iii) interfere with the operation and maintenance of the Property in any material respect; (iv) damage any part of the Property or any personal property owned or held by Seller, Office Owner, Amenities Owner, any Tenant or any other Person in any material respect; (v) injure or otherwise cause bodily harm to Seller, Amenities Owner or any Tenant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other Person; (vi) permit any liens to attach to the Property by reason of the exercise of Purchaser’s rights under this Article V; (vii) intentionally omitted; or (viii) reveal or disclose any information obtained concerning the Property, the Sale Interests, any Group Company or the Documents to anyone outside Purchaser’s organization, except in accordance with the confidentiality standards set forth in Section 5.2(b) and Article XII. Purchaser shall: (x) maintain or cause to be maintained (including by Licensee Parties entering the Property to perform invasive testing or invasive physical investigations, none of which invasive testing or investigations shall be performed without Seller’s prior written consent, which consent shall be deemed granted if such testing or investigations are required by any Refinancing Source) commercial general liability (occurrence) insurance covering personal injury, death and/or property damage occurring in or about the Property as a result of the entry into the Property by Purchaser and other Licensee Parties on terms (including contractual indemnity coverage with respect to the indemnity in Section 5.3(b)) and in amounts reasonably satisfactory to Seller (it being agreed that such insurance with a combined single limit of at least $5,000,000 (including umbrella liability insurance) is deemed satisfactory to Seller) and workers’ compensation insurance for such parties as may be required by law, and deliver to Seller a certificate of insurance verifying such coverage and Seller (and any Group Company designated by Seller) being named as an additional insured on such liability coverage prior to entry upon the Property; (y) promptly pay when due the costs of all such inspections, investigations, entries, samplings and examinations done with regard to the Property; and (z) promptly restore the Property to its condition as existed immediately prior to any such inspections, investigations, entries, samplings and examinations, but in no event later than ten days after the damage occurs (or as soon as reasonably practicable thereafter if such restoration cannot be completed in such ten day period with reasonable diligence, provided Purchaser has commenced such restoration during such ten day period and thereafter continues to complete such restoration with reasonable diligence).

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(b)          Purchaser hereby indemnifies, defends and holds Seller, its property manager, members, partners, agents, officers, directors, employees, successors, assigns and Affiliates, without duplication, harmless from and against any and all Liens, claims, causes of action, damages, liabilities, demands, suits, and obligations, together with all losses, penalties, costs and expenses (including court costs and reasonable attorneys’ fees) actually incurred and arising out of (x) any inspections, investigations, examinations, entries, or samplings conducted by Purchaser or any Licensee Party, whether prior to or after the date hereof, with respect to the Property, each Group Company and their respective properties and assets, and/or (y) any violation of the provisions of this Section 5.3, provided the foregoing indemnity shall not apply to (i) the mere discovery by Purchaser or any Licensee Party of any existing condition at the Property or (ii) any losses to the extent caused by the gross negligence or willful misconduct of Seller or any of its property managers, members, partners, agents, officers, directors, employees, consultants or Affiliates.

(c)          Notwithstanding any provision of this Agreement to the contrary, neither the Closing nor a termination of this Agreement shall terminate Purchaser’s obligations pursuant to this Section 5.3. The provisions of this Section 5.3 shall survive the Closing or earlier termination of this Agreement.

Section 5.4           No Right of Termination. Purchaser acknowledges and agrees that the right to enter and inspect and examine the Property, each Group Company and their respective properties and assets and review the Documents pursuant to this Article V has been given to Purchaser as an accommodation to Purchaser in connection with Purchaser’s contemplated ownership of the Sale Interests and operation of the Property following the Closing. Prior to the execution and delivery of this Agreement, Purchaser has already conducted such inspections, examinations, evaluations or assessments of the Property and the Documents as Purchaser deemed necessary, appropriate and prudent, and Purchaser shall have no right to terminate this Agreement based upon the results of any inspections, examinations, evaluations or assessments conducted after the Effective Date.

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Section 5.5           Sale “As Is”. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY, THE SALE INTERESTS AND THE DOCUMENTS. OTHER THAN THE SPECIFIC MATTERS REPRESENTED IN SECTION 8.1 (AS LIMITED BY ARTICLE XVI) AND ARTICLE XI, BY WHICH ALL OF THE FOLLOWING PROVISIONS OF THIS SECTION 5.5 ARE LIMITED, PURCHASER HAS NOT RELIED UPON AND SHALL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AFFILIATES, AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE. EXCEPT AS SET FORTH IN SECTION 8.1 (AS LIMITED BY ARTICLE XVI) AND ARTICLE XI, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON OR ENTITY IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN, OR UNKNOWN, OR LATENT, WITH RESPECT TO THE REAL PROPERTY, IMPROVEMENTS, THE FIXTURES OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY, THE TENANTS AND THE GROUP COMPANIES, (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS OR ANY PART THEREOF WITH GOVERNMENTAL REGULATIONS (h) THE VALIDITY OR ENFORCEABILITY OF ANY OF THE ORGANIZATIONAL DOCUMENTS OF ANY GROUP COMPANY AND (i) THE VALIDITY OR ENFORCEABILITY OF ANY OF THE AMENITIES LOAN DOCUMENTS, IT BEING THE EXPRESS INTENTION OF SELLER AND PURCHASER THAT, WITHOUT LIMITING THE EXPRESS REPRESENTATIONS OF SELLER SET FORTH IN SECTION 8.1 (AS LIMITED BY ARTICLE XVI) AND ARTICLE XI, THE SALE INTERESTS WHEN TRANSFERRED TO PURCHASER PURSUANT TO THIS AGREEMENT AND THE PROPERTY IN ITS PRESENT CONDITION AND STATE OF REPAIR, IN EACH CASE, ARE “AS IS” AND “WHERE IS”, WITH ALL FAULTS, SUBJECT TO THE TERMS OF ARTICLE IX. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate, and that it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Sale Interests. Prior to the Effective Date, Purchaser has conducted such inspections, investigations and other independent examinations of the Property, each Group Company and their respective properties and assets and related matters as Purchaser deemed necessary, including the physical and environmental conditions thereof, and shall rely upon same and not upon any statements of Seller (excluding the specific matters represented by Seller in Section 8.1 as limited by Article XVI, and Article XI) or of any Affiliate, officer, director, employee, agent or attorney of Seller. Purchaser acknowledges that all information obtained by Purchaser was obtained from a variety of sources and Seller shall not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Documents or such other information heretofore or hereafter furnished to Purchaser (excluding the specific matters represented by Seller in Section 8.1 as limited by Article XVI, and Article XI). Subject to Section 8.1 (subject to Article XVI) and Article XI, upon the Closing, Purchaser shall assume the risk that adverse matters, including adverse physical and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations. To the extent of the Sale Interests, Purchaser further hereby assumes the risk of changes in applicable Environmental Laws relating to past, present and future environmental health conditions on, or resulting from the ownership or operation of, the Property (it being acknowledged that the same shall not relieve Seller of its proportionate share (as a member of the Company from and after Closing) of any indirect cost or expense arising from the condition of the Property). Purchaser acknowledges and agrees that upon the Closing, Seller shall sell and convey to Purchaser, and Purchaser shall accept the Sale Interests (and indirectly, the Property), “AS IS, WHERE IS,” with all faults (excluding the specific matters represented by Seller in Section 8.1, as limited by Article XVI, and Article XI). Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Sale Interests, the Property, each Group Company and their respective properties and assets by Seller, any Affiliate of Seller, any agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Sale Interests, the Property, each Group Company and their respective properties and assets furnished by any real estate broker, agent, employee, servant or other Person, unless the same are specifically set forth or referred to herein. Purchaser acknowledges that the Purchase Price reflects the “AS IS, WHERE IS” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Sale Interests, the Property, each Group Company and their respective properties and assets (without limiting the specific matters represented by Seller in Section 8.1, as limited by Article XVI, and Article XI). Purchaser, with Purchaser’s counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Seller would not have agreed to sell the Sale Interests to Purchaser for the Purchase Price without the disclaimer and other agreements set forth in this Agreement. The terms and conditions of this Section 5.5 shall expressly survive the Closing or earlier termination of this Agreement and shall not merge with the provisions of any closing documents.

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Section 5.6         Purchaser’s Release of Seller.

(a)       Seller Released From Liability. To the extent of the Sale Interests, Purchaser, on behalf of itself and its partners, officers, directors, agents, controlling Persons and Affiliates, hereby releases Seller and Seller Parties from any and all liability, responsibility and claims arising out of or related to the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever including any claims Purchaser may have against Seller or Seller Parties now or in the future arising from the environmental condition of the Property or the presence of Hazardous Substances or contamination on or emanating from the Property. For the avoidance of doubt, nothing in this Section 5.6(a) shall relieve Seller (as a member of the Company from and after Closing) of its proportionate share of any indirect cost or expense arising from the condition of the Property. The foregoing waivers and releases by Purchaser shall survive (i) the Closing (and shall not be deemed merged into the provisions of any closing documents) and (ii) any termination of this Agreement.

(b)       Purchaser’s Waiver of Objections. Purchaser acknowledges that it has inspected the Property, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigations and studies on and of said Property and adjacent areas as it deems necessary, and, to the extent of the Sale Interests, Purchaser hereby waives any and all objections to or complaints (including actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) against Seller, Seller Parties, or their respective officers, directors, partners, members, owners, employees or agents regarding physical characteristics and existing conditions, including structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Property or related to prior uses of the Property. For the avoidance of doubt, nothing in this Section 5.6(b) shall relieve Seller (as a member of the Company from and after Closing) of its proportionate share of any indirect cost or expense arising from the condition of the Property.

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(c)          Purchaser’s Assumption of Risk.         To the extent of the Sale Interests, Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental, safety or health conditions on, or resulting from the ownership or operation of, the Property, and the risk that adverse physical characteristics and conditions, including the presence of Hazardous Substances or other substances, may not be revealed by its investigation. For the avoidance of doubt, nothing in this Section 5.6(c) shall (i) relieve Seller (as a member of the Company from and after Closing) of its proportionate share of any indirect cost or expense arising from the condition of the Property or (ii) limit the representation and warranty set forth in Section 8.1(z) or Purchaser’s remedies for a breach thereof.

(d)       Survival. The provisions of this Section 5.6 shall survive the Closing (and shall not be deemed merged into the provisions of any closing documents) or earlier termination of this Agreement.

Article VI
TITLE AND SURVEY MATTERS

Section 6.1           Survey. Prior to the execution and delivery of this Agreement, Seller has delivered to Purchaser copies of the survey of the Real Property, prepared by Earl B. Lovell-S.P. Belcher, Inc., dated April 19, 1990, last updated by visual examination on August 3, 2017 (the “Existing Survey”). Seller shall have no obligation to obtain any modification, update, or recertification of the Existing Survey or any other survey of the Real Property.

Section 6.2           Title Commitment.

(a)          Prior to the execution and delivery hereof, Purchaser has received (i) the preliminary title report or title commitment prepared by Fidelity National Title Insurance Company with an effective date of August 8, 2017 with respect to the Real Property (the “Title Commitment”), and (ii) copies of each Exception listed in the Title Commitment. Subject to Section 6.2(c), all Exceptions either (i) shown on the Existing Survey, (ii) created by the acts or omissions of Purchaser, (iii) created by the acts or omissions of any Tenant and which are the responsibility of such Tenant pursuant to the terms of the applicable Tenant Lease, or (iv) set forth on Exhibit E attached hereto (and not marked “omit” or deleted) (the Exceptions described in clauses (i), (ii), (iii) and (iv) of this sentence are collectively referred to herein as the “Permitted Exceptions”) are conclusively deemed to be acceptable to Purchaser.

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(b)         The policy of title insurance which the Title Company (together with such nationally recognized title insurance companies as co-insurers as the parties shall designate in accordance with Section 6.2(h)) issues at the Closing, subject to the requirements therein, in an amount not to exceed the Property Value and in the form of an ALTA 2006 Owner’s Policy of Title Insurance with a Standard New York endorsement and a TIRSA non-imputation endorsement, insuring the fee interest in the Real Property and the Improvements, subject only to the Permitted Exceptions, shall be referred to herein as the “Title Policy”. The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly executed “marked up” commitment or pro forma title policy and irrevocably commits in writing to issue the Title Policy in the form of the same promptly after the Closing Date.

(c)          Purchaser shall provide, or cause the Title Company or Purchaser’s attorneys to provide, to Seller’s attorneys a copy of any update to the Title Commitment which is issued by the Title Company after the Effective Date and on or prior to the Closing Date, or any update to the Existing Survey obtained by Purchaser after the Effective Date and on or prior to the Closing Date (an “Update”), together with copies of all Exceptions listed in any such Update that is not a Permitted Exception and that has not previously been disclosed in the Title Commitment or a prior Update, promptly after Purchaser’s receipt thereof. In the event that any Update delivered within five Business Days of the Scheduled Closing Date reveals an Exception that is not a Permitted Exception, Purchaser may, at its option, adjourn the Scheduled Closing Date for up to five Business Days. Except as expressly provided in this Agreement, Seller shall have no obligation to Cure or otherwise eliminate any Exception. If any Update discloses any Exception that is not a Permitted Exception and to which Purchaser objects, then Purchaser shall give a notice (a “Purchaser Title Notice”) to Seller on or prior to the fifth Business Day after the date upon which Purchaser receives an Update first containing such Exception (but in any event not later than the Closing), which notice shall identify any such Exception to which Purchaser is objecting. Any Exception contained in any Update not included in a Purchaser Title Notice timely given in accordance with the preceding sentence shall be deemed a Permitted Exception (unless such Exception is marked omit or deleted in Exhibit E or was previously objected to in a prior Purchaser Title Notice timely given upon the appearance of such Exception in a prior Update). Seller shall so notify (such notification, a “Seller Title Notice”) Purchaser within five Business Days after Seller’s receipt of such Purchaser Title Notice (but in any event not later than the Closing) whether (x) Seller elects not to Cure any Exception set forth in a Purchaser Title Notice that is not a Permitted Exception and that is not a Mandatory Removal Exception, or (y) Seller elects to endeavor to Cure any Exception that is not a Mandatory Removal Exception (which Seller may elect to do in its sole discretion regardless of the nature of or amount necessary to Cure such Exception if the same is not a Mandatory Removal Exception). If Seller fails to so notify Purchaser within such five Business Day period, then Seller shall be deemed to have elected not to Cure any such Exception. If a Seller Title Notice is delivered within five Business Days of the Scheduled Closing Date (or, alternatively, if Seller fails to send a Seller Title Notice within the applicable five Business Day period), Purchaser may, at its option, adjourn the Scheduled Closing Date for up to five Business Days. Purchaser, within five Business Days after receipt of the Seller Title Notice (or upon expiration of the five Business Day period if no Seller Title Notice is provided), but in any event not later than the Scheduled Closing Date, shall either (i) elect to terminate this Agreement by notice given to Seller, or (ii) elect to accept title to the Sale Interests, subject to such Exception, without any abatement of the Purchase Price (it being understood that if Purchaser elects to proceed under this clause (ii), then such Exception shall constitute a Permitted Exception for purposes hereof). If Purchaser fails to make such election to terminate this Agreement within such five Business Day period, then Purchaser shall be deemed to have terminated this Agreement pursuant to clause (i) above with the same force and effect as if Purchaser had elected to proceed pursuant to clause (i) within such five Business Day period. If Purchaser makes such election to terminate this Agreement within such five Business Day period (or is deemed to have elected to terminate this Agreement), then the Down Payment shall be returned to Purchaser, and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations; provided, however, if Seller is unable to Cure, or cause the Cure of any Exception (which is not a Permitted Exception or a Mandatory Removal Exception) which cannot be Cured by the payment of a liquidated sum of money and the diminution in the value of the Property as a result of such Exception is less than $1,000,000 as reasonably determined by Seller and Purchaser, then Seller, in its sole discretion, shall have the right, but not the obligation, to elect to provide Purchaser with a credit against the Purchase Price in an amount reasonably determined by Seller and Purchaser equal to 48.7% of the reduction in the value of the Property as a result of such Exception. If Seller makes such election, then this Agreement shall remain in effect and Purchaser shall accept title to the Property subject to such Exception with such credit against the Purchase Price (it being understood that if Seller elects to provide such credit, then such Exception shall constitute a Permitted Exception for purposes hereof).

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(d)         Notwithstanding any provision of this Section 6.2 to the contrary, Seller shall be obligated to Cure the following Exceptions (whether or not Purchaser has objected to the same): (i) mortgages and other liens and security interests securing any indebtedness encumbering the Property (other than (1) any of the Amenities Loan Documents, (2) any of the mortgages and other liens and security interests securing a Refinancing Loan and (3) $275,000,000 Guaranty Mortgage and Security Agreement made by and between New York Communications Center Associates L.P., as Mortgagor, and Lehman Brothers Holdings Inc. doing business as Lehman Capital, a division of Lehman Brothers Holdings Inc., as Mortgagee, dated as of June 11, 1997, recorded April 27, 1998 in Reel 2566 page 1845, (ii) any mechanics’ liens relating to work done by or on behalf of a Group Company at the Property, provided, however, that Seller shall not be obligated to expend in excess of $35,000,000 (the “Mechanics’ Lien Cure Cap”) in the aggregate to Cure any such Exception described in this clause (ii), (iii) any other liens, security interests or other Exceptions that are voluntarily created by Seller or any Affiliate of Seller after the Effective Date (other than this Agreement and any document or instrument executed by Seller or any Affiliate of Seller at Closing pursuant to this Agreement), (iv) all monetary liens, including judgment liens and tax liens (other than liens for ad valorem taxes and assessments for the current tax year, which shall be subject to apportionment pursuant to Section 10.6(e), and mechanics’ liens) and (v) any Exception that is not included in clauses (i), (ii), (iii) or (iv) above, but that can be Cured by the payment of a liquidated sum of money, provided, however, that Seller shall not be obligated to expend in excess of $5,000,000 (the “Miscellaneous Exception Lien Cure Cap”) in the aggregate to Cure any such Exception described in this clause (v) (any Exception meeting the criteria set forth in clauses (i), (ii), (iii), (iv) or (v) being referred to as a “Mandatory Removal Exception”). Notwithstanding the foregoing, (y) if the cost to Seller of removing the Mandatory Removal Exceptions set forth in clause (ii) of the preceding sentence exceeds the Mechanics’ Lien Cure Cap or (z) if the cost to Seller of removing the Mandatory Removal Exceptions set forth in clause (v) of the preceding sentence exceeds the Miscellaneous Exception Lien Cure Cap, then Purchaser may, in Purchaser’s sole discretion, either proceed to the Closing and accept a credit against the Purchase Price of up to $35,000,000 (in the case of Mandatory Removal Exceptions set forth in clause (ii) of the preceding sentence) or $5,000,000 (in the case of Mandatory Removal Exceptions set forth in clause (v) of the preceding sentence) (less any amount expended by Seller to Cure any Mandatory Removal Exceptions set forth in clause (ii) or (v), respectively, of the preceding sentence, as applicable) or terminate this Agreement, in which event Purchaser’s sole remedy shall be a return of the Down Payment and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. Subject to the preceding sentence, if Seller fails to cause to be Cured as of the Closing Date any Mandatory Removal Exception, then such failure shall constitute a default of Seller hereunder, in which case Section 13.1 shall govern.

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(e)          Subject to and in accordance with the terms of this Section 6.2, Seller shall Cure any Mandatory Removal Exceptions and endeavor in good faith to Cure any other Exceptions that Seller elects to remove pursuant to this Section 6.2. For the avoidance of doubt, if Seller elects to endeavor to Cure any Exception that Seller is not obligated to Cure, but fails to Cure such Exception, such failure shall not constitute a default by Seller of any of its obligations under this Agreement (subject, nevertheless, to Purchaser’s right to terminate this Agreement and to receive a return of the Down Payment as provided in Section 6.2(c) or Section 6.2(d)).

(f)          If the Title Commitment discloses judgments, bankruptcies or similar returns against other Persons having names the same as or similar to that of Seller but which returns are not against Seller, then Seller, on request, shall deliver to the Title Company certificates reasonably acceptable to the Title Company to the effect that such judgments, bankruptcies or returns are not against Seller.

(g)          Purchaser agrees to acquire the Sale Interests subject to any and all notes or notices of violations of any Governmental Requirements noted in or issued by any Authority (individually, a “Violation,” and collectively, “Violations”), and/or any lien, penalty or fine imposed in connection with any of the foregoing, and/or any condition or state of repair or disrepair and/or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property. Seller shall have no duty to remove or comply with or repair any condition, matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property. Seller shall have no duty to remove or comply with or repair any Violations, and Purchaser shall accept the Sale Interests notwithstanding that the Property is subject to all such Violations and any claims of any Authority arising from the existence of such Violations, without any abatement of or credit against the Purchase Price; provided that Seller shall pay at Closing all monetary fines and all interest and/or penalties thereon which arise or accrue prior to the Closing Date as a result of any such Violations noted or issued against the Property prior to the Closing and if the amount of any such fine is not determined as of the Closing Date, then Seller and Purchaser shall agree in good faith at Closing on the total liquidated sums (including interest and/or penalties) associated with such Violations.

(h)       Purchaser shall have the right to designate one or more nationally recognized title insurance companies to provide (directly and/or as co-insurer) the title insurance coverage provided by the Title Policy and the other title insurance policies and UCC policies required in connection with the Qualified Refinancing (collectively, with the Seller designation set forth in the immediately following proviso, the “Title Policy Designations”); provided, however, that Seller shall have the right to designate one or more nationally recognized title insurance companies to provide (directly and/or as co-insurer) 33 1/3% of the total amount of title insurance coverage provided by the Title Policy Designations.

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Article VII
INTERIM OPERATING COVENANTS; DEFEASANCE AND REFINANCING

Section 7.1           Interim Operating Covenants.

(a)          Operations. Seller covenants to Purchaser that Seller shall (and shall cause the applicable Group Companies to), from the Effective Date until the Closing, continue to cause the Improvements to be operated, managed and maintained substantially in accordance with Seller’s present practice, subject to ordinary wear and tear and the express rights and obligations of a Tenant to make alterations and improvements pursuant to the terms of the applicable Tenant Lease and further subject to Article IX of this Agreement; provided that (i) subject to clause (ii) below, no Group Company shall make or cause to be made any capital repairs to the Improvements without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, unless the same shall be fully paid for prior to the Closing and (ii) no Group Company shall be required to make or cause to be made any capital repairs to the Improvements, other than capital repairs necessary to remedy or alleviate, as appropriate, an immediate threat to the health, safety or welfare of any Person on or in the immediate vicinity of the Property or an immediate threat of physical damage to any part of the Property or any property in, on, under, within, upon or adjacent to the Property and which could materially affect the Property, the cost of which shall be the responsibility of Seller, provided that such repairs need only remedy or alleviate, as applicable, such immediate threat.

(b)          Maintain Insurance. Seller covenants to Purchaser that Seller shall, from the Effective Date until the Closing, cause Amenities Owner and Office Owner to maintain or cause to be maintained the insurance coverage with respect to the Property in effect as of the Effective Date (to the extent such coverage is available).

(c)          Personal Property. Seller covenants to Purchaser that Seller shall not, from the Effective Date until the Closing, permit Amenities Owner or Office Owner to transfer or remove any Personal Property from the Improvements except for the purpose of repair or replacement thereof. Any items of Personal Property replaced after the Effective Date shall be installed prior to the Closing and shall be of substantially similar quality of the item of Personal Property being replaced.

(d)          Leases.

(i)       Subject to the terms of this Section 7.1(d), Seller covenants to Purchaser that, from the Effective Date until the Closing, Office Owner and Amenities Owner shall not (A) enter into any new Tenant Lease or Brokerage Agreement, (B) enter into any amendment, expansion, termination or renewal of a Tenant Lease, any letter or other agreement with any Tenant or any recognition agreements with any subtenants of any Tenants, (C) grant any consent to an assignment of a Tenant Lease or a sublease by a Tenant (to the extent that such consent is required pursuant to the terms of such Tenant Lease or sublease), or (D) grant any consent or waiver under any Tenant Lease, in each instance of clause (A), (B), (C) and (D), without Purchaser’s prior written consent, which consent may be given or withheld in Purchaser’s sole discretion; provided, however, regardless of whether or not Purchaser has consented to the same, in no event shall Office Owner or Amenities Owner be obligated or required to enter into any such new Tenant Lease or amendment or other agreement relating to a Tenant Lease.

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(ii)       Notwithstanding anything to the contrary contained in Section 7.1(d)(i), Purchaser’s consent shall not be required in connection with (A) any termination, amendment, expansion or renewal of any Tenant Lease, any recognition agreement with any subtenant of a Tenant, any consent by Office Owner or Amenities Owner of an assignment of a Tenant Lease or a sublease by a Tenant, or any consent or waiver by Office Owner or Amenities Owner under any Tenant Lease, in each case, if (x) Office Owner or Amenities Owner, as landlord, is required to so act pursuant to the express terms and conditions of such Tenant Lease, or (y) Office Owner or Amenities Owner (as applicable) has no right to approve or consent to such amendment, expansion or renewal or recognition agreement or assignment or sublease, or (B) a Tenant’s exercise of any other right not requiring the prior consent of Office Owner or Amenities Owner (as applicable) pursuant to the terms of the applicable Tenant Lease.

(iii)       Seller covenants to Purchaser that, from the Effective Date until the Closing, Office Owner and Amenities Owner shall not apply any Tenant Deposit against the obligations of a Tenant without Purchaser’s prior written consent, which consent may be given or withheld in Purchaser’s sole discretion.

(iv)       Seller covenants to Purchaser that, upon Purchaser’s reasonable request, Seller shall deliver to the applicable Tenant(s) the form of subordination, non-disturbance and attornment agreement requested by each Refinancing Source in the form provided by Purchaser and at no cost to Seller and shall reasonably cooperate in obtaining from Tenants such subordination, non-disturbance and attornment agreements as requested by each Refinancing Source.

(e)          Existing Loan. Seller covenants to Purchaser that, from the Effective Date until the Closing, no Group Company shall enter into any amendment of the Existing Loan Documents, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

(f)          Amenities Loan. Seller covenants to Purchaser that, from the Effective Date until the Closing, neither Amenities Owner nor Amenities Lender shall enter into any amendment of the Amenities Loan Documents, without Purchaser’s prior written consent, which consent may be given or withheld in Purchaser’s sole discretion.

(g)          Organizational Documents. Seller covenants to Purchaser that, from the Effective Date until the Closing, Seller shall not enter into or permit any amendment of the Organizational Documents of any Group Company (other than amendments which do not require the consent of the general partner of Amenities Owner), without Purchaser’s prior written consent, which consent may be granted or withheld in Purchaser’s sole discretion.

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(h)          Service Contracts. Seller covenants to Purchaser that neither Office Owner nor Amenities Owner, from the Effective Date until the Closing, shall enter into any Service Contract unless such Service Contract is entered into in the ordinary course of business and is terminable on no more than 30 days of advance notice without penalty or unless Purchaser consents thereto in writing, which consent shall not be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, the Existing Property Management Agreement shall be terminated prior to the Closing.

(i)           Notices. Seller covenants to Purchaser that Seller shall, and shall cause each Group Company to, promptly deliver to Purchaser copies of the following, to the extent received by Seller or such Group Company, as applicable, from the Effective Date until the Closing: (i) all written notices of lawsuits affecting Seller, any Group Company or the Property (including any summons, complaint, temporary restraining order, order to show cause or other documents evidencing the commencement or continuation of any legal action or mediation against Seller), (ii) all written notices from any Authorities of a re-zoning of the Real Property or a condemnation of all or a portion of the Real Property or Improvements, (iii) all written default notices affecting the Tenant Leases or the Service Contracts, (iv) all notices from Authorities, including with respect to Violations and (v) any material correspondence with any Authorities, Tenants or counterparties under Service Contracts.

(j)           Exceptions and Entitlements. Seller covenants to Purchaser that from the Effective Date until the Closing, (i) Seller shall not (and shall not cause or permit any Group Company to) affirmatively subject the Property to any Exceptions which would not constitute Permitted Exceptions and (ii) Seller shall not (and shall not cause or permit any Group Company to) apply for or consent to any zoning change, variance, subdivision, lot line adjustment, change to entitlements or similar change with respect to the Property.

(k)          Cravath Estoppel. Seller shall cause Office Owner to request and use commercially reasonable efforts to obtain from Cravath Swaine & Moore LLP (“Cravath”) an estoppel certificate in the form attached hereto as Exhibit L (such estoppel in the form attached hereto as Exhibit L or in such other form that satisfies the requirements of Section 10.1(b)(v), the “Cravath Estoppel”), and shall deliver a copy of the Cravath Estoppel to Purchaser upon its receipt.

(l)           Nomura Estoppel. Seller shall cause Office Owner to request and use commercially reasonable efforts to obtain from Nomura Holding America Inc. (“Nomura”) an estoppel certificate in the form attached hereto as Exhibit M (such estoppel in the form attached hereto as Exhibit M or in such other form that satisfies the requirements of Section 10.1(b)(vi), the “Nomura Estoppel”), and shall deliver a copy of the Nomura Estoppel to Purchaser upon its receipt.

(m)          Tenant Estoppels. Seller shall cause Office Owner and/or Amenities Owner to request and use commercially reasonable efforts to obtain from each Tenant (other than Cravath and Nomura) an estoppel certificate in the form attached hereto as Exhibit N (each, a “Non-Major Tenant Estoppel”), and shall deliver a copy of any such Tenant estoppel certificate to Purchaser upon its receipt.

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(n)          Condominium Estoppel. Seller shall cause Amenities Owner to request and use commercially reasonable efforts to obtain from the Condominium Board, an estoppel certificate in the form attached hereto as Exhibit O (the “Condominium Estoppel”) and shall deliver a copy of any such estoppel certificate to Purchaser upon its receipt.

(o)          MTA Estoppel. Seller shall cause Amenities Owner to request and use commercially reasonable efforts to obtain from the Metropolitan Transit Authority, an estoppel certificate in the form attached hereto as Exhibit P (the “MTA Estoppel”), and shall deliver a copy of any such estoppel certificate to Purchaser upon its receipt.

(p)          Amenities Owner Estoppel. Solely to the extent requested by a Refinancing Source, Seller shall cause Amenities Owner to provide an estoppel certificate in the form attached hereto as Exhibit Q (the “Amenities Owner Estoppel”) or such other form as is reasonably requested by such Refinancing Source, and shall deliver a copy of any such estoppel certificate to Purchaser upon its receipt; provided that, without limiting the provisions of Section 8.1 and Article XVI of this Agreement, Seller shall have no liability to Purchaser for any untruth or inaccuracy set forth in the Amenities Owner Estoppel (provided that nothing in this Section 7.1(p) shall be deemed to limit any liability for breach of any representation or warranty of Seller under any this Agreement).

(q)          Amenities Lender Estoppel. Solely to the extent requested by a Refinancing Source, Seller shall cause Amenities Lender to provide an estoppel certificate in the form attached hereto as Exhibit R (the “Amenities Lender Estoppel”) or such other form as is reasonably requested by such Refinancing Source, and shall deliver a copy of any such estoppel certificate to Purchaser upon its receipt; provided that, without limiting the provisions of Section 8.1 and Article XVI of this Agreement, Seller shall have no liability to Purchaser for any untruth or inaccuracy set forth in the Amenities Lender Estoppel (provided that nothing in this Section 7.1(q) shall be deemed to limit any liability for breach of any representation or warranty of Seller under any this Agreement).

(r)           Tax. Seller covenants to Purchaser that, from the Effective Date until the Closing, Seller shall not, and shall not permit any Group Company to, make or change any material tax election or method of accounting for income or other tax purposes, file any amended tax return or settle or compromise any audit or claim relating to a material amount of tax that may be chargeable to Purchaser after the Closing, in each case except as with the written consent of Purchaser, in its sole discretion.

(s)          Seller shall cause NYRT to execute the Guaranty Agreement and shall deliver a copy of the Guaranty Agreement to Purchaser upon its receipt.

(t)          Seller shall cause the Amenities Lender to execute a consent to the sale of the Sale Interests, to the extent required under the Amenities Loan (the “Amenities Lender Consent”).

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Section 7.2           Employees. Effective as of the Closing Date, pursuant to the terms and conditions of the New Property Management and Leasing Agreement, Purchaser shall cause New Property Manager to offer, or to have New Property Manager’s contractor or agent offer, or continue in, employment at the Property each of the Employees and any replacements thereof (assuming that any such replacement does not have a greater wage and benefit cost than the employee he or she is replacing), including all persons defined as “building service employees” under the Displaced Building Service Workers Protection Act of the City of New York, section 22-505 of the Administrative Code of New York (“BSWPA”); provided, however, that (a) the foregoing shall not apply to the director of security and (b) all building service employees who provide janitorial services at the Property shall be employees of Office Owner or Amenities Owner. Section 8.1(u) of the Disclosure Letter shall indicate which of the Employees are covered by collective bargaining agreements with Local 94-94A-94B International Union of Operating Engineers AFL-CIO or Local 32BJ Service Employees International Union as of the date hereof (“Union Employees”); said Union Employees (or any replacements thereof) shall be offered employment at the Property on substantially the same terms and conditions applicable to such Union Employee’s employment immediately prior to the Closing.

Section 7.3           Refinancing and Defeasance.

(a)          Refinancing Loan. Purchaser shall use commercially reasonable efforts to arrange for one or more new mortgage and/or mezzanine loan financings, to be made to one or more Subsidiaries (each, a “Refinancing Loan”), that shall close on the Closing Date, which Refinancing Loan, individually and in the aggregate, as applicable, shall contain the following terms:

(i)       the aggregate principal amount of all Refinancing Loans shall be not less than $1,100,000,000 and no more than $1,200,000,000;

(ii)       each Refinancing Loan shall (A) have a term (inclusive of extension options) of no less than five (5) years, but not to exceed ten (10) years and (B) require current payments of interest only during such term (i.e., no required or negative amortization); provided, however, that, if the initial term of any Refinancing Loan is less than five years without regard to any extension options, the material conditions applicable to the borrower thereunder to any extension option that is included for purposes of covering a five year term shall be limited to customary market extension conditions for loans similar to such Refinancing Loan, including the fact that an event of default has not occurred and is not continuing, the payment of a market rate extension fee, and the renewal of any interest rate cap agreement; provided that no debt yield, debt service coverage, loan-to-value test or any other financial covenant shall be required to be satisfied as a condition to any such extension option;

(iii)       no Refinancing Loan shall be subject to any term or condition that requires any borrower or pledgor thereunder to establish at Closing any deposits, reserves or escrows of any kind in connection therewith (unless, at Guarantor’s option, such deposit, reserves or escrows are fully funded by one or more of the Guarantors) and, in lieu thereof, Purchaser shall cause each Guarantor to, at Guarantor’s option (i) provide the guaranties set forth in Section 7.3(d)(ii) or (ii) to the extent acceptable to any Refinancing Source, provide one or more letters of credit;

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(iv)       each Refinancing Loan shall be assumable by a permitted or qualified purchaser of the Property under the Refinancing Loan Documents subject to the payment of a customary market assumption fee and other customary market conditions relating to loan assumptions including the execution and delivery of customary replacement guarantees and indemnities that are substantially similar to those contemplated by Section 7.3(d) with respect to events or occurrences first occurring after the date of such assumption (other than with respect to the environmental indemnity);

(v)       without the consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, no Refinancing Loan shall include any term or condition that restricts Seller’s ability to transfer its Membership Interests in the Company or NYRT’s ability to transfer its membership interest in Seller, other than (A) to the extent provided in the LLC Agreement, (B) notice requirements and (C) a condition that any transferee thereof deliver (1) customary financial institution know-your-customer diligence materials and satisfies the lender’s customary credit and/or regulatory review process and (2) customary opinions of counsel, including a substantive non-consolidation opinion; and

(vi)       to the extent that the Amenities Loan (other than the Amenities Loan held by The Youth Renewal Fund or any successor thereto) is pledged as collateral to secure any Refinancing Loan, such pledge shall be the same as, or include no more collateral than, the pledge of the Amenities Loan under the Existing Loan.

Any Refinancing Loan which satisfies the requirements set forth in clauses (i) through (vi) above inclusive is referred to herein as a “Qualified Refinancing”. Purchaser and Seller acknowledge and agree that, subject to the definitive loan documents evidencing the Refinancing, a Refinancing on the terms reflected in the executed term sheet previously delivered by Purchaser to Seller (the “Term Sheet”) shall constitute a Qualified Refinancing; provided, for the avoidance of doubt, a Refinancing need not conform to the Term Sheet to constitute a Qualified Refinancing. Satisfaction of the following conditions shall constitute satisfaction of Purchaser’s obligation to use commercially reasonable efforts to arrange for one or more Refinancing Loans: (1) Purchaser shall provide all diligence materials in its possession reasonably requested by the applicable lender(s), provide third party reports reasonably requested by the applicable lender(s) and diligently negotiate definitive loan documents that reflect the terms of the Refinancing set forth in the Term Sheet (or on such other reasonable market terms consistent with past financings on the underlying assets acceptable to Purchaser and the Refinancing Sources); provided, that such other terms would not cause or result in the Refinancing not being a Qualified Refinancing; (2) Purchaser shall take all reasonable customary steps to deliver closing documents and cause the closing of the Qualified Refinancing on or prior to the Closing Date; (3) Purchaser shall take such other reasonable steps as are customarily taken by an owner of a Class  A office building in New York City in consummating a refinancing, including, to the extent requested by a Refinancing Source and customary for property management and leasing agreements that are between property owners and affiliated managers and leasing agents, modifying the New Property Management and Leasing Agreement; (4) if any portion of the Refinancing becomes unavailable on the terms and conditions contemplated in the Term Sheet or the Company does not enter into definitive agreements with the institutional lender which issued the Term Sheet, then Purchaser shall contact additional institutional lenders to the extent commercially reasonable at such time to obtain term sheets which provide for a Qualified Refinancing; provided that Purchaser shall keep Seller informed on a current basis in reasonable detail of the status of its efforts to arrange such financing and provide copies of all documents provided to the financing sources in connection therewith or otherwise related to such alternative financing; and (5) Purchaser shall cooperate with Seller in all reasonable respects in connection with the foregoing efforts to arrange for one or more Refinancing Loans and in effecting the Existing Loan Defeasance.

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(b)          Proceeds. The proceeds of the Refinancing Loans shall be used to effectuate the Existing Loan Defeasance and pay all fees, costs and expenses with respect to such Refinancing Loans and with respect to the Existing Loan Defeasance (including the costs of any defeasance consultant), including any up-front deposits required in connection therewith. In each case, except as otherwise provided in this Agreement, such costs and expenses shall be the sole responsibility of Seller and shall be paid by Seller (or by a Group Company from the proceeds of the Refinancing Loans) in cash at the Closing, and all proceeds of such Refinancing Loans in excess of the amounts required to effectuate the Existing Loan Defeasance and to pay all such fees, costs and expenses, together with any Loan Reserves released from the Existing Loan in connection with the Existing Loan Defeasance (other than Casualty/Condemnation Funds therein, if any, the disposition of which shall be governed by Article IX), shall be distributed to Seller and other members of the Company in accordance with the terms and conditions of the Organizational Documents of the Company in effect immediately prior to the Closing (such distributed amounts, the “Refinancing Excess Amounts”). Notwithstanding the foregoing, in no event shall Seller be responsible for (and the proceeds of the Refinancing Loans shall not be used to pay) the costs and expenses in respect of any Refinancing Loan (i) of any mortgage broker engaged by Purchaser, (ii) associated with obtaining any interest rate lock, (iii) of any interest rate cap costs in excess of customary interest rate cap costs at market pricing, (iv) of any origination or substantially similar fees in excess of customary origination or substantially similar fees at market pricing and (v) of any letters of credit posted in lieu of reserves, in each case, which costs and expenses shall be the sole responsibility of Purchaser and which shall be paid by Purchaser in cash at the Closing.

(c)          Cooperation.

(i)       Purchaser and Seller shall each use commercially reasonable efforts to (A) promptly satisfy (x) the conditions, covenants, representations and warranties set forth in the Refinancing Loan Documents or elsewhere which, in each case, are required to be satisfied in order to consummate the funding of each Refinancing Loan and (y) the Existing Loan Defeasance Conditions and (B) consummate the Existing Loan Defeasance and the Refinancing. Such efforts shall include (1) delivering such financial and statistical information relating to the Group Companies, the Property and the Guarantors as may be reasonably requested by the funding sources of any Refinancing Loan (each, a “Refinancing Source”) in connection with each Refinancing Loan, subject in each case, to such confidentiality agreements as Seller may reasonably require, (2) providing each Refinancing Source with access to diligence materials, personnel and the Property during normal business hours and upon reasonable prior request to allow each such Refinancing Source and its representatives to complete all reasonable and customary diligence, subject in each case to such confidentiality agreements as Seller and Purchaser may reasonably require, and (3) requesting estoppels, subordination, non-disturbance and attornment agreements and certificates from Tenants and other applicable parties in form and substance reasonably satisfactory to any Refinancing Source.

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(ii)       Notwithstanding the foregoing, Purchaser shall assume the lead role in obtaining any Refinancing Loan, including the right to retain a mortgage broker in connection therewith (except that the fees and expenses of any such mortgage broker shall be at the sole cost and expense of Purchaser), but shall keep Seller informed on a current basis with respect to all material events related thereto including any requests for loan proposals and the receipt of any proposals, term sheets and draft loan documents. Purchaser shall give Seller an opportunity to comment on any draft Refinancing Loan Documents (which comments Purchaser agrees to consider), provided Purchaser shall be under no obligation to accept such comments or propose the same to any potential Refinancing Source. In connection with any Refinancing Loan that is secured by a mortgage on the Property, Purchaser shall use commercially reasonable efforts to cause the applicable Refinancing Source to utilize a consolidated mortgage to secure such Refinancing Loan by accepting the assignment of the mortgage securing the Existing Mortgage Loan so that the Group Companies can obtain the maximum amount of mortgage recording tax savings on account of such assignment.

(d)          Guarantees and Environmental Indemnities. Purchaser shall cause each Guarantor to execute with respect to each Refinancing Loan (i) a customary non-recourse carveout guarantee, (ii) a recourse guarantee solely with respect to the payment of taxes, insurance, capital expenditures, and tenant improvements (to the extent that a Refinancing Source would otherwise require that amounts thereof be reserved, deposited or escrowed and Guarantor does not post cash or a letter of credit in lieu of providing such guarantee) and (iii) a customary environmental indemnity, in each case, (A) providing for joint and several liability among the Guarantors on the terms and subject to the conditions required by any Refinancing Source with respect to liabilities that arise under such guarantees and indemnities and (B) subject to the terms of the Contribution and Indemnity Agreement.

Article VIII
REPRESENTATIONS AND WARRANTIES

Section 8.1           Seller’s Representations and Warranties. Subject to the limitations set forth in Article XVI of this Agreement, Seller represents and warrants to Purchaser the following as of the Effective Date:

(a)          Company; Sale Interests.

(i)       The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its material assets and properties (including its indirect interests in the Office Property, the Amenities Property and the Amenities Loan) and to carry on its business as presently conducted, except where the failure to have such power or authority or be in good standing would not, individually or in the aggregate, reasonably expected to be materially adverse to the Group Companies, taken as a whole. The Company’s only material asset is the membership interests of WWP Mezz and the Company does not own, lease or have any other right, title or interest in, and the Company has never owned, leased or had any other right, title or interest in, any other asset or business.

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(ii)       Seller owns and holds, of record and beneficially, all of the Sale Interests, free and clear of all Liens (other than, prior to Closing only, Liens set forth in the Existing Loan Documents).

(iii)       The Sale Interests constitute 48.7% of the total issued and outstanding membership interests of the Company and have been duly authorized and are validly issued. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own the Sale Interests free and clear of all Liens (other than Liens set forth in the Refinancing Loan Documents, the LLC Agreement, the Recapitalization Agreement or otherwise relating to the Refinancing). The Membership Interests represent 100.0% of Seller’s indirect interest in and to the Property, and Seller has no other interest, direct or indirect, in or related to the Property.

(iv)       The Sale Interests were issued in compliance with applicable law and, subject to the execution and delivery of the LLC Agreement by all parties thereto at the Closing, will not violate the Organizational Documents of any Group Company or any other agreement, arrangement or commitment to which Seller is a party, and are not subject to or in violation of any preemptive or similar rights of any Person.

(v)       None of the Sale Interests are subject to any voting trust agreement, membership agreement or other agreement or understanding relating to the ownership of any of the Sale Interests or any of the rights held by the holder(s) thereof (other than the Organizational Documents of each Subsidiary and the Amenities Owner and, prior to the Closing only, the Existing Loan Documents), and there are no options, warrants or agreements of any kind (other than this Agreement) for the issuance or sale of, or outstanding securities convertible into, any interest in the Company.

(b)          Capitalization; Owned Companies.

(i)       Section 8.1(b) of the Disclosure Letter sets forth a true and complete list of each Owned Company, its jurisdiction of formation, the names of its direct owners and the number of authorized and outstanding membership interests or other voting or equity securities held by each such direct owner. Except as set forth in Section 8.1(b) of the Disclosure Letter, there are no authorized or outstanding (A) membership interests or other voting or equity securities of any Owned Company, (B) securities of any Owned Company convertible into or exchangeable for membership interests or other voting or equity securities of any Owned Company or (C) warrants, options, share appreciation, phantom share, profit participation or other rights to acquire from any Owned Company, or other obligations of any Owned Company to issue, any membership interests or other voting or equity securities in, or securities convertible into or exchangeable for membership interests or other voting or equity securities of, such Owned Company (collectively, “Owned Company Securities”). There are no (x) outstanding obligations of any Owned Company to repurchase, redeem, retire or otherwise acquire any Owned Company Securities or (y) voting trusts, shareholder agreements, pooling agreements, proxies or other arrangements in effect with respect to the voting or transfer of any Owned Company Securities, in each case, other than those arising from applicable federal and state securities laws or the Organizational Documents of the Owned Companies.

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(ii)       As to the Subsidiaries:

(1)       (A) Company owns 100% of the membership interests in WWP Mezz free and clear of any Liens. (B) Other than WWP Mezz, Company does not own any equity interest in any other Person. (C) All of the issued and outstanding limited liability company interests in WWP Mezz have been duly authorized and are validly issued, have not been issued in violation of any preemptive rights, rights of first refusal or similar rights or applicable laws.

(2)       (A) WWP Mezz owns 100% of the membership interests in Office Owner and Amenities Holdings free and clear of any Liens, other than, prior to Closing only, the pledge of such interests in connection with the Existing Mezzanine Loan. (B) Other than Office Owner and Amenities Holdings, WWP Mezz does not own any equity interest in any other Person. (C) All of the issued and outstanding limited liability company interests in Office Owner and Amenities Holdings have been duly authorized and are validly issued, have not been issued in violation of any preemptive rights, rights of first refusal or similar rights or applicable laws.

(3)       (A) Amenities Holdings owns 100% of the membership interests in WWP Amenities MPH Lender, LLC (“MPH Lender”) and WWP Amenities MPH Partner, LLC (“MPH Partner” and, together with Amenities Holdings, Amenities GP, and Amenities Owner, the “Amenities Entities”) free and clear of any Liens, other than, prior to Closing only, the pledge of such interests in connection with the Existing Mortgage Loan. (B)  Other than MPH Lender and MPH Partner, Amenities Holdings does not own any equity interest in any other Person. (C) All of the issued and outstanding limited liability company interests in MPH Lender and MPH Partner have been duly authorized and are validly issued, have not been issued in violation of any preemptive rights, rights of first refusal or similar rights or applicable laws.

(4)       (A) MPH Lender owns 100% of the membership interests in Amenities Lender free and clear of any Liens. (B) Other than Amenities Lender, MPH Lender does not own any equity interest in any other Person. (C) All of the issued and outstanding limited liability company interests in Amenities Lender have been duly authorized and are validly issued, have not been issued in violation of any preemptive rights, rights of first refusal or similar rights or applicable laws.

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(5)       (A) MPH Partner owns 100% of the membership interests in Amenities GP free and clear of any Liens. (B) Other than Amenities GP, MPH Partner does not own any equity interest in any other Person. (C) All of the issued and outstanding limited liability company interests in Amenities GP have been duly authorized and are validly issued, have not been issued in violation of any preemptive rights, rights of first refusal or similar rights or applicable laws.

(6)       (A) Amenities GP owns 1% of the partnership interests in Amenities Owner free and clear of any Liens, other than Liens arising under Amenities Owner’s limited partnership agreement, and Amenities GP is the sole general partner of Amenities Owner. (B) Amenities GP has not received written notice of any default of its obligations under the Amenities Owner’s limited partnership agreement which remains uncured, and to Seller’s Knowledge, the limited partners of Amenities Owner are not in default under any of their obligations under the Amenities Owner’s limited partnership agreement. Other than the Amenities Owner, Amenities GP does not own any equity interest in any other Person.

(iii)       Each Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its material assets and properties (including, with respect to the Office Owner, the Office Property and with respect to Amenities Owner, the Amenities Property) and to carry on its business as presently conducted (including, in the case of Amenities Lender, acting as agent and lender to the Amenities Loan), except where the failure to have such power or authority or be in good standing would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Group Companies, taken as a whole. The organizational structure chart as provided in Section 8.1(b)(iii) of the Disclosure Letter is true, correct and complete. Each Subsidiary is duly qualified or otherwise authorized as a foreign limited liability company and is in good standing in each jurisdiction where such qualification is required by law, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Group Companies, taken as a whole.

(c)          Amenities Owner. Amenities Owner is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited partnership power and authority, to own, lease and operate its material assets and properties (including the Amenities Property) and to carry on its business as presently conducted, except where the failure to have such power or authority or be in good standing would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Amenities Entities, taken as a whole. Amenities Owner is duly qualified or otherwise authorized as a foreign limited partnership and is in good standing in each jurisdiction where such qualification is required by law, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Amenities Entities, taken as a whole.

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(d)          Seller Status. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and carry out the transactions contemplated by this Agreement.

(e)          Seller Authority. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been duly authorized by all necessary limited liability company action on the part of Seller, and this Agreement constitutes, and all documents to be executed by Seller which are to be delivered at Closing will be at the time of Closing, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to equitable principles and other principles governing creditors’ rights generally.

(f)          Non-Contravention. The execution and delivery of this Agreement and all documents to be executed by Seller which are to be delivered at Closing by Seller, the performance by Seller of Seller’s obligations thereunder and the consummation of the transactions contemplated thereunder do not and will not (and with the giving of notice or lapse of time or both would not) conflict with, result in a breach or violation of, constitute a default, or result in a loss of contractual benefits under the Organizational Documents of any Group Company, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, any lease or other material agreement or instrument, any legal requirement, judgment, statute, rule, law order, writ, injunction, decree, regulation or ruling of any court or Authority to which any Group Company is a party or by which it or the Property is bound, except for any such violations that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Group Companies, taken as a whole, or would reasonably be expected to prevent Seller from performing its obligations hereunder.

(g)          Non-Foreign Entity. Seller is treated as a partnership for U.S. federal income tax purposes and is not a “foreign person” or “foreign corporation” as those terms are defined in the Code (including within the meaning of Section 1445 of the Code).

(h)          Tenants. Section 8.1(h) of the Disclosure Letter is a true, correct and complete list of (1) all of the Tenants and Tenant Leases affecting the Real Property and Improvements in force and effect, (2) each Tenant Lease, if any, which has been executed but not yet in effect, and (3) all of the guaranties under which a guarantor has guaranteed an obligation of a Tenant under any Tenant Lease which remains in force and effect. There are no leases or occupancy agreements affecting the Real Property and Improvements which are in force and effect and under which either Office Owner or Amenities Owner is the lessor (or lessee) (whether by privity of estate or privity of contract) other than the Tenant Leases listed in Section 8.1(h) of the Disclosure Letter. Copies of the Tenant Leases listed in Section 8.1(h) of the Disclosure Letter have been provided or made available to Purchaser, all of which are true, correct and complete in all material respects. Except as otherwise set forth in Section 8.1(h) of the Disclosure Letter, (i) neither Amenities Owner nor Office Owner has sent or received any written notice of default with respect to any such Tenant Leases where such default has not been cured prior to the date hereof, (ii) neither Amenities Owner nor Office Owner is in default with respect to any such Tenant Leases in any material respect, (iii) no Tenant is in default under any of the Tenant Leases in any material respect and (iv) no Tenant has provided written notice of its intent to terminate the applicable Tenant Lease or otherwise vacate all or any portion of the leased premises under the applicable Tenant Lease, in any such case which notice has not been revoked or otherwise withdrawn prior to the date hereof. Neither Office Owner nor Amenities Owner has assigned its interest under the Leases to any third party (other than its interest in the Office Leases to the current mortgagee of the Office Property). Except as set forth in Section 8.1(h) of the Disclosure Letter, there are currently no ongoing audits by any Tenant, and no Tenant is currently contesting such Tenant’s obligation to pay any escalation rents.

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(i)           Tenant Deposits. Section 8.1(i) of the Disclosure Letter is a true, correct and complete list of all Tenant Deposits, including all interest accrued, presently held by or on behalf of Amenities Owner or Office Owner, as the case may be, with respect to the Tenant Leases. Except as set forth in Section 8.1(i) of the Disclosure Letter, no deposit has been applied to cure any Tenant’s default.

(j)           Leasing Costs. Except as set forth in Section 8.1(j) of the Disclosure Letter, there are no unpaid Leasing Costs currently outstanding or that may be due and payable in the future with respect to any Tenant Lease, other than any Leasing Costs which may be payable as a result of or in connection with (i) any renewal, extension or expansion options which have not been exercised, (ii) any space which is leased pursuant to rights of first refusal or first offer or similar rights contained in any Tenant Leases which have not been exercised as of the Effective Date, (iii) the failure to timely exercise or the expiration of any right to terminate or cancel any Tenant Lease that in either case arises from and after the Effective Date or (iv) any Tenant Lease entered into or amended by Amenities Owner or Office Owner, as the case may be, after the Effective Date and in accordance with the terms of this Agreement.

(k)          Brokerage Agreements. Except as set forth in Section 8.1(k) of the Disclosure Letter (collectively, the “Brokerage Agreements”), none of Seller nor any Group Company is a party to any leasing commission or brokerage agreement for which Purchaser, Seller, Office Owner, Amenities Owner, and any other Group Company will be liable after the Closing. Copies of all Brokerage Agreements have been delivered or made available to Purchaser, all of which are true, correct and complete in all material respects.

(l)          Capital Projects; Landlord Work. Except as set forth in Section 8.1(l) of the Disclosure Letter there is no construction work, tenant improvement work or other capital projects currently being performed by or on behalf of Office Owner or Amenities Owner at the Property, and the Office Owner or Amenities Owner, as applicable, has heretofore performed all work that the applicable Tenant Lease requires the landlord thereunder to perform.

(m)         Collection/Arrearage. None of the rent for Tenants has been collected for more than one month in advance. Section 8.1(m) of the Disclosure Letter is a true, correct and complete tenant arrearage schedule as of the date set forth thereon.

(n)          No Options; No Rights. Except for this Agreement or as provided in a Tenant Lease listed in Section 8.1(h) of the Disclosure Letter, there is no agreement in force and effect whereby Amenities Owner or Office Owner, as the case may be, has agreed to sell, or has provided to any Person, an option or right to purchase, all or any part of the Property or any direct or indirect interest in the Property, and, to Seller’s Knowledge, no third party has any such right or option.

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(o)          Service Contracts. Section 8.1(o) of the Disclosure Letter is a true, correct and complete list of the Service Contracts in effect. Copies of the Service Contracts executed by Amenities Owner or Office Owner, as the case may be, and listed in Section 8.1(o) of the Disclosure Letter have been provided to Purchaser and are true, correct, and complete in all material respects. Each of such Service Contracts is in full force and effect in accordance with its terms. Neither Amenities Owner nor Office Owner (nor their respective property managers) has received or delivered any written notice of any material defaults under any Service Contract which have not been cured or waived in writing.

(p)         Tax Certiorari. Except as disclosed in Section 8.1(p) of the Disclosure Letter, neither Amenities Owner nor Office Owner, as the case may be, has commenced nor maintained any pending proceeding to decrease the assessed valuation of the Property.

(q)         Condemnation. There are no pending or, to Seller’s Knowledge, threatened condemnation or eminent domain proceedings affecting any part of the Property.

(r)          Consents. Except as disclosed in Section 8.1(r) of the Disclosure Letter, no consent, waiver, approval, order or authorization of, or registration, declaration or filing (that has not already been obtained or completed) with, any Person is, or at Closing will be, required in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby.

(s)          No Judgments. Except as set forth in Section 8.1(s) of the Disclosure Letter, there are no actions, suits, proceedings, judgments, orders, decrees, writs, legal actions or injunctions of any kind (collectively, “Actions”) pending or, to Seller’s Knowledge, threatened against Seller, the Group Companies or the Property which, if adversely determined, would materially adversely affect the Group Companies (taken as a whole), the Property or Seller’s ability to consummate the transactions contemplated by this Agreement or perform Seller’s obligations under this Agreement.

(t)          Prohibited Persons. Neither Seller nor, to Seller’s Knowledge, any Affiliate of Seller is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Blocked Person, or has otherwise been designated as a Person (i) with whom an entity organized under the laws of the United States (or a state thereof) is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property. In addition, neither Seller nor, to Seller’s Knowledge, any Affiliate of Seller is located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC.

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(u)          Employees.

(i)       Other than the employees (the “Employees”) as set forth in Section 8.1(u) of the Disclosure Letter, there are no building service employees (including those defined as “building service employees” under the BSWPA) or security officers employed at the Property in connection with the operation or maintenance of the Property. Section 8.1(u) of the Disclosure Letter sets forth certain information with respect to the Employees employed in connection with the operation or maintenance of the Property (including designating whether such Employees are union or non-union personnel and setting forth their current wages, vacation pay, welfare and other fringe benefits, positions and employer), and is true and correct in all material respects. Each of the Employees is employed by the Existing Property Manager or a third party contractor thereof. No Employees are employed by the Seller, any Group Company or any trades or businesses within the controlled group that includes the foregoing (as defined in section 414 (b) and (c) of the Code) (the “Controlled Group”) and the Controlled Group does not and has not sponsored, established or maintained any employee benefit plans within the prior six years.

(ii)       None of the assets of Seller, any Controlled Group member, or any trades or businesses within the controlled group that includes the foregoing (as defined in section 414 (b) and (c) of the Code) is subject to a lien arising under ERISA or, in so far as it relates to an “employee benefit plan” as defined in Section 3(3) of ERISA.

(v)         Amenities Loan.

(i)       (A) To Seller’s Knowledge, Section 1.1(a) of the Disclosure Letter is a true, correct and complete list of all documents or instruments evidencing, securing or relating to the Amenities Loan, (B) the documents set forth in Section 1.1(b) of the Disclosure Letter are not in the possession of Seller and (C)  to Seller’s Knowledge, other than the documents set forth in Section 1.1(b) of the Disclosure Letter, true, correct and complete copies of the Amenities Loan Documents have been provided or made available to Purchaser.

(ii)       Amenities Lender owns all right, title and interest of the lender under the Second Mortgage Loan and the Third Mortgage Loan, free and clear of all Liens (other than any Liens set forth in the Existing Loan Documents or otherwise relating to the Existing Loan). The aggregate outstanding balance (principal and accrued interest) and the aggregate outstanding accrued interest due and payable on each of the Amenities Loans, as of the date set forth therein, is set forth in Section 8.1(v)(ii) of the Disclosure Letter. To Seller’s Knowledge, (i) the Existing First Mortgage Note was consolidated with a mortgage loan secured by the Office Property that has been refinanced, and (ii) the Existing Second Mortgage Note was exchanged for an equity interest in the owner of the Office Property at the time of such exchange and is no longer outstanding.

(iii)       The Amenities Loan Documents are in full force and effect and remain valid, legal and binding obligations of Amenities Owner, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). To Seller’s Knowledge, Amenities Owner has no set-off, claims, counterclaims or other defenses to its obligations under the Amenities Loan Documents or the Amenities Loans and has no knowledge of any defaults under the Amenities Loan Documents.

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(iv)       Neither Amenities Owner nor Amenities Lender has delivered or received any written notice of acceleration or default under any of the Amenities Loan Documents which has not been cured or waived in writing.

(v)       To Seller’s Knowledge, the indebtedness guaranteed by the guaranty secured by the lien of the $275,000,000 Guaranty Mortgage and Security Agreement, dated as of June 11, 1997, by and between Amenities Owner, as mortgagor, and Lehman Brothers Holdings Inc. (d/b/a Lehman Capital), as mortgagee, and recorded on April 27, 1998 in the Office of the City Register of the City of New York as Reel 2566 page 1845 encumbering the Amenities Property is no longer outstanding (or constitutes a portion of the outstanding indebtedness of the Existing Mortgage Loan).

(w)         Collective Bargaining Agreements. Except for the collective bargaining agreements and other labor union contracts (collectively, the “CBAs”) relating to the Union Employees listed in Section 8.1(w) of the Disclosure Letter, true, correct and complete copies of which have been delivered to Purchaser, none of the Employees are subject to any collective bargaining agreement or other employment contract. To Seller’s Knowledge, the payment of all wages, employment compensation insurance, health and pension fund contributions and other fringe benefits, payroll taxes and other compensation with respect to the Employees is current and none of Office Owner, Amenities Owner or their respective property managers has received or delivered written notice of default under any CBA or employment agreement set forth in Section 8.1(w) of the Disclosure Letter or under applicable law, which remains uncured. Except as set forth in Section 8.1(w) of the Disclosure Letter, there is not, and has not been in the past two years, any strike or material grievance, claim of material unfair labor practices or other material labor dispute with respect to the Property; and to the Seller’s Knowledge, there is no pending (or threatened in writing) litigation alleging any violation of any federal or state or local law, or collective bargaining agreement, in connection with the Employees or any union representing said employees alleging a violation of any such laws. To Seller’s Knowledge, no union organizing or decertification activities are currently underway or threatened and no such activities have occurred within the two years preceding the Effective Date. Office Owner and Amenities Owner and, to Seller’s Knowledge, their respective property managers have not implemented any closing or layoff of Employees that was not in compliance with the WARN Act or comparable State statute.

(x)          Organizational Documents. Copies of the Organizational Documents listed in Section 8.1(x) of the Disclosure Letter have been provided or made available to Purchaser, all of which are true, correct and complete in all material respects.

(y)          Tax.

(i)       Since the date of its respective formation, each Group Company has been properly classified as either a partnership or a “disregarded entity,” and not as an association taxable as a corporation, for all applicable U.S. federal, state and local income tax purposes and will continue to be so classified for all periods through and including the Closing Date.

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(ii)       All federal, state, local and other income tax returns and all other material tax returns required by law to be filed by the Group Companies through the date hereof (including extensions) have been prepared in material compliance with all applicable laws, duly executed and filed and are complete and correct in all material respects, and all material taxes required to be paid or withheld and deposited by a Group Company through the date hereof have been duly and timely paid in full to or withheld and deposited with the proper Authority, as applicable.  Seller has provided to Purchaser true, correct and complete copies of all federal, state, local and other income tax returns of the Group Companies and all other material tax returns with respect to the Group Companies or the Property filed since October 31, 2013.

(iii)       Section 8.1(y)(iii) of the Disclosure Letter is a true, correct and complete list of all federal, state, local and other income tax returns and all other material tax returns required by law to be filed by the Group Companies for which an extension has been requested and which have not been filed by the Effective Date will be timely filed, and all taxes required to be paid or withheld and deposited by the Group Companies in connection therewith will be timely paid in full to or withheld and deposited with the proper Authority, as applicable.

(iv)       All material amounts required to be withheld or collected by or on behalf of a Group Company in connection with amounts paid or owing to any owner, member, employee, independent contractor, creditor or other person in respect of taxes have been properly withheld or collected, and all such amounts either have been duly and timely paid to the proper Authority or, in circumstances where such amounts have not yet become due and payable, have been set aside in segregated accounts to be paid to the proper Authority.

(v)       No Group Company has or will have liability for any material taxes for any taxable period ending on or prior to the Closing Date other than taxes that are not yet due and payable and for which the Purchase Price is subject to adjustment pursuant to the terms of this Agreement.  There are no Liens for income or other taxes upon any asset of the Group Companies other than Liens for taxes not yet due and payable.

(vi)       No Group Company has been or is a party to or a participant in any transaction that is a reportable transaction within the meaning of Section 6011 of the Code.

(vii)       No Group Company is a party to or bound by any tax allocation, indemnity or sharing agreement or any similar arrangement the principal purpose of which is the sharing or allocation of liability for taxes, and no Group Company has liability for taxes of any other person or party other than another Group Company, whether pursuant to any contract, provision of law, regulation or otherwise.

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(viii)       Except as set forth in Section 8.1(y)(viii) of the Disclosure Letter, no Group Company is the subject of any audit, examination, investigation (including any request for information related to tax matters) or other proceeding with respect to taxes, and, to Seller’s Knowledge, no audit, examination, investigation (including any request for information related to tax matters) or other proceeding in respect of taxes involving a Group Company is being considered by any Authority. No waivers of statutes of limitation with respect to the taxes or tax returns of the Group Companies have been provided by any of the Group Companies.

(ix)       Purchaser and, with respect to taxes other than U.S. federal income tax, each of the Group Companies, will not be required to include an item of income in, or exclude any item of deduction from, taxable income (in the case of Purchaser, its allocable share of taxable income attributable to any Group Company) for any taxable period (or portion thereof) ending after the Closing Date as a result of  (1) any change in method of accounting for a taxable period ending on or before the Closing Date; (2) any “closing agreement” as described in Section 7121 of the Code or other agreement with a governmental authority (or any similar provision of any applicable law) executed on or before the Closing Date; (3) any installment sale or open transaction disposition made on or before the Closing Date; or (4) any prepaid amount received by any Group Company on or before the Closing Date.

(x)       No rental income of the Company attributable to the Property should fail to be treated as rents from real property under Section 856(d) of the Code as a result of the ownership of any membership interest in the Company by Seller.

(z)          Environmental Matters. None of Seller, any Subsidiary or Amenities Owner has received from any Authority any written notice which has not been cured that the Property is not in compliance with any Environmental Laws and there are no proceedings by or before any Authority currently pending or, to Seller’s Knowledge, threatened with respect to the Property alleging any non-compliance with any Environmental Laws. Copies of the most current engineering and environmental reports relating to the Property commissioned by and in the possession of Seller or any of the Group Companies have been delivered or made available to Purchaser, all of which are true, correct and complete in all material respects.

(aa)         Affiliate Agreements. Except as set forth in Section 8.1(aa) of the Disclosure Letter, there are no agreements or other arrangements for furnishing to Seller or any Group Company of any goods or services by (i) Seller, any Seller Party or Comfort Member, (ii) by any Affiliates of any of the foregoing, or (iii) by any constituent owner of any Person described in clauses (i) or (ii) of this sentence (each, an “Affiliate Agreement”).

(bb)         Condominium Documents. Neither Seller nor any Group Company has delivered or received a written notice of a default under any of the Condominium Documents which remains uncured.

(cc)         Bankruptcy. Neither Seller nor any Group Company has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (iv) suffered the attachment or other judicial seizure of all of its assets, or (v) admitted in writing in a legal action its inability to pay its debts as they come due.

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(dd)         Financial Statements.

(i)       Seller has delivered or made available to Purchaser true, correct and complete copies of the audited consolidated balance sheet and statements of income and cash flows of Seller and the Group Companies for calendar years 2014, 2015 and 2016 and unaudited consolidated balance sheet and statements of income and cash flows of Seller and the Group Companies for the 3- and 6-month period ended June 30, 2017 (or drafts thereof) (collectively, the “Financial Statements”). To the extent drafts have been delivered to Purchaser, Seller shall deliver final statements promptly upon completion thereof.

(ii)       Except as disclosed in Section 8.1(dd)(ii) of the Disclosure Letter, the Financial Statements (including any notes thereto) (A) have been prepared in a manner consistent with the books and records of Seller and the Group Companies, as applicable, (B) have been prepared in accordance with GAAP (subject, in the case of any unaudited financial statements, to normal, immaterial year-end audit adjustments, and the absence of notes) and (C) fairly present the financial position of Seller and the Group Companies as of the respective dates thereof.

(ee)         Insurance. Section 8.1(ee)-1 of the Disclosure Letter are true, correct and complete copies of all certificates of insurance evidencing property and casualty insurance policies and liability insurance policies that Seller or any Group Company currently maintains with respect to the Property. Seller has delivered or made available to Purchaser true, correct and complete copies of all such insurance policies, the declarations pages of which are set forth in Section 8.1(ee)-2 of the Disclosure Letter. Such insurance policies are fully paid for or are paid for in installments and such payments are current and such insurance policies are in full force and effect. Neither Seller nor any Group Company has received any written notices that such insurance policies will be cancelled or are not valid, outstanding and enforceable policies, in any such case which notice has not been cured, waived, revoked or otherwise withdrawn prior to the date hereof.

(ff)         Existing Loan Documents. Section 8.1(ff)-1 of the Disclosure Letter is a true, correct and complete list of all Mortgage Loan Documents. The copies of the Mortgage Loan Documents that have been delivered or made available by Seller to Purchaser are true, correct and complete in all material respects, and have not been modified or amended. None of Seller, Office Owner or Amenities Holdings has received written notice from Existing Mortgage Lender of any default, or event that with the passage of time or giving of additional notice would constitute a default, under the Mortgage Loan Documents, which remains uncured. Section 8.l(ff)-2 of the Disclosure Letter is a true and correct list of all Existing Mezzanine Loan Documents. The copies of the Mezzanine Loan Documents that have been delivered or made available by Seller to Purchaser are true, correct and complete in all material respects, and have not been modified or amended. Neither Seller nor WWP Mezz has received written notice from Existing Mezzanine Lender of any default, or event that with the passage of time or giving of additional notice would constitute a default, under the Mezzanine Loan Documents, which remains uncured.

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(gg)         Reciprocal Easements Agreement. To Seller’s Knowledge, Seller and the Group Companies have paid any and all charges, fees, costs, expenses, and liability incurred pursuant to the Reciprocal Easements Agreement and/or payable thereunder (whether annual, monthly, regular, special or otherwise) to the extent due and payable by Seller and the Group Companies. Neither Seller nor any Group Company has delivered or received a written notice of a default under the Reciprocal Easements Agreement which remains uncured.

Section 8.2           Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller the following:

(a)          Status. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and carry out the transactions contemplated by this Agreement.

(b)          Authority. The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and its constituent owners and/or beneficiaries and this Agreement constitutes, and all documents to be executed by Purchaser which are to be delivered at Closing will be at the time of Closing, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to equitable principles and other principles governing creditors’ rights generally.

(c)          Non-Contravention. The execution and delivery of this Agreement and all documents to be executed by Purchaser which are to be delivered at Closing by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the Organizational Documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound, except for any such violations that would not, individually or in the aggregate, reasonably be expected to prevent Purchaser from consummating the transactions contemplated by this Agreement.

(d)          Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing (that has not already been obtained or completed) with any Person is, or at Closing will be, required in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby.

(e)          No Judgments. There are no Actions of any kind pending or to Purchaser’s knowledge, threatened against Purchaser which, if determined adversely, would materially and adversely affect Purchaser’s ability to consummate the transactions contemplated by this Agreement or perform Purchaser’s obligations under this Agreement.

(f)           Prohibited Persons. Purchaser is not, and to Purchaser’s knowledge, no Affiliate of Purchaser is, or has been determined by the U.S. Secretary of the Treasury to be acting on behalf of, a Blocked Person, or has otherwise been designated as a Person (i) with whom an entity organized under the laws of the United States (or a state thereof) is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property. In addition, neither Purchaser nor any Affiliate of Purchaser is located in, or operating from, a country subject to U.S. economic sanctions administered by OFAC.

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(g)          Benefit Plan. Purchaser is not an “employee benefit plan” as defined in ERISA, whether or not subject to ERISA, or a “plan” as defined in Section 4975 of the Code and none of Purchaser’s assets constitutes (or is deemed to constitute for purposes of ERISA or Section 4975 of the Code, or any substantially similar federal, state or municipal Law) “plan assets” for purposes of 29 CFR Section 2510.3-101, as amended by Section 3(42) of ERISA or otherwise for purposes of ERISA or Section 4975 of the Code, and none of the transactions contemplated herein (including those transactions occurring after the Closing) shall constitute a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(h)          Investment Matters. The Sale Interests are being acquired by Purchaser for its own account and not with a view to distribution thereof or with any present intention of selling or distributing all or any part thereof; provided that the disposition of Purchaser’s property shall at all times be within Purchaser’s control, subject to the terms of the LLC Agreement. Purchaser understands and acknowledges that the Sale Interests have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law. Purchaser is an “accredited investor” as such term is defined in Regulation D of the Securities Act and, within the past five years, Purchaser and its Affiliates have not been the subject of any litigation alleging, or investigation regarding, fraud or financial malfeasance. Purchaser is not directly or indirectly purchasing the Sale Interests pursuant to this Agreement as a result of or subsequent to (i) any advertisement, article, notice, or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (ii) any seminar or meeting to which the attendees, including Purchaser or its representatives, had been invited as a result of, subsequent to or pursuant to any of the foregoing. Purchaser has such knowledge and experience in financial, tax, legal and business matters that it is capable of evaluating the merits and risks of an investment in the Group Companies and, indirectly, the Property, and is making an informed investment decision with respect thereto, is aware that an investment in the Group Companies involves a number of very significant risks, including certain tax and economic variables and risks that could adversely affect the value (including the complete loss) of an investment in the Group Companies and, indirectly, the Property. Purchaser understands that neither Seller nor any Group Company will be registered as an investment company under the U.S. Investment Company Act of 1940, as amended. Purchaser understands that no U.S. federal or state or foreign authority has made any finding or determination as to the fairness of a direct or indirect investment in, or any recommendation or endorsement of, the Sale Interest, any Group Company or the Property.

(i)           Term Sheet. Purchaser has delivered to Seller a true, complete and correct copy of the Term Sheet.

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Section 8.3           Survival. The provisions of Section 8.1 (subject to Article XVI), Section 8.2 (subject to Article XVI) and this Section 8.3 shall survive the Closing.

Article IX
CONDEMNATION AND CASUALTY

Section 9.1           Significant Casualty. If, prior to the Closing Date, a Significant Casualty occurs, Seller shall promptly notify Purchaser of such casualty (the “Casualty Notice”). Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than 15 days after Purchaser’s receipt of the Casualty Notice. If this Agreement is terminated pursuant to this Section 9.1, then the Down Payment shall be returned to Purchaser upon Purchaser’s compliance with Section 4.4 and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If this Agreement is not terminated pursuant to this Section 9.1, the Office Owner or Amenities Owner, as applicable, shall, subject to the terms of the Existing Loans, retain all related Casualty/Condemnation Funds (and the same shall remain with the Office Owner or Amenities Owner, as applicable, through Closing, and shall not be liquidated at or prior to Closing), and the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price.

Section 9.2           Casualty Less Than a Significant Casualty. If damage by fire or other casualty to the Improvements or a portion thereof occurs which does not constitute a Significant Casualty, then Office Owner and Amenities Owner, as applicable, shall, subject to the terms of the Existing Loans, retain all related Casualty/Condemnation Funds (and the same shall remain with the Office Owner or Amenities Owner, as applicable, through Closing, and shall not be liquidated at or prior to Closing), and neither Seller nor Purchaser shall have the right to terminate this Agreement and the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price.

Section 9.3           Condemnation of Property. In the event of a Significant Taking prior to the Closing, Purchaser shall have the option, by providing notice to Seller within 15 days after Purchaser’s receipt of Seller’s notice of such Significant Taking, of terminating this Agreement. In the event of a condemnation or sale in lieu of condemnation which does not constitute a Significant Taking or if Purchaser does not elect to terminate this Agreement pursuant to the preceding sentence following a Significant Taking, then, subject to the terms of the Existing Loans, all related Casualty/Condemnation Funds shall be retained by Office Owner or Amenities Owner (and the same shall remain with the Office Owner or Amenities Owner, as applicable, through Closing and shall not be liquidated at or prior to Closing), and the parties shall proceed to Closing pursuant to the terms hereof without any abatement of the Purchase Price. Should Purchaser elect to terminate this Agreement under the provisions of this Section 9.3, the Down Payment shall be returned to Purchaser upon Purchaser’s compliance with Section 4.4 and neither Seller nor Purchaser shall have any further obligation under this Agreement, except for the Termination Surviving Obligations. Seller, promptly upon receiving any such notice or learning of any contemplated or threatened condemnation or sale in lieu thereof, shall give Purchaser notice thereof.

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Section 9.4           Section 5-1311 of the General Obligations Law. This Article is an express agreement to the contrary for purposes of Section 5-1311 of the New York General Obligations Law.

Section 9.5           Survival. The provisions of this Article IX shall survive the Closing.

Article X
CONDITIONS PRECEDENT; CLOSING

Section 10.1         Conditions Precedent.

(a)          Seller’s obligation to consummate the Closing under this Agreement is subject to satisfaction of the following conditions precedent, which may be waived in whole or in part by Seller, at or before the Closing:

(i)       Purchaser shall have paid or tendered payment of the Balance to Seller (and shall have irrevocably directed the Escrow Agent to pay the Down Payment to Seller) and shall have paid or tendered payment of all other amounts payable by Purchaser pursuant to the terms hereof;

(ii)       Purchaser shall have delivered to or for the benefit of Seller, on or before the Closing Date, all of the documents and items required to be delivered by Purchaser pursuant to Section 10.4 and Purchaser shall have performed in all material respects all of its obligations hereunder to be performed at or before the Closing;

(iii)       all of Purchaser’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing as if then made (for the avoidance of doubt, it being understood that any reference to the Effective Date in any such representation or warranty shall continue to refer to the Effective Date for purposes of the making of such representation or warranty at Closing);

(iv)       the Existing Loan Defeasance and the Qualified Refinancing shall have been consummated (or shall be simultaneously consummated with the Closing), and all Loan Reserves released from the Existing Loan and Refinancing Excess Amounts shall have been distributed to Seller pursuant to Section 7.3(b) (or shall be simultaneously distributed with the Closing) (other than Casualty/Condemnation Funds in any Loan Reserve, the disposition of which shall be governed by Article IX); and

(v)        there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated by this Agreement.

(b)          Purchaser’s obligation to consummate the Closing under this Agreement is subject to the satisfaction of the following conditions precedent, which may be waived in whole or in part by Purchaser, at or before the Closing:

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(i)       Seller shall have delivered to or for the benefit of Purchaser, on or before the Closing Date, all of the documents and items required to be delivered by Seller pursuant to Section 10.5 and Seller shall have performed in all material respects all of its obligations hereunder to be performed at or before the Closing;

(ii)       all of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing (as if the introductory language in Section 8.1 referred to the Closing Date in lieu of the Effective Date), except (x) with respect to Seller’s representations and warranties set forth in Sections 8.1(h), 8.1(i), 8.1(j), 8.1(k), 8.1(l), 8.1(m), 8.1(o), 8.1(p), 8.1(q), 8.1(u), 8.1(v)(ii), 8.1(v)(iv), 8.1(y)(iii), 8.1(y)(viii), 8.1(z), 8.1(ee) and 8.1(ff) (the “Seller Update Subject Representations”) as updated in Seller’s Update Certificate to the extent such update reflects a change in fact or circumstance not (1) prohibited by this Agreement or (2) otherwise reflecting a breach of this Agreement by Seller, and (y) any untrue or incorrect Seller Entity Representation shall not be deemed a failure of the condition set forth in this Section 10.1(b)(ii) unless such untrue or incorrect Seller Entity Representation has had or would be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Group Companies (taken as a whole);

(iii)       subject to the payment by Purchaser of the premiums therefor and Purchaser’s satisfaction of any other customary requirements of the Title Company that are typically imposed upon and complied with by similar purchasers in like transactions, the Title Company shall be prepared or committed to issue a Title Policy insuring title to the Real Property as required under this Agreement upon the Closing;

(iv)       there shall be no Actions of any kind against Seller or any Group Company which have a material adverse effect on the Group Companies (taken as a whole), the Property or Seller’s ability to perform Seller’s obligations under this Agreement;

(v)       Seller shall have delivered to Purchaser, at least two Business Days prior to the Closing Date, the Cravath Estoppel dated no earlier than thirty days prior to the Closing Date; provided that in the event an estoppel certificate executed by Cravath is delivered to Purchaser other than in the form attached hereto as the Cravath Estoppel, the condition precedent set forth in this Section 10.1(b)(v) shall be satisfied provided such certificate (A) is delivered in accordance with the terms of the Cravath Lease, including all items Cravath is obligated to include in any such certificate, and (B) does not indicate any material defaults under the Cravath Lease or any material inconsistencies with Seller’s representations and warranties set forth in Section 8.1 hereof with respect to the Cravath Lease;

(vi)       Seller shall have delivered to Purchaser, at least two Business Days prior to the Closing Date, the Nomura Estoppel dated no earlier than thirty days prior to the Closing Date; provided that in the event an estoppel certificate executed by Nomura is delivered to Purchaser other than in the form attached hereto as the Nomura Estoppel, the condition precedent set forth in this Section 10.1(b)(vi) shall be satisfied provided such certificate (A) is delivered in accordance with the terms of the Nomura Lease, including all items Nomura is obligated to include in any such certificate, and (B) does not indicate any material defaults under the Nomura Lease or any material inconsistencies with Seller’s representations and warranties set forth in Section 8.1 hereof with respect to the Nomura Lease;

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(vii)       Seller shall have delivered to Purchaser, at least two Business Days prior to the Closing Date, (x) the Amenities Owner Estoppel and the Amenities Lender Estoppel, and (y) a number of Non-Major Tenant Estoppels which, together with the Cravath Estoppel and the Nomura Estoppel, constitute estoppel certificates with respect to Tenant Leases demising at least 75.0% of the rentable space in the Property, in each case dated no earlier than thirty days prior to the Closing Date; provided that in the event any such estoppel certificate is delivered to Purchaser other than in the form attached hereto, the condition precedent set forth in this Section 10.1(b)(vii) shall be satisfied provided such certificate (A) is delivered in accordance with the terms of the applicable Tenant Lease, including all items the applicable Tenant is obligated to include in any such certificate, and (B) does not indicate any material defaults under the applicable Tenant Lease or any material inconsistencies with Seller’s representations and warranties set forth in Section 8.1 hereof with respect to the applicable Tenant Lease;

(viii)     Seller shall have paid all costs and expenses contemplated by Section 10.7(b) to be paid by Seller;

(ix)        the Existing Property Management Agreement and all Affiliate Agreements shall have been terminated;

(x)         the Existing Loan Defeasance Conditions shall have been satisfied (other than solely on account of Purchaser’s failure to consummate the Refinancing);

(xi)        there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated by this Agreement; and

(xii)       the Comfort Member shall have executed and delivered the LLC Agreement.

(c)           Failure of Condition.

(i)       If, as of the Scheduled Closing Date, Purchaser is unable to timely satisfy (and Seller has not waived in writing) the conditions precedent to Seller’s obligation to consummate the Closing under this Agreement, and such failure of condition precedent is not the result of Purchaser’s default hereunder, then Seller shall be entitled to terminate this Agreement by notice thereof to the other party.

(ii)       If, as of the Scheduled Closing Date, Seller is unable to timely satisfy (and Purchaser has not waived in writing) the conditions precedent to Purchaser’s obligation to consummate the Closing under this Agreement, and such failure of condition precedent is not the result of Seller’s default hereunder, then Purchaser shall be entitled to terminate this Agreement by notice thereof to the other party.

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(iii)       In the case of clause (i) or (ii) of this Section 10.1(c), if this Agreement is so terminated, then the Down Payment shall be returned to Purchaser (together with all interest thereon, if any), and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations.

(iv)       If, as of the Scheduled Closing Date, Purchaser is unable to timely satisfy (and Seller has not waived in writing) the conditions precedent to Seller’s obligation to consummate the Closing under this Agreement, and such failure of condition precedent is the result of Purchaser’s default hereunder, then Section 13.2 shall govern. If, as of the Scheduled Closing Date, Seller is unable to timely satisfy (and Purchaser has not waived in writing) the conditions precedent to Purchaser’s obligation to consummate the Closing under this Agreement, and such failure of condition precedent is the result of Seller’s default hereunder, then Section 13.1 shall govern.

(d)          Failure to Consummate a Qualified Refinancing. Seller and Purchaser agree that if Purchaser uses commercially reasonable efforts to arrange for a Refinancing Loan in accordance with the terms and conditions of this Agreement, but, despite such use of commercially reasonable efforts, Purchaser fails to arrange for and close on a Qualified Refinancing on or before the Termination Date, such failure shall not constitute a default by Purchaser hereunder. However, notwithstanding anything to the contrary set forth herein, but subject to Section 10.3(b), (i) given that consummation of a Qualified Refinancing is not a condition to Purchaser’s obligation to consummate the Closing hereunder, if a Qualified Refinancing is not consummated in accordance with the terms and conditions of this Agreement on or before the Termination Date, and such failure to consummate a Qualified Refinancing is not the result of Seller’s default hereunder, then (1) each of Purchaser and Seller shall be entitled to terminate this Agreement by notice thereof to the other party, and (2) upon such termination, the Down Payment shall be paid to Seller (together with all interest thereon, if any), and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations and (ii) if a Qualified Refinancing is not consummated in accordance with the terms and conditions of this Agreement on or before the Scheduled Closing Date, and such failure to consummate a Qualified Refinancing is the result of Seller’s default hereunder, Section 13.1 shall govern.

Section 10.2         Closing; Termination.

(a)          Subject to this Section 10.2 and Section 10.3, and provided all other conditions precedent to Closing are satisfied or waived by the applicable party, the Closing of the sale of the Sale Interests by Seller to Purchaser shall occur no later than 12:00 p.m. New York City time on November 3, 2017 (provided, however for the purposes hereof, the 12:00 p.m. New York City time deadline shall be deemed satisfied if the securities intermediary in connection with the Existing Loan Defeasance receives a wire of sufficient funds to settle the trade with respect to the defeasance collateral being delivered in connection therewith) (the “Initial Scheduled Closing Date”; the Initial Scheduled Closing Date, as the same may be adjourned by Seller and/or Purchaser pursuant to the terms of this Agreement, the “Scheduled Closing Date”; the date upon which the Closing occurs, the “Closing Date”). Purchaser and Seller agree to mutually endeavor to consummate the Closing one or two Business Days in advance of the Scheduled Closing Date.

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(b)          The Closing shall take place at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, or at the offices in Manhattan of a Refinancing Source, or at the offices in Manhattan of its attorney, if so required, or pursuant to an escrow arrangement if the parties so agree. At the Closing, the events set forth in this Article X shall occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.

Section 10.3         Adjournment of the Scheduled Closing Date.

(a)          Subject to Section 10.3(d):

(i)       Purchaser shall have the right (but not an obligation), from time to time, to adjourn the Initial Scheduled Closing Date one or more times for up to 30 days in the aggregate to any Business Day that is on or prior to the date which is 30 days after the Initial Scheduled Closing Date (the “Outside Initial Scheduled Closing Date”); any such adjournment shall be effected by Purchaser’s written notice to Seller specifying the adjourned Initial Scheduled Closing Date (which shall be a Business Day) delivered no later than three Business Days prior to the then-Initial Scheduled Closing Date;

(ii)       if Purchaser timely exercises its adjournment rights set forth in Section 10.3(a)(i), Purchaser shall have the right (but not an obligation), from time to time, to further adjourn the Scheduled Closing Date one or more times for up to thirty days in the aggregate to any Business Day that is on or prior to the date which is 30 days after the Outside Initial Scheduled Closing Date (the “Outside Second Scheduled Closing Date”); any such adjournment shall be effected by Purchaser’s written notice to Seller specifying the adjourned Scheduled Closing Date (which shall be a Business Day) delivered no later than three Business Days prior to the then Scheduled Closing Date; provided that the first such adjournment notice delivered for a Scheduled Closing Date later than the Outside Initial Scheduled Closing Date shall not be effective unless, concurrently with delivery of such adjournment notice, Purchaser delivers to the Escrow Agent, by wire transfer of immediately available funds to an account designated by the Escrow Agent, the sum of $5,000,000 (which sum shall be added to and constitute a portion of the Down Payment for all purposes of this Agreement); and provided further that if the wire transfer required pursuant to the preceding proviso is not made in accordance with the terms thereof, no further adjournment of the Scheduled Closing Date by Purchaser pursuant to this Section 10.3(a)(ii) shall be effective; and

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(iii)       if Purchaser timely exercises its adjournment right set forth in Section 10.3(a)(ii), Purchaser shall have the right (but not an obligation), from time to time, to further adjourn the Scheduled Closing Date one or more times to any Business Day that is on or prior to the Termination Date; any such adjournment shall be effected by Purchaser’s written notice to Seller specifying the adjourned Scheduled Closing Date (which shall be a Business Day) delivered no later than three Business Days prior to the then Scheduled Closing Date; provided that the first such adjournment notice delivered for a Scheduled Closing Date later than the Outside Second Scheduled Closing Date shall not be effective unless, concurrently with delivery of such adjournment notice, Purchaser delivers to the Escrow Agent, by wire transfer of immediately available funds to an account designated by the Escrow Agent, the sum of $10,000,000 (which sum shall be added to and constitute a portion of the Down Payment for all purposes of this Agreement); and provided further that if the wire transfer required pursuant to the preceding proviso is not made in accordance with the terms thereof, no further adjournment of the Scheduled Closing Date by Purchaser pursuant to this Section 10.3(a)(iii) shall be effective.

(b)          Subject to Section 10.3(d), Seller shall have the right (but not an obligation), from time to time, to adjourn the Scheduled Closing Date one or more times for the sole purpose of satisfying any condition precedent to Purchaser’s obligation to consummate the Closing under this Agreement that is not satisfied as of the date such adjournment right is exercised for up to 30 days in the aggregate; any such adjournment shall be effected by Seller’s written notice to Purchaser specifying the adjourned Scheduled Closing Date (which shall be a Business Day) delivered no later than three Business Days prior to the then Scheduled Closing Date.

(c)          Subject to the provisions of Sections 10.3(a) and (b), TIME SHALL BE OF THE ESSENCE as to the parties’ obligations hereunder to consummate the Closing on or before the Termination Date.

(d)          Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated (i) by mutual written agreement of Seller and Purchaser, or (ii) by either Purchaser or Seller if the Closing does not occur on or before 12:00 p.m. New York City time on February 2, 2018 (provided, however for the purposes hereof, the 12:00 p.m. New York City time deadline shall be deemed satisfied if the securities intermediary in connection with the Existing Loan Defeasance receives a wire of sufficient funds to settle the trade with respect to the defeasance collateral being delivered in connection therewith) (the “Termination Date”).

Section 10.4         Purchaser’s Closing Deliveries. At the Closing, Purchaser, at its sole cost and expense, shall deliver or cause to be delivered the following items to Seller or to Escrow Agent (as applicable):

(a)          the Balance by Federal Reserve wire transfer of immediately available funds in accordance with the timing and other requirements of Section 3.2, and Purchaser’s written authorization and direction to the Escrow Agent to disburse the Down Payment to or as directed by Seller, as required by Section 3.2;

(b)          New York State Real Estate Transfer Tax Return (TP-584), duly executed by Purchaser;

(c)          New York City Real Property Transfer Tax Return (NYC-RPT), duly executed and acknowledged by Purchaser;

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(d)          evidence reasonably satisfactory to Seller that the Person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so;

(e)          a certificate, from Purchaser, restating on and as of the Closing Date the accuracy of the representations made by Purchaser in Section 8.2;

(f)          the LLC Agreement, duly executed by Purchaser;

(g)          a Contribution, Reimbursement and Indemnity Agreement in the form of Exhibit F with respect to each guarantee and environmental indemnity contemplated by Section 7.3(d) (the “Contribution and Indemnity Agreement”), duly executed by each Guarantor;

(h)          a property management agreement in the form of Exhibit G (subject to changes requested by any Refinancing Source, to be accepted or denied in Purchaser’s commercially reasonable discretion) relating to the management of the Property (the “New Property Management and Leasing Agreement”), duly executed by WWP MANAGER JV LLC, a Delaware limited liability company; and

(i)          such other documents as are reasonably required by the Title Company or required by law to effect the consummation of the transactions which are the subject of this Agreement.

Section 10.5         Seller’s Closing Deliveries. At the Closing, Seller, at its sole cost and expense, shall deliver the following items to Purchaser or to Escrow Agent (as applicable), all duly executed and acknowledged, where applicable:

(a)          a certificate in the form attached hereto as Exhibit H certifying that Seller is not a “foreign person” as defined in Section 1445 of the Code and Treasury regulations thereunder;

(b)          a certificate from Seller restating, on and as of the Closing Date, the representations made by Seller in Section 8.1, except that Seller, in such certificate, may modify the representations made by Seller in Section 8.1 to reflect facts and circumstances that exist on and as of the Closing Date that did not exist on and as of the Effective Date (such certificate being referred to herein as the “Seller’s Update Certificate”), it being agreed and understood that nothing contained in this Section 10.5(b) shall relieve Seller of its obligation to comply with all covenants of Seller expressly set forth herein or be deemed to waive or modify any condition precedent to Purchaser’s obligation to consummate the Closing under this Agreement;

(c)          New York State Real Estate Transfer Tax Return (TP-584), duly executed by Seller;

(d)          New York City Real Property Transfer Tax Return (NYC-RPT), duly executed and acknowledged by Seller;

(e)          a title certificate or affidavit substantially in the form attached hereto as Exhibit I to the Title Company;

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(f)          evidence reasonably satisfactory to Purchaser that the Person executing the Closing documents on behalf of Seller has full right, power and authority to do so;

(g)          the Assignment of Membership Interests in the form of Exhibit J, duly executed by Seller;

(h)          the LLC Agreement, duly executed by Seller;

(i)           a Contribution and Indemnity Agreement, duly executed by NYRT;

(j)           a New Property Management and Leasing Agreement, duly executed by Office Owner and Amenities Owner;

(k)          a Non-Imputation Affidavit in the form of Exhibit K, duly executed by Seller for the benefit of Title Company (together with the title certificate or affidavit described in clause (e) above, the “Title Affidavits”);

(l)           resignation letters of the members on the Commercial Board appointed by Seller in the form attached hereto as Exhibit S and duly authorized and executed by the respective parties thereto;

(m)          resignation letters of the members on the Condominium Board appointed by Seller in the form attached hereto as Exhibit T and duly authorized and executed by the respective parties thereto;

(n)          resignation letters of the officers of each Group Company resigning from their capacity as officers of such Group Company, in the form attached hereto as Exhibit U and duly authorized and executed by the respective parties thereto;

(o)          the Cravath Estoppel, the Nomura Estoppel, the Condominium Estoppel (if obtained by Seller), the Amenities Owner Estoppel, the Amenities Lender Estoppel, and a number of Non-Major Tenant Estoppels which, together with the Cravath Estoppel and the Nomura Estoppel, constitute estoppel certificates with respect to Tenant Leases demising at least 75.0% of the rentable space in the Property, in each case dated no earlier than thirty days prior to the Closing Date;

(p)          all tenant files and all other books, records, reports and other materials that relate to the Property (to the extent in the possession of Seller or any of the Group Companies or the Existing Property Manager), including, without limitation, the Records (to the extent in the possession of Seller or any of the Group Companies or the Existing Property Manager);

(q)          a Guaranty Agreement in the form of Exhibit C (the “Guaranty Agreement”), duly executed by NYRT;

(r)           the Amenities Lender Consent; and

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(s)           such other documents as are reasonably required by the Title Company or required by law to effect the consummation of the transactions which are the subject of this Agreement.

Section 10.6         Prorations.

(a)          Seller and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Time”) (x) interest payments on the Amenities Loan, on an if, as and when collected basis, and (y) the other items of income and expense referred to in this Section 10.6 (the items referred to in clauses (x) and (y), the “Proration Items”), including the following items with respect to the Office Property only: (i) real estate and personal property taxes, sewer rents and taxes, water rates and charges and assessments which are required to be paid for the calendar year in which the Closing occurs, (ii) utility bills (subject to the terms of Section 10.6(b) below), (iii) Rentals (subject to the terms of Section 10.6(b) below) on an if, as and when collected basis, (iv) charges under any Service Contracts that are in effect as of the Closing Date, (v) wages and fringe benefits (including vacation pay, sick days, health, welfare, pension and annuity contributions) and other compensation payable to or on behalf of employees of any Group Company; (vi) insurance premiums, and (vii) all other items customarily apportioned in connection with the sale of real property in New York, New York. The preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser for Purchaser’s approval (which approval shall not be unreasonably withheld, delayed or conditioned) at least three days prior to the Closing Date, and agreed upon by both Seller and Purchaser prior to the Closing (the “Closing Statement”). All income and expenses with respect to the period prior to the Closing Time (other than Casualty/Condemnation Funds, which shall be subject to Article IX) shall be for the account of the members of the Company prior to the Closing Time pro rata in accordance with their relative percentage interests in the Company and all income and expenses with respect to the period from and after the Closing Time shall be for the account of the members of the Company after the Closing Time pro rata in accordance with their relative percentage interests in the Company. If either party shall discover any error in the computation of any proration, such error shall be corrected promptly following notification thereof by the discovering party (provided such notification shall be given within 30 days following discovery thereof, but, other than with respect to Entity Proration Items, not later than one year following the Closing Date). The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Balance at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Time, the prorations shall be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations shall be made on the basis of the actual figures, and a final cash settlement shall be made between Seller and Purchaser. A final reconciliation of Proration Items (other than Entity Proration Items) shall be made by Purchaser and Seller on or prior to the date that is one year after the Closing; provided, however, that if information necessary to make a final determination with respect to a Proration Item (e.g., true ups with Tenants) is unavailable to the Company, a final determination with respect to such Proration Item shall be made by the Company promptly after such information becomes available to Purchaser or Seller. For the avoidance of doubt, any adjustments to the income and expense items in Section 10.6(a)-(k) shall not affect any change to the portion of such items allocated to Comfort Member; accordingly, all prorations required hereunder shall be made solely between Seller and Purchaser. The parties’ agreement to adjust any apportionments made under this Section 10.6 shall survive the Closing until the first anniversary of the Closing Date, except for apportionment of Entity Proration Items, which shall survive indefinitely, notwithstanding anything herein to the contrary.

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(b)          Purchaser shall receive a credit on the Closing Statement for the prorated amount (as of the Closing Time) of 48.7% of all Rentals which were (1) paid to and collected by Office Owner (without duplication) prior to the Closing Time and, (2) attributable to any period following the Closing Time. “Rentals” as used herein includes fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant’s proportionate share of building operation and maintenance costs and expenses as provided for under the Tenant Leases, to the extent the same exceeds any expenses that are specified in an applicable Tenant Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable to Seller or its successor by tenants under the Tenant Leases or from other occupants or users of the Property, but excluding specific tenant billings which are governed by Section 10.6(d). Rentals are “Delinquent” if they were due prior to the Closing Time and payment thereof has not been made on or before the Closing Time. Delinquent Rentals shall not be prorated at the Closing. All sums collected by Office Owner from and after Closing from each Tenant (excluding (x) Tenant payments specifically identified in writing as being for Operating Expense Recoveries attributable to the period prior to the Closing Time that are governed by Section 10.6(c) below and (y) tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.6(d) below) that owes Delinquent Rental payments as of the Closing shall be applied (i) first to the period in which the Closing Date occurs, until paid in full, (ii) then to rent amounts then due and payable by Tenant to Office Owner for periods following the period in which the Closing Date occurs, until paid in full, and (iii) then to prior delinquencies owed by such Tenant to Office Owner for the period prior to the period in which the Closing Date occurs, until paid in full. Purchaser shall cause any sums collected by Office Owner, or by any other Group Company (without duplication) on behalf of Office Owner, and due to Seller pursuant to the terms hereof to be promptly remitted to Seller.

(c)          Seller shall prepare a reconciliation as of the Closing Time of the amounts of all billings and charges with respect to the Office Property (collectively, “Operating Expense Recoveries”) for the fiscal year in which the Closing occurs. To the extent that any payment on account of Operating Expense Recoveries is required to be paid periodically by Tenants for any fiscal year (or, if applicable, any lease year or any other applicable accounting period), and at the end of such fiscal year (or lease year or other applicable accounting period, as the case may be) such estimated amounts are to be recalculated based upon the actual expenses, taxes or other relevant factors for that fiscal year (or lease year or other applicable accounting period, as the case may be), then Purchaser and Seller shall reasonably cooperate in good faith to (i) cause such estimated amounts to be recalculated and (ii) bill such Tenants for all such amounts due from such Tenants within 30 days following Seller’s approval of the recalculation. At the time(s) of final calculation and collection from (or refund to) each Tenant of the amounts in reconciliation of actual Operating Expense Recoveries, there shall be a re-proration between the members of the Company prior to the Closing Time and the members of the Company after the Closing Time as contemplated by Section 10.6(a). Seller, on or prior to the Closing, shall send the reconciliations to the Tenants for Operating Expense Recoveries for the fiscal year preceding the fiscal year in which the Closing occurs and, to the extent any such Tenant overpaid or underpaid such Operating Expense Recoveries, Seller or Purchaser shall receive a corresponding credit at the Closing, as applicable. Seller shall be solely responsible for administering any audits conducted by any Tenant pursuant to its Tenant Lease for any fiscal year prior to the fiscal year in which the Closing occurs and Seller shall be solely responsible for any overpayment of such Operating Expense Recoveries due any Tenant conducting such audits and, subject to Section 10.6(b), Seller shall have the right to collect such Operating Expense Recoveries due from any Tenant conducting such audits.

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(d)         With respect to specific tenant billings for work orders, special items performed or provided at the request of a given Tenant or other specific services, which are collected by Office Owner, the Company or any Subsidiary thereof after the Closing Time but relate to any such specific services rendered by Office Owner or its property manager prior to the Closing Time and which are identified on the applicable Tenant’s payment as relating to such specific services or which are clearly identifiable as being payment for any such specific services, Purchaser shall cause the Company to distribute such collected amounts to the members of the Company prior to the Closing.

(e)          Apportionment for real property taxes, water rates and charges, sewer taxes and rents and other similar items with respect to the Office Property shall be made on the basis of the fiscal year for which assessed. If the Closing Date occurs before such real property taxes, water rates and charges, sewer taxes and rents or similar items are finally fixed for the fiscal year in which the Closing Date occurs, then the apportionments thereof made at the Closing shall be made on the basis of the real property taxes, water rates and charges, sewer taxes and rents or other similar items, as the case may be, for the preceding fiscal year applied to the latest assessed valuation. After the real property taxes, water rates and charges, sewer taxes and rents or other similar items with respect to the Office Property, as the case may be, are finally fixed for the fiscal year in which the Closing Date occurs, Seller and Purchaser shall make a recalculation of the apportionment thereof based on the amounts finally fixed for the fiscal year in which the Closing Date occurs, and there shall be a re-proration between the members of the Company prior to the Closing Time and the members of the Company after the Closing Time as contemplated by Section 10.6(a), with the members of the Company prior to the Closing Time entitled to (or responsible for, as the case may be) the amounts attributable to the period prior to the Closing Time, and the members of the Company after the Closing Time entitled to (or responsible for, as the case may be) the amounts attributable to the period from and after the Closing Time.

(f)           If there are any meters measuring water consumption at the Office Property, Seller shall attempt to obtain meter readings to a date that is no more than 30 days before the Closing, and, if such readings are obtained, the unfixed water rates and charges and sewer taxes, if any, based thereon for the intervening time shall be apportioned on the basis of such readings, or if such readings are not obtained, the unfixed water rates and charges and sewer taxes and rents, if any, shall be apportioned based upon the last meter readings.

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(g)          Seller shall secure readings for all utilities provided to the Office Property (other than any such utilities that are directly metered and paid for by a Tenant under the applicable Tenant Lease) as of the Closing Time. To the extent that such readings are not available, at Closing the cost of such utilities (other than any such utilities that are directly metered and paid for by a Tenant under the applicable Tenant Lease) shall be apportioned as of the Closing Time between the members of the Company prior to the Closing Time, on the one hand, and the members of the Company after the Closing Time, on the other hand, on the basis of the most recent actual (not estimated) bill for such service, and, after Closing, upon determination of the final meter readings, shall be readjusted based on same as of the Closing Time.

(h)          If, as of the Closing Time, the Office Property or any part thereof is affected by any real property tax assessments, then Seller shall cause the Company to pay such assessments prior to the Closing (as to which the members of the Company prior to the Closing Time shall be responsible pro rata in accordance with their relative percentage interests in the Company), provided, however, that if such assessments are payable in installments, then Seller shall cause the Company to pay such installments due prior to the Closing Date (as to which the members of the Company prior to the Closing Time shall be responsible pro rata in accordance with their relative percentage interests in the Company), and the Company shall pay such installments due on or after the Closing Date (as to which the members of the Company after the Closing Time shall be responsible pro rata in accordance with their relative percentage interests in the Company).

(i)           Seller and Purchaser acknowledge that the apportionment of interest payments on the Amenities Loan contemplated by clause (x) of the first sentence of Section 10.6(a) shall take into account that (i) Amenities Owner’s obligation to make interest payments is limited in amount to “Cash Flow” (as defined in the Amenities Loan Documents), and (ii) Amenities Holdings indirectly owns Amenities Lender (and, accordingly, is entitled to receive interest payments made by Amenities Owner, in accordance with and subject to the terms and conditions of the Amenities Loan Documents). Notwithstanding anything to the contrary herein, the prorations, credits, apportionments and re-prorations contemplated by clauses (i) through (vii) of the first sentence of Section 10.6(a) apply solely with respect to the Office Property, it being acknowledged by the parties that the apportionment of interest payments on the Amenities Loan contemplated by clause (x) of the first sentence of Section 10.6(a) shall substitute for all items customarily apportioned in connection with the sale of interests in similarly located properties similar to the Amenities Property.

(j)           Purchaser shall receive a credit on the Closing Statement in an amount equal to 48.7% of Leasing Costs with respect to the Property (provided, that with respect to the Amenities Property, credit shall be given only for the Company’s allocated share of such Leasing Costs, which shall be based on its then current interest in distributions, if any) outstanding as of Closing or arising from (i) Tenant Leases (or amendments or modifications thereof) entered into prior to the Effective Date, (ii) any renewal option, termination option, extension option or expansion option exercised prior to the Effective Date and/or (iii) a Tenant, prior to the Effective Date, either waiving or electing not to exercise such Tenant’s rights (as contained in the applicable Tenant Lease) to terminate the applicable Tenant Lease for all or any portion of the premises or term demised thereby. Seller shall receive a credit on the Closing Statement in an amount equal to 48.7% of Leasing Costs paid with respect to the Property (provided, that with respect to the Amenities Property, credit shall be given only for the Company’s allocated share of such Leasing Costs, which shall be based on its then current interest in distributions, if any) during the period after the Effective Date and before the Closing Date (i) with respect to any Tenant Lease (or amendment or modification thereof) entered into after the Effective Date in accordance with this Agreement, (ii) with respect to any renewal option, termination option, extension option or expansion option contained in any Tenant Lease on the Effective Date and exercised after the Effective Date and (iii) payable by reason of a Tenant, after the Effective Date, either waiving or electing not to exercise such Tenant’s rights (as contained in the applicable Tenant Lease on the Effective Date) to terminate the applicable Tenant Lease for all or any portion of the premises or term demised thereby. At Purchaser’s request and direction, in lieu of the credit to be received by Purchaser, Seller shall fund all or any portion of such amount to a Refinancing Source as reserves for Leasing Costs.

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(k)          Purchaser shall receive a credit on the Closing Statement in an amount equal to 48.7% of all amounts due from any of the Owned Companies (provided, that with respect to Amenities Owner, credit shall be given only for the Company’s allocated share of such capital repair costs, which shall be based on its then current interest in distributions, if any) for capital repairs commenced or contracted for prior to the Closing, except to the extent the same have been commenced or contracted for after the Effective Date with the consent of Purchaser in accordance with the terms of this Agreement. At Purchaser’s request and direction, in lieu of the credit referenced in the immediately preceding sentence, Seller shall fund all or any portion of such amount to a Refinancing Source as reserves for Property capital expenditures.

(l)          Entity Proration Items shall be apportioned as of the Closing Time such that all Entity Proration Items arising from events, acts or omissions occurring prior to Closing Time shall be for the account of the members of the Company prior to the Closing Time, and all Entity Proration Items arising from events, acts or omissions occurring from and after Closing Time shall be for the account of the members of the Company after the Closing Time. For purposes of determining the apportionment of Entity Proration Items under this Section 10.6(l), such Entity Proration Items shall be allocated between periods ending at the Closing Time and periods beginning after the Closing Time based on the amount that would have been payable if each of the Group Companies had closed its books at 11:59 p.m. on the day immediately preceding the Closing Date; provided that in the case of taxes of the Group Companies other than gross receipts, sales or use, or taxes based upon or related to income, such taxes allocable to periods ending at the Closing Time shall include the amount of such taxes for the entire relevant tax period multiplied by a fraction the numerator of which is the number of days in the relevant tax period ending on the day immediately preceding the Closing Date and the denominator of which is the number of days in the entire relevant tax period, and the remaining portion of such taxes in the relevant tax period shall be allocated to periods beginning after the Closing Time. To the extent that any Entity Proration Item is for the account of the members of the Company prior to the Closing Time pursuant to this Section 10.6(l), then Seller shall pay to Purchaser 48.7% of such amount, if such amount is undisputed or, if such amount is disputed, after such amount is determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction. For purposes of this Section 10.6, any liabilities that accrue under the Title Affidavits are deemed to be Entity Proration Items and are deemed to have accrued prior to the Closing Date. Notwithstanding anything herein to the contrary, the provisions of this Section 10.6(l) shall survive the Closing indefinitely and, for the avoidance of doubt, shall be excluded from the terms and limitations set forth in Section 16.1(b) hereof.

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(m)         Seller and Purchaser acknowledge that the purchase of the Sale Interests by Purchaser hereunder does not include any cash, marketable securities and/or bank accounts (including any cash received upon the release of any Loan Reserves) of Seller, Amenities Owner, any other Group Company or any other Affiliate of Seller (in each case, other than any Casualty/Condemnation Funds, the disposition of which shall be governed by Article IX), and Purchaser shall have no right to object to Seller causing the Company to liquidate and distribute to the members prior to the Closing the proceeds of such cash, marketable securities and/or bank accounts at or prior to Closing (other than the cash, marketable securities and/or bank accounts of Amenities Owner, which shall be retained by Amenities Owner).

(n)          The provisions of this Section 10.6 shall survive the Closing except the Closing proration obligations shall survive only for a period of twelve months (other than as explicitly set forth herein, including those in clause (l) above, which shall survive indefinitely).

Section 10.7         Costs of Title Company and Closing Costs. Costs of the Title Company and other Closing costs incurred in connection with the Closing shall be allocated as follows:

(a)          Purchaser shall pay (i) all premiums and other costs for the Title Policy and any endorsements (excluding, for the avoidance of doubt, the Refinancing Source Title Costs) (provided that the foregoing shall not limit Seller’s obligation to pay all costs incurred by Seller with respect to the Cure of any Mandatory Removal Exception, or any Exception that Seller elects to Cure (in its sole discretion), in accordance with Section 6.2), (ii) the costs associated with any modifications, updates, or recertifications of the Existing Survey requested by Purchaser (and any other survey obtained by or at the direction of Purchaser), (iii) Purchaser’s attorneys’ fees, (iv) one-half of all of the Title Company’s and Escrow Agent’s escrow and closing fees, if any; and (v) all recording fees (other than recording fees in connection with the Refinancing or Existing Loan Defeasance);

(b)          Seller shall pay (i) one-half of all of the Title Company’s and Escrow Agent’s escrow and closing fees, if any, (ii) all present or future transfer taxes imposed by the State of New York and the City of New York on account of or with respect to the transfer of the Sale Interests by Seller to Purchaser pursuant to this Agreement, if any, (iii) Seller’s attorneys’ fees, (iv) all costs incurred by Seller with respect to the Cure of any Exception that Seller is obligated to Cure, or elects to Cure (in its sole discretion), in accordance with Section 6.2, (v) except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the Refinancing and Existing Loan Defeasance, including, without limitation, the costs of Purchaser’s commercially reasonable efforts to arrange for one or more Refinancing Loans as set forth in Section 7.3(a), (vi) all premiums and other costs actually incurred to purchase all title insurance coverages as required to satisfy the title insurance requirements of the Refinancing Sources, including all endorsements or deletions (the “Refinancing Source Title Cost”), provided that, at the Closing, Seller shall give a credit to Purchaser against the Purchase Price in an amount equal to 50.0% of the cost differential between (1) the total cost to purchase all title insurance coverages as required to satisfy the title insurance requirements of the Refinancing Sources, including all endorsements or deletions, without taking into account any discount obtained as a result of additional title coverage obtained by Purchaser and (2) the Refinancing Source Title Cost (an example of the allocation of title insurance costs and premiums pursuant to this Section 10.7 is attached hereto as Exhibit V), (vii) any mortgage recording taxes or fees, and (viii) any other recording fees in connection with the Refinancing Loans or Existing Loan Defeasance, in each case, in cash (including out of proceeds of the Refinancing Loans) at the Closing; and

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(c)          any other costs and expenses of Closing not provided for in this Section 10.7 shall be allocated between Purchaser and Seller in accordance with the custom in the county in which the Real Property is located.

If the Closing does not occur for any reason whatsoever, all costs incurred in connection with the transactions contemplated herein shall be borne by the party incurring such costs, unless otherwise expressly set forth herein to the contrary. The provisions of this Section 10.7 shall survive the Closing or termination of this Agreement.

Article XI
BROKERAGE

Section 11.1         Brokers. Each of Purchaser and Seller represents to the other party that it dealt with no broker, finder or salesperson in connection with this Agreement, except for Eastdil Secured, LLC and CBRE Inc. (collectively, “Broker”). Purchaser shall indemnify, defend and hold Seller harmless from any brokerage or finder’s fee or commission claimed by any Person asserting its entitlement thereto at the alleged instigation of Purchaser, for or on account of this Agreement or the transactions contemplated hereby (excluding Broker). Seller shall indemnify, defend and hold Purchaser harmless from any brokerage or finder’s fee or commission claimed by any Person asserting its entitlement thereto at the alleged instigation of Seller for or on account of this Agreement or the transactions contemplated hereby. Seller shall pay Broker a commission pursuant to separate agreements between Seller and Broker. The provisions of this Article XI shall survive the Closing or termination of this Agreement.

Article XII
CONFIDENTIALITY

Section 12.1         Confidentiality. Seller and Purchaser each expressly acknowledges and agrees that, unless and until the Closing occurs, the transactions contemplated by this Agreement and the terms, conditions, and negotiations concerning the same (including the existence of this Agreement) shall be held in the strictest confidence by each of them and shall not be disclosed by Purchaser or Seller except that such disclosure (including disclosure of the Documents) shall be permitted by Seller and Purchaser to their respective attorneys, partners (actual and prospective), lenders (actual and prospective, including any Refinancing Source), investors (actual and prospective), accountants, consultants (actual and prospective), officers, employees, directors, shareholders or Affiliates (and the transactions contemplated by this Agreement (including the existence of this Agreement) but not the terms and conditions of this Agreement or of the Documents shall be permitted to be disclosed by each of Seller and Purchaser to Tenants and service providers under Service Contracts) or as may be necessary for its performance hereunder or as otherwise reasonably believed to be required by applicable law or the rules of any organized stock exchange. Neither Seller nor Purchaser shall issue a press release or otherwise communicate with media representatives regarding this sale and purchase of the Sale Interests without the prior approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed), provided, however, that in no event shall Purchaser be entitled to disclose the names and identity of any Seller Parties. Notwithstanding the foregoing, Purchaser or its direct or indirect beneficial owners may disclose in press releases, filings with governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby as may be necessary or advisable under law, including securities laws, rules or regulations, GAAP or other accounting rules or procedures or the constituent owner’s prior custom, practice or procedure. The provisions of this Article XII shall survive the Closing or termination of this Agreement.

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Article XIII
REMEDIES

Section 13.1         Default by Seller. In the event that Seller defaults in its obligation to consummate the sale of the Sale Interests to Purchaser on the Closing Date in accordance with this Agreement, Purchaser may, as Purchaser’s sole and exclusive remedy, elect either of the following: (a) to terminate this Agreement by delivery of notice of termination to Seller, in which event (i) Purchaser shall receive from the Escrow Agent the Down Payment, and (ii) Purchaser shall be entitled to recover from Seller its actual out of pocket third party costs and expenses incurred in connection with the transaction contemplated herein, which costs and expenses shall in no event exceed $1,000,000, whereupon Seller and Purchaser shall have no further rights or obligations under this Agreement, except with respect to the Termination Surviving Obligations; (b) to bring an action against Seller for specific performance of such obligation (and file a lis pendens against the Real Property in connection therewith); or (c) to waive such default and proceed to Closing without adjustment of the Purchase Price; and in any such event, Purchaser hereby waives all other remedies, including any claim against Seller for damages of any type or kind including consequential, special, incidental and punitive damages. Notwithstanding the foregoing, (i) if the remedy of specific performance is not available to Purchaser due to Seller’s default under this Agreement during the period prior to the Closing in a manner that precludes Purchaser from acquiring the Sale Interests in accordance with this Agreement, then Purchaser shall have the right to make a claim against Seller for Purchaser’s actual damages (excluding special, indirect, consequential and punitive damages) arising from Seller’s default and (ii) nothing contained in this Section 13.1 shall limit Purchaser’s remedies at law, in equity or as herein provided in the event of a breach by Seller of any of the Closing Surviving Obligations after Closing or the Termination Surviving Obligations after termination. This Section 13.1 shall survive the termination of this Agreement.

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Section 13.2         DEFAULT BY PURCHASER. IN THE EVENT THAT (A) PURCHASER DEFAULTS IN ITS OBLIGATION TO CONSUMMATE THE PURCHASE OF THE SALE INTERESTS FROM SELLER ON THE CLOSING DATE IN ACCORDANCE WITH THIS AGREEMENT OR (B) PURCHASER DEFAULTS IN ITS OBLIGATIONS SET FORTH IN SECTION 7.3 WHICH DEFAULT GIVES RISE ON THE SCHEDULED CLOSING DATE TO THE FAILURE OF THE CONDITION SET FORTH IN SECTION 10.1(a)(iv) (EACH OF THE EVENTS SET FORTH IN CLAUSES (A) AND (B) OF THE PRECEDING SENTENCE BEING HEREINAFTER REFERRED TO AS A “MATERIAL PURCHASER DEFAULT”), THEN PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. PURCHASER AND SELLER HEREBY AGREE THAT (i) AN AMOUNT EQUAL TO THE DOWN PAYMENT (FOR THE AVOIDANCE OF DOUBT, INCLUDING ANY INTEREST ACCRUED THEREON) IS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT OF A MATERIAL PURCHASER DEFAULT AND (ii) SUCH AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR SUCH MATERIAL PURCHASER DEFAULT, AND SHALL BE PAID TO SELLER AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR ANY SUCH MATERIAL PURCHASER DEFAULT, WHEREUPON THIS AGREEMENT SHALL TERMINATE AND SELLER AND PURCHASER SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EXCEPT WITH RESPECT TO THE TERMINATION SURVIVING OBLIGATIONS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 13.2 (BUT WITHOUT LIMITING THE TERMS OF ARTICLE XVI) SHALL LIMIT SELLER’S REMEDIES AT LAW, IN EQUITY OR AS HEREIN PROVIDED IN THE EVENT OF A BREACH BY PURCHASER OF ANY OF THE CLOSING SURVIVING OBLIGATIONS AFTER CLOSING OR THE TERMINATION SURVIVING OBLIGATIONS AFTER TERMINATION. NOTHING CONTAINED IN THIS SECTION 13.2 SHALL BE DEEMED TO LIMIT SELLER'S RIGHT TO BE PAID THE DOWN PAYMENT (TOGETHER WITH ALL INTEREST THEREON, IF ANY) UNDER SECTION 10.1(d), IF APPLICABLE.

Section 13.3         Consequential and Punitive Damages. Each of Seller and Purchaser waive any right to sue the other for any consequential, special, incidental or punitive damages, and for diminution of value, for matters arising under this Agreement. The provisions of this Section 13.3 shall survive Closing or termination of this Agreement.

Article XIV
NOTICES

Section 14.1         Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be given by (a) personal delivery or (b) professional expedited delivery service with proof of delivery, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other Person as the addressee shall have designated by notice sent in accordance herewith and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery on a Business Day at the address or in the manner provided herein. The attorney for a party shall be entitled to give notice on behalf of such party; any such notice so given shall have the effect of being from the party that the attorney represents. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

To Purchaser:	c/o SL Green Realty Corp. 420 Lexington Avenue, 19th Floor New York, New York 10170 Attention: Andrew S. Levine

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c/o RXR Realty, LLC 625 RXR Plaza Uniondale, New York 11556 Attention: Jason M. Barnett c/o SL Green Realty Corp. 420 Lexington Avenue, 19th Floor New York, New York 10170 Attention: Marc Holliday
with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Harvey R. Uris, Esq.

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Brian S. Lichter, Esq.

To Seller: with copies to:

c/o Winthrop REIT Advisors, LLC
7 Bulfinch Place, Suite 500
Boston, Massachusetts 02114
Attention: John Garilli

Wendy Silverstein

Chief Executive Officer

New York REIT, Inc.

c/o Witkoff Group

40 West 57th Street

New York, New York 10019

and

Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Steven L. Lichtenfeld, Esq.

Section 14.2         Survival. The provisions of this Article XIV shall survive the Closing or termination of this Agreement.

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Article XV
ASSIGNMENT AND BINDING EFFECT

Section 15.1         Assignment; Binding Effect. Other than as permitted by this Section 15.1, Purchaser shall not have the right to assign this Agreement or otherwise transfer this Agreement or permit any direct or indirect interests in Purchaser to be transferred in each case without Seller’s prior written consent; provided that transfers of indirect interests in Purchaser that would be permitted pursuant to Section 11.1(a)(ii) through (vii) of the LLC Agreement shall not require Seller’s consent. Without Seller’s consent, Purchaser may assign this Agreement to an Affiliate of Purchaser that is directly or indirectly wholly-owned by Purchaser or by Purchaser’s direct or indirect parent pursuant to an assignment and assumption agreement in form reasonably acceptable to Seller pursuant to which Purchaser’s assignee assumes and agrees to perform all of Purchaser’s obligations hereunder, provided that no assignment or assumption of Purchaser’s rights or obligations hereunder shall relieve the assignor of the obligations of Purchaser hereunder. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and no other party shall be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and permitted assigns of such party under this Agreement.

Article XVI
LIMITED SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 16.1         Survival of Representations and Warranties .

(a)          Notwithstanding anything to the contrary contained in this Agreement, (i) the representations and warranties of Seller set forth in Sections 8.1(a) through 8.1(g) (inclusive), 8.1(r) through 8.1(t) (inclusive), 8.1(x), 8.1(y), 8.1(cc) and 8.1(dd) (collectively, the “Seller Entity Representations”), Seller’s liability with respect thereto, the representations and warranties of Purchaser set forth in Section 8.2, and Purchaser’s liability with respect thereto, shall survive the Closing for twelve months, (ii) the representations and warranties of Seller set forth in Sections 8.1(h) through 8.1(q) (inclusive), 8.1(u) through 8.1(w) (inclusive), 8.1(z) through 8.1(bb) (inclusive), 8.1(ee), 8.1(ff) and 8.1(gg) and Seller’s liability with respect thereto, shall survive the Closing for a period of nine months and (iii) in each case, any action with respect thereto shall be brought within 30 days after the end of such survival period, as applicable.

(b)          Except as otherwise provided herein, neither party shall have any right to bring any action against the other as a result of any untruth, inaccuracy or breach of such representations and warranties in Section 8.1 (as may be updated by Seller’s Update Certificate in accordance with the terms of Section 10.1(b)(ii)) or in Section 8.2, unless and until the aggregate amount of all liability and losses arising out of all such untruths, inaccuracies and breaches exceeds, in the aggregate with respect to such party, $500,000 (the “Basket”), but shall be permitted to seek recovery for the full amount of such liability and losses once such liability and losses exceed, in the aggregate, the Basket. In addition, in no event shall either party’s liability for such untruths, inaccuracies and breaches exceed, in the aggregate, $15,000,000.00 (the “Cap”). For the purposes of (x) determining whether there has been an untruth, inaccuracy or breach of any of the Seller Entity Representations and (y) calculating the amount of liability and losses arising from any such untruth, inaccuracy or breach, all “material,” “materially,” “in all material respects,” and other like qualifications based on materiality shall be disregarded (the “Materiality Exclusion”).

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(c)          If, prior to the Closing, Purchaser has actual knowledge of the breach of a representation or warranty of Seller in Section 8.1 or Purchaser obtains actual knowledge (from whatever source as a result of due diligence investigations and inspections of the Property, the Sale Interests or the Group Companies or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s representations or warranties in Section 8.1, and Purchaser nevertheless consummates the Closing, then Seller shall have no liability with respect to such breach or contradiction of such Seller representation or warranty, except to the extent of any liability that may arise in connection with an untruth, inaccuracy or breach of any of the Seller Entity Representations arising solely as a result of the Materiality Exclusion.

(d)          The Closing Surviving Obligations shall survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, shall not survive the Closing Date but shall be merged into the Closing documents delivered at the Closing. The Termination Surviving Obligations shall survive termination of this Agreement without limitation unless a specified period is otherwise provided in this Agreement.

(e)          The provisions of this Article XVI shall survive the Closing.

Article XVII
MISCELLANEOUS

Section 17.1         Waivers. No waiver of any breach of any covenant or provision contained herein shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

Section 17.2         Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement (including a specific performance action commenced by Purchaser pursuant to Section 13.1), then in that event the prevailing party shall be entitled to recover from the other party all reasonable attorneys’ fees and costs resulting therefrom. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean all court costs and the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other Persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 17.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

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Section 17.3         Construction. Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. In the event the date on which Purchaser or Seller is required to take any action under the terms of this Agreement is not a Business Day, the deadline for the performance of such action shall be the next succeeding Business Day. The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement.

Section 17.4         Counterparts. To facilitate execution of this Agreement, this Agreement may be executed in multiple counterparts, each of which, when assembled to include an original, faxed or electronically mailed in portable document format (“PDF”) signature for each party contemplated to sign this Agreement, shall constitute a complete and fully executed agreement. All such fully executed original, faxed or PDF counterparts shall collectively constitute a single agreement.

Section 17.5         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 17.6         Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged.

Section 17.7         Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 17.8         No Recording. The parties hereto agree that neither this Agreement nor any affidavit concerning it shall be recorded, except a lis pendens may be filed against the Real Property by Purchaser in an action for specific performance.

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Section 17.9         Further Actions. The parties hereto agree to execute such instructions to the Escrow Agent and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement. Seller agrees that Seller will, to the extent required under the LLC Agreement, cause Seller’s Manager (as such term is defined in the LLC Agreement) to consent to, and will not object to any action taken by Purchaser following the Closing to cause any of the Group Companies to, make, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices of assignments, transfers and assurances as Purchaser shall from time to time reasonably require, for the better assuring, conveying, assigning, transferring and confirming unto Purchaser the rights and interests hereby conveyed or assigned or intended now (including, but not limited to, direct or indirect ownership and management rights in the Office Property and the Amenities Property), or for carrying out the intention or facilitating the performance of the terms of this Agreement.

Section 17.10         No Other Inducements. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

Section 17.11         Exhibits and the Disclosure Letter. All references to Exhibits or sections of the Disclosure Letter refer to the same as may be amended or modified pursuant to amendments and modifications permitted hereunder. All exhibits referred to in this Agreement are attached and incorporated by this reference and all sections of the Disclosure Letter referred to in this Agreement are incorporated by this reference. Any capitalized term used in any Exhibit or the Disclosure Letter which is not defined in such Exhibit or the Disclosure Letter shall have the meaning attributable to such term in the body of this Agreement.

Section 17.12         No Partnership. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of seller and purchaser with respect to the Sale Interests to be conveyed and assigned as contemplated hereby.

Section 17.13         Limitations on Benefits. It is the explicit intention of Purchaser and Seller that no Person other than Purchaser and Seller and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Seller or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including any broker or any Tenant) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Seller expressly reject any such intent, construction or interpretation of this Agreement.

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Section 17.14         Exculpation. Subject to the LLC Agreement, the Contribution and Indemnity Agreement, and the Guaranty Agreement, Purchaser shall look only to Seller’s interest in the Sale Interests (and the proceeds of the sale thereof) for the satisfaction of Purchaser’s remedies, and no other property or assets of Seller or of any of Seller’s direct or indirect members, shareholders, employees, agents, officers, directors, partners, joint venturers, principals (disclosed or undisclosed), beneficiaries, owners or Affiliates shall be subject to levy, execution or other enforcement procedure for the satisfaction of Purchaser’s remedies under or with respect to this Agreement. Subject to the Contribution and Indemnity Agreement, and the Guaranty Agreement, in no event whatsoever shall recourse be had or liability asserted against any of Seller’s or Purchaser’s direct or indirect members, shareholders, employees, agents, officers, directors, partners, joint venturers, principals (disclosed or undisclosed), beneficiaries, owners or Affiliates, as applicable. The direct and indirect members, shareholders, employees, agents, officers, directors, partners, joint venturers, principals (disclosed or undisclosed), beneficiaries, and owners of Seller and Purchaser, and their respective trustees, officers, directors, employees, agents and security holders, assume no personal liability for any obligations entered into on behalf of Seller and Purchaser, as applicable, under this Agreement and the Closing documents.

Section 17.15         Waiver of Jury Trial. THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

Section 17.16         Consent to Jurisdiction. To the fullest extent permitted by law, each party hereto hereby irrevocably consents and agrees, for the benefit of each other party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, shall be brought in any city, state or federal court located in the Borough of Manhattan, The City of New York (the “Designated Courts”), and hereby irrevocably accepts and submits to the jurisdiction of the Designated Courts (and of the appropriate appellate courts) of each such Designated Court with respect to any such action, suit or proceeding. Each party hereto also hereby irrevocably consents and agrees, for the benefit of each other party, that any legal action, suit or proceeding against it shall be brought in any Designated Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Designated Court with respect to any such action, suit or proceeding. Each party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such Designated Court and hereby further waives and agrees not to plead or claim in any such Designated Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum. Each party agrees that (i) to the fullest extent permitted by law, service of process may be effectuated hereinafter by mailing a copy of the summons and complaint or other pleading by certified mail, return receipt requested, at its address set forth above and (ii) all notices that are required to be given hereunder may be given by the attorneys for the respective parties.

Section 17.17         Survival. The provisions of this Article XVII shall survive the Closing or termination of this Agreement.

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Article XVIII
TAX MATTERS

Section 18.1         Tax Certiorari Proceedings. If any tax reduction proceedings in respect of the Property relating to the fiscal year ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, Seller reserves, and shall have, the right to withdraw, continue to prosecute or settle any such proceedings, at Seller’s sole cost and expense; provided that Seller shall not settle any such proceeding that would have any effect on the fiscal year in which the Closing occurs or any fiscal year thereafter without Purchaser’s prior written consent, which such consent shall not be unreasonably withheld, delayed or conditioned. Each party shall reasonably cooperate with the other party in connection with the prosecution of any such tax reduction proceedings.

Section 18.2         Refunds. Any refunds or savings in the payment of taxes with respect to the Office Property resulting from such tax reduction proceedings applicable to the period prior to the Closing shall be distributed solely to the members of the Company prior to the admission of Purchaser as a member, and any refunds or savings in the payment of taxes applicable to the period from and after the Closing shall belong to and be the property of the Company (as to which Purchaser (as a member of the Company from and after Closing) shall be entitled to 48.7% of such amounts); provided, however, that if any such refund creates an obligation to reimburse any Tenants for any Operating Expense Recoveries paid by such Tenants, each of Seller (with respect to Operating Expense Recoveries relating to the period prior to the Closing) and the Company (with respect to Operating Expense Recoveries relating to the period following the Closing) shall be responsible for the payment to such Tenants of the portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses (as may be provided in the Tenant Lease) to such Tenant). All reasonable attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and the Company (as contemplated by Section 10.6) in proportion to the gross amount of such refunds or savings payable to Seller and the Company (as contemplated by Section 10.6), respectively (without regard to any amounts reimbursable to Tenants).

Section 18.3         Survival. The provisions of this Article XVIII shall survive the Closing.

[SIGNATURES FOLLOW ON NEXT SUCCEEDING PAGE]

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IN WITNESS WHEREOF, Seller and Purchaser have respectively executed this Agreement to be effective as of the date first above written.

SELLER:

ARC NYWWPJV001, LLC,
a Delaware limited liability company

By:	/s/ Wendy Silverstein
Name: Wendy Silverstein
Title: President

PURCHASER:

WWP JV LLC,
a Delaware limited liability company

By:	RXR WWP REIT LLC, a Delaware limited liability company, its member

By:	/s/ Jason Barnett
Name: Jason Barnett
Title: Authorized Person

By:	WWP MEMBER LLC, a Delaware limited liability company, its member

By:	/s/ Andrew S. Levine
Name: Andrew S. Levine
Title: Executive Vice President

EXHIBIT B

FORM OF LLC AGREEMENT

[See Attached]

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WWP HOLDINGS, LLC

A Delaware Limited Liability Company

Dated as of [•], 2017

THE LIMITED LIABILITY COMPANY INTERESTS CREATED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE SECURITIES LAWS PURSUANT TO EFFECTIVE REGISTRATION OR AN EXEMPTION THEREFROM. IN ADDITION, SUCH INTERESTS MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED, IN WHOLE OR IN PART, EXCEPT AS PROVIDED IN ARTICLE 11 OF THIS AGREEMENT. ACCORDINGLY, THE HOLDERS OF SUCH INTERESTS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE RISKS OF THEIR RESPECTIVE INVESTMENTS IN SUCH INTERESTS FOR AN INDEFINITE PERIOD OF TIME.

 i

6.4	Expenses	40

6.5	Availability of Books of Account	40

6.6	Tax Returns and Tax Elections	40

6.7	Tax Matters Representative	41

ARTICLE 7 CAPITAL CONTRIBUTIONS		43

7.1	Capital Accounts of the Members; Capital Contributions	43

7.2	No Obligation	43

7.3	Additional Capital Contributions	44

7.4	Capital of the Company	50

ARTICLE 8 CAPITAL ACCOUNTS		50

8.1	Establishment and Determination of Capital Accounts	50

8.2	Negative Capital Accounts	51

ARTICLE 9 Distributions		51

9.1	Distribution Generally	51

9.2	Quarterly Distribution	51

9.3	Capital Proceeds Distributions	52

9.4	Amounts and Priority of Distributions	53

9.5	Limitation Upon Distributions	54

9.6	Withholding	54

9.7	Accounting Principles	54

ARTICLE 10 ALLOCATIONS		54

10.1	Allocations of Net Income and Net Loss Generally	54

10.2	Regulatory Allocations	54

10.3	Tax Allocations; Code Section 704(c)	56

ARTICLE 11 TRANSFER OF MEMBERSHIP INTERESTS		57

11.1	Transfers of a Member’s Membership Interest	57

11.2	Right of First Offer	60

11.3	Tag Along Rights	63

11.4	Forced Sale	64

11.5	Consummation of Transactions	68

11.6	Comfort Member Put Option.	76

11.7	Assignment Binding on Company	78

11.8	Substituted Members	79

11.9	Conditions Applicable to All Transfers	79

11.10	Transfer Taxes	80

11.11	Representations and Warranties	82

11.12	Acceptance of Prior Acts	82

ARTICLE 12 DISSOLUTION OF THE COMPANy and WINDING UP		82

12.1	Dissolution	82

12.2	Winding Up	82

12.3	Distributions	83

ARTICLE 13 representations and warranties		83

13.1	Representations and Warranties	83

ARTICLE 14 AMENDMENTS		86

14.1	Amendments	86

14.2	Execution by Substituted Members	86

ARTICLE 15 MISCELLANEOUS		87

15.1	REIT Compliance	87

15.2	Further Assurances	88

15.3	Notices	88

15.4	Conflicts of Interest; Transactions with Affiliates	90

15.5	[Intentionally Omitted]	90

15.6	Headings and Captions	90

15.7	Counterparts	90

15.8	Governing Law	90

15.9	Consent to Jurisdiction	90

15.10	Partition	91

15.11	Validity	91

15.12	Successors and Assigns	91

15.13	Entire Agreement	91

15.14	Waivers	91

15.15	No Third-Party Beneficiaries	91

15.16	Remedies Not Exclusive	91

15.17	Arbitration	92

15.18	Survival	92

15.19	Waiver of Jury Trial	92

15.20	Recovery of Certain Fees	93

15.21	Action by Investor Member	93

15.22	Existing LLC Agreement	93

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of WWP HOLDINGS, LLC, a Delaware limited liability company (the “Company”), dated as of [•], 2017 (the “Effective Date”), by and between ARC NYWWPJV001, LLC, a Delaware limited liability company (the “Owner Member”), having an office at 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114, as member, WWP JV LLC, a Delaware limited liability company (the “Investor Member”), having an office at c/o RXR Realty LLC, 625 RXR Plaza, Uniondale, New York 11556, as member, and WWP Sponsor, LLC, a Delaware limited liability company (the “Comfort Member”), having an office at c/o George Comfort & Sons, Inc., 200 Madison Avenue, New York, New York 10016, as member. The Owner Member, the Comfort Member, and the Investor Member are herein collectively referred to as the “Members.” The Owner Member and the Investor Member are herein collectively referred to as the “Participating Members.” Any reference in this Agreement to a Member shall include such Member’s successors and assigns to the extent such successors and assigns have become Substituted Members (as defined in Article 1) in accordance with the provisions of this Agreement. Any reference in this Agreement to the Administrative Member (as defined in Article 1) shall include such Administrative Member’s successors and assigns to the extent such successors and assigns have become an Administrative Member in accordance with the provisions of this Agreement.

WITNESSETH:

WHEREAS, the Company was formed on June 1, 2009 upon the filing of a Certificate of Formation pursuant to the Act;

WHEREAS, the Owner Member and Comfort Member entered into that certain Second Amended and Restated Limited Liability Company Agreement, dated as of October 31, 2013 (the “Existing LLC Agreement”);

WHEREAS, pursuant to the terms of that certain Membership Interest Purchase Agreement, dated as of September 14, 2017 (the “Membership Interest Purchase Agreement”), by and between the Owner Member and the Investor Member, pursuant to which the Investor Member will acquire a 48.7 % Membership Interest in the Company, the Owner Member desires to admit the Investor Member into the Company and the Members desire to amend and restate the Existing LLC Agreement in its entirety as set forth herein;

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and provisions governing the ownership and operation of the Company and the respective rights and obligations of the Members with respect thereto; and

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to amend and restate the Existing LLC Agreement as follows:

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ARTICLE 1
DEFINITIONS

1.1           Definitions. As used in this Agreement, the following terms shall have the meanings set forth below, which meanings shall be applicable equally to the singular and plural of the terms defined:

“2018 Budget Year” means the Budget Year ending on December 31, 2018.

“48.7% Acquisition” means the acquisition of the Membership Interests by Investor Member pursuant to the Membership Interest Purchase Agreement.

“Acceptance Notice” means the ROFO Acceptance Notice or the Forced Sale Acceptance Notice, as applicable.

“Accountants” means the firm of independent certified public accountants selected from time to time by Board Approval to act as accountants for the Company; it being agreed that any so called “Big Four” accounting firm, Berdon LLP, Marcum LLP and Margolin, Winer & Evens LLP are each approved as an Accountant.

“Act” means the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), or any successor statute thereto.

“Additional Capital” has the meaning set forth in Section 7.3(a)

“Additional Capital Contribution” means, with respect to any Member, a contribution or deemed contribution to the capital of the Company made by such Member after the Effective Date pursuant to Section 7.3 or otherwise.

“Adjusted Capital Account Deficit” means, with respect to any Member, the negative balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, determined after giving effect to the following adjustments: (a) credit to such Capital Account any portion of such negative balance which such Member (i) is treated as obligated to restore to the Company pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Regulations, or (ii) is deemed to be obligated to restore to the Company pursuant to the penultimate sentence of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and (b) debit from such Capital Account the items described in Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

“Adjusted Forced Sale Price” means the amount that a seller of the Forced Sale Property would receive if the same were sold for cash for a purchase price equal to the Gross Forced Sale Price, all Company Loans secured by the Forced Sale Property and any direct or indirect interest therein owned directly or indirectly by the Company were discharged, assuming that there are no assumption fees, prepayment premiums, defeasance costs and charges or similar costs and fees, and Transfer Taxes (unless Transfer Taxes are payable by the transferor as a result of the consummation of the transaction giving rise to the payment of the Adjusted Forced Sale Price), customary broker fees and other customary costs of closing were paid by the party customarily responsible for such costs.

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“Administrative Member” means the Investor Member, until removed in accordance with Section 4.1(b), and thereafter any other Person admitted as the Administrative Member in accordance with Section 4.1(c), in such Person’s capacity as the Administrative Member of the Company.

“Affected Gain” has the meaning set forth in Section 10.3(c).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Persons. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

“Affiliate Transaction” means any transaction between (i) any Member, Manager or any of their Affiliates, and/or any of their members, partners or officers, and (ii) the Company and/or its Subsidiaries.

“Agreement” means this Third Amended and Restated Liability Company Agreement of the Company, as it may hereafter be amended, supplemented or otherwise modified from time to time.

“ALR” has the meaning set forth in Section 11.5(b)(i)(B).

“Alternative Property” has the meaning set forth in Section 5.3(b).

“Amenities Holdings” means WWP Amenities Holdings, LLC, a Delaware limited liability company.

“Amenities Loan” means that certain Second Amended and Restated Loan Agreement, dated as of June 11, 1997, as amended by the Modification of Second Amended and Restated Loan Agreement dated as of December 31, 2000, among Amenities Owner, BRE/Worldwide L.L.C. (predecessor in interest to Amenities Lender), as agent and second mortgage lender, BRE/Worldwide II L.L.C. (predecessor in interest to Amenities Lender), as third mortgage lender, and The Youth Renewal Fund as the fourth and fifth mortgage lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time after the date hereof.

“Amenities Loan Documents” means the documents, agreements and instruments evidencing or securing the Amenities Loan.

“Amenities Owner” means New York Communications Center Associates, L.P., a Delaware limited partnership.

“Annual Budget” means the annual operating expense and capital budget for the Company and its Subsidiaries, which shall be a part of the Annual Business Plan; it being understood that the Amenities Owner shall have a separate Annual Budget from the Company and the remaining Subsidiaries.

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“Annual Business Plan” means the Company and its Subsidiaries’ business plan for any Budget Year, which may consist of, and which in all events shall include, the Annual Budget for such Budget Year.

“Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Entity, (ii) any consents or approvals of any Governmental Authority and (iii) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of or agreements with any Governmental Authority.

“Applicable Party” has the meaning set forth in Section 5.3(b).

“Approved Annual Budget” means the Annual Budget in the form that has received Board Approval, whether included as part of an Approved Annual Business Plan or otherwise. The Initial Budget shall be deemed to constitute an Approved Annual Budget.

“Approved Annual Business Plan” means an Annual Business Plan that, in its entirety, has received Board Approval. An Approved Annual Budget shall be deemed to constitute an Approved Annual Business Plan with respect to the corresponding Budget Year unless a separate Annual Business Plan receives Board Approval.

“Assignee” means any Person to whom any Membership Interest in the Company has been transferred in a Transfer expressly permitted hereunder and who has not been admitted as a Substituted Member.

“Assignment and Assumption of Amenities Owner’s Equity Interests” has the meaning set forth in Section 10.5(b)(ii)(A).

“Assignment and Assumption of Contracts” has the meaning set forth in Section 10.5(b)(i)(E).

“Bankruptcy” means, with respect to the affected party, (i) the entry of an order for relief under the Bankruptcy Code, (ii) the admission by such party of its inability to pay its debts as they mature, (iii) the making by it of an assignment for the benefit of creditors, (iv) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the application by such party for the appointment of a receiver for the assets of such party, (vi) the filing of an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts or any other similar relief under the Bankruptcy Code or any other federal or state insolvency law or (vii) the imposition of a judicial or statutory lien on all or a substantial part of its assets. With respect to a Member, the foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Bankruptcy Code” means Title 11 of the United States Code.

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“Bid Interest Purchase Price” means the aggregate distributions that the Owner Member would be entitled to receive in accordance with the provisions of Article 12 under this Agreement if the Forced Sale Property was sold for cash for a purchase price equal to the Bid Price, all Company Loans secured by the Forced Sale Property and any direct or indirect interest therein owned directly or indirectly by the Company were discharged, assuming that there are no assumption fees, prepayment premiums, defeasance costs and charges or similar costs and fees, all other liabilities secured by the Forced Sale Property and any direct or indirect interest therein and all liabilities of the Owner Member were discharged (including any Make-Up Loans), all Special Liabilities were discharged, and Transfer Taxes (unless Transfer Taxes are payable by the transferor as a result of the consummation of the transaction giving rise to the payment of the Bid Interest Purchase Price), customary broker fees and other customary costs of closing were paid by the party customarily responsible for such costs, and the Company was liquidated and all assets of the Company were distributed in accordance with the provisions of Article 12.

“Bid Price” has the meaning set forth in Section 11.4(d).

“Bid Purchase Price” means the amount that a seller of the Forced Sale Property would receive if the same were sold for cash for a purchase price equal to the Bid Price, all Company Loans secured by the Forced Sale Property and any direct or indirect interest therein owned directly or indirectly by the Company were discharged, assuming that there are no assumption fees, prepayment premiums, defeasance costs charges or similar costs and fees, and Transfer Taxes (unless Transfer Taxes are payable by the transferor as a result of the consummation of the transaction giving rise to the payment of the Bid Purchase Price), customary broker fees and other customary costs of closing were paid by the party customarily responsible for such costs.

“Bipartisan Budget Act” means the amendments to Subchapter C of Chapter 63 of the Code made by the Bipartisan Budget Act of 2015.

“Board” has the meaning set forth in Section 4.2(a).

“Board Approval” means, subject to Section 4.2(a)(iv), the approval of a majority of the Board, whether at a Board meeting in accordance with Section 4.2(a) or by written approval, which, with respect to any Manager’s approval may be given by email from such Manager; provided that, subject to Section 4.2(a)(iv), “Board Approval” shall require the approval of at least one Manager designated by the Owner Member.

“Budget Year” means, with respect to Fiscal Year 2017, the period beginning on the Effective Date and ending on December 31, 2017; and, with respect to each Fiscal Year thereafter, “Budget Year” means the period beginning on January 1 and ending on December 31 of such year.

“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close in New York, New York.

“Call Notice” has the meaning set forth in Section 7.3(a).

“Capital Account” when used in respect of any Member means the capital account maintained for such Member in accordance with Section 8.1, as said Capital Account may be increased or decreased from time to time pursuant to the terms of this Agreement.

“Capital Call Amount” has the meaning set forth in Section 7.3(a).

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“Capital Contribution” means, with respect to any Member, any cash, cash equivalents or the Gross Asset Value of property contributed or deemed contributed to the Company by such Member in accordance with Article 7 or as otherwise expressly provided herein.

“Capital Proceeds” means the cash received by the Company or any of its Subsidiaries (without duplication) from a Capital Transaction and any reduction in reserves previously established from a Capital Transaction (other than for payment of the items for which the applicable reserve was established), in each case in excess of the sum of (i) the amount actually used to repay indebtedness (principal and interest) secured by any direct or indirect interest in the Property or any other asset directly or indirectly owned by the Company, (ii) the actual out-of-pocket costs, charges and expenses incurred in connection with such Capital Transaction and (iii) any reserves established with Board Approval (including in an Approved Annual Budget) and funded from the proceeds of such Capital Transaction.

“Capital Transaction” means any of the following: (i) any sale (including pursuant to Section 11.5(b) or (c)), exchange, insurance award in respect of a casualty (other than business interruption insurance or rental loss insurance), condemnation or other disposition of the Property or other assets (or any Subsidiary of the Company) in whole or in part, or (ii) any financing or refinancing of any Property (or any Subsidiary of the Company) in whole or in part.

“Cause Event” means (i) with respect to the Administrative Member, its designee as a Manager, and if the Investor Member is the Administrative Member, SLG, SLG OP or RXR Realty (provided that if a “Cause Event” results from an event with respect to SLG or SLG OP, on the one hand, or RXR Realty on the other hand, it shall not constitute a Cause Event if, within 30 days after the Cause Event (I) the designee as a Manager of SLG or SLG OP, on the one hand, or RXR Realty on the other hand, as applicable, resigns as Manager and the other of SLG or RXR Realty appoints a replacement Manager and (II) any Affiliate of SLG or SLG OP, on the one hand, or RXR Realty on the other hand, as applicable, ceases to provide services under the Property Management and Leasing Agreement and an Affiliate of the other of SLG or SLG OP, on the one hand, or RXR Realty on the other hand provides such services) (a) fraud, criminal conduct or willful misconduct by such Person related to or in connection with this Agreement, the other Transaction Documents, the Loan Documents, the transactions contemplated hereby or thereby, the Company, any Subsidiary thereof or the Property, which, in each case (y) is not disputed in writing within 15 Business Days of receipt of written notice thereof by Investor Member (which notice shall indicate in bold print in a font not less than 32 point font that failure to respond within 15 Business Days will constitute an admission of a Cause Event) or (z) if disputed, is determined by a final, non-appealable determination in a court of competent jurisdiction or (b) such Person enters a plea of no contest or is convicted of any felony involving moral turpitude; provided, in each case, if, within 30 days of Administrative Member obtaining knowledge of such event, Administrative Member removes such Person as a Manager, officer, member or partner, as applicable, and reimburses the Companies for all losses actually suffered as a result of the occurrence of any of the foregoing events, then the same shall not result in a Cause Event, (ii) with respect to the Owner Member, a Key Person Event, and (iii) the occurrence of any of the following events: (A) Administrative Member or a Manager designated by the Administrative Member has breached this Agreement, the other Transaction Documents or the Loan Documents, which breach was not cured within 30 days after written notice thereof from the Participating Member that is not the Administrative Member (or, if such breach was susceptible to be cured, and the Administrative Member began action within 30 days to cure the breach, Administrative Member such cure was completed within an additional 90 days), which, in each case, (i) is not disputed in writing within 15 Business Days of receipt of written notice thereof by Investor Member (which notice shall indicate in bold print in a font not less than 32 point font that failure to respond within 15 Business Days will constitute an admission of a Cause Event) or (ii) if disputed, is determined by a final, non-appealable determination in a court of competent jurisdiction; (B) Administrative Member shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of such Administrative Member for all or substantially all its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against such Administrative Member for reorganization, and, in each case, such adjudication or order shall remain in force or unstayed for a period of 90 days; or (C) Administrative Member shall institute proceedings for voluntary bankruptcy or shall file a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or shall consent to the appointment of a receiver for itself or for all or substantially all its property, or shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts, generally, as they become due, other than in a writing to one or more lenders under the Loan Documents.

6

“Certificate of Formation” has the meaning set forth in Section 2.1.

“Closing” has the meaning ascribed thereto in the Membership Interest Purchase Agreement.

“Closing Date” has the meaning ascribed thereto in the Membership Interest Purchase Agreement.

“Code” means the Internal Revenue Code of 1986. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Comfort Member” has the meaning set forth in the introductory paragraph.

“Comfort Member Put Notice” has the meaning set forth in Section 11.6(b).

“Comfort Member Put Option” has the meaning set forth in Section 11.6(a).

“Comfort Member Put Period” has the meaning set forth in Section 11.6(a).

“Comfort Member Put Price” has the meaning set forth in Section 11.6(c).

“Comfort Member Put Price Proposal” has the meaning set forth in Section 11.6(d).

“Comfort Member Special Failed Contribution” has the meaning set forth in Section 7.3(c).

“Companies” means, collectively, the Company and its Subsidiaries.

“Company” has the meaning set forth in the introductory paragraph.

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“Company Assets” means all right, title and interest of the Company, directly or indirectly, in and to all or any portion of the assets of the Company and any property (real, personal, tangible or intangible) or estate acquired in exchange therefor or in connection therewith, including as the context may require the Subsidiaries of the Company and indirectly the Property.

“Company Loan” means any Indebtedness of the Company or a Subsidiary thereof, including, without limitation, any Mortgage Indebtedness and/or Mezzanine Indebtedness.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Contributing Member” has the meaning set forth in Section 7.3(d).

“Contributing Member LLC Loan” has the meaning set forth in Section 7.3(g)(ii).

“Contribution, Reimbursement and Indemnity Agreement” means a contribution, reimbursement and indemnity agreement among Creditworthy Affiliates of Investor Member, a creditworthy Affiliate of Owner Member, and agreed to and acknowledged by the Members, substantially in the form attached hereto as Exhibit E.

“Control” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the day-to-day management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. A Person shall be deemed to “Control” another notwithstanding that a third party may have the right to participate in “major decisions” customary in institutional joint venture agreements.

“Conversion” means each of an LLC Loan Conversion and a Member Loan Conversion.

“Converted Comfort Member Special Failed Contribution” has the meaning set forth in Section 7.3(p).

“CPI” means the Consumer Price Index for all Urban Consumers, New York-Northern New Jersey-Long Island, published by the United States Bureau of Labor Statistics or if such index is no longer published, such other index as is published in substitution therefor.

“Cram-Down Contribution” means (i) any Non-Lending Member Default Capital Contribution and (ii) any Member Loan Default Capital Contribution.

“Cram-Down Excess Amount” has the meaning set forth in Section 7.3(p).

“Creditworthy Affiliates” means one or more Affiliates of Investor Member that has entered into one or more guaranties with respect to any Company Loan.

“Current Budget Year” means the Budget Year ending on December 31, 2017.

“CWWP” means CWWP Partners LLC, a Delaware limited liability company.

“Deposit” means the ROFO Deposit or the Forced Sale Deposit, as applicable.

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“Depreciation” means, with respect to any Company Asset for any Fiscal Year or other applicable period, the depreciation, depletion, amortization or other cost recovery deduction, as the case may be, allowed or allowable for U.S. federal income tax purposes in respect of such asset for such Fiscal Year or other applicable period; provided, however, that except as otherwise provided in Section 1.704-2 of the Regulations, if there is a difference between the Gross Asset Value (including the Gross Asset Value, as increased pursuant to paragraph (d) of the definition of Gross Asset Value) and the adjusted tax basis of such asset at the beginning of such Fiscal Year or other applicable period, Depreciation for such asset shall be an amount that bears the same ratio to the beginning Gross Asset Value of such asset as the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such Fiscal Year or other applicable period bears to the beginning adjusted tax basis of such asset; provided, however, that if the federal income tax depreciation, depletion, amortization or other cost recovery deduction for such asset for such Fiscal Year or other applicable period is zero, Depreciation of such asset shall be determined with reference to the beginning Gross Asset Value of such asset using any reasonable method selected by Board Approval.

“Designated Courts” has the meaning set forth in Section 15.9.

“Disclosure Letter” means the disclosure letter delivered by Owner Member to Investor Member in connection with the execution of the Membership Interest Purchase Agreement.

“DRA” means the DRA Fund or any other investment fund in which DRA Advisors LLC, or its successors or assigns by merger or otherwise, or any of its principals, directly or indirectly, continues to have Control.

“DRA Fund” means DRA G&I Fund VI Real Estate Investment Trust, a Maryland real estate investment trust.

“Effective Date” has the meaning set forth in the Preamble.

“Eligibility Requirements” shall mean, with respect to any Person, that such Person immediately prior to the Transfer has total assets (in name or under management) in excess of $1,000,000,000 and capital/statutory surplus or shareholder’s equity of not less than $500,000,000 and either (i) owns real estate assets having a fair market value in excess of $2,500,000,000 or (ii) is managed by or has as its general partner, managing member or fund manager, a Person (or a Person that is directly or indirectly controlled by such a Person) that controls (by ownership or management) real estate assets having a fair market value of in excess of $2,500,000,000.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“Equity Interests” means, with respect to any Person, any and all shares, interests, participations, rights to purchase, warrants, options, or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person other than a corporation, in each case whether now outstanding or hereafter issued; provided that, with respect to Amenities Owner, “Equity Interests” shall refer only to such shares, interest, participations, rights to purchase, warrants, options or other equivalents (however designated) of capital stock and any and all equivalent ownership interests to the extent owned, directly or indirectly, by the Company, whether now outstanding or hereafter issued.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing LLC Agreement” has the meaning set forth in the Recitals hereof.

“Expenses” means, for a given period of time, a sum equal to the aggregate of the expenditures, charges and costs of the Company and its Subsidiaries (to the extent of the Company’s allocated share thereof (provided that with respect to the Amenities Owner, the Company’s allocated share shall be based on its then current interest in distributions)) (but without duplication) for such period of time in accordance with the terms of this Agreement, determined on a cash basis of accounting, including all amounts added to the Company’s reserves in accordance with the terms of this Agreement, pursuant to the loan documents evidencing any Company Loan or the Amenities Loan Documents or to provide for expenditures, charges and costs permitted to be incurred for that period or prior periods that have not yet been incurred. Notwithstanding the foregoing, there shall be excluded from Expenses: (a) all non-cash items such as depreciation; (b) amounts distributed to the Members pursuant to this Agreement; (c) all costs, charges and expenses deducted from the proceeds of a Capital Transaction to determine the Capital Proceeds; and (d) any expense, cost or charge to the extent such expense, cost or charge was paid from reserves.

“Failed Contribution” has the meaning set forth in Section 7.3(d).

“Failure Notice” has the meaning set forth in Section 7.3(d).

“Fiscal Quarter” means, in any Fiscal Year, each of the three-month periods ending March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Company, which shall be a calendar year (other than with respect to 2017 for which it shall mean the period of time commencing on the Effective Date and ending on December 31, 2017); provided that, for U.S. federal income tax purposes, upon a termination of the Company under Section 708(b) of the Code, “Fiscal Year” shall mean the period starting on the day following the end of the last preceding Fiscal Year to the date of such termination.

“Forced Sale” has the meaning set forth in Section 11.4(a).

“Forced Sale Acceptance Notice” has the meaning set forth in Section 11.4(b).

“Forced Sale Acceptance Period” has the meaning set forth in Section 11.4(a).

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“Forced Sale Date” means [•]1, provided that the Forced Sale Date may be extended to [•]2 at the election of the Owner Member by written notice to the Investor Member delivered prior to the date which is 48 months after the Effective Date.

“Forced Sale Deposit” means a deposit in an amount equal to 10% of the Investor Member’s Percentage Interest of the Adjusted Forced Sale Price, as determined by the Forced Sale Non-Initiating Member in good faith, as the same may be increased in connection with an extension of the Interest Closing Date.

“Forced Sale Equity Interests” has the meaning set forth in Section 11.4(a).

“Forced Sale Initiating Member” has the meaning set forth in Section 11.4(a).

“Forced Sale Interest Purchase Price” means the aggregate distributions that the Owner Member would be entitled to receive in accordance with the provisions of Article 12 under this Agreement if the Forced Sale Property was sold for cash for a purchase price equal to the Gross Forced Sale Price, all Company Loans secured by the Forced Sale Property and any direct or indirect interest therein owned directly or indirectly by the Company were discharged, assuming that there are no assumption fees, prepayment premiums, defeasance costs and charges or similar costs and fees, all other liabilities secured by the Forced Sale Property and any direct or indirect interest therein and all liabilities of the Owner Member were discharged (including Make-Up Loans), all Special Liabilities were discharged, and Transfer Taxes (unless Transfer Taxes are payable by the transferor as a result of the consummation of the transaction giving rise to the payment of the Forced Sale Interest Purchase Price), customary broker fees and other customary costs of closing were paid by the party customarily responsible for such costs, and the Company was liquidated and all assets of the Company were distributed in accordance with the provisions of Article 12.

“Forced Sale Non-Initiating Member” has the meaning set forth in Section 11.4(a).

“Forced Sale Notice” has the meaning set forth in Section 11.4(a).

“Forced Sale Offer” has the meaning set forth in Section 11.4(a).

“Forced Sale Property” has the meaning set forth in Section 11.4(a).

“Forced Sale Transfer” has the meaning set forth in Section 11.10(a).

“Funded Contribution” has the meaning set forth in Section 7.3(d).

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as of the date of the applicable financial report.

“GC&S” means GCS RCG LV WWP, LLC, a Delaware limited liability company.

[1]	To be filled in at Closing as the date that is 51 months following the Effective Date.

[2]	To be filled in at Closing as the date that is 60 months following the Effective Date.

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“General Assignment” has the meaning set forth in Section 10.5(b)(i)(G).

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever of or for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.

“Gross Asset Value” means, with respect to any Company Asset, such asset’s adjusted basis for U.S. federal income tax purposes, except as follows: (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be an amount equal to the agreed gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Member and agreed to by Board Approval on the date of contribution thereof; (b) if the Managers determine by Board Approval that an adjustment is necessary or appropriate to reflect the relative economic interests of the Members, the Gross Asset Values of all Company Assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by Board Approval, as of the following times: (i) a Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Member as consideration for a Membership Interest; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for the repurchase or redemption of a Membership Interest; (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and (iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity or in anticipation of becoming a Member; (c) the Gross Asset Values of Company Assets distributed to any Member shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as determined by Board Approval as of the date of distribution; and (d) the Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations (as set forth in Section 8.1); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that the Managers determine by Board Approval that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d). At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Company Assets for purposes of computing Net Income and Net Loss.

“Gross Forced Sale Price” has the meaning set forth in Section 11.4(a).

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“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all reimbursement, payment or similar obligations of such Person under acceptance, letter of credit or similar facilities, (f) all completion guaranties or similar obligations of such Person to the extent that such obligation is required, in accordance with GAAP, to be reflected as a liability on such Person’s balance sheet, (g) all Indebtedness referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss in respect of such Indebtedness, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss in respect of such Indebtedness, in each case under this clause (g), to the extent such obligation is required, in accordance with GAAP, to be reflected as a liability on such Person’s balance sheet, and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnitee” has the meaning set forth in Section 5.1(b).

“Initial Budget” means the initial budget for the Company and its Subsidiaries from and after the date hereof, in the form attached as Schedule B to the Disclosure Letter.

“Initiating Member” means the ROFO Initiating Member or the Forced Sale Initiating Member, as applicable.

“Interest Closing Date” means the 60th day following delivery of the Acceptance Notice; provided that the Interest Closing Date may be extended for an additional 30 days by written notice given by the Non-Initiating Member to the Initiating Member no later than 2 Business Days prior to such 60th day, together with an additional deposit to the applicable escrow agent (which, as and when made, shall be added to and constitute a part of the Deposit) equal to (a) in the case of the ROFO Deposit, 5% of the ROFO Interest Purchase Price and (b) in the case of the Forced Sale Deposit, 5% of the Forced Sale Non-Initiating Member’s Percentage Interest of the Adjusted Forced Sale Price (as determined by the Forced Sale Non-Initiating Member, in good faith).

“Interest Purchase Price” means the ROFO Interest Purchase Price, the Forced Sale Interest Purchase Price, the Bid Interest Purchase Price or the Put Price, as applicable.

“Investor Member” means WWP JV LLC, or any transferee(s) of the Membership Interest held by the Investor Member on the Effective Date, pursuant to a Transfer effected in accordance with the terms of this Agreement.

“IPO” has the meaning set forth in Section 11.1(a)(vi).

“Joinder Agreement” means any agreement substantially in the form attached hereto as Exhibit B to be executed by any Person being admitted to the Company as a Member after the Effective Date, as described in Section 11.8.

“Joint Venture Partner” has the meaning set forth in Section 5.3(b).

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“Key Person Event” means if the Manager (or, in the event of a four Manager Board, each Manager) appointed by the Owner Member or his or her (or their) replacement(s) is (are) not serving as Manager(s) or is (are) not actively involved in making decisions on behalf of the Owner Member.

“Key Person Event Cure” means, within 90 days of a Key Person Event, a replacement Manager that satisfies the Qualifications Standard has been appointed by the Owner Member.

“Key Tenant” means each of Cravath, Swaine & Moore LLP and Nomura Holding America Inc.

“Leases” means all existing and future leases, licenses or other occupancy agreements relating to the Property to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and modifications or amendments thereof and supplements thereto.

“Lending Member” has the meaning set forth in Section 7.2(g)(ii).

“Lending Member Default Capital Contribution” has the meaning set forth in Section 7.3(n).

“Letters of Credit” has the meaning set forth in Section 11.5(b)(i)(D).

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting the Property or any portion thereof, or any direct or indirect interest therein (including any conditional sale or other title retention agreement, any sale-leaseback, any financing lease having a similar economic effect to any of the foregoing, the filing of any financing statement or other similar instrument under the Uniform Commercial Code or any comparable law of any jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances).

“Liquidity” means, immediately prior to the applicable Transfer, current assets minus current liabilities, determined in accordance with GAAP (including unfunded fund investor commitments that are unconditional and callable (provided that (x) such unfunded fund investor commitments (i) are then unconditionally available to be called and (ii) have not been pledged, hypothecated or otherwise encumbered as collateral for any loan, credit line or otherwise to secure any Indebtedness and (y) the applicable investors whose unfunded commitments are included are not (i) in breach of any such unfunded fund investor commitments to the applicable Person or (ii) the subject of any Bankruptcy proceeding), but excluding the value of any receivables from Affiliates), in each case, after all appropriate deductions have been made thereon in accordance with GAAP (including reserves for doubtful receivables).

“LLC Loan” has the meaning set forth in Section 7.3(g)(ii).

“LLC Loan Conversion” has the meaning set forth in Section 7.3(n).

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“Loan Documents” means any loan agreement executed by the Company or any of its Subsidiaries on the Effective Date, together with all mortgages, security agreements, guarantees and other written instruments, agreements, documents and certificates evidencing or relating to such loan agreement, and all other loan agreements, mortgages, security agreements, guarantees and other written instruments, agreements, documents and certificates evidencing or relating to any Indebtedness of the Company or any of its Subsidiaries in effect as of, or executed after, the Effective Date.

“Losses” or “Loss” have the meaning set forth in Section 5.1(b).

“Major Decision” means each of the following with respect to the Companies, to the extent not provided for in an Approved Annual Budget or an Approved Business Plan or permitted pursuant to the terms of this Agreement:

(a)          selling, conveying, exchanging, disposing, net leasing or otherwise transferring the Property or any portion thereof (other than entering into office space and retail leases unless otherwise prohibited by clause (q) below);

(b)          merging, converting or consolidating the Company or any Subsidiary thereof or materially changing the ownership structure of the Company and its Subsidiaries;

(c)          purchasing or acquiring any land or other real property, personal property or interest therein other than the Property;

(d)          effectuating capital calls and capital expenditures not provided for in the Approved Annual Budget and Approved Annual Business Plan other than to implement another approved Major Decision or to pay Necessary Expenses;

(e)          entering into any Affiliate Transactions (other than (i) entering into the Property Management and Leasing Agreement and (ii) causing the applicable Subsidiaries holding title to the Property to purchase insurance for the Property from Belmont Insurance Company, an Affiliate of SLG (provided the same is on arm’s length terms no less favorable to such Subsidiaries than those that would be obtained from an unrelated third party, with reasonable evidence of the same provided from time to time upon reasonable request by Investor Member to Owner Member)), including any amendment or modification to an agreement or other arrangements, or the granting of any material waiver under, or the assignment, extension, termination or cancellation of any agreement or other arrangements with an Affiliate;

(f)          admitting new or substitute members in the Company or any Subsidiary thereof, except as expressly permitted in this Agreement;

(g)          (i) making or refraining from making any material tax election (other than any tax election made in the ordinary course of business or as otherwise provided in Section 10.3) required or permitted to be made by the applicable entity, (ii) making any decision regarding the reporting of any material transaction on any tax return, (iii) settling any material tax audit, claim or controversy (other than any immaterial or routine tax audit, claim or controversy) of the Company or any Subsidiary thereof and (iv) determining the Gross Asset Value of any Company asset, provided that any dispute with respect to this clause (g) shall be resolved in accordance with Section 15.17;

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(h)          amending in any material respect, or taking any material action out of the ordinary course of business with respect to, any agreement relating to the Worldwide Plaza Amenities, including the condominium documents, the partnership agreement and the loan documents of the Amenities Owner;

(i)           making or failing to make distributions, other than in accordance with Article 9 or Section 12.3;

(j)           taking any action that is reasonably likely to adversely affect any Member’s (or any of its direct or indirect owners’) qualification as a REIT;

(k)          (i) taking any action which, with notice or passage of time, or both, would constitute an “event of default” under the Loan Documents or (ii) modifying in writing any Loan Documents;

(l)          any financing or any refinancing of any Company Loan, any decision to prepay any Company Loan or extending or renewing any Company Loan;

(m)          the Company or any Subsidiary thereof extending credit, making a loan to any Person or becoming a surety, guarantor, endorser or accommodation endorser for any Person except in connection with negotiating checks or other instruments received by the Company or any Subsidiary thereof or to the extent required under a Lease;

(n)          granting or permitting to exist (other than with respect to Encumbrances of record as of the date hereof) a material Encumbrance with respect to the Property or other Company Assets, the Company or any Subsidiary thereof; provided that entering into any utility company rights, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain pole lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Property shall not constitute a Major Decision;

(o)          approving each subsequent Annual Budget since the approved initial Annual Budget and the Annual Business Plan;

(p)          making or approving any change, amendment, waiver, modification or alteration to the Annual Budget, Annual Business Plan or the leasing guidelines set forth in an Annual Business Plan, in each case, in any material respect;

(q)          (i) entering into any Major Lease having terms materially less favorable than those contained in the leasing guidelines set forth in the Annual Business Plan, (ii) terminating any Major Lease, (iii) modifying, renewing or extending any Major Lease in any material respect or (iv) entering into any Lease which includes any restriction on Transfer by a Member that is permitted under this Agreement or provides for a termination right that is keyed to a Transfer by a Member that is permitted under this Agreement;  provided, however, the termination of any lease due to the material default of a tenant thereunder shall not constitute a Major Decision and the renewal, extension, expansion or other exercise of a right by a tenant pursuant to an existing Lease shall not constitute a Major Decision;

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(r)          making any material or fundamental change in the leasing plan or strategy in respect of the retail space of the Property from that which exists as of the Effective Date;

(s)          other than a Necessary Expense, in any year, making or approving any expenditure or reimbursement that (i) exceeds 110% of the amount budgeted in the applicable line item in the applicable Annual Budget or (ii) causes the aggregate expenditures for all line items in the applicable Annual Budget to exceed 105% of all expenditure items in the applicable Annual Budget;

(t)           unless a contract is previously approved by the Participating Members for an expense permitted to be made without their consent or set forth or approved in the Approved Annual Budget, entering into, materially modifying, renewing, extending or terminating (i) any contract pursuant to which the Company will incur an obligation in excess of $1,000,000 per year or (ii) any service agreements which are for a term of more than one year and are not cancelable on 30 days’ prior notice without cause and without payment of a fee or penalty or terminating any such contract or agreement;

(u)          approving any material changes to the existing insurance program of the Company and its Subsidiaries; provided, however, that absent any agreement to the contrary, the insurance program shall comply with the requirements set forth in the Loan Documents;

(v)         instituting, commencing or taking any legal action involving a claim in excess of $2,000,000 (other than actions to seek a reduction in real estate taxes), settling or disposing of any claim (unless covered by insurance) when the settlement amount exceeds $1,000,000 or confessing any judgment if the judgment amount exceeds $1,000,000 or involves injunctive relief, any agreement to take or restrict the Company from taking or refraining from taking any such action or an admission of wrongdoing or criminal liability in a legal proceeding;

(w)          making or agreeing to make any changes to the zoning or similar legal entitlements of the Property;

(x)          deciding not to repair or rebuild the Property or any improvements on the Property in case of material damage thereto;

(y)          liquidating or dissolving the Company or any Subsidiary thereof;

(z)          filing of any petition, or consenting to the filing of any petition, that would subject the Company or any of its Subsidiaries to any case or proceeding under any federal or state law relating to bankruptcy, insolvency, reorganization or relief of debtors, or admitting in writing by the Company or any of its Subsidiaries of any of their respective inabilities to pay their debts generally as they become due, or the making by the Company or any of its Subsidiaries of a general assignment for the benefit of any of their respective creditors;

(aa)         entering into, modifying or terminating any agreement with any broker for the sale or financing of the Property;

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(bb)         determining the amount of reserves in excess of (i) the amount set forth in the Approved Annual Budget for reserves and (ii) the amount set forth in the Approved Annual Budget for expenditures, charges and costs permitted to be incurred for that period or prior periods that have not yet been incurred;

(cc)         settling, agreeing to pay or making payment of any cost, liability or expense which is subject to proration as between the Owner Member and the Investor Member pursuant to Section 10.6 of the Membership Interest Purchase Agreement; and

(dd)         entering into a binding agreement that obligates the Company or any Subsidiary thereof to take any of the actions set forth in clauses (a) through (cc) above.

“Major Lease” means any Lease (a) greater than one floor, (b) containing an option, right of first offer or preferential right to purchase all or any portion of the Property, (c) demising space to an Affiliate of either Participating Member or (d) including any provision which would restrict, or give the tenant thereunder a termination right that is keyed to, any Transfer by a Member that is permitted under this Agreement.

“Make-Up Loan” shall mean any Regular Make-Up Loan and any Special Make-Up Loan.

“Manager” has the meaning set forth in Section 4.2(a)(i).

“Marketing Period” has the meaning set forth in Section 11.4(d).

“Member” means each of the Members in their capacity as members of the Company and any additional Persons hereafter admitted as a member of the Company in accordance with the provisions of this Agreement, for so long as such Person shall be a member of the Company, and “Members” shall mean such Persons, collectively.

“Member Loan” has the meaning set forth in Section 7.3(g)(i) and Section 11.10(a).

“Member Loan Default Capital Contribution” has the meaning set forth in Section 7.3(o).

“Member Loan Conversion” has the meaning set forth in Section 7.3(o).

“Member Nonrecourse Debt” means “partner nonrecourse debt,” within the meaning of Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain” as determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” means “partner nonrecourse deductions,” within the meaning of Section 1.704-2(i)(2) of the Regulations.

“Member Transaction” has the meaning set forth in Section 11.5.

“Membership Interest” means, with respect to any Member, the entire limited liability company interest of that Member in the Company.

“Membership Interest Purchase Agreement” has the meaning set forth in the Recitals hereof.

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“Mezzanine Indebtedness” means principal of, and prepayment fees and premiums, if any, and interest on and all other monetary obligations of every kind or nature (including fees, indemnities and expenses) due on or in connection with any Company Loan, whether outstanding on the date of this Agreement or thereafter created, incurred or assumed and, in each case, secured by a Lien on the Equity Interests of the Company or any Subsidiary thereof.

“Mortgage Indebtedness” means principal of, and prepayment fees and premiums, if any, and interest on and all other monetary obligations of every kind or nature (including fees, indemnities and expenses) due on or in connection with any Company Loan, whether outstanding on the date of this Agreement or thereafter created, incurred or assumed and, in each case, secured by a Lien on any portion of the Property.

“Named Owner Member” means ARC NYWWPJV001, LLC, a Delaware limited liability company.

“Necessary Expenses” means expenses which are required for payment of the following non-discretionary items, in all cases net of reserves established or available therefor in any Approved Annual Business Plan or Approved Annual Budget: (i) real estate taxes to the extent due and payable; (ii) insurance premiums due and payable, only insofar as the same relates to rate increases not occasioned by changes in coverage or self-retained limits or deductibles since the date of the last Approved Annual Budget unless, in all circumstances under this clause (ii), otherwise required under the terms of the Loan Documents relating to a Company Loan for the borrower to perform its obligations thereunder; (iii) amounts necessary to remedy or address, as appropriate, an immediate threat to the health, safety or welfare of any Person on or in the immediate vicinity of Property or an immediate threat of physical damage to any part of the Property or any material property in, on, under, within, upon or adjacent to the Property and which could materially affect the Property or cause substantial economic loss to the Company or any of its Subsidiaries (it being agreed that if and to the extent matters under this clause (iii) are covered by insurance, the Administrative Member shall promptly make application for reimbursement of the same); (iv) debt service payments under any Company Loan and (v) amounts required under Leases for the landlord to perform its obligations thereunder.

“Net Cash Flow” means, for any period, the excess of (a) Revenues (excluding any Capital Proceeds) during the applicable period over (b) Expenses (excluding expenses deducted in calculating Capital Proceeds) for such period.

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“Net Income” or “Net Loss” means, for each Fiscal Year or other applicable period, an amount equal to the Company’s taxable income or loss for such year or period as determined for U.S. federal income tax purposes by Board Approval, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), adjusted as follows: (a) by including as an item of gross income any tax-exempt income received by the Company; (b) by treating as a deductible expense any expenditure of the Company described in Section 705(a)(2)(B) of the Code (or which is treated as a Section 705(a)(2)(B) expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations), including amounts paid or incurred to organize the Company (unless an election is made pursuant to Section 709(b) of the Code) or to promote the sale of interests in the Company and by treating deductions for any losses incurred in connection with the sale or exchange of Company Assets disallowed pursuant to Section 267(a)(1) or 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code; (c) by taking into account Depreciation in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss; (d) by computing gain or loss resulting from any disposition of Company Assets with respect to which gain or loss is recognized for U.S. federal income tax purposes by reference to the Gross Asset Value of such asset rather than its adjusted tax basis; (e) if an adjustment of the Gross Asset Value of any Company Asset which requires that the Capital Accounts of the Members be adjusted pursuant to Sections 1.704-1(b)(2)(iv)(e), (f) and (g) of the Regulations, by taking into account the amount of such adjustment as if such adjustment represented additional Net Income or Net Loss pursuant to Section 10.1; and (f) by not taking into account in computing Net Income or Net Loss items specially allocated to the Members pursuant to Section 10.2.

“Net Worth” shall mean, immediately prior to the Transfer, (i) the fair market value of all assets of the applicable Person, in the aggregate, (including unfunded fund investor commitments that are unconditional and callable (provided such investor commitments shall be included only if (x) such uncalled capital is then unconditionally available to be called, (y) such investor commitments have not been pledged, hypothecated, or otherwise encumbered as collateral for any loan, credit line, or otherwise secure any debt and (z) the applicable investors are not in breach of any such capital commitments to the applicable Person or are the subject of any Bankruptcy proceeding) but excluding the value of receivables from Affiliates, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and other intangible assets) after all appropriate deductions in accordance with GAAP (including, reserves for doubtful receivables, obsolescence, depreciation and amortization), less (ii) total liabilities, determined in accordance with GAAP.

“Nomura Lease” means that certain Lease, dated as of June 29, 2011, by and between WWP Office, LLC, as landlord, and Nomura Holding America Inc., as tenant, as amended by that certain First Amendment to Lease, dated December 28, 2011, the Second Amendment to Lease, dated September 12, 2012, the Third Amendment to Lease, dated April 22, 2013, the Fourth Amendment to Lease, dated October 10, 2013, the Fifth Amendment, dated June 30, 2014, and as further amended, restated, supplemented or modified from time to time in accordance with its terms.

“Non-Conforming Offer” has the meaning set forth in Section 11.4(f).

“Non-Contributing Member” has the meaning set forth in Section 7.3(d).

“Non-Contributing Member LLC Loan” has the meaning set forth in Section 7.3(g)(ii).

“Non-Initiating Member” means the ROFO Non-Initiating Member or the Forced Sale Non-Initiating Member, as applicable.

“Non-Lending Member” has the meaning set forth in Section 7.3(g)(ii).

“Non-Lending Member Contribution Amount” has the meaning set forth in Section 7.3(n).

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“Non-Lending Member Default Capital Contribution” has the meaning set forth in Section 7.3(n).

“Nonrecourse Deductions” has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations.

“Nonrecourse Liabilities” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Notice” has the meaning set forth in Section 15.3.

“NYRT” means New York REIT, Inc., a Maryland corporation, together with its successors and assigns permitted under this Agreement.

“NYRT OP” means New York Recovery Operating Partnership, L.P., a Delaware limited partnership, together with its successors and assigns permitted under this Agreement.

“Objection Notice” has the meaning set forth in Section 6.2(a).

“OFAC” has the meaning set forth in the definition of “Prohibited Person”.

“Office Tower” means the real property and improvements constructed thereon constituting the Class A office building located at 825 Eighth Avenue, New York, New York.

“Operational Major Decision” means each of the Major Decisions set forth in clauses (g), (p), (s), (t), (u), (v), (bb), (cc) and (with respect to the foregoing clauses only) (dd), of the definition of “Major Decision”.

“Owner Member” means ARC NYWWPJV001, LLC, a Delaware limited liability company, or any transferee(s) of the Membership Interest held by ARC NYWWPJV001, LLC on the Effective Date, pursuant to a Transfer effected in accordance with the terms of this Agreement.

“Owner Member’s Cost of Borrowing” shall mean 8% per annum (compounded annually) on the first $50,000,000 of the aggregate outstanding principal balance of Regular Make-Up Loans made by Investor Member and 10% per annum (compounded annually) on the aggregate outstanding principal balance of Regular Make-Up Loans made by Investor Member in excess of such amount.

“Owner Requested Capital” means any Additional Capital that Owner Member requests or requires, whether (i) pursuant to a Call Notice sent by Owner Member or (ii) as a result of a finding in favor of Owner Member in an arbitration conducted pursuant to Section 6.2 and in the case of such a finding, to the extent the amount of Additional Capital required pursuant to the finding of the arbitrator exceeds the amount proposed by Investor Member with respect to the applicable disputed line item.

“Participating Member” has the meaning set forth in the introductory paragraph hereof.

“Participating Tag Along Percentage Interest” has the meaning set forth in Section 11.3.

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“Peg Price” has the meaning set forth in Section 11.3.

“Percentage Interest” means, with respect to each Member, the percentage set forth opposite its name on Exhibit A under the column “Percentage Interest,” as such percentage may be adjusted from time to time pursuant to this Agreement.

“Permitted Purpose” means to (i) pay any Necessary Expenses, (ii) pay any expenses provided for in an Approved Annual Business Plan or an Approved Annual Budget or that have otherwise received Board Approval, or (iii) implement any other Major Decision that has received Board Approval or, with respect to an Operational Major Decision, which is approved by Board Approval or the unanimous approval of the Participating Members.

“Permitted Transferee” means (i) any Participating Member, SLG, RXR Realty, NYRT, SLG OP, RXR Fund or NYRT OP, (ii) any direct or indirect wholly owned Subsidiary of the applicable Member, SLG, RXR Realty, NYRT, SLG OP, RXR Fund or NYRT OP or any combination thereof and (iii) solely with respect to Owner Member, any liquidating trust to which the assets or properties of NYRT or NYRT OP are Transferred; provided, however, such Permitted Transferee shall execute a Joinder Agreement if such Permitted Transferee is being admitted to the Company as a Member in connection with the applicable Transfer.

“Person” means any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Plan Asset Regulation” means U.S. Department of Labor Regulation § 2510.3-101.

“Post-Closing Transfer” has the meaning set forth in Section 11.10(a).

“Pro Rata Share” has the meaning set forth in Section 7.3(a).

“Prohibited Person” means any of the following: (i) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001); (ii) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iii) a Person that is otherwise the target of any economic sanctions program currently administered by OFAC; or (iv) a Person that is owned or controlled by, or acting on behalf of or with, any person or entity identified in clause (i), (ii) and/or (iii) above.

“Prohibited Transferee” means the Persons set forth on Schedule A of the Disclosure Letter and any Affiliate thereof.

“Property” means, collectively, the Office Tower and the Worldwide Plaza Amenities, and all personal property and other assets of the Company and the Company’s Subsidiaries.

“Property Management and Leasing Agreement” means any agreement substantially in the form attached hereto as Exhibit C.

“Public Vehicle” has the meaning set forth in Section 11.1(a)(vi).

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“Put Interest” has the meaning set forth in Section 11.2(c)

“Put Notice” has the meaning set forth in Section 11.2(c)

“Put Option” has the meaning set forth in Section 11.2(c)

“Put Price” has the meaning set forth in Section 11.2(c)

“Qualifications Standard” is satisfied with respect to any Person who both (i) has not committed an act that would require disclosure in a proxy statement relating to the election of directors if such person was a director nominee for a board of directors of a SEC registered company under Item 401(f) of Regulation S-K promulgated by the SEC (other than non-felonies which do not involve moral turpitude) and (ii) is consented to by the Investor Member (if the Manager is being appointed by the Owner Member) or the Owner Member (if the Manager is being appointed by the Investor Member) (in each case, such consent not to be unreasonably withheld, conditioned or delayed).

“Qualifying Buyer” means a single Person that is:

(a)          any one or more of the following:

(i)          a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund, pension account, pension advisory firm, commingled pension trust fund, mutual fund, hedge fund, private equity fund, university endowment, government entity or plan (including a sovereign wealth fund) that satisfies the Eligibility Requirements;

(ii)         an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, in each case, that satisfies the Eligibility Requirements;

(iii)        an institution substantially similar to any of the foregoing entities described in clauses (a) or (b) that satisfies the Eligibility Requirements;

(iv)         an investment fund, limited liability company, limited partnership or general partnership where a fund manager that meets the Eligibility Requirements or an entity that is otherwise a Qualifying Buyer under clauses (i), (ii), (iii) or (iv) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualifying Buyers under clauses (i), (ii), (iii) or (v) of this definition;

(v)         a wholly-owned subsidiary of any of the entities described in clause (i), (ii), (iii) or (iv) above; provided an entity with a Net Worth of no less than $250,000,000 and Liquidity of no less than $25,000,000 executes and delivers a Contribution, Reimbursement and Indemnity Agreement with respect to obligations arising from and after the date of the applicable Transfer to such Qualifying Buyer;

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(b)          has not committed an act that would require disclosure in a proxy statement relating to the election of directors if such person was a director nominee for a board of directors of a SEC registered company under Item 401(f) of Regulation S-K promulgated by the SEC (other than non-felonies which do not involve moral turpitude) and has a partner, member or executive officer who meets the Qualifications Standard (or has a general partner, managing member, advisor, fund manager or the equivalent that has a partner, member or executive officer who meets the Qualifications Standard), which partner, member or executive officer shall be its designated Manager to the Board; and

(c)          is not a Prohibited Transferee.

“RCG Control Person” means any one of Ramius LLC, Jeffrey Feil and Jay Anderson.

“RCG Longview” means RCG Longview Equity LP and RCG Longview Equity PA.

“RCG Longview Equity PA” means RCG Longview Equity Fund PA PSERS, L.P., a Delaware limited partnership.

“RCG Longview Equity LP” means RCG Longview Equity Fund, L.P., a Delaware limited partnership.

“Records” means the books of account, records and accounts of all operations and expenditures of the Company and other financial records of the Company.

“Regular Make-Up Loan” has the meaning set forth in Section 7.3(h)(ii).

“Regulations” means the final, temporary or proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” has the meaning set forth in Section 15.1.

“Removal Date” has the meaning set forth in Section 4.1(b).

“Repayment Contribution” has the meaning set forth in Section 7.3(n).

“Restricted Period” has the meaning set forth in Section 5.3(a).

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“Revenues” means, for any given period of time, a sum equal to the aggregate of all amounts actually received by the Company or a Subsidiary thereof (to the extent of the Company’s allocated share thereof (provided that with respect to the Amenities Owner, each reference to the Company’s allocated share in this definition shall be based on its then current interest in distributions)) during such period (without duplication), determined on a cash basis of accounting, including: (a) all rents, expense reimbursements, termination fees and other charges received from tenants and other occupants of the Properties; (b) proceeds of rent insurance and business interruption insurance; (c) all utility or other deposits returned to the Company or a Subsidiary thereof (to the extent of the Company’s allocated share thereof); (d) interest, if any, earned on tenants’ security deposits or escrows to the extent unconditionally retained and security deposits to the extent applied pursuant to the provisions of the applicable leases; (e) interest, if any, earned, available and distributed to the Company or to a Subsidiary thereof (to the extent of the Company’s allocated share thereof) on the Company’s (or any of its Subsidiaries’) reserves or other funds, or on any escrow funds deposited by the Company or a Subsidiary thereof (to the extent of the Company’s allocated share thereof) with others or on any loans made by the Company or such Subsidiary; (f) the amount of any released reserves that are not used to pay Expenses (other than reserves established in connection with Capital Transaction the release of which shall constitute “Capital Proceeds” as provided in the definition thereof); and (g) cash or other receipts (other than revenues from a Capital Transaction) received by the Company or a Subsidiary thereof (to the extent of the Company’s allocated share thereof) from any other source. Notwithstanding the foregoing, Revenues shall not include (i) amounts contributed or loaned by the Members to the Company or a Subsidiary thereof pursuant to this Agreement, (ii) each tenant’s security deposit and interest thereon, if any, as long as the Company or a Subsidiary thereof has a contingent legal obligation to return that deposit or such interest thereon, (iii) amounts which, although held by the Company, may not be distributed to the Company or a Subsidiary thereof, or by the Company to its Members or by a Subsidiary thereof under applicable law or pursuant to the terms of an agreement with a third-party, or (iv) amounts arising from a Capital Transaction.

“ROFO Acceptance Notice” has the meaning set forth in Section 11.2(b).

“ROFO Acceptance Period” has the meaning set forth in Section 11.2(a).

“ROFO Deposit” has the meaning set forth in Section 11.2(b).

“ROFO Expiration Date” has the meaning set forth in Section 11.2(c).

“ROFO Initiating Member” has the meaning set forth in Section 11.2(a).

“ROFO Interest Purchase Price” has the meaning set forth in Section 11.2(a).

“ROFO Membership Interests” has the meaning set forth in Section 11.2(a).

“ROFO Non-Initiating Member” has the meaning set forth in Section 11.2(a).

“ROFO Notice” has the meaning set forth in Section 11.2(a).

“RXR Fund” means, individually or collectively as the context shall require, (i) RXR Real Estate Value Added Fund – Fund III LP, a Delaware limited partnership, together with any one or more alternative investment vehicles or similar parallel funds and (ii) one or more other investment funds or investment vehicles, partnerships or companies directly or indirectly controlled by RXR Realty.

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“RXR Guarantor” means [•], a [•3]

“RXR Owner” means RXR WWP REIT LLC, a Delaware limited liability company.

“RXR Realty” means RXR Realty LLC, a Delaware limited liability company, together with its successors and assigns permitted under this Agreement.

“RXR REIT” means RXR WWP REIT LLC, a Delaware limited liability company.

“RXR REIT Shares” means the limited liability company interests in the RXR REIT.

“SEC” means the United States Securities and Exchange Commission.

“Section 11.4(d) Interest Sale” has the meaning set forth in Section 11.4(e).

“Section 11.4(d)  Sale” has the meaning set forth in Section 11.4(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Single-Asset Person” means a Person whose sole or substantially sole asset is its direct or indirect interest in the Company Assets.

“SLG” means SL Green Realty Corp., a Maryland corporation, together with its successors and assigns permitted under this Agreement.

“SLG Guarantor” means [•], a [•4]

“SLG OP” means SL Green Operating Partnership, L.P., a Delaware limited partnership, together with its successors and assigns permitted under this Agreement.

“SLG Owner” means WWP Member LLC.

“Special Liability” means, (i) any outstanding Member Loan made pursuant to Section 11.10(a), and (ii) for as long as Owner Member is (1) Named Owner Member, (2) NYRT, (3) NYRT OP, (4) any liquidating trust to which the assets or properties of Named Owner Member, NYRT or NYRT OP are Transferred, or (5) any successor Person to Named Owner Member, NYRT or NYRT OP, whether by way of merger, consolidation, conversion, amalgamation or any similar transaction, (I) any outstanding liability of Owner Member and/or NYRT arising out of the Membership Interest Purchase Agreement (without derogation as to the rights of Investor Member thereunder, but without duplication for payments made thereunder) and (A) determined by final, non-appealable determination in a court of competent jurisdiction or (B) not disputed in writing by Owner Member within 15 Business Days of receipt of written notice thereof by Investor Member (which notice shall indicate in bold print in a font not less than 32 point font that failure to respond within 15 Business Days will constitute an admission of liability) and (II) any outstanding liability of Owner Member and/or NYRT arising out of that certain Contribution, Reimbursement and Indemnity Agreement (without derogation as to the rights of RXR Guarantor and SLG Guarantor thereunder, but without duplication for payments made thereunder), dated as of the date hereof, by and among NYRT, RXR Guarantor, and SLG Guarantor and (A) determined by final, non-appealable determination in a court of competent jurisdiction or (B) not disputed in writing by NYRT within 15 Business Days of receipt of written notice thereof by RXR Guarantor or SLG Guarantor (which notice shall indicate in bold print in a font not less than 32 point font that failure to respond within 15 Business Days will constitute an admission of liability).

[3]	To be the RXR creditworthy entity providing guaranties with respect to the Company Loans.

[4]	To be the SLG creditworthy entities providing guaranties with respect to the Company Loans.

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“Special Make-Up Loan” has the meaning set forth in Section 7.3(h).

“Standard of Care” has the meaning set forth in Section 4.1(a).

“Subsidiary” means, with respect to any Person, any entity in which such Person holds a majority ownership interest, whether directly or through one or more other Persons and “Subsidiaries” shall mean such entities, collectively; provided that, Amenities Owner shall be deemed a Subsidiary of the Company and of Amenities Holdings.

“Substituted Member” means any Person admitted to the Company as a Member pursuant to the provisions of Section 11.8. For the avoidance of doubt, the Members as of the date hereof shall not be Substituted Members.

“Tag Along Initiating Member” has the meaning set forth in Section 11.3.

“Tag Along Initiating Membership Interests” has the meaning set forth in Section 11.3.

“Tag Along Member” has the meaning set forth in Section 11.3.

“Tag Along Membership Interest” has the meaning set forth in Section 11.3.

“Tag Along Percentage Share” has the meaning set forth in Section 11.3.

“Tag Along Response Period” has the meaning set forth in Section 11.3.

“Tag Along Sale Notice” has the meaning set forth in Section 11.3.

“Tax Items” has the meaning set forth in Section 10.3(a).

“Tax Matters Representative” has the meaning set forth in Section 6.7(a).

“Tenant Notice Letter” has the meaning set forth in Section 11.5(b)(i)(C).

“Third-Party Adjusted Gross Cash Price” means the gross cash price offered by a Third-Party Buyer to purchase the Forced Sale Property free and clear of all liabilities secured by or otherwise relating to the Forced Sale Property (plus the principal amount of Company Loans to the extent to be assumed), reduced by the amount of any assumption fees, prepayment premiums and penalties, defeasance costs (as estimated by Chatham Financial or another third party reasonably agreed to by Owner Member and Investor Member) and other similar costs, fees and expenses, in each case, to the extent payable by Seller, the Company or any Subsidiary of the Company at the closing of the sale of the Forced Sale Property.

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“Third-Party Buyer” has the meaning set forth in Section 11.4(a).

“Transaction Documents” has the meaning set forth in the Membership Interest Purchase Agreements.

“Transfer” means, with respect to the Membership Interest of any Member, any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition, directly or indirectly, through any one or more intermediaries, of all or any portion of or in that Membership Interest or any right to receive proceeds therefrom (whether voluntarily, involuntarily, by operation of law or otherwise).

“Transfer Tax Returns” means transfer tax forms issued by the taxing authorities with respect to Transfer Taxes.

“Transfer Taxes” means taxes imposed under Article 31 of Chapter 60 the Tax Law of the State of New York and the regulations applicable thereto, as amended from time to time, or Article 21 of Title 11 of the Administrative Code of the City of New York and the regulations applicable thereto, as amended from time to time, including any interest and penalties with respect thereto.

“Transfer Tax Special Liability” means any Special Liability pursuant to clause (i) of the definition of “Special Liability”.

“Valid Contract” means a contract for the sale of the Forced Sale Property that (a) provides for a then customary market-standard deposit (which in no event shall be less than 5% of the purchase price) to be paid simultaneously with the execution of such contract, (b) contains no financing contingencies, (c) provides for no recourse to the assets of the Members of the Company, other than the Company’s interest in the Forced Sale Property (but which may provide for recourse (i) to a customary, market-rate holdback or (ii) to the Company, in each case for customary surviving indemnification obligations, subject to customary survival periods and customary maximum liability amounts), (d) shall provide for an all cash payment of the purchase price for the Forced Sale Property, unless the Forced Sale Property will be sold subject to the assumption of the existing Mortgage Indebtedness and the existing Mezzanine Indebtedness, in which case such contract may provide for the purchase and sale of the Forced Sale Property subject to the then existing Mortgage Indebtedness and the then existing Mezzanine Indebtedness if the applicable conditions set forth in Section 11.4 are met and (e) is otherwise on customary and commercially reasonable terms (including closing to occur within 120 days after the date thereof, inclusive of all extension rights).

“Worldwide Plaza Amenities” means, collectively, (a) the commercial condominium units in the condominium project established by a Declaration of Condominium recorded May 2, 1989 in the City Register of New York County in Reel 1568 Page 2399 (being, respectively, Tax Lot Nos. 1001, 1002 and 1003 of Block 1040 of Section 4 on the Tax Map of the City of New York) and (b) the parcels of land, together with the improvements located thereon, known as Tax Lots Nos. 50 and 8001 of Block 1040 of Section 4 on the Tax Map of the City of New York.

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1.2          Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)          the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(b)          the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”;

(c)          the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(d)          references herein to “Dollars” and “$” are to United States Dollars;

(e)          references herein to any agreement, document or other written instrument, including this Agreement, shall be a reference to such agreement, document or instrument together with all exhibits, schedules, annexes, attachments and appendices thereto, and in each case as amended, restated or supplemented from time to time in accordance with the terms thereof;

(f)          references herein to any statute, rule or regulation means such statute, rule or regulation as it shall be amended from time to time and shall include any similar successor statute, rule or regulation; and

(g)          references herein to any gender includes each other gender.

ARTICLE 2
ORGANIZATION

2.1          Formation and Continuation. The Company was formed as a Delaware limited liability company under the Act upon the filing of the Certificate of Formation (the “Certificate of Formation”) with the Secretary of State of the State of Delaware on June 1, 2009. The rights, powers, duties, obligations and liabilities of the Members (in their respective capacities as such) shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member (in his capacity as such) are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2          The Name. The name of the Company is WWP Holdings, LLC, and all business of the Company shall be conducted in that name or in such other names that comply with Applicable Law as the Managers may select from time to time by Board Approval.

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2.3           Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Company in the State of Delaware shall be CT Corporation or such other Person or Persons as the Managers may designate from time to time by Board Approval and in the manner provided by Applicable Law. The principal office of the Company shall be at c/o RXR Realty LLC, 625 RXR Plaza, Uniondale, New York 11556 or such place as the Managers by Board Approval may designate from time to time, provided that at any time, and without Board Approval, Investor Member may designate by written notice to Owner Member that the principal office of the Company has been changed to c/o SL Green Realty Corp., 420 Lexington Avenue, 19th Floor, New York, New York 10170, or reverted to the principal office of the Company as of the Closing Date as set forth above.

2.4           Purposes. The purpose of the Company is (a) to directly or indirectly own, manage, operate, improve, finance, refinance, develop, redevelop, construct, renovate, market, lease, sell and otherwise deal with and dispose of the Property, and (b) to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes. Subject to the provisions of this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, advisable, desirable or incidental to or for the furtherance and accomplishment of the foregoing purposes. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

2.5           Powers of the Company. Subject to Article 4 and the other provisions of this Agreement, the Company (a) may enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member, and (b) may authorize any Person (including any Manager or Participating Member) to enter into and perform its obligations under any documents on behalf of the Company.

2.6           Term. The term of the Company commenced on the date of filing of the Certificate of Formation, and shall continue until dissolved in accordance with the terms of this Agreement.

2.7           No State-Law Company. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Manager, representative or officer shall as a result of its being a party to this Agreement, be a partner or joint venturer of any other Member or Manager, for any purposes other than U.S. federal, and, if applicable, state and local tax purposes, and this Agreement shall not be construed to the contrary. Notwithstanding the immediately preceding sentence, the Members intend that the Company shall be treated as a partnership for U.S. federal income tax purposes and, if applicable, state and local tax purposes, and each Member and the Company shall file all Tax returns, and otherwise take all Tax positions, in a manner consistent with such treatment. Neither the Members nor the Company shall make any election under Section 301.7701-3 of the Regulations, or any comparable provisions of state or local law, to treat the Company as an association taxable as a corporation for U.S. federal income tax, state or local tax purposes.

ARTICLE 3
MEMBERSHIP INTERESTS

3.1           Members. As of the date of this Agreement, the Members have Capital Accounts in the amount set forth opposite each such Member’s name on Exhibit A, and the respective names, mailing addresses and Percentage Interests of the Members shall be as set forth on Exhibit A, as amended from time to time in accordance with the terms of this Agreement. To the extent that any adjustment of Exhibit A is required pursuant to this Agreement, whether as a result of the Transfer of any Membership Interest (or any portion thereof), the admission of any additional Member or Substitute Member or any Additional Capital Contribution, the parties hereto acknowledge and agree that Exhibit A shall automatically be deemed amended and restated to reflect the correct name and Percentage Interest of each Member in accordance with the Records of the Company without further action by any of the parties hereto and the Administrative Member shall prepare and deliver to the Members documentation and evidence of such amendment and restatement.

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3.2          Additional Membership Interests. Except as provided otherwise in this Agreement, the Company shall not issue any additional Membership Interests to any Person.

ARTICLE 4
ADMINISTRATIVE MEMBER; BOARD OF MANAGERS; MAJOR DECISIONS

4.1          Administrative Member.

(a)          Management by Administrative Member. Subject to the provisions of this Agreement, the Administrative Member shall have the exclusive right, power and authority to manage the day-to-day operations of the Company (including to cause any action or any decision in any Subsidiary of the Company with respect to its day-to-day operations) and to implement each Approved Annual Budget and Approved Annual Business Plan in accordance with the terms hereof and thereof and Applicable Law. The Administrative Member shall (i) operate the Company and the Property in accordance with the Approved Annual Business Plan and Approved Annual Budget, (ii) act in a manner consistent with the terms and conditions of this Agreement, (iii) without derogating from the provisions of Section 5.1, manage and operate the Property in compliance with Applicable Law and in accordance with the prevailing standards applicable to managing partners and managing members of similar Class A real property located in the Borough of Manhattan in the City of New York (the “Standard of Care”) and (iv) devote such time to the Company and its business as may be prudent, appropriate and necessary to conduct the operations of the Company and its Subsidiaries in an efficient manner and to carry out the Administrative Member’s responsibilities as set forth herein. Without limiting the generality of the foregoing, subject to Section 4.1(b), the Administrative Member is hereby authorized to execute and deliver on behalf of the Company and its Subsidiaries any and all documents, contracts, certificates, agreements and instruments, and to take any action of any kind and to do anything and everything the Administrative Member deems necessary, desirable or appropriate in accordance with the provisions of this Agreement and the Act. One or more affiliates of Investor Member shall provide property management and leasing services to the Company and its Subsidiaries in accordance with, and for the term of, the Property Management and Leasing Agreement. Without limiting the foregoing, the Administrative Member shall undertake commercially reasonable actions to rebrand the Property consistent with the Annual Business Plan, and shall, subject to Section 4.2(b), take such commercially reasonable actions as it determines are appropriate to seek to secure a renewal of the Cravath, Swaine & Moore LLP lease.

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(b)          Removal of Administrative Member. Following the occurrence of a Cause Event, but in any event within 30 days after the later of (i) the occurrence of such Cause Event or (ii) the Participating Member that is not the Administrative Member first obtaining knowledge of the occurrence of such Cause Event, such Participating Member that is not the Administrative Member may remove the Administrative Member in its capacity as Administrative Member of the Company by providing written notice of such removal (the date of such removal, the “Removal Date”). In such event, in addition to its rights and obligations under Section 4.1(c), if the removed Administrative Member is the Investor Member, then (i) the Investor Member shall cease to be the Administrative Member and the Owner Member shall be the Administrative Member and (ii) the Property Management and Leasing Agreement shall terminate and the Owner Member shall appoint as the replacement for the Investor Member (or its Affiliates) to provide the services provided under the Property Management and Leasing Agreement an unaffiliated third-party asset manager experienced and recognized in managing Class A office buildings in Manhattan. If the removed Administrative Member is the Owner Member, then the Owner Member shall cease to be the Administrative Member and the Investor Member shall be the Administrative Member, provided that if the only Cause Event resulting in the removal of the Owner Member as Administrative Member was the occurrence of a Key Person Event, the Owner Member shall be reinstated as Administrative Member upon the occurrence of a Key Person Event Cure.

(c)          Effect of Removal of Administrative Member. If the Administrative Member is removed in accordance with Section 4.1(b):

(i)          from and after the Removal Date, the Participating Member removed as the Administrative Member shall hold its Membership Interest in the Company as a non-administrative Member and shall no longer have any of the authority or approval rights given solely to the Administrative Member hereunder;

(ii)         the Participating Member removed as the Administrative Member shall have no further duties or obligations as Administrative Member under this Agreement; and

(iii)        all bank accounts, contracts, deposits, accounts or other items in the control of the Administrative Member with respect to the Company and its Subsidiaries shall be transferred to the control of the replacement Administrative Member or its designee, and the Participating Member removed as the Administrative Member shall promptly execute such instruments and take such actions as reasonably necessary to effect such transfer.

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4.2          Board of Managers; Major Decisions.

(a)          Board of Managers.

(i)          Subject to Section 4.2(b), the Major Decisions of the Company shall be made in accordance with Section 4.2(b) by a board of managers (the “Board”) consisting of three or four members (as determined by the Owner Member) (together with any additional Persons hereafter appointed as a member of the Board in accordance with the provisions of this Agreement, for so long as such Person shall be a member of the Board, each a “Manager”); provided that each Manager, other than the Managers named in this Agreement, shall meet the Qualifications Standard. In either case, the Investor Member shall designate two Managers, one of whom shall be designated by RXR Realty and the other by SLG. If the Owner Member elects a three member Board, then the Owner Member shall appoint one Manager who shall initially be Wendy Silverstein. If the Owner Member elects a four member Board, then the Owner Member shall appoint two members, who shall initially be Wendy Silverstein and a person who meets the Qualifications Standard. The Managers shall be “managers” within the meaning of the Act (it being understood, however, that, except for an express authorization of a Manager to enter into and perform its obligations under any documents on behalf of the Company pursuant to Section 2.5, no individual Manager shall have the power or authority to bind the Company). Each Participating Member which has the right to designate a Manager shall have the right to remove, replace or fill a vacancy with respect to its designee; provided such replacement meets the Qualifications Standard. If any Manager ceases to meet the Qualifications Standard, he or she shall cease to be a Manager.

(ii)         The Board shall meet at the request of either Participating Member at such times and places as shall be determined by the Managers, provided the Managers shall meet as often as necessary to carry out the management functions of the Board. The presence of a majority of the Managers then holding office, including at least one Manager designated by the Owner Member, shall constitute a quorum for the transaction of business (provided that each Manager is notified of the meeting by written notice no fewer than three (3) Business Days and no more than thirty (30) days prior to the date of the meeting), but if, at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum shall have been obtained. Telephonic participation in any meeting by any Manager shall constitute such Manager’s presence at such meeting for all purposes of this Agreement.

(iii)        Any action by the Board may be taken without a meeting by written resolution if a copy of such resolution is delivered to each Manager, and shall be effective upon the date on which such resolution is approved in writing by the requisite Managers whose approval thereto would be required to approve such action at a duly convened meeting of the Board.

(iv)        Notwithstanding anything contained in this Agreement to the contrary, (i) so long as a Key Person Event Cure of the applicable Key Person Event has not occurred, for the initial 45 days following the occurrence of such Key Person Event all actions requiring the consent of the Manager appointed by Owner Member shall instead require the consent of Owner Member and (ii) thereafter, unless a Key Person Event Cure has previously occurred with respect to such Key Person Event, “Board Approval” shall mean the unanimous approval of the Manager appointed by SLG and the Manager appointed by RXR Realty and shall not require the approval of any Manager appointed by Owner Member, and Investor Member and the Managers appointed by SLG and RXR Realty shall have the exclusive power and authority to propose and execute any Major Decision and any other decision or action of the Company, including, to send a Call Notice without the consent of Owner Member or its appointed Managers; provided that any Major Decision pursuant to clauses (a), (b), (c), (d), (e), (f), (g), (i), (j), (y) and (z) of the definition thereof, and any agreement or commitment, or causing the Company or any Subsidiary thereof to agree or commit, to make any such Major Decision, in each case, shall continue to require the consent of Owner Member.

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(b)          Major Decisions. Proposals for any of the Companies to take any action that constitutes a Major Decision may be made only by the Administrative Member. Each Major Decision shall be subject to Board Approval, other than Major Decisions that are Operational Major Decisions, which may be approved by Board Approval or the unanimous approval of the Participating Members.

Notwithstanding anything to the contrary contained herein, for so long as the Property Management and Leasing Agreement or any replacement thereof is in full force and effect with an Affiliate of any Participating Member as property manager and leasing agent, the assertion of any default and the commencement of legal action with respect thereto shall be made by the Participating Member who is not affiliated with the property manager and leasing agent, without the participation of the Board or the Participating Member whose Affiliate is a counterparty to such agreement; provided, however, if the property manager and leasing agent is an Affiliate of either or both of SLG or RXR Realty, the assertion of any default or the commencement of legal action shall be made solely by the Owner Member without participation of the Board. If (i) an Affiliate of Investor Member is acting as property manager and leasing agent under the Property Management and Leasing Agreement, (ii) there is an event of default by such property manager and leasing agent under the Property Management and Leasing Agreement that would permit termination of the Property Management and Leasing Agreement and (iii) such default is solely the result of an act or omission of an Affiliate of SLG or SLG OP on the one hand or an Affiliate of RXR Realty on the other hand, then prior to terminating the Property Management and Leasing Agreement, Owner Member shall cause the Company or a Subsidiary thereof to deliver to Investor Member 30 days prior written notice and if, within such 30 days period any Affiliate of SLG or SLG OP, on the one hand, or RXR Realty on the other hand, as applicable, ceases to provide services under the Property Management and Leasing Agreement and an Affiliate of the other of SLG or SLG OP, on the one hand, or RXR Realty on the other hand provides such services, then none of Owner Member, the Company, or its Subsidiaries shall terminate the Property Management and Leasing Agreement on account of such event of default.

4.3           Reimbursement. To the extent provided in the Approved Annual Budget or in the Property Management and Leasing Agreement, the Company shall reimburse the Participating Members and the Managers for the third-party out-of-pocket expenses paid or incurred in connection with the management of the business and affairs of the Company and the implementation of each Approved Business Plan; provided that the Managers shall not be entitled to any other expense reimbursements in connection with the performance of their duties as Managers, except as provided in the Property Management and Leasing Agreement, and in no event shall any Member be entitled to reimbursement for employee costs or overhead except as expressly provided in the Property Management and Leasing Agreement.

4.4           Officers or Agents. The Administrative Member may, from time to time, appoint officers or agents of the Company who shall exercise such powers and perform such duties as shall be delegated from time to time by the Administrative Member, subject to the limitations on the Administrative Member’s powers and authority as set forth herein. The officers or agents, to the extent of the powers delegated to them by the Administrative Member (subject to the limitations on the Administrative Member’s powers and authority set forth herein), are agents of the Company for the purposes of the Company’s business and the actions of the officers or agents taken in accordance with such powers shall bind the Company.

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4.5          Subsidiaries of the Company. All of the provisions of this Agreement regarding the management and governance of the Company shall apply to the management and governance of each Subsidiary of the Company, whether any such Subsidiary is managed or controlled directly or indirectly by the Company, as member, manager, partner, stockholder or otherwise. Any action to be taken by any of such Subsidiaries shall for all purposes hereof be construed as an action taken by the Company and shall be subject to the same rights and limitations granted and imposed on the Members under this Agreement, subject to any additional rights and limitations granted or imposed in the governing documents of such Subsidiary. Without limiting the generality of the foregoing, and notwithstanding anything contained herein to the contrary, any and all references herein to the Company or any Participating Member taking, causing or directing any action on behalf of a Subsidiary of the Company shall be deemed to refer to the Company causing, or such Participating Member causing the Company to cause, in its capacity as a direct or indirect partner, member or stockholder of such Subsidiary, such action to be taken for and on behalf of such Subsidiary.

ARTICLE 5
Member Matters

5.1          Limitation on Member Liability; Indemnification.

(a)          To the fullest extent permitted by Applicable Law (including the LLC Act), (i) no Member nor any Manager shall be bound by any fiduciary duty to the Company or the Members and (ii) each Member hereby fully, unconditionally and irrevocably waives any right to assert or bring any claim or action against any other Member or any Manager for breach of fiduciary duty; provided that nothing contained in this Agreement shall release any Member from, or be deemed to limit any Member’s liability for, or result in the waiver of any rights by the Company or the Members (except as set forth in the last sentence of this Section 5.1(a)) with respect to (1) any Member’s fraud, bad faith, willful misconduct or gross negligence in the conduct of its rights or obligations under this Agreement, (2) any action by a Member or a Manager designated by a Member that (A) constitutes a material breach of this Agreement, (B) is outside of the authority granted to such Member or the Manager (as applicable) pursuant to this Agreement or (3) any act or omission that breaches the Standard of Care or (4) any act or omission that constitutes a Cause Event that gives rise to removal of the Administrative Member. Notwithstanding anything to the contrary contained herein, in no event may the Comfort Member bring an action against another Member, with respect to any matter arising under this Agreement, except for a breach of this Agreement; provided that the Comfort Member shall have no right to bring an action against another Member asserting a breach of Sections 4.1(a)(i), (iii) or (iv), including a breach of the Standard of Care.

(b)          The Company shall indemnify and hold harmless the Managers, Members and their Affiliates, as well as their respective officers, directors, equity holders, members, partners, stockholders, other equity holders and employees (each, an “Indemnitee”), from and against all losses, claims, damages, losses, joint or several, expenses (including reasonable attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts (collectively, “Losses,” and each, a “Loss”), to the extent such Losses are not fully reimbursed by insurance, arising directly or indirectly from the ownership, operation, use, maintenance or management of the Property or by reason of its acts or omissions which are for or on behalf of the Company and taken in accordance, or believed in good faith to be in accordance, with such Member’s responsibilities and obligations under this Agreement; provided, that the foregoing indemnity shall not apply (i) to claims, actions, suits or proceedings between Members and their Affiliates or (ii) to the extent the same arise out of or result from the criminal conduct, fraud, gross negligence or willful misconduct of such Indemnitee.

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(c)          The indemnification and agreement to hold harmless set forth in this Section 5.1 is recoverable only out of the Company’s net assets and not from the Members or the Managers.

(d)          To the fullest extent permitted by Applicable Law, each Member shall defend and indemnify the Company and the other Members and Managers against, and shall hold it and them harmless from, any costs as and when incurred by the Company or the other Members in connection with or resulting from such indemnifying Member’s or its designee as Manager’s criminal conduct, fraud, gross negligence or willful misconduct.

5.2          Use of Company Property. Except as described herein, no Member shall make use of the property or funds of the Company, or assign its rights to specific Company property, other than Participating Members for the business or benefit of the Company as permitted hereunder.

5.3          Key Tenant Solicitation.

(a)          During the period beginning on the Effective Date and ending on the date that is 3 years prior to the currently scheduled expiration date of a Key Tenant’s Lease (such period being the “Restricted Period”), except as expressly permitted under the terms of this Section 5.3, in no event shall SLG or RXR Realty (or any of their respective Affiliates) solicit or negotiate with such Key Tenant to enter into a lease at a separate property which is owned or managed by SLG or RXR Realty (or such Affiliate), as applicable.

(b)          Notwithstanding the terms of Section 5.3(a) above, if a Key Tenant or any broker or other third party contacts either SLG or RXR Realty (or any of their respective Affiliates) (the party so contacted being hereinafter referred to as the “Applicable Party”) regarding the leasing of space at a property (an “Alternative Property”) that is owned, either directly or indirectly, by the Applicable Party together with a third party investor (a “Joint Venture Partner”), then the Joint Venture Partner (either itself or through an independent leasing agent) shall not be restricted from negotiating a lease with such Key Tenant; provided, that (i) to the extent that the Joint Venture Partner commences such negotiations, the Applicable Party shall notify Owner Member of such commencement of negotiations (but, for the avoidance of doubt, shall have no obligation to provide any other information with respect thereto), (ii) the Applicable Party recuses itself from lease negotiations with the applicable Key Tenant with respect to space at the Alternative Property and (iii) upon the written request of Owner Member, the Applicable Party recuses itself  from negotiations with the applicable Key Tenant with respect to space at the Property.

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(c)          After the expiration of the Restricted Period with respect to each Key Tenant, neither SLG nor RXR Realty (nor any of their respective Affiliates) shall be restricted from soliciting or negotiating with any Key Tenant; provided, that SLG or RXR Realty, as applicable, shall (i) notify Owner Member of such commencement of negotiations (but, for the avoidance of doubt, shall have no obligation to provide any other information with respect thereto) and (ii) recuse itself from negotiations with the such Key Tenant with respect to space at the Property.  In addition, the restriction set forth in Section 5.3(a) above shall have no further force or effect with respect to a Key Tenant from and after the date, if any, that such Key Tenant, whether pursuant to such Key Tenant’s Lease or otherwise, notifies the Company, any Participating Member, any Subsidiary, any Affiliate of any of the foregoing or any leasing agent engaged by any of the foregoing that such Key Tenant will not be renewing or will be terminating such Key Tenant’s Lease.

ARTICLE 6
REPORTING; annual BUSINESS PLANS AND BUDGETS; BOOKS AND RECORDS; EXPENSES AND OTHER MATTERS

6.1	Reporting.

(a)          Monthly Reports. As soon as reasonably practicable, but no later than the fifteenth of each month, the Administrative Member shall furnish, or cause the Company to furnish (in each case, at the Company’s expense), to the other Participating Member the following information:

(i)	a monthly trial balance;

(ii)	a current rent roll;

(iii)	bank account reconciliation; and

(iv)         (A) supporting documentation for all balance sheet accounts classified within “Cash and Cash Equivalents” on the Company’s balance sheet, (B) a system generated report of tenant receivables, (C) a system generated report of accounts payable, (D) a system generated general ledger (such general ledger shall be downloaded into MRI or other systems reasonably requested by a Participating Member), (E) a schedule of accrued expenses and (F) supporting documentation for all other balance sheet accounts in excess of $100,000, in each case, at or as of the applicable reporting date.

(b)          Quarterly Reports. As soon as reasonably practicable, but no later than 30 days after the last day of each Fiscal Quarter, the Administrative Member shall furnish, or cause the Company to furnish (in each case, at the Company’s expense), to the Participating Members (and with respect to Sections 6.1(b)(i) – (iv), the Comfort Member; provided that (x) the failure to provide the items in Sections 6.1(b)(i) – (iv) to the Comfort Member shall not be a default hereunder by the Administrative Member but (y) notwithstanding the foregoing clause (x), the Comfort Member shall be entitled to make a claim against the Company with respect to the failure to provide such items if such items were provided to the Members other than the Comfort Member) the following information:

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(i)          a report which includes with respect to the Companies a complete set (excluding footnotes) of unaudited financial statements of the Companies, prepared in accordance with GAAP, including a balance sheet for the Company as of the end of such Fiscal Quarter, together with related statements for income, Members’ capital and cash flows for such Fiscal Quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period for the prior Fiscal Quarter; and

(ii)         a report describing the qualification of the Company’s assets as of the end of such quarter with the REIT asset test under Section 856(c)(4) of the Code;

(iii)        a report describing the qualification of the Company’s income for the calendar year through such date with the REIT income tests under Section 856(c)(2) and (3) of the Code;

(iv)        a report describing any “impermissible tenant services income” (as defined in Section 856(d)(7) of the Code) of the Company for the calendar year through such date; and

(v)         such other information as a Participating Member shall reasonably request in order to determine its (or its direct or indirect investor’s) qualification as a REIT or otherwise to meet all financial statement, reporting and other requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder applicable to any REIT and its Subsidiaries, provided that if the Company or a Participating Member incurs any out of pocket expenses in furnishing the requested information, such expenses shall be borne by the requesting Participating Member.

(c)          Audited Financial Statements. As soon as reasonably practicable, but no later than (i) 60 days after the close of the Fiscal Year ending December 31, 2017 and (ii) 75 days after the close of each Fiscal Year thereafter, the Administrative Member shall furnish, or cause the Company to furnish (in each case, at the Company’s expense), to the other Members annual statements audited by the Accountants which shall include a balance sheet for the Company as of the end of such Fiscal Year, together with related statements of income, Members’ capital and cash flows for such Fiscal Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year, which shall be prepared on a GAAP basis. Owner Member shall reasonably cooperate in compiling any tax audit with respect to 2017, including Owner Member or an officer of Owner Member providing a representation letter as required by the Company’s auditor to audit the 2017 financial statements for periods prior to Closing. Notwithstanding the foregoing, (i) the failure to provide the items in this Section 6.1(c) to the Comfort Member shall not be a default hereunder by the Administrative Member but (ii) notwithstanding the foregoing clause (i), the Comfort Member shall be entitled to make a claim against the Company with respect to the failure to provide such items if such items were provided to the Members other than the Comfort Member.

(d)          Lender Reporting and Correspondence. The Administrative Member shall deliver to each Participating Member a copy of each financial statement and other periodic report required to be delivered to any agent or lender pursuant to the terms of any Loan Document simultaneously with the delivery of such statement or other report under such Loan Document. The Administrative Member shall promptly deliver to the Participating Members all material correspondence between any of the Companies and the lenders (including all notices of default and notices of non-compliance and the Companies’ response thereto).

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(e)          Access. Upon request, the Administrative Member and the Company shall permit each Participating Member to (i) visit the Property and (ii) examine and review the financial records, books of account, Records and other documents of the Companies, in each case, during normal business hours and upon reasonable notice.

6.2	Annual Business Plans; Annual Budgets; Arbitration.

(a)          Prior to the date of this Agreement, the Participating Members have approved the Initial Budget (which shall constitute an Approved Budget and an Approved Business Plan) for the Current Budget Year and the 2018 Budget Year. Not later than 45 days prior to the end of each Budget Year subsequent to the 2018 Budget Year, the Administrative Member shall prepare and submit to the Board a proposed Annual Business Plan (including a proposed Annual Budget) for the succeeding Budget Year. If any Manager objects to the proposed Annual Business Plan (including a proposed Annual Budget) or any portion thereof, such Manager shall provide to the other Managers, within 10 days after receipt of the proposed Annual Business Plan (including a proposed Annual Budget), a notice specifying, in reasonable detail, such objections (an “Objection Notice”). Upon receipt of an Objection Notice, the Managers shall work together to modify the proposed Annual Business Plan (including a proposed Annual Budget) to resolve any disagreements as to the proposed Annual Business Plan (including a proposed Annual Budget). If, prior to the commencement of any Budget Year, the Board has not approved the amount to be allocated to all line items set forth in the proposed Annual Budget for such Budget Year, then, as to any disputed line items, whether then subject to an Objection Notice or otherwise, the amount budgeted for such line item shall be deemed to be the amount, as adjusted for any increase in the CPI and for the actual amount of any Necessary Expenses, of the corresponding line item in the immediately preceding Budget Year’s Approved Budget, and such amount shall be controlling until such time as such disputed line item receives Board Approval or is resolved pursuant to arbitration in accordance with Section 6.2(b).

(b)          Arbitration. In the event of any dispute under Section 6.2(a) with respect to the Annual Business Plan or the Annual Budget, between Owner Member and/or its appointed Manager on the one hand, and Investor Member and/or the SLG or RXR Realty appointed Manager on the other hand, at any time, either Participating Member may submit such dispute to final and binding arbitration in New York, NY, administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures in effect at that time, by an arbitrator with at least ten years of experience in operating and managing real estate operating companies owning properties similar to the Property in Manhattan. Each Participating Member shall submit to the Arbitrator its position on each matter in dispute and any applicable materials that it desires that the arbitrator consider in making its determination within 7 Business Days following the appointment of the arbitrator. The arbitrator shall consider only the materials submitted to it for resolution. The Participating Members shall cooperate with JAMS and with each other in scheduling the arbitration proceedings so that a final non-appealable award is rendered within 30 calendar days after submission to arbitration, and any notice requirements under Paragraph 14(b) of the JAMS Streamlined Arbitration Rules and Procedures or otherwise may be shortened by the JAMS arbitrator in its discretion. The non-prevailing party in such arbitration shall pay all fees and disbursements due to JAMS and the JAMS arbitrator as well as the reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) of the prevailing party incurred in connection with the arbitration. The JAMS arbitrator shall be (i) a disinterested and impartial person and (ii) selected in accordance with Paragraph “12(c)” et seq. of the JAMS Streamlined Arbitration Rules and Procedures. The JAMS arbitrator shall be bound by the provisions of this Agreement and by Applicable Law. The JAMS arbitrator shall select the position proposed by either the Owner Member or the Investor Member for each disputed line item (and no other position), which, in his or her opinion, is more consistent with the prevailing practices of prudent owners of similar Class A office buildings in Manhattan, and shall notify the Participating Members of its determination. The position selected by the JAMS arbitrator with respect to each item in dispute shall be deemed to be included in the Annual Business Plan (including the Annual Budget). Any decision rendered by the JAMS arbitrator with respect to any matter in dispute shall be final, conclusive and binding upon the Company and the Participating Members and may be entered and enforced in any court having jurisdiction.

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6.3           Books of Account. At all times during the continuance of the Company, the Administrative Member shall keep or cause to be kept true and complete books of account in which shall be entered fully and accurately each transaction of the Company and each Subsidiary thereof. Such books of account shall be kept on the basis of the Budget Year in accordance with the accrual method of accounting and shall reflect all Company and Subsidiary transactions in accordance with GAAP. All expenses incurred in connection with the above shall be borne by the Company.

6.4           Expenses. All expenses incurred in connection with the discharge of Company obligations, including those set forth in Sections 6.1, 6.2 and 6.3, shall be borne by the Company.

6.5           Availability of Books of Account. All of the books of account referred to in Section 6.3 and other Records, together with an executed copy of this Agreement and the Certificate of Formation, and any amendments thereto, shall at all times be maintained at the principal office of the Company or such other location as the Administrative Member may reasonably determine.

6.6	Tax Returns and Tax Elections.

(a)          Administrative Member shall cause to be prepared and filed (including, at Administrative Member’s option, by engaging an Accountant or FTI Consulting), at the expense of the Company, all required federal, state and local tax returns for the Company on or before the date that such returns are due (including extensions) subject to, in the case of each tax return of the Company relating to a material amount of taxes, the other Participating Member’s approval (which approval shall not be unreasonably withheld, conditioned or delayed). The Administrative Member shall cause to be furnished an estimated statement of the Member’s distributive share of income, gains, losses, deductions and credits for such Fiscal Year on a Form K-1 to all Members within 75 days after the end of each Fiscal Year of the Company, and a final statement of the Member’s distributive share of income, gains, losses, deductions and credits for such Fiscal Year on a Form K-1 no later than July 31 following the end of each Fiscal Year of the Company, including any other tax information necessary for the Members to file the tax returns they are reasonably required by Applicable Law to file.  Notwithstanding the foregoing, (i) the failure to provide the items in the preceding sentence to the Comfort Member shall not be a default hereunder by the Administrative Member but (ii) notwithstanding the foregoing clause (i), the Comfort Member shall be entitled to bring a claim against the Company with respect to the failure to provide such items if such items were provided to the Members other than the Comfort Member. All expenses incurred in connection with the above shall be borne by the Company.

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(b)          Except as otherwise expressly provided herein, the Administrative Member shall make all applicable elections, determinations and other decisions under the Code (or any other federal or state law), including the deductibility of a particular item of expense and the positions to be taken on the Company’s tax return, in each case subject to the other Participating Member’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Participating Members each shall take reporting positions on their respective U.S. federal, state and local income tax returns consistent with the positions determined for the Company. The Administrative Member shall cause the Company to have in effect an election under Section 754 of the Code (and to the extent applicable, analogous elections under state and local laws).  Any accounting, tax preparation or other administrative expenses incurred (or to be incurred) by the Company or its Subsidiaries or the Administrative Member as a result of tax basis adjustments under Section 743 of the Code or related provisions shall be borne by the Company.

6.7          Tax Matters Representative. Except as otherwise expressly provided and subject to Section 11.10(a) herein:

(a)          The Administrative Member is designated the “tax matters partner,” as defined in Code Section 6231(a)(7) prior to its amendment by the Bipartisan Budget Act, and effective for the first taxable year beginning after December 31, 2017 and thereafter, the Administrative Member shall serve as the “partnership representative” within the meaning of section 6223(a) of the Code, as amended by the Bipartisan Budget Act (in each such capacity, the “Tax Matters Representative”). The Tax Matters Representative shall appoint a “designated individual” in accordance with the requirements of Proposed Regulations Section 301.6223-1(b), as applicable. Subject to the further terms of this Section 6.7, the Tax Matters Member is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings (including any proceedings ongoing as of the Effective Date), subject to the further terms of this Section 6.7, and to expend Company funds for professional services and costs associated therewith. The Participating Members agree to cooperate with each other and to do or refrain from doing any and all things reasonably required to conduct such proceedings. All expenses incurred in connection with any such audit and with any other tax investigation, settlement or review shall be borne by the Company. The Company hereby indemnifies and holds harmless the Tax Matters Representative from and against any claim, loss, expense, liability, action or damage resulting from its acting or its failure to take any action as the Tax Matters Representative of the Company and its Subsidiaries except where the Tax Matters Representative’s conduct is determined by a court of competent jurisdiction to be the result of gross negligence, fraud, bad faith or willful misconduct.

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(b)          In the event that the Company shall be the subject of an audit by any federal, state or local taxing authority, to the extent that the Company is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Representative shall be authorized to act for, and its decision shall be final and binding upon, the Company and each Member thereof; provided, however, that the Tax Matters Representative shall (i) notify the Participating Members of any administrative or judicial proceeding with respect to the Company, (ii) furnish the Participating Members with any material correspondence or communication relating to the Company from the Internal Revenue Service or state or local taxing authority received by the Tax Matters Representative, (iii) consult with the Participating Members and the Managers prior to taking any material action relating to the tax affairs of the Company, and (iv) make all decisions affecting the tax affairs of the Company in good faith using its reasonable business judgment (it being understood and agreed that for the purposes of this Agreement, the term “reasonable business judgment” shall refer to the “business judgment rule” as the same would be applied under Applicable Law if the Person in question were a director of a corporation); provided, further, that notwithstanding anything to the contrary in this Section 6.7(b), to the extent such audit, including administrative settlement and judicial review, relates to a tax year of the Company or a Subsidiary thereof that ends prior to or includes the Effective Date, the Owner Member shall have the right to participate in such audit at its own expense and all decision regarding such audit shall be subject to the consent of the Owner Member, which consent shall not be unreasonably conditioned, delayed or withheld.

(c)          The Tax Matters Representative shall use reasonable efforts to obtain a reduction in any imputed underpayment that may be available to the beneficial owners of any Member pursuant to section 6225 of the Code, as amended by the Bipartisan Budget Act, and Regulations thereunder, including pursuant to section 6225(c)(3) and section 6225(c)(4) of the Code, as amended by the Bipartisan Budget Act, and Regulations thereunder provided that each Member shall use commercially reasonable efforts to provide the Tax Matters Representative with any information reasonably requested by the Tax Matters Representative and necessary for the Tax Matters Representative to comply with this undertaking and, to the extent possible, the applicable Member shall be entitled to all of the economic benefit associated with any such reduction and shall not bear the economic burden associated with a higher rate or amount of taxes that is attributable to any other Member with respect to any imputed underpayment.

(d)          The Members acknowledge that the Company shall elect the application of section 6226 of the Code, as amended by the Bipartisan Budget Act, for its first taxable year beginning after December 31, 2017, in the event that it receives a “notice of final partnership adjustment” that would otherwise permit collection from the Company a deficiency of tax, for each relevant year, unless the Tax Matters Representative determines after consultation with the Members (it being understood that the Tax Matters Representative shall make such determination in its sole and absolute discretion) that the election under section 6226 of the Code, as amended by the Bipartisan Budget Act, is not in the best interests of the Company or cannot be made in a timely manner, in which case the Company shall not make such election. This acknowledgment applies to each Member whether or not it owns a Membership Interest in both the reviewed year and the year of the adjustment. The Members covenant to take into account and report any adjustment, determined in accordance with section 6226 of the Code, as amended by the Bipartisan Budget Act, and any Regulations adopted therewith, to their items for the reviewed year and succeeding years prior to the year of adjustment as notified to them by the Tax Matters Representative on behalf of the Company in a statement, in the manner provided in section 6226(b) of the Code, as amended by the Bipartisan Budget Act, for the Company’s first taxable year beginning after December 31, 2017 and thereafter if reasonably permitted, whether or not such Member owns a Membership Interest or remains a Member in the year of any such statement. Any Member which fails to report its share of such adjustments on its U.S. federal income tax return for its taxable year including the date of any such statement as described immediately above shall indemnify and hold harmless the Company and the other Members against any tax, interest and penalties collected from the Company as a result of such Member’s inaction, together with interest thereon at the rate per annum then applicable to Regular Make-Up Loans, compounded annually.

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(e)          If the Company does not elect the application of section 6226 of the Code, as amended by the Bipartisan Budget Act, pursuant to Section 6.7(d), then, to the extent that the Company is assessed amounts under section 6221(a) of the Code, as amended by the Bipartisan Budget Act, (i) each current or former Member to which such assessment relates shall pay to the Company such Member’s share of the assessed amounts, as determined by the Tax Matters Representative, including such Member’s share of any additional accrued interest and penalties assessed against the Company relating to such Member’s share of the assessment, upon thirty (30) days of written notice from the Tax Matters Representative requesting the payment, and (ii) if a former Member fails to pay to the Company such former Member’s share of the assessed amounts (and any additional interest) in accordance with clause (i), then the current Member who is the direct or indirect transferee of such former Member’s Membership Interest shall be liable for, and shall pay to the Company, such former Member’s share. At the reasonable discretion of the Tax Matters Representative, with respect to current Members, the Company may alternatively allow some, or all, of a Member’s obligation pursuant to the preceding sentence to be applied to and reduce the next distribution(s) otherwise payable to such Member under this Agreement.

(f)          The provisions contained in this Section 6.7 shall survive the liquidation, termination and dissolution of the Company and the withdrawal of any Member or the Transfer of any Member’s Membership Interest in the Company.

ARTICLE 7
CAPITAL CONTRIBUTIONS

7.1           Capital Accounts of the Members; Capital Contributions. On the date hereof, each Member has a Capital Account in the amount set forth opposite its name on Exhibit A under the column “Capital Account.” The Company shall not issue certificates to the Members representing any of the Membership Interests held by any Member.

7.2           No Obligation. No Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third-party, for the debts, liabilities, commitments or other obligations of the Company or for any losses of the Company. No Member shall be required to lend any funds to the Company or to make any contribution of capital or any other payments to the Company, except as otherwise expressly required by this Agreement. Neither any loan made, nor any service performed, by any Member to or for the benefit of the Company shall be deemed to constitute a contribution to the capital of the Company for any purpose.

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7.3	Additional Capital Contributions.

(a)          If the Company requires additional capital for a Permitted Purpose, then, to the extent any Participating Member reasonably believes the funds required to accomplish such Permitted Purpose cannot reasonably be obtained from existing funds or operating activities during the relevant period, such Participating Member may send a notice (a “Call Notice”) to the other Members that sets forth: (i) the relevant Permitted Purpose; (ii) the aggregate amount the Participating Member submitting the Call Notice has determined is required to accomplish such Permitted Purpose (the “Capital Call Amount”); (iii) the amount of each Member’s pro rata share of the Capital Call Amount (the “Pro Rata Share”), determined in accordance with the Membership Interest of such Member as of the date of the Call Notice (provided that with respect to a Call Notice for additional capital contributions required to be funded pursuant to Section 7.3(c), each Member’s Pro Rata Share shall be deemed to be its Pro Rata Share as of the Effective Date); and (iv) the date by which the Capital Call Amount must be paid to the Company, which date shall be not less than 20 days following the date of delivery of such Call Notice. Within ten days after the date of receipt of such Call Notice, each Member shall notify the other Members, the Administrative Member, and the Managers whether such Member intends to make any Additional Capital Contribution pursuant to such Call Notice (any Additional Capital Contributions made after the date hereof solely for purposes of funding the accomplishment of a Permitted Purpose are referred to herein as “Additional Capital”). Notwithstanding anything to the contrary contained herein, Owner Member shall not be permitted to deliver a Call Notice if a Key Person Event has occurred and a Key Person Event Cure has not occurred with respect thereto.

(b)          The Owner Member represents that as of the Effective Date, it (or NYRT) has reserved an amount equal to $90,693,167, representing 110% of the $82,448,334 of the capital required to be funded by Owner Member, including the portion thereof that is attributable to the Comfort Member’s share of such required capital (based on their respective Pro Rata Shares of the capital required to be funded by additional capital contributions in the Initial Budget).

(c)          The Owner Member and the Investor Member each agree to contribute its Pro Rata Share of capital required to be funded by additional capital contributions for the purposes set forth in the Initial Budget. If (i) Owner Member shall fail to contribute its Pro Rata Share of capital required to be funded by additional capital contributions for the purposes set forth in the Initial Budget or any other Owner Requested Capital, and such failure continues for a 10 day period following the date set forth in the Call Notice by which the Capital Call Amount must be paid to the Company or (ii) Comfort Member shall be a Non-Contributing Member with respect to its Pro Rata Share of capital required to be funded by additional capital contributions for the purposes set forth in the Initial Budget or any other Owner Requested Capital (such Failed Contribution by the Comfort Member, a “Comfort Member Special Failed Contribution”) and Owner Member shall fail to advance the Comfort Member Special Failed Contribution within 20 days of receipt of the related Failure Notice, then, in each case, in addition to other rights and remedies available to Investor Member against Owner Member hereunder with respect to such failure, Owner Member and its appointed Manager(s) shall be deemed to have relinquished all rights to propose and execute any Major Decision, other than with respect to Major Decisions pursuant to clauses (a), (b), (c), (e), (f), (g), (j), (y) and (z) of the definition thereof.

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(d)          A Member that notifies the other Members and the Administrative Member that it does not intend to fund its Pro Rata Share of the Capital Call Amount or that fails to contribute its Pro Rata Share of the Capital Call Amount prior to the expiration of the period specified in the Call Notice is referred to herein as a “Non-Contributing Member” and a Member that actually funds its required contribution (a “Funded Contribution”) is referred to herein as a “Contributing Member.” The Administrative Member shall give prompt notice to each of the Non-Contributing Member and the Contributing Member (a “Failure Notice”) of any such failure and the amount of the contribution not funded to the Company (such amount is hereinafter referred to as the “Failed Contribution”).

(e)

(i)	If the Owner Member is the Non-Contributing Member, within 20 days of receipt of the Failure Notice, the Investor Member shall advance the Owner Member’s Failed Contributions (other than a Failed Contribution with respect to additional capital contributions required to be contributed by Owner Member pursuant to Section 7.3(c), which Investor Member shall have the option, but not the obligation, to advance).

(ii)	If the Comfort Member is the Non-Contributing Member, within 20 days of receipt of the Failure Notice, the Owner Member shall advance the Comfort Member’s Failed Contribution, as a Member Loan from the Owner Member to the Comfort Member, which Member Loan shall be a Regular Make-Up Loan and shall bear interest at the Owner Member’s Cost of Borrowing as then applicable to Regular Make-Up Loans to Owner Member.

(iii)	If the Investor Member is the Non-Contributing Member, within 20 days of receipt of the Failure Notice, the Owner Member may, but is not required to, advance all or a portion of the Investor Member’s Failed Contribution. If the Owner Member elects not to advance all of the Investor Member’s Failed Contribution, in addition to any other remedies available to the Owner Member under this Agreement, the Owner Member shall receive an immediate refund of all, or a specified portion, of its Funded Contribution.

(iv)	The Comfort Member shall have no right to make an advance for any portion of a Participating Member’s Failed Contribution.

(f)          If the Owner Member fails to advance the Comfort Member’s Failed Contribution pursuant to Section 7.3(e)(ii), such failure shall be treated as a Failed Contribution by the Owner Member and shall therefore be subject to an advance by Investor Member to Owner Member pursuant to Section 7.3(g), and, to the extent that the Investor Member makes such an advance, (i) Investor Member shall elect, either (A) to treat such advance as a Member Loan to Owner Member pursuant to Section 7.3(g)(i), (which shall be a Regular Make-Up Loan or Special Make-Up Loan, as applicable) or (B) to treat such advance as an LLC Loan pursuant to Section 7.3(g)(ii) in which event the Pro Rata Share of each of Investor Member and Owner Member (provided that Owner Member has funded its own Pro Rata Share) shall be Contributing Member LLC Loans and the advance by Investor Member of Comfort Member’s Pro Rata Share shall be a Non-Contributing Member LLC Loan, with Investor Member being the Lending Member and Owner Member being the Non-Lending Member (or, if Owner Member has not funded its own Pro Rata Share and Investor Member advances the same, the Pro Rata Share of Owner Member shall be a Non-Contributing Member LLC Loan and Owner Member shall be the Non-Lending Member with respect thereto in addition to being the Non-Lending Member with respect to Comfort Member’s Pro Rata Share) and (ii) Owner Member shall be deemed to have made a Member Loan to Comfort Member with respect thereto (notwithstanding Owner Member’s failure to make an advance pursuant to Section 7.3(e)(ii)).

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(g)          If a Contributing Member that is a Participating Member is required to advance or elects to advance the Non-Contributing Member’s Failed Contribution to the Company pursuant to clause (e) above, then either (at the election by written notice from the Contributing Member to the Non-Contribution Member):

(i)	such advance shall be treated as a loan from such Contributing Member to such Non-Contributing Member(s) and as a Capital Contribution by such Non-Contributing Member(s) to the Company in the amount of such loan (a “Member Loan”); or

(ii)	the Contributing Member’s Pro Rata Share shall be converted into a loan from the Contributing Member to the Company (a “Contributing Member LLC Loan”) and the advance by the Contributing Member of the Non-Contributing Member’s Failed Contribution shall be treated as a loan from the Contributing Member that is a Participating Member to the Company (a “Non-Contributing Member LLC Loan” and together with the corresponding Contributing Member LLC Loan, hereinafter collectively, an “LLC Loan”). The Contributing Member who funds an LLC Loan shall hereinafter be referred to as the “Lending Member” and the Non-Contributing Member shall hereinafter be referred to as the “Non-Lending Member”.

(h)          Each Member Loan or LLC Loan shall be either (i) a “Special Make-Up Loan”, if advanced (A) on account of Owner Member’s Failed Contribution with respect to Additional Capital Contributions required to be made by Owner Member pursuant to Section 7.3(c), (B) on account of an Owner Member’s Failed Contribution for Owner Requested Capital or (C) on account of Owner Member’s failure to make a Member Loan on behalf of a Comfort Member Special Failed Contribution or (ii) otherwise, a “Regular Make-Up Loan”. For the avoidance of doubt, in no event shall a Member Loan to the Comfort Member constitute a Special Make-Up Loan. Following the funding of all Additional Capital Contributions required by a Call Notice, or the extension of any Make-Up Loan in lieu thereof, the Administrative Member shall send a notice to each Member setting forth the Funded Contributions made and the related Contributing Members and any Make-Up Loans made and the related Contributing Member, Non-Contributing Member, Lending Member and Non-Lending Member, as applicable.

(i)            Interest shall accrue on the amount outstanding under any Regular Make-Up Loan to any Member at the Owner Member’s Cost of Borrowing. Interest shall accrue on the amount outstanding under any Special Make-Up Loan to any Participating Member at a rate equal to 17.5% per annum (compounded annually) on any aggregate outstanding principal balance of the Special Make-Up Loans to such Participating Member.

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(j)            If, pursuant to Section 7.3(g)(i) above, the Contributing Member funds a Member Loan, then distributions to be made to the Non-Contributing Member shall be paid directly to Contributing Member in respect of the Member Loan (together with interest accrued thereon) pursuant to Section 9.2(b) and Section 9.3(b), which amounts shall be applied to each Member Loan until such Member Loan, and all accrued interest thereon, is paid (or deemed paid) in full, first to accrued interest and then in reduction of principal. Other than distributions to Investor Member pursuant to the last paragraph of Section 9.2 or Section 9.3, no distributions shall be made to a Non-Contributing Member until such Member Loan (together with all interest accrued thereon) is paid in full. If two (2) or more Member Loans to the same Non-Contributing Member shall be outstanding at the same time, and any amount is applied in payment of such Member Loans, such amount shall be deemed to have been applied to Member Loans in the chronological order in which such Member Loans were made and first to pay the accrued interest on such Member Loan and then to pay the principal amount thereof.

(k)           If pursuant to Section 7.3(g)(ii) the Lending Member funds an LLC Loan, then the LLC Loan (together with interest accrued thereon) shall be paid to the Lending Member pursuant to Section 9.2(a) and Section 9.3(a), in the priority set forth therein, which amounts shall be applied to each LLC Loan until such LLC Loan, and all accrued interest thereon, is paid (or deemed paid) in full, first to accrued interest and then in reduction of principal. Other than payments to Investor Member pursuant to the last paragraph of Section 9.2 or Section 9.3, no distributions shall be made to the Participating Members until such LLC Loan (together with all interest accrued thereon) is paid in full. If two (2) or more LLC Loans made by the same Lending Member shall be outstanding at the same time, and any amount is applied in payment of such LLC Loans, such amount shall be deemed to have been applied to LLC Loans in the chronological order in which such LLC Loans were made and first to pay the accrued interest on such LLC Loan and then to pay the principal amount thereof.

(l)            Each LLC Loan will be treated as a loan to the Company. Any tax item attributable to the interest accruing on an LLC Loan shall be considered to have been incurred by the Company. The Company shall execute, acknowledge, deliver, file and/or record, as appropriate, a note evidencing the LLC Loan and a UCC-1 financing statement with respect thereto, which is not foreclosable. Promptly upon payment of an LLC Loan in full, and simultaneously with any Transfer permitted under this Agreement, the proceeds from which will be used to repay the LLC Loan simultaneously with the Transfer, the UCC-1 financing statement filed with respect thereto shall be terminated by the filing of a UCC-3 termination statement.

(m)          Each Member Loan will be treated as a loan to the Non-Contributing Member and not as a loan to the Company and any interest accruing on such Member Loan will not affect the income of the Company. However, if for any reason any Member Loan is characterized in a manner that is inconsistent with the previous sentence, any tax item attributable to the interest accruing on such loan shall be considered to have been incurred by the Non-Contributing Member. At the Contributing Member’s request, the Non-Contributing Member shall execute, acknowledge, deliver, file and/or record, as appropriate, a note evidencing the Member Loan and a UCC-1 financing statement with respect thereto, which is not foreclosable. The sole recourse for a Member Loan shall be the distributions payable to a Non-Contributing Member and the amounts due from the Non-Contributing Member pursuant to Section 11.9. Promptly upon payment of a Member Loan in full, and simultaneously with any Transfer permitted under this Agreement, the proceeds from which will be used to repay the LLC Loan simultaneously with the Transfer, the UCC-1 financing statement filed with respect thereto shall be terminated by the filing of a UCC-3 termination statement.

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(n)          A Non-Lending Member shall have the right to cause the Company to repay the Non-Lending Member's Percentage Interest of any LLC Loan (together with accrued interest thereon from the date such LLC Loan is made until the date it is paid in full) (such amount the “Non-Lending Member's Contribution Amount”) in whole, but not in part (except in connection with a partial reduction of an LLC Loan pursuant to Section 9.2 or Section 9.3), at any time prior to an LLC Loan Conversion of the applicable LLC Loan, by funding an Additional Capital Contribution (a “Repayment Contribution”) to the Company, in immediately available funds, in an amount equal to the Non-Lending Member's Contribution Amount (and, together therewith, shall pay to the Lending Member all accrued and outstanding interest thereon). Upon a Non-Lending Member's funding of the entire amount of a Repayment Contribution required pursuant to the preceding sentence, (x) the amount of such Repayment Contribution shall be promptly distributed to the Lending Member in reduction of the applicable LLC Loan, (y) the Lending Member's Percentage Interest of the applicable LLC Loan (but, for avoidance of doubt, not the accrued interest thereon) shall be converted into an Additional Capital Contribution of the Lending Member as of the date the Repayment Contribution is funded by the Non-Lending Member, and (z) the paid LLC Loan will be deemed discharged as of the date the Repayment Contribution is funded by the Non-Lending Member. If a Non-Contributing Member LLC Loan that is a Special Make-Up Loan is not paid in full, together with all accrued interest thereon, as of the date that is 60 days or more after the date that such Special Make-Up Loan was made, then Investor Member as the Contributing Member shall have the right (but not the obligation) at any time thereafter in its sole and absolute discretion to elect by written notice to the Non-Lending Member to convert the entirety of the related LLC Loan (together with all accrued and unpaid interest on the portion thereof that is a Non-Contributing Member LLC Loan (but, for avoidance of doubt, not the accrued interest on the Contributing Member LLC Loan)) into a contribution of Additional Capital (the Non-Lending Member’s Percentage Interest of such Additional Capital Contribution, hereinafter the “Non-Lending Member Default Capital Contribution”; the Lending Member's Percentage Interest of such Additional Capital Contribution, hereinafter, the “Lending Member Default Capital Contribution”) by the Lending Member, with the Non-Lending Member(s) Default Capital Contribution being converted on a penalty dilutive basis pursuant to Section 7.3(p) (an “LLC Loan Conversion”). Upon an LLC Loan Conversion pursuant to this clause (n) (A) the converted LLC Loan will be discharged as of the date of the LLC Loan Conversion, and (B) the Lending Member will be deemed to have made the Lending Member Default Capital Contribution and Non-Lending Member Default Capital Contribution to the Company pursuant to Section 7.3(p) as of the date of the LLC Loan Conversion, and (C) the Percentage Interests of the Participating Members will be adjusted as of the date of the LLC Loan Conversion to reflect such Lending Member Default Capital Contribution and Non-Lending Member Default Capital Contribution on a penalty dilutive basis as more particularly provided in Section 7.3(p).

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(o)          A Non-Contributing Member shall have the right to repay a Member Loan in whole, but not in part (except in connection with a partial repayment of a Member Loan pursuant to Section 9.2 or Section 9.3), at any time prior to a Member Loan Conversion of the applicable Member Loan, by payment to the Contributing Member, in immediately available funds, of an amount equal to the entire amount of the outstanding principal balance of the Member Loan plus all interest thereon from the date such Member Loan was made until the date it is repaid in full. If a Member Loan that is a Special Make-Up Loan is not repaid in full, together with all accrued interest thereon, as of the date that is 60 days or more after the date that such Special Make-Up Loan was made, then Investor Member as the Contributing Member shall have the right (but not the obligation) at any time thereafter in its sole and absolute discretion to elect by written notice to the Non-Contributing Member to convert such Member Loan (together with all accrued and unpaid interest thereon) into an Additional Capital Contribution (a “Member Loan Default Capital Contribution”) by the Contributing Member on a penalty dilutive basis pursuant to Section 7.3(p) (a “Member Loan Conversion”), in which case (i) the converted Member Loan will be discharged as of the date of the Member Loan Conversion, (ii) the Contributing Member will be deemed to have made a Member Loan Default Capital Contribution to the Company pursuant to Section 7.3(p) as of the date of the Member Loan Conversion in an amount equal to the outstanding principal balance of the Member Loan (together with all accrued and unpaid interest thereon) as of the date of the Member Loan Conversion, and (iii) the Percentage Interests of the Participating Members will be adjusted as of the date of the Member Loan Conversion to reflect such Member Loan Default Capital Contribution as more particularly provided in Section 7.3(p).

(p)          If (i) Investor Member as a Lending Member elects to convert a LLC Loan that includes a Special Make-Up Loan to a Non-Lending Member Default Capital Contribution and a Lending Member Default Capital Contribution pursuant to Section 7.3(n) and/or (ii) Investor Member as a Contributing Member elects to convert a Member Loan that is a Special Make-Up Loan to a Member Loan Default Capital Contribution pursuant to Section 7.3(o), then upon the applicable Conversion, the Percentage Interest (as the same may have been previously adjusted) of each of the Participating Members shall be adjusted to equal the percentage equivalent of the quotient determined by dividing (A) the positive difference, if any, between (1) the sum of (y) 100% of the aggregate Capital Contributions (including Lending Member Default Capital Contributions, but excluding Cram-Down Contributions) then or theretofore made by such Participating Member to the Company, plus (z) 175% of the Cram-Down Contributions then or theretofore made by such Participating Member to the Company (the excess of 175% of a Participating Member’s Cram-Down Contributions over such Participating Member’s Cram-Down Contributions is referred to herein as the “Cram-Down Excess Amount”), minus (2) the sum of (I) the Cram-Down Excess Amounts attributable to the Cram-Down Contributions then or theretofore made by the other Participating Member to the Company, plus (II) with respect to the Owner Member’s Percentage Interest only, the Comfort Member Special Failed Contribution if a Special Make-Up Loan made with respect thereto is being converted (a “Converted Comfort Member Special Failed Contribution”), by (B) the difference between (1) 100% of the aggregate Capital Contributions (including without limitation Cram-Down Contributions and Lending Member Default Capital Contributions) then or theretofore made by all of the Members to the Company less (2) any Capital Contribution deemed made by the Comfort Member on account of a Converted Comfort Member Special Failed Contribution For the avoidance of doubt, the provisions of this Section 7.3(p) shall not in any manner result in a change to Comfort Member’s Percentage Interest. For purposes of the application of this Section 7.3(p), the initial Capital Contribution of the Owner Member shall be $[•]5, the Investor Member shall be $[•]6 and the Comfort Member shall be $[•].7 Examples of the operation of such calculations are set forth on Exhibit D attached hereto.

[5]	To be equal to the quotient obtained by dividing (i) the product of 50.1% multiplied by the Purchase Price paid at the Closing (including the Down Payment, but without giving effect to any post-Closing adjustments) by (ii) 48.7%.

[6]	To be equal to the Purchase Price paid at the Closing (including the Down Payment, but without giving effect to any post-Closing adjustments).

[7]	To be equal to the quotient obtained by dividing (i) the product of 1.2% multiplied by the Purchase Price paid at the Closing (including the Down Payment, but without giving effect to any post-Closing adjustments) by (ii) 48.7%.

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7.4           Capital of the Company. Except as expressly provided for in this Agreement, no Member shall be entitled to withdraw or receive any interest or other return on, or return of, all or any part of its Capital Contribution, or to receive any Company Assets (other than cash) in return for its Capital Contribution. No Member shall be entitled to make a Capital Contribution to the Company except as expressly authorized or required by this Agreement.

ARTICLE 8
CAPITAL ACCOUNTS

8.1           Establishment and Determination of Capital Accounts. A separate Capital Account shall be established for each Member on the books of the Company initially reflecting an amount identified pursuant to Section 7.1. Each Member’s Capital Account shall be:

(a)           increased by (i) the amount of such Member’s Additional Capital Contributions, (ii) such Member’s distributive share of Net Income and any items in the nature of income or gain which are specially allocated to such Member pursuant to Section 10.1, and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any asset distributed to such Member; and

(b)          decreased by (i) the amount of cash and the Gross Asset Value of any Company Assets distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Member pursuant to Section 10.1 and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any asset contributed by such Member to the Company.

(c)          The foregoing provisions and any other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Sections 1.704-1(b) and 1.704-2 of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the Managers, by Board Approval, shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed assets or which are assumed by the Company or any Member) are computed in order to comply with such Regulations, the Administrative Member shall make such modification; provided, that all allocations of Company income, gain, loss and deduction continue to have “substantial economic effect” within the meaning of Section 704(b) of the Code and that no Member is materially adversely affected by any such modification.

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(d)          A Person that acquires all (or a portion) of a Membership Interest from a Member, through a Transfer or otherwise, shall succeed to the Capital Account (or portion of the Capital Account) attributable to such Member with respect to such Membership Interest.

8.2           Negative Capital Accounts. Except as may be required by the Act or any other Applicable Law, no Member shall be required to pay to the Company or any other Member any deficit or negative balance which may exist from time to time in such Member’s Capital Account.

ARTICLE 9
Distributions

9.1           Distribution Generally. Each distribution made by the Company, whether derived from operating cash flow or from the sale, exchange or other disposition of all or any portion of any securities or other assets or property or otherwise shall be made in accordance with this Article 9.

9.2          Quarterly Distribution. Except as provided with respect to distributions of a Repayment Contribution to a Lending Member pursuant to Section 7.3(n), commencing with the first calendar quarter following the Effective Date and for each calendar quarter thereafter, distributions of all Net Cash Flow received by the Company which was not previously distributed in respect of such calendar quarter (or, in the case of the first calendar quarter to commence following the Effective Date, since the date of this Agreement) shall be made no later than the 30th day following the end of the applicable calendar quarter, or, if such 30th day is not a Business Day, on the first Business Day following such 30th day (or more frequently if determined from time to time by Administrative Member) in the following order of priority (subject to the final paragraph of this Section 9.2):

(a)           First, until all outstanding LLC Loans have been paid in full, pari passu, as follows: (i) the amount distributable under this Section 9.2(a) multiplied by the Percentage Interests of the Participating Members to each Lending Member that has made a LLC Loan, pro rata (based upon the relative outstanding principal and accrued and unpaid interest owed to each Lending Member in respect of LLC Loans made by such Lending Member) until each Lending Member has received aggregate distributions of Net Cash Flow pursuant to this Section 9.2(a) and Capital Proceeds pursuant to Section 9.3(a) in an amount necessary to provide each such Lending Member with a return of the remaining outstanding balance of the principal amount of any LLC Loans plus interest thereon at the applicable rate; and (ii) to the Comfort Member, the amount distributable under this Section 9.2(a) multiplied by the Percentage Interest of the Comfort Member (which amount shall be treated as payment of the outstanding balance of the principal amount of any LLC Loans made by the Comfort Member plus interest thereon at the applicable rate until the outstanding principal and accrued and unpaid interest owed to the Comfort Member in respect of LLC Loans made by the Comfort Member is paid in full); provided that if there shall be any unpaid Member Loan made by the Owner Member to the Comfort Member, all distributions to the Comfort Member pursuant to this Section 9.2(a) shall be paid directly to the Owner Member until the principal amount of and all accrued and unpaid interest on such Member Loan shall have been repaid, and if the Investor Member shall have made a Member Loan to the Owner Member to provide funds to make a Member Loan to the Comfort Member, any such payments that would have been paid to the Owner Member with respect to such Member Loan to the Comfort Member shall instead be paid to the Investor Member as payment on such Member Loan (such payments being deemed distributions to the Comfort Member for all purposes hereunder) (the foregoing in no way limiting payment on account of Member Loans made by Investor Member to Owner Member (including in order to provide funds for Owner Member to make a Member Loan to Comfort Member) pursuant to Section 9.2(b) or 9.3(b), to the extent outstanding); for the avoidance of doubt, no portion of an LLC Loan (other than an LLC Loan payable to the Comfort Member, as set forth above) shall be paid out of the portion of Net Cash Flow distributable to the Comfort Member;

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(b)          Second, to the Members pro rata in proportion to their respective Percentage Interest; provided that if there shall be any unpaid Member Loan, all distributions to the Non-Contributing Member pursuant to this Section 9.2(b) shall be paid directly to the Contributing Member until the principal amount of and all accrued and unpaid interest on such Member Loan shall have been repaid (such payments being deemed distributions to the Non-Contributing Member for all purposes hereunder), and if the Investor Member shall have made a Member Loan to the Owner Member to provide funds to make a Member Loan to the Comfort Member, any such payments that would have been paid to the Owner Member with respect to such Member Loan to the Comfort Member shall instead be paid to the Investor Member as payment on such Member Loan (such payments being deemed distributions to the Comfort Member for all purposes hereunder) (the foregoing in no way limiting payment on account of Member Loans made by Investor Member to Owner Member (including in order to provide funds for Owner Member to make a Member Loan to Comfort Member) pursuant to this Section 9.2(b) or Section 9.3(b), to the extent outstanding).

Notwithstanding the foregoing, for so long as any Special Liability is outstanding, all distributions to be made to Owner Member pursuant to this Section 9.2 shall be paid directly to Investor Member until such Special Liabilities have been satisfied (after taking into account prior payments on account of Special Liabilities hereunder, under Section 9.3, or otherwise); provided that this paragraph shall have no force or effect with respect to any Special Liability other than a Transfer Tax Special Liability in the event that (i) Owner Member is any Person other than (1) Named Owner Member, (2) NYRT, (3) NYRT OP, (4) any liquidating trust to which the assets or properties of Named Owner Member, NYRT or NYRT OP are Transferred or (5) any successor Person to Named Owner Member, NYRT or NYRT OP, whether by way of merger, consolidation, conversion, amalgamation or any similar transaction.

9.3           Capital Proceeds Distributions. Capital Proceeds received by the Company shall be distributed to each Member as promptly as practicable following receipt thereof in the following order of priority (subject to the final paragraph of this Section 9.3):

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(a)           First, until all outstanding LLC Loans have been paid in full, pari passu, as follows: (i) the amount distributable under this Section 9.3(a) multiplied by the Percentage Interests of the Participating Members to each Lending Member that has made a LLC Loan, pro rata (based upon the relative outstanding principal and accrued and unpaid interest owed to each Lending Member in respect of LLC Loans made by such Lending Member) until each Lending Member has received aggregate distributions of Net Cash Flow pursuant to Section 9.2(a) and Capital Proceeds pursuant to this Section 9.3(a) in an amount necessary to provide each such Lending Member with a return of the remaining outstanding balance of the principal amount of any LLC Loans plus interest thereon at the applicable rate; and (ii) to the Comfort Member, the amount distributable under this Section 9.2(a) multiplied by the Percentage Interest of the Comfort Member (which amount shall be treated as payment of the outstanding balance of the principal amount of any LLC Loans made by the Comfort Member plus interest thereon at the applicable rate until the outstanding principal and accrued and unpaid interest owed to the Comfort Member in respect of LLC Loans made by the Comfort Member is paid in full); provided that if there shall be any unpaid Member Loan to made by the Owner Member to the Comfort Member, all distributions to the Comfort Member pursuant to this Section 9.3(a) shall be paid directly to the Owner Member until the principal amount of and all accrued and unpaid interest on such Member Loan shall have been repaid, and if the Investor Member shall have made a Member Loan to the Owner Member to provide funds to make such Member Loan to the Comfort Member, any such payments that would have been paid to the Owner Member with respect to such Member Loan to the Comfort Member shall be paid to the Investor Member as payment on such Member Loan (such payments being deemed distributions to the Comfort Member for all purposes hereunder) (the foregoing in no way limiting payment of account of Member Loans made by Investor Member to Owner Member (including in order to provide funds for Owner Member to make a Member Loan to Comfort Member) pursuant to Section 9.2(b) or 9.3(b), to the extent outstanding); for the avoidance of doubt, no portion of an LLC Loan shall be paid out of the portion of Capital Proceeds distributable to the Comfort Member (other than an LLC Loan payable to the Comfort Member, as set forth above).

(b)          Second, to the Members pro rata in proportion to their respective Percentage Interest at the time the Capital Proceeds are received by the Company; provided that if there shall be any unpaid Member Loan, all distributions to the Non-Contributing Member pursuant to this Section 9.3(b) shall be paid directly to the Contributing Member until the principal amount of and all accrued and unpaid interest on such Member Loan shall have been repaid, and if the Investor Member shall have made a Member Loan to the Owner Member to provide funds to make a Member Loan to the Comfort Member, any such payments that would have been paid to the Owner Member with respect to Member Loan to the Comfort Member shall be paid to the Investor Member as payment on such Member Loan (such payments being deemed distributions to the Non-Contributing Member for all purposes hereunder) (the foregoing in no way limiting payment on account of Member Loans made by Investor Member to Owner Member (including in order to provide funds for Owner Member to make a Member Loan to Comfort Member) pursuant to this Section 9.3(b) or Section 9.2(b), to the extent outstanding).

Notwithstanding the foregoing, for so long as any Special Liability is outstanding, all distributions to be made to Owner Member pursuant to this Section 9.3 shall be paid directly to Investor Member until such Special Liabilities have been satisfied (after taking into account prior payments on account of Special Liabilities hereunder, under Section 9.2, or otherwise); provided that this paragraph shall have no force or effect with respect to any Special Liability other than a Transfer Tax Special Liability in the event that (i) Owner Member is any Person other than (1) Named Owner Member, (2) NYRT, (3) NYRT OP, (4) any liquidating trust to which the assets or properties of Named Owner Member, NYRT or NYRT OP are Transferred or (5) any successor Person to Named Owner Member, NYRT or NYRT OP, whether by way of merger, consolidation, conversion, amalgamation or any similar transaction.

9.4           Amounts and Priority of Distributions. The amount available for distribution on each distribution date shall be determined by the Administrative Member in accordance with Sections 9.2 or 9.3, as applicable.

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9.5           Limitation Upon Distributions. No distribution or return of a Capital Contribution shall be declared and paid if, after such distribution or return is made:

(a)           the Company would be insolvent; or

(b)           the net assets of the Company would be less than zero.

9.6           Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Administrative Member reasonably determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including any taxes required to be withheld or paid by the Company pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446.

9.7           Accounting Principles. Except for such accounting principles set forth herein, all accounting shall be done on a GAAP basis, unless the Participating Members otherwise agree.

ARTICLE 10
ALLOCATIONS

10.1         Allocations of Net Income and Net Loss Generally. Except as otherwise provided in this Agreement, after giving effect to the special allocations in Section 10.2, Net Income, Net Loss and, to the extent necessary, individual items of income, gain, credit, loss and deduction of the Company for each Fiscal Year or other applicable period shall be allocated among the Members in a manner that will as nearly as possible cause the Capital Account balance of each Member at the end of such Fiscal Year or other applicable period to equal (i) the amount of the distributions that would be made to such Member pursuant to Section 12.3 of the Agreement if the Company were dissolved, its affairs wound up and its assets were sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such period, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the net assets of the Company were distributed in full in accordance with Section 12.3 to the Members immediately after making such allocations, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and the amount, if any and without duplication, that the Member would be obligated to contribute to the capital of the Company, all computed immediately prior to the hypothetical sale of assets.

10.2         Regulatory Allocations. Notwithstanding any other provision of this Agreement, the following allocations shall be made prior to any other allocations under this Agreement and in the following order of priority:

(a)           Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Company Minimum Gain for any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain to the extent required by Section 1.704-2(f) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (i) of the Regulations. This Section 10.2(a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 10.2(a) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

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(b)          Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain to the extent and in the manner required by Section 1.704-2(i) of the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Regulations. This Section 10.2(b) is intended to comply with the minimum gain chargeback requirement with respect to Member Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section 10.2(b) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(c)          Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, and such Member has an Adjusted Capital Account Deficit, items of Company income (including gross income) and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible as required by the Regulations. This Section 10.2(c) is intended to constitute a “qualified income offset” under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(d)          Nonrecourse Deductions. Nonrecourse Deductions, if any, for any Fiscal Year or period shall be allocated to the Members pro rata in accordance with their Percentage Interests.

(e)          Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year or other applicable period with respect to a Member Nonrecourse Debt shall be specially allocated to the Member that bears the economic risk of loss for such Member Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Regulations).

(f)           Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated among the Members in a manner consistent with the manner in which each of their respective Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

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(g)          Gross Income Allocation. If any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 10.2(g) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article 10 have been made as this Section 10.2(g) were not in the Agreement.

10.3	Tax Allocations; Code Section 704(c).

(a)           Items of Income or Loss. Except as is otherwise provided in this Article 10, for U.S. federal income tax purposes, an allocation of Company Net Income or Net Loss to a Member shall be treated as an allocation to such Member of the same share of each item of income, gain, loss, deduction and item of tax-exempt income or Section 705(a)(2)(B) expenditure (or item treated as such expenditure pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations) (“Tax Items”) that is taken into account in computing Net Income or Net Loss.

(b)           Precontribution Gain, Revaluations. With respect to any contributed property held by the Partnership as of the Effective Date, the Partnership shall use the traditional method contained in the Regulations promulgated under Section 704(c) of the Code to take into account any variation between the adjusted basis of such asset and the fair market value of such asset as of the time of the contribution; provided that, with respect to any property contributed to the Partnership after the Effective Date, the Partnership shall use any method contained in the Regulations promulgated under Section 704(c) of the Code selected by Investor Member. Each Member hereby agrees to report income, gain, loss and deduction on such Member’s U.S. federal income tax return in a manner consistent with the method used by the Company. If any asset has a Gross Asset Value which is different from the Company’s adjusted basis for such asset for U.S. federal income tax purposes because the Company has revalued such asset pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the allocations of Tax Items shall be made in accordance with the principles of Section 704(c) of the Code and the Regulations and the methods of allocation promulgated thereunder as selected by Investor Member.

(c)           Section 1245/1250 Recapture. Subject to Section 10.3(b) above, if any portion of gain from the sale of Company assets is treated as gain which is ordinary income by virtue of the application of Sections 1245 or 1250 of the Code or is gain described in Section 1(h)(1)(D) of the Code (“Affected Gain”), then such Affected Gain shall be allocated among the Members in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated. This Section 10.3(c) shall not alter the amount of Net Income (or items thereof) allocated among the Members, but merely the character of such Net Income (or items thereof).

(d)           Excess Nonrecourse Liability Safe Harbor. Pursuant to Section 1.752-3(a)(3) of the Regulations, solely for purposes of determining each Member’s proportionate share of the “excess nonrecourse liabilities” of the Company (as defined in Section 1.752-3(a)(3) of the Regulations), the Members’ respective interests in Company profits shall be determined under any permissible method reasonably determined by the Managers by Board Approval.

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ARTICLE 11
TRANSFER OF MEMBERSHIP INTERESTS

11.1	Transfers of a Member’s Membership Interest.

(a)           No Transfer of a Membership Interest, in whole or in part, shall be permitted without the consent of the Participating Members whose Membership Interests are not being Transferred, except as set forth in this Article 11. Notwithstanding anything to the contrary set forth in this Agreement, none of the following Transfers shall require the consent of any Member, but shall be subject to the conditions applicable to all Transfers as set forth in Section 11.9, provided that in no event shall the following permit a direct Transfer of less than all of a Member’s Membership Interest:

(i)            subject to and in accordance with Section 11.3 if the Transfer is by the Investor Member or a beneficial owner in the Investor Member, a Transfer of up to (and including) 49% of an interest in a Participating Member’s Membership Interest in the Company; provided that such Participating Member must maintain control over voting and consent with respect to its interest in the Company in connection with any such Transfer and the transferee shall have no right to participate in the management or operations of the Company or any decision or consent right of such Participating Member;

(ii)           any Transfer to a Permitted Transferee;

(iii)          any Transfer, either in one or a series of transactions, of any direct or indirect legal or beneficial interest in SLG, SLG OP, RXR Realty, any RXR Fund, NYRT or NYRT OP and/or any rights, distributions, profits or proceeds relating thereto, including by way of any merger, consolidation, amalgamation, sale, or other Transfer of any kind of any stock, limited or general partnership interests, limited liability company interests, trust certificates or other similar evidences of ownership of legal or beneficial interests, as the case may be, of SLG, SLG OP, RXR Realty, any RXR Fund or NYRT or NYRT OP or any legal or beneficial interest therein; provided however, that if the Fair Market Value of NYRT’s Membership Interests in the Company represents 85% or more of the aggregate fair market value (as determined in good faith by NYRT in connection with preparation of its most recent annual or quarterly financial statements, so long as such financial statements are prepared on a liquidation basis or otherwise determined by an independent valuer selected by NYRT) of all of the properties (including the Membership Interests in the Company) owned directly or indirectly by NYRT and NYRT OP, any merger, consolidation, amalgamation or sale of all or substantially all of the assets of NYRT and NYRT OP shall only be permitted if the surviving company (in the case of a merger, consolidation, amalgamation) or the acquirer (in the case of a sale of all or substantially all of the assets) has, or is a wholly-owned subsidiary of an entity that has, a Net Worth of no less than $250,000,000 and Liquidity of no less than $25,000,000;

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(iv)          any sale of all or substantially all of the assets of SLG, SLG OP, RXR Realty, any RXR Fund, NYRT or NYRT OP to any Person, so long as, in the case of the sale of all or substantially all of the assets of SLG, SLG OP, RXR Realty and/or any RXR Fund, NYRT or NYRT OP, SLG and/or RXR Realty, directly or indirectly continues to control Investor Member, subject to the proviso in clause (iii);

(v)           any current or additional borrowing or financing by or other indebtedness of any nature of SLG, SLG OP, RXR Realty, any RXR Fund, NYRT or NYRT OP and/or any direct or indirect holder of a legal or beneficial interest therein shall be permitted without the consent of any Member and, for the purposes of this sentence, “indebtedness” of a Person shall be deemed to include (1) any indebtedness or liability of such Person (including amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property or services (including trade obligations); (4) obligations under letters of credit; (5) obligations under acceptance facilities; (6) all guaranties, endorsements and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (7) obligations secured by any liens, whether or not the obligations have been assumed;

(vi)          a Transfer in one or a series of transactions, (but not a pledge, collateral assignment, lien, charge, encumbrance, hypothecation, security interest or other security device) of the direct or indirect interests in RXR Owner in connection with an initial public offering or so called “Rule 144(a) offering” that results in the listing of capital stock on the New York Stock Exchange or any other national securities exchange in the United States (including any such offering that includes RXR Realty or any direct or indirect owner thereof or any entity which succeeds to substantially all of such Person’s assets in connection with such offering) (such offering, an “IPO”; and any such entity formed in connection with an IPO, a “Public Vehicle”), provided that (A) such Transfer takes place immediately prior to or contemporaneously with the IPO and (B) the Property and assets constituting a majority of the value of RXR Realty shall be contributed to the Public Vehicle;

(vii)         a direct or indirect Transfer of interests in any RXR Fund to any partner, member, owner or investor in any RXR Fund, provided that RXR Owner continues to be controlled, directly or indirectly, by RXR Realty; and

(viii)        a Transfer of Owner Member’s Membership Interest upon the terms and subject to the conditions of Section 11.2.

(ix)          Transfers of direct or indirect interests in:

(A)	DRA Fund, so long as after giving effect to such Transfer, DRA Advisors LLC, or its successors or assigns by merger or otherwise, or any of its principals, directly or indirectly, continues to Control DRA Fund;

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(B)	RCG Longview, so long as after giving effect to such Transfer, an RCG Control Person, directly or indirectly, continues to Control RCG Longview;

(C)	CWWP, so long as after giving effect to such Transfer, Peter S. Duncan, directly or indirectly, continues to Control CWWP;

(D)	GC&S by any of its direct or indirect constituent owners to and among themselves; it being agreed that (i) other than with respect to limited partners and fund investors in CWWP and RCG Longview, no Person that does not own a direct or indirect interest in GC&S as of the Effective Date shall own a direct or indirect interest in GC&S after giving effect to such Transfer and (ii) GC&S shall be Controlled by Peter S. Duncan or an RCG Control Person; and

(E)	Comfort Member, to and among the constituent owners of Comfort Member as of the Effective Date and/or to any Person Controlled by Peter S. Duncan.

(b)           Notwithstanding anything to the contrary set forth in this Agreement, no Transfer shall be permitted (i) if such Transfer would violate any Loan Document or any Lease, (ii) except for permitted transfers under Section 11.1(a)(i), (ii), (iii), (iv), (v), (vi) or (vii), unless and until all Make-Up Loans (including interest accrued thereon) made on account of the transferring Member’s Failed Contribution are repaid in full or will be repaid in full simultaneously with the Transfer out of the proceeds from the Transfer, and (iii) with respect to a Transfer of Owner Member’s Membership Interest, if such Transfer is to a Prohibited Transferee, and any attempted Transfer or other disposition in violation of this Section 11.1 shall be void ab initio.

(c)           In the case of a Transfer permitted under this Agreement by Owner Member, if the transferee or an Affiliate of the transferee, in each case with a Net Worth of no less than $250,000,000 and Liquidity of no less than $25,000,000, enters into a Contribution, Indemnity and Reimbursement Agreement with respect to events, occurrences or omissions first arising after the date of Transfer, the Investor Member shall cause to be delivered to the Owner Member an instrument releasing and discharging NYRT from all obligations set forth in that certain Contribution, Reimbursement and Indemnity Agreement, dated as of the date hereof, by and among NYRT, SLG Guarantor, and RXR Guarantor, and agreed to and acknowledged by the Participating Members, solely with respect to events, occurrences or omissions occurring after the time of such Transfer.

(d)           Notwithstanding anything to the contrary in this Agreement, without the consent of the Comfort Member, no Member nor the Company shall take any action that would cause a Transfer, directly or indirectly, prior to the expiration of the Comfort Member Put Period, of the Membership Interest held by the Comfort Member as of the date of this Agreement in a manner that would result in the imposition of a Transfer Tax as a result of the “aggregation” of such Transfer with any Transfer by the Comfort Member of a Membership Interest in the Company prior to the date of this Agreement.

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11.2	Right of First Offer.

(a)           In addition to Transfers permitted under Section 11.1, Owner Member may directly Transfer its Membership Interest in whole, or an owner of Owner Member may, directly or indirectly, Transfer an interest in Owner’s Membership Interest, in whole or in part, at any time, provided that it complies with this Section 11.2. If Owner Member desires to Transfer all, or an owner of Owner Member desires to (indirectly) Transfer all or any portion, of Owner Member’s Membership Interest in a transaction which is not otherwise permitted in Section 11.1 (in such capacity, the “ROFO Initiating Member”), then the ROFO Initiating Member shall first deliver to the Investor Member (in such capacity, the “ROFO Non-Initiating Member”) a written notice (the “ROFO Notice”), which shall specify the material terms and conditions pursuant to which the ROFO Initiating Member proposes to effect such Transfer including, among other terms and conditions, (i) the ROFO Initiating Member’s total Percentage Interest, (ii) the percentage of limited liability company interests in the Company represented by the Membership Interests proposed to be Transferred pursuant to the ROFO Notice (the “ROFO Membership Interests”) and (iii) the total purchase price (which shall be in cash) (the “ROFO Interest Purchase Price”) in exchange for which the ROFO Initiating Member proposes to Transfer the ROFO Membership Interests. The ROFO Notice shall constitute the ROFO Initiating Member’s offer to Transfer the ROFO Membership Interests to the ROFO Non-Initiating Member on the terms and conditions identified in the ROFO Notice and such offer shall be irrevocable for a period of 30 days after delivery of the ROFO Notice (such period of 30 days, the “ROFO Acceptance Period”).

(b)          Within the ROFO Acceptance Period, the ROFO Non-Initiating Member shall have the right to deliver to the ROFO Initiating Member a notice (the “ROFO Acceptance Notice”) stating its desire to purchase all (but not less than all) of the ROFO Membership Interests on the terms and conditions set forth in the ROFO Notice; provided, that simultaneously with the giving of the ROFO Acceptance Notice, such ROFO Non-Initiating Member shall deliver to a national title insurance company (or another comparable third-party), as escrow agent pursuant to a customary escrow agreement, a deposit in an amount equal to 10% of the ROFO Interest Purchase Price (as the same may be increased in connection with an extension of the Interest Closing Date, the “ROFO Deposit”).

(c)           If the ROFO Non-Initiating Member (i) fails to deliver a ROFO Acceptance Notice pursuant to Section 11.2(b) or (ii) gives the ROFO Initiating Member notice that it has declined the ROFO Initiating Member’s offer, in each case on or before the expiration of the ROFO Acceptance Period (the earlier of such dates to occur, the “ROFO Expiration Date”), the ROFO Initiating Member may, at any time within six months after the ROFO Expiration Date, Transfer all (but not less than all) of the ROFO Membership Interests to any Person who is a Qualifying Buyer for a cash purchase price of not less than 95% of the ROFO Interest Purchase Price and on substantially the terms and conditions set forth in the ROFO Notice. If a Transfer does not occur during such six months period, the restrictions of this Section 11.2 shall again become applicable to the Transfer of all or a portion of the ROFO Membership Interests. If such Transfer is consummated within such six months period and such Transfer (a “Triggering Transfer”) is with respect to all of Owner Member’s Membership Interest other than a portion of Owner Member’s Membership Interest reflecting less than or equal to 1.1% of the total Membership Interests in the Company (the “Put Interest”), then Owner Member shall have the right to require Investor Member to purchase (the “Put Option”) and, if the Put Option is exercised, Investor Member shall purchase, the Put Interest, free and clear of all Liens and adverse claims, as described below.

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(i)	The Put Option may be exercised by Owner Member by delivering written notice (a “Put Notice”) to Investor Member within five (5) Business Days of the consummation of the Triggering Transfer. The Put Notice shall contain (i) a certification that a Triggering Transfer has been consummated, (ii) a written statement that Owner Member is exercising the Put Option under this Section 11.2(c) and (iii) Owner Member’s determination of the fair market value of the Property and the calculation of the Put Price, accompanied by a statement showing the calculation thereof in reasonable detail.

(ii)	The “Put Price” shall equal the amount that Owner Member would be entitled to receive in accordance with the provisions of Article 12 under this Agreement with respect to the Put Interest if the Property were sold for cash for a purchase price equal to its fair market value, all Company Loans were discharged, the Company or its Subsidiaries paid any assumption fees due on account of an assignment of the Company Loans, all Special Liabilities (if any) were satisfied, all Make-Up Loans were discharged, Transfer Taxes (unless Transfer Taxes are payable by Owner Member as a result of the consummation of the Put Option (including, without limitation, resulting from any aggregation with prior transfers)), customary broker fees and other customary costs of closing were paid by the party customarily responsible for such costs, all other liabilities of the Company and its Subsidiaries which relate to the Property being sold were discharged and the Company was liquidated and all assets of the Company were distributed in accordance with the provisions of Article 12.

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(iii)	The Investor Member shall review and approve (or disapprove) of such determination of the Put Price within 15 Business Days. In the event Investor Member does not approve Owner Member's calculation within 15 Business Days, Investor Member shall identify the reasons therefor prior to the expiration of such 15 Business Day period and Owner Member and Investor Member shall work expeditiously in good faith to resolve any disagreement. If such disagreement cannot be resolved within 20 days after the expiration of such period, then within five 5 Business Days following the expiration of such 20 day period, each Participating Member shall propose to the other in writing a Put Price (each, a “Put Price Proposal”), and if the lower of the two Put Price Proposals is greater than or equal to 95% of the higher of the two Put Price Proposals, then the Put Price shall be deemed to be the average of the two Put Price Proposals. If the lower of the two Put Price Proposals is less than 95% of the higher of the two Put Price Proposals, then fair market value of the Property and the Put Price shall be determined by final and binding arbitration in New York, NY, administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures, as in effect at that time, by an arbitrator with at least ten years of experience relating to owning properties similar to the Property and located in Manhattan. Each Participating Member shall submit to such arbitrator its position as to the fair market value of the Property and the Put Price (which, for each Participating Member shall be their respective Put Price Proposal) and any applicable materials that it desires that such arbitrator consider in making its determination within seven Business Days following the appointment of the arbitrator. Such arbitrator shall consider only the materials submitted to it for resolution. Each Participating Member shall cooperate with JAMS and with the other Participating Member in scheduling the arbitration proceedings so that a determination of the fair market value of the Property and the Put Price is rendered within 30 calendar days after submission thereof to arbitration, and any notice requirements under Paragraph 14(b) of the JAMS Streamlined Arbitration Rules and Procedures or otherwise may be shortened by such arbitrator in its discretion. The non-prevailing party in such arbitration shall pay all fees and disbursements due to JAMS and the arbitrator as well as the reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) of the prevailing party incurred in connection with such arbitration. The arbitrator shall be (i) a disinterested and impartial person and (ii) selected in accordance with Paragraph “12(c)” et seq. of the JAMS Streamlined Arbitration Rules and Procedures. Such arbitrator shall be bound by the provisions of this Agreement and by Applicable Law and shall select the position proposed by either the Owner Member or the Investor Member, but no other amount, which, in his or her opinion, is closest, to the amount that would be the Put Price. Any decision rendered by such arbitrator with respect to the Put Price shall be final, conclusive and binding upon the Company and the Participating Members and may be entered and enforced in any court having jurisdiction over the Company and either Participating Member. Any Put Price Proposal submitted pursuant to this Section 11.2(c)(iii) shall be used only for the purposes of this Section 11.2(c)(iii) and shall not otherwise be binding on any Participating Member, shall not be deemed an offer of settlement, shall not be submitted as evidence in any dispute, and shall have no effect other than as expressly set forth in this Section 11.2(c)(iii).

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(d)           The closing of a purchase and sale of the Put Interest under this Section 11.2 will take place no later than that date which is 60 days after the Put Price is determined in accordance with Section 11.2(c)(iii), and otherwise in accordance with the provisions of Section 11.5(a), subject to Section 11.10.

(e)           Notwithstanding anything to the contrary contained in this Section 11.2, upon receipt by Investor Member of a ROFO Sale Notice, either Investor Member or any direct or indirect owner of Investor Member, or any of their respective Affiliates, shall be entitled to send a ROFO Acceptance Notice on its own behalf, which ROFO Acceptance Notice shall be deemed effective for purposes of this Section 11.2, in which event, from and after delivery of such ROFO Acceptance Notice, such Person shall be deemed the ROFO Non-Initiating Member for purposes of this Section 11.2 and Section 11.5; provided that only one ROFO Acceptance Notice with respect to any single ROFO Sale Notice may be delivered by the Investor Member and its Affiliates and any additional ROFO Acceptance Notices delivered by the Investor Member and its Affiliates following the delivery of the initial ROFO Acceptance Notice with respect to any single ROFO Sale Notice shall be ineffective.

11.3         Tag Along Rights. At least 15 days prior to any proposed Transfer by Investor Member of its Membership Interest or by RXR Fund or SLG OP of any of their indirect interests in Investor Member, in each case pursuant to Section 11.1(a)(i), to a Person other than a Permitted Transferee and in a transaction other than a transaction described in Sections 11.1(a)(iii) through (vii), the Investor Member or such Person proposing such Transfer (in such capacity, a “Tag Along Initiating Member”) shall deliver a written notice (a “Tag Along Sale Notice”) to the Owner Member (in such capacity, the “Tag Along Member”) which shall specify in detail the material terms and conditions pursuant to which the Tag Along Initiating Member proposes to effect such Transfer including, among other terms and conditions, (i) the identity of the proposed purchaser, (ii) the Tag Along Initiating Member’s total Percentage Interest, (iii) the percentage of limited liability company interests in the Company that the Tag Along Initiating Member proposes to Transfer (the “Tag Along Percentage Share”; and the limited liability company interests proposed to be Transferred, the “Tag Along Initiating Membership Interests”) and (iv) the total purchase price (the “Peg Price”) proposed to be paid for such Tag Along Initiating Membership Interests. The Tag Along Member may then elect, by written notice to the Tag Along Initiating Member given within 15 days from the date of delivery of the Tag Along Sale Notice (the “Tag Along Response Period”), to participate in the Transfer by selling a percentage of limited liability company interests in the Company (the “Tag Along Membership Interests”) equal to the product of the Tag Along Percentage Share multiplied by the Tag Along Member’s Percentage Interest (the “Participating Tag Along Percentage Interest”), for a purchase price equal to the product of the Peg Price multiplied by the Participating Tag Along Percentage Interest, and otherwise on the same terms and subject to the same conditions as the proposed sale. If the Tag Along Member makes such an election within the Tag Along Response Period, the proposed Transfer may be effected only by a Transfer by each Member (directly or indirectly) of the Tag Along Percentage Share of its respective Percentage Interests. If the Tag Along Member does not make such an election within the Tag Along Response Period, the Tag Along Initiating Member may consummate the proposed Transfer of the Tag Along Initiating Membership Interests for the Peg Price or a greater or lesser amount of the Tag Along Initiating Member’s limited liability company interests for a pro rata portion of the Peg Price, as applicable, and on other material terms and conditions substantially not less favorable to the Tag Along Initiating Member than the terms and conditions contained in the Tag Along Sale Notice. In addition to providing the Tag Along Sale Notice, the Investor Member, SLG OP or RXR Fund, as applicable, shall keep Owner Member apprised and current with respect to any material negotiations in connection with a potential sale to a third-party which, if agreed to, would trigger the obligation to deliver a Tag Along Sale Notice. Notwithstanding anything to the contrary contained herein, (I) in no event shall this Section 11.3 apply with respect to any proposed indirect Transfer of a Membership Interest of Investor Member in any Person that is not a Single-Asset Person, (II) the rights set forth in this Section 11.3 in favor of the Owner Member are personal to Named Owner Member, and shall not run to the benefit of or be enforceable by any successors or assigns of Named Owner Member and (III) this Section 11.3 shall apply only to the extent of any direct or indirect interests of Named Owner Member beneficially owned by NYRT.

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11.4	Forced Sale.

(a)           From and after the Forced Sale Date, each Participating Member (in such capacity, the “Forced Sale Initiating Member”) shall, subject to the further provisions of this Section 11.4, have the right to cause the Company to market and sell (a “Forced Sale”) the Property and other Company Assets (or, if the Participating Members so agree, the direct or indirect Equity Interests in the Subsidiaries of the Company which own the Property and the other Company Assets (such interests, the “Forced Sale Equity Interests”)) (as applicable, the “Forced Sale Property”) by delivering a written notice (a ”Forced Sale Notice”) to the other Participating Member (in such capacity, the “Forced Sale Non-Initiating Member”), which Forced Sale Notice shall (i) set forth the Forced Sale Initiating Member’s election to cause the Company to market and sell the Forced Sale Property to a third-party not Affiliated with any Member (a “Third-Party Buyer”) and (ii) specify the gross cash price at which the Forced Sale Initiating Member believes the Forced Sale Property should be sold free and clear of all liabilities secured by or otherwise relating to the Forced Sale Property (i.e., without deduction of any Company Loan) (the “Gross Forced Sale Price”). If the Owner Member is the Forced Sale Initiating Member, the Forced Sale Notice shall constitute the Owner Member’s offer (a “Forced Sale Offer”) (i) to cause the Company to sell the Forced Sale Property to the Investor Member or its designee for the Adjusted Forced Sale Price or, at the Investor Member’s option, (ii) to sell the Owner Member’s Membership Interest to the Investor Member or its designee for cash for the Forced Sale Interest Purchase Price and, in each case, such Forced Sale Offer shall be irrevocable for a period of 30 days after delivery of the Forced Sale Notice (such period of 30 days, the “Forced Sale Acceptance Period”).

(b)          Within the Forced Sale Acceptance Period, the Investor Member shall have the right to deliver to the Owner Member a notice (the “Forced Sale Acceptance Notice”) stating its desire to purchase, at the Investor Member’s option, one of (i) the Property and other Company Assets, (ii) the direct or indirect Equity Interests in the Subsidiaries of the Company which own the Property and the other Company Assets or (iii) the Owner Member’s Membership Interest on the terms and conditions set forth in the Forced Sale Notice, subject to the terms of this Article 11. Within 2 Business Days following delivery of the Forced Sale Acceptance Notice, the Investor Member shall deliver the Forced Sale Deposit to a national title insurance company selected by the Investor Member, as escrow agent pursuant to a customary escrow agreement. Upon delivery of the Forced Sale Deposit, the Forced Sale Acceptance Notice shall constitute a binding contract to consummate the sale of the Property and the other Company Assets, the direct or indirect Equity Interests in the Subsidiaries of the Company which own the Property and the other Company Assets, or the Owner Member’s Membership Interest, in each case in accordance with the terms of this Article 11. If the Forced Sale Deposit is not delivered within such 2 Business Day period as set forth above, the Forced Sale Acceptance Notice shall be deemed void and of no force and effect.

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(c)	[Intentionally omitted]

(d)           If the Forced Sale Initiating Member is the Owner Member and the Investor Member (or such other Person permitted to send a Forced Sale Acceptance Notice pursuant to Section 11.4(g)) fails to deliver a Forced Sale Acceptance Notice pursuant to Section 11.4(b), or if the Forced Sale Initiating Member is the Investor Member, the Investor Member shall cause the Company, together with any of its Subsidiaries, as necessary, to use commercially reasonable efforts to take all steps required to market, enter into an agreement to sell and to close a sale of the Forced Sale Property for cash in a manner designed to achieve the highest net cash sales price to the Company (taking into account any difference in cost to the Company and any of its Subsidiaries of prepaying or defeasing any then existing Company Loan as compared with a purchase of the Forced Sale Property assuming such Company Loan and paying or having the purchaser pay any applicable assumption fees), including providing any required notices under the Nomura Lease, which shall be based on the Gross Forced Sale Price, unless the Owner Member and the Investor Member otherwise agree, and seek to cause the Company to enter into a Valid Contract within the 180 day period after (I) the expiration of the Forced Sale Acceptance Period if the Forced Sale Initiating Member is the Owner Member or (II) the Forced Sale Notice if the Forced Sale Initiating Member is the Investor Member (such period being the “Marketing Period”) to sell the Forced Sale Property (any such sale, a “Section 11.4(d) Sale”). Without limiting the foregoing, the Participating Members and Managers agree that the Company will engage CBRE Inc., Cushman & Wakefield, Inc. or Eastdil Secured, LLC or another licensed broker agreed to by the Owner Member and the Investor Member to conduct the marketing and sale of the Property and other Company Assets. Investor Member shall oversee the marketing and sale of the Forced Sale Property (but shall not have access to or receive the details concerning any bid or proposal received from third parties until after all final and best bids have been received by the applicable broker retained for the Forced Sale Property), Owner Member shall have a right to participate in the marketing and sale process and, subject to Section 11.4(f), the Participating Members will agree to accept the best offer for the Forced Sale Property, taking into account all terms, including purchase price, required seller representations and indemnities and the timing and certainty of closing. If the Investor Member is not the Initiating Member, the Investor Member, SLG and/or RXR Realty and their respective Affiliates shall be entitled to make an offer or bid for the Forced Sale Property during the pendency of such marketing process (the price offered in such offer or bid, the “Bid Price”) and if the Investor Member, SLG and/or RXR Realty or their respective affiliates are selected as the buyer in a Section 11.4(d) Sale, at such buyer’s option, the Section 11.4(d) Sale shall be structured as the sale of one of (x) the Property and other Company Assets, (y) the direct or indirect Equity Interests in the Subsidiaries of the Company which own the Property and the other Company Assets or (z) the Owner Member’s Membership Interest, and the price to be paid for the same by such buyer shall be the Bid Purchase Price or the Bid Interest Purchase Price, as applicable, and which sale shall be consummated pursuant to Section 11.5. In connection with a Section 11.4(d) Sale, the Participating Members agree to cooperate, and cause their designees as Managers to cooperate, fully and in good faith to deliver, as promptly as practicable, any materials reasonably requested by a potential buyer and to use their commercially reasonable efforts to cause the Section 11.4(d) Sale, including executing any consents or other instruments as may be required to complete the Section 11.4(d) Sale.

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(e)          Notwithstanding anything to the contrary contained herein, at any time within 30 days of expiration of the Forced Sale Acceptance Period, Investor Member may provide written notice to Owner Member, that it desires that any Section 11.4(d) Sale be structured as a sale of indirect interests in the Property (which shall include a sale of the RXR REIT Shares) (a “Section 11.4(d) Interest Sale”), in which event the Owner Member shall reasonably consider effecting such Section 11.4(d) Sale as a Section 11.4(d) Interest Sale. If following such consideration, the Owner Member determines that it may be feasible to structure an 11.4(d) Sale as an 11.4(d) Interest Sale, the Company shall market the 11.4(d) Sale as a sale of the Property and other Company Assets or the direct or indirect Equity Interests in the Subsidiaries and, following receipt of final bids, shall, to the extent reasonable under the circumstances, request an alternative bid for an 11.4(d) Interest Sale. If Investor Member desires to have the Company accept an alternative bid, RXR Owner shall cause one or more credit-worthy affiliates of RXR Owner to agree to pay the amount by which the offer for the 11.4(d) Interest Sale is less than the offer for the Property and other Company Assets or the direct or indirect Equity Interests in the Subsidiaries, and any amount to be paid by RXR Owner shall be taken into account in determining the best offer for the Forced Sale. If the Transaction is structured as an 11.4(d) Interest Sale, (i) in no event shall the structuring of the Section 11.4(d) Sale as a Section 11.4(d) Interest Sale adversely affect the economic or other terms, including, without limitation, indemnification and survival periods, of the Section 11.4(d) Sale as it relates to Owner Member, (ii) RXR Owner shall cause to be delivered to the Owner Member an opinion in a form reasonably acceptable to Owner Member to the effect that (A) the RXR REIT has qualified as a REIT under the Code for all of its taxable years preceding its taxable year in which the Section 11.4(d) Interest Sale occurs and will qualify as a REIT for its taxable year in which the Section 11.4(d) Interest Sale occurs if the RXR REIT is liquidated on the date following the date on which the Section 11.4(d) Interest Sale occurs, and (B) such other matters as reasonably requested by Owner Member, (iii) RXR Owner shall cause one or more creditworthy affiliates reasonably acceptable to Owner Member to deliver to the Owner Member an indemnification, in form reasonably acceptable to the Owner Member, with respect to (Y) any liabilities of RXR REIT existing prior to the Section 11.4(d) Interest Sale and (Z) any adverse tax consequences which Owner Member may incur as a result of structuring the Section 11.4(d) Sale as a Section 11.4(d) Interest Sale to the extent in excess of liabilities which would have resulted from a direct purchase of Investor Member’s Membership Interest and assuming the RXR REIT is liquidated on the date following the Section 11.4(d) Interest Sale, and (iv) RXR Owner shall cause one or more credit-worthy affiliates reasonably acceptable to Owner Member to deliver such additional representations, covenants and indemnifications as the purchaser may require with respect to the RXR REIT.

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(f)           If, the Owner Member was the Initiating Member and following the marketing of the Forced Sale Property for sale in accordance with the provisions of Section 11.4(d), the bid or offer of a Third-Party Buyer is selected as the best offer for the Forced Sale Property in accordance with Section 11.4(d), and the Third-Party Adjusted Gross Cash Price is greater than or equal to 97.5% of the Gross Forced Sale Price, then the Owner Member and the Investor Member shall take all action that is reasonably necessary under the circumstances to accept such bid and enter into a Valid Contract reflecting the terms thereof as promptly as reasonably practicable. If the Owner Member was the Initiating Member and, following the marketing of the Forced Sale Property for sale in accordance with the provisions of Section 11.4(d), the Third-Party Adjusted Gross Cash Price of the bid or offer of a Third-Party Buyer that is selected as the best offer for the Forced Sale Property in accordance with Section 11.4(d) is less than 97.5% of the Gross Forced Sale Price (such a bid or offer being referred to herein as a “Non-Conforming Offer”), and the Forced Sale Initiating Member is prepared to accept such Non-Conforming Offer, then the Forced Sale Non-Initiating Member shall, within 10 Business Days of notice from the Forced Sale Initiating Member of the same, advise whether it consents to a sale of the Forced Sale Property in accordance with such Non-Conforming Offer. If the Forced Sale Non-Initiating Member fails to respond within such 10 Business Day period or advises that it does not consent to such sale, then the Property shall not be sold pursuant to such Non-Conforming Offer. For avoidance of doubt, if a Forced Sale does not result in the execution and delivery of a Valid Contract or the closing of the sale of the Forced Sale Property pursuant thereto, each Participating Member shall have the right to reinitiate the Forced Sale Process in accordance with Section 11.4. The Forced Sale Initiating Member shall have the exclusive right to reinitiate the Forced Sale process during the period within 10 days after the Forced Sale Non-Initiating Member does not consent to a sale pursuant to a Non-Conforming Offer which the Forced Sale Initiating Member is prepared to accept. Notwithstanding anything to the contrary contained in this Section 11.4, if the Forced Sale Initiating Member delivers a new Forced Sale Notice within six months after the Forced Sale Non-Initiating Member does not consent to a sale pursuant to a Non-Conforming Offer, the Gross Forced Sale Price set forth therein shall be not more than the Third-Party Adjusted Gross Cash Price that the Forced Sale Initiating Member was prepared to accept in respect of the most recent Non-Conforming Offer and the minimum Third-Party Adjusted Gross Cash Price shall be 100% and not 97.5%.

(g)           If, by the date that is 90 days following the end of the Marketing Period a sale of the Forced Sale Property pursuant to a Valid Contract does not close (for a reason other than a default by the Company under such Valid Contract), then (A) the Forced Sale Initiating Member shall be responsible for 100% of all out-of-pocket costs and expenses incurred by the Company, any Subsidiary thereof and any Participating Member in connection with the marketing and attempted sale of the Forced Sale Property pursuant to this Section 11.4 (less, in the case of default by a purchaser under such Valid Contract, the deposit of the purchaser actually received by any of the Companies) and shall promptly reimburse the Company, any Subsidiary thereof, or any Participating Member, as applicable, for any costs and expenses incurred in connection therewith and (B) the Company shall not cause the Forced Sale Property (or the Property and other Company Assets, if the Forced Sale Property is the Forced Sale Equity Interests) to be sold pursuant to this Section 11.4 unless either Participating Member delivers another Forced Sale Notice and once again initiates the provisions of this Section 11.4.

(h)           Notwithstanding anything to the contrary contained in this Section 11.4, upon receipt by Investor Member of a Forced Sale Notice, either Investor Member or any direct or indirect owner of Investor Member, or any of their respective Affiliates, shall be entitled to send a Forced Sale Acceptance Notice on its own behalf, which Forced Sale Acceptance Notice shall be deemed effective for purposes of this Section 11.4, in which event, from and after delivery of such Forced Sale Acceptance Notice, such Person shall be deemed the Forced Sale Non-Initiating Member solely for purposes of this Section 11.2 and Section 11.5; provided (A) that any such Forced Sale Acceptance Notice sent by a Person other than (i) Investor Member or (ii) any other Person controlled jointly (directly or indirectly) by SLG and RXR Realty shall specify that such Person desires to purchase the Owner Member’s Membership Interest pursuant to Section 11.4(b)(iii) (and not that such Person desires to purchase the Property and other Company Assets or the direct or indirect Equity Interests in the Subsidiaries of the Company pursuant to Section 11.4(b)(i) or (ii)), (B) the transaction contemplated by such Forced Sale Acceptance Notice shall be consummated as a Transfer of Membership Interests in accordance with the terms of Section 11.5, and (C) that only one Forced Sale Acceptance Notice with respect to a single Forced Sale Offer may be delivered by the Investor Member and its Affiliates and any additional Forced Sale Acceptance Notices delivered by the Investor Member and its Affiliates following delivery of the initial Forced Sale Notice with respect to any single Forced Sale Offer shall be ineffective.

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11.5         Consummation of Transactions. The consummation of any Transfer from one Participating Member (or its direct or indirect owners) to the other Participating Member (or to another Person as permitted pursuant to Section 11.2(e) or Section 11.4(g)) pursuant to Section 11.2 or Section 11.4 (each such transaction, a “Member Transaction”) shall occur in accordance with the terms and conditions set forth in this Section 11.5, or on such other terms and conditions as the Participating Members shall agree.

(a)          If the transaction is a purchase of Membership Interests, on the Interest Closing Date, the Non-Initiating Member (or its designee(s)) shall purchase from the Initiating Member, and the Initiating Member shall sell to the Non-Initiating Member (or its designee(s)), the Initiating Member’s Membership Interest subject to such Member Transaction for the Interest Purchase Price, subject to the further terms and conditions hereof:

(i)            the Initiating Member shall deliver to the Non-Initiating Member (or its designee(s)):

(A)	a duly executed and acknowledged instrument of assignment conveying the Initiating Member’s Membership Interest subject to such Member Transaction to the Non-Initiating Member (or its designee(s)), free and clear of all Liens, which instrument shall contain surviving representations concerning due organization and authority of the Initiating Member and the absence of Liens on the Initiating Member’s Membership Interest to such Member Transaction and shall contain a provision indemnifying and holding the Non-Initiating Member (or its designee(s)) harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation;

(B)	New York State Real Estate Transfer Tax Return (TP-584); and

(C)	New York City Real Property Transfer Tax Return (NYC-RPT).

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(ii)           the Non-Initiating Member (or its designee) shall pay the Interest Purchase Price (minus the Deposit, together with any interest accrued thereon, which shall be delivered to the Initiating Member, and as adjusted by the credits and apportionments herein set forth) to the Initiating Member in immediately available funds;

(iii)          the Company shall close the books of the Company as of the Interest Closing Date, and all items of Company revenue and expense which are customarily apportioned in the sale of properties comparable to the Property shall be apportioned between the Initiating Member and the Non-Initiating Member as of 11:59 p.m. on the day preceding the Interest Closing Date in accordance with the customs and practices usual in transactions involving properties comparable to the Property (provided that such apportionment shall be without duplication of any items taken into account in calculating the Interest Purchase Price, if any), with items allocated to the period prior to 11:59 p.m. on the day preceding the Interest Closing Date to be further apportioned between the Initiating Member and the Non-Initiating Member in proportion to their respective Percentage Interests;

(iv)          unless otherwise agreed to by the Initiating Member and the Non-Initiating Member, Net Income and Net Loss (and other relevant items referred to in Article 11) attributable to the Initiating Member’s Membership Interest subject to such Member Transaction for the Fiscal Year in which the Interest Closing Date occurs shall be allocated between the Initiating Member and the Non-Initiating Member by closing the books of the Company as of the Interest Closing Date;

(v)           distributable cash up to (but not including) the Interest Closing Date shall be distributed in accordance with the provisions of Section 9.2;

(vi)          the Interest Purchase Price shall be (A) increased by the aggregate amount of all Capital Contributions and Make-Up Loans (and accrued and unpaid interest thereon) made by the Initiating Member on account of the Initiating Member’s Interest in the period between the date of the ROFO Notice or Forced Sale Notice, as applicable, and the Interest Closing Date and (B) decreased by (I) (x) any Net Cash Flow distributed to the Initiating Member pursuant to Section 9.2 and (y) any Capital Proceeds distributed to the Initiating Member pursuant to Section 9.3, in each case, (1) including in repayment of any LLC Loans and Member Loans made by the Initiating Member and (2) on account of the Initiating Member’s Interest during the period following delivery of the Forced Sale Notice or the ROFO Notice, as applicable, and (II) any outstanding Member Loans made to the Initiating Member during the period following the delivery of the ROFO Notice or Forced Sale Notice, as applicable, and unpaid interest accrued thereon;

(vii)         the Initiating Member shall pay the Transfer Taxes due in connection with the conveyance of the Membership Interest of the Initiating Member;

(viii)        the Initiating Member shall discharge of record all Liens affecting its Membership Interest subject to such Member Transaction, and if the Initiating Member fails to do so, the Non-Initiating Member may use any portion of the Interest Purchase Price to pay and discharge any such Liens and any related expenses and adjourn the Interest Closing Date for such period as may be necessary for such purpose;

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(ix)           the Members and the Managers shall execute all amendments to fictitious name, limited liability company or similar certificates and any other instruments or documents necessary to reflect, if applicable, the withdrawal of the Initiating Member from the Company, the admission of any new Member to the Company, if applicable, the resignation of the Initiating Member’s Managers from the Board, transfer of all bank accounts, contracts, deposits, accounts or other items in the control of the Initiating Member, if any, to the Non-Initiating Member (or its designee), or as may otherwise be required by Applicable Law and shall execute such other instruments, documents, certificates and affidavits as are customarily delivered in a sale of membership interests of Delaware limited liability companies; and

(x)            an instrument releasing and discharging Owner Member and Affiliates of the Owner Member from all obligations under the Contribution, Reimbursement and Indemnity Agreement (or the equivalent) with the Investor Member or one or more Affiliates of the Investor Member, solely with respect to events, occurrences or omissions occurring after the time of such Transfer.

(b)          If, pursuant to Section 11.4 hereof, the transaction is a purchase of the Property and other Company Assets, on the date on which the Property and other Company Assets are sold pursuant to the terms hereof, the Company, Office Owner and the Non-Initiating Member (or its designee) (as applicable) shall deliver, or cause to be delivered, the items set forth below (any defined term used in this Section 11.5(b) and not otherwise defined herein shall have the meaning set forth in the Membership Interest Purchase Agreement):

(i)            Office Owner shall deliver the following items to the Non-Initiating Member (or its designee), all duly executed and acknowledged, where applicable:

(A)	a customary bargain and sale deed without covenants against grantor’s acts with respect to the Office Tower, duly executed and acknowledged by Office Owner;

(B)	a counterpart of a customary assignment of leases (the “ALR”) with respect to the Office Tenant Leases, duly executed by Office Owner;

(C)	customary tenant notice letters (the “Tenant Notice Letters”), if applicable, duly executed by Office Owner;

(D)	the Tenant Deposits, if any, held by Office Owner in the form of cash, either (i) in the form of a cashier’s check issued by a bank reasonably acceptable to the Non-Initiating Member or (ii) as part of an adjustment to the Adjusted Forced Sale Price or the Bid Purchase Price, as applicable. In the event one or more Tenant Deposits are in the form of a letter of credit, then Office Owner shall deliver each such original letter of credit with all amendments thereto (collectively, the “Letters of Credit”), together with documentation providing for such Letters of Credit to be transferred or assigned to the Non-Initiating Member;

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(E)	a counterpart of a customary assignment and assumption of contracts (the “Assignment and Assumption of Contracts”) with respect to the Office Service Contracts, duly executed by Office Owner;

(F)	Customary notice to service providers, if applicable, duly executed by Office Owner;

(G)	a counterpart of a customary general assignment (the “General Assignment”), duly executed by Office Owner;

(H)	a customary title affidavit reasonably acceptable to a national title insurance company;

(I)	Evidence of authority, good standing (if applicable) and due authorization to consummate the sale of the Office Tower and including such additional facts as may be needed to enable a nationally recognized title insurance company to omit all exceptions regarding Office Owner’s standing, authority and authorization from a title insurance policy;

(J)	a bill of sale with respect to all personal property comprising the Property and owned by Office Owner, duly executed by Office Owner;

(K)	a certificate certifying that Office Owner is not a “foreign person” as defined in Section 1445 of the Code; and

(L)	any other affidavit, document or instrument (other than undertakings, indemnities and other documents and instruments to remove title exceptions) reasonably requested by a nationally recognized title insurance company issuing a title insurance policy in connection with the purchase of the Property and other Company Assets contemplated hereunder including, without limitation, corporate authorizations, pursuant to the terms of this Agreement or applicable law in order to effectuate the transfer of title to the Office Tower, and such other instruments, documents, certificates and affidavits as are customarily delivered in a sale of real estate in New York City.

(ii)           the Company shall deliver (or shall cause its applicable Subsidiary to deliver) the following items to the Non-Initiating Member (or its designee), all duly executed and acknowledged, where applicable:

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(A)	a duly executed and acknowledged instrument of assignment conveying the Equity Interests in Amenities Holdings or its Subsidiaries (at the Non-Initiating Member’s option) (the “Assignment and Assumption of Amenities Owner’s Equity Interests”), subject to such transaction to the Non-Initiating Member (or its designee(s)), free and clear of all Liens;

(B)	an amendment to the limited liability company agreement of Amenities Holdings or the applicable Subsidiaries thereof, admitting the Non-Initiating Member (or its designee) as a member in place of such Person’s existing member(s) (the “Amenities LLC Agreement Amendment”); and

(C)	such other instruments, documents, certificates and affidavits as are customarily delivered in a sale of membership interests of Delaware limited liability companies.

(iii)          the Company shall deliver (or cause to be delivered by the applicable Subsidiaries of the Company) the following items to the Non-Initiating Member (or its designee) or to Escrow Agent (as applicable), all duly executed and acknowledged, where applicable:

(A)	New York State Real Estate Transfer Tax Return (TP-584);

(B)	New York City Real Property Transfer Tax Return (NYC-RPT);

(C)	New York State Real Property Transfer Report with respect to the Office Property (RP-5217 NYC);

(D)	Evidence of authority, good standing (if applicable) and due authorization to consummate the sale of the Property and Company Assets and including such additional facts as may be reasonably requested by the title insurance company engaged in connection therewith to enable a national title insurance company to omit all exceptions regarding such entity’s standing, authority and authorization from a title insurance policy;

(E)	all original or, if originals are unavailable, complete copies of the Licenses and Permits, the Tenant Leases, the Records and the Service Contracts in the Company’s or its Subsidiaries’ possession or control; and

(F)	all keys and combinations (if applicable) to the Improvements which are in the Company’s or its Subsidiaries’ possession or control.

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(iv)          the Non-Initiating Member (or its designee) shall deliver or cause to be delivered the following items to the Company:

(A)	a counterpart of the ALR with respect to the Office Tenant Leases, duly executed by the Non-Initiating Member;

(B)	a counterpart of the Assignment and Assumption of Contracts with respect to the Office Service Contracts, duly executed by the Non-Initiating Member;

(C)	a counterpart of the General Assignment, duly executed by the Non-Initiating Member;

(D)	New York State Real Estate Transfer Tax Return (TP-584), duly executed by the Non-Initiating Member;

(E)	New York City Real Property Transfer Tax Return (NYC-RPT), duly executed by the Non-Initiating Member;

(F)	New York State Real Property Transfer Report (Form RP-5217 NYC) with respect to the Office Property, duly executed by the Non-Initiating Member;

(G)	a counterpart of the Assignment and Assumption of Amenities Owner’s Equity Interests, duly executed by the Non-Initiating Member; and

(H)	a counterpart to the Amenities LLC Agreement Amendment.

(v)           the Non-Initiating Member (or its designee) shall pay the Adjusted Forced Sale Price or the Bid Purchase Price, as applicable, (minus the Deposit, together with any interest accrued thereon, which shall be delivered to the Initiating Member, and as adjusted by the credits and apportionments herein set forth) to the Company or its Subsidiaries, as applicable, in immediately available funds, which shall simultaneously deliver to each of the Initiating Member and the Comfort Member, respectively, the amount that each would receive on liquidation of the Company if all other liabilities of the Members, Company and its Subsidiaries which relate to the Property being sold were discharged (including any Make-Up Loans and Special Liabilities) and the Company was liquidated and all assets of the Company were distributed in accordance with the provisions of Article 12.

(vi)          the Company and/or the applicable Subsidiary thereof shall pay the Transfer Taxes due in connection with the sale of the Property and other Company Assets;

(vii)         as of the Interest Closing Date, all items of revenue and expense which are customarily apportioned in the sale of properties comparable to the Property shall be apportioned between the Company and its Subsidiaries (other than Amenities Holdings), on the one hand, and the Non-Initiating Member (or its designee), on the other hand, as of 11:59 p.m. on the day preceding the Interest Closing Date in accordance with the customs and practices usual in transactions involving properties comparable to the Property (provided that such apportionment shall be without duplication of any items taken into account in calculating the Adjusted Forced Sale Price or the Bid Purchase Price, as applicable, if any) with items allocated to the Company and its Subsidiaries for the period prior to 11:59 p.m. on the day preceding the Interest Closing Date to be further apportioned between the Initiating Member and the Non-Initiating Member in proportion to their respective Percentage Interests; and

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(viii)        the Non-Initiating Member shall cause to be delivered to the Initiating Member an instrument releasing and discharging Owner Member and Affiliates of the Owner Member from all obligations under the Contribution, Reimbursement and Indemnity Agreement (or the equivalent) with the Investor Member or one or more Affiliates of the Investor Member, solely with respect to events, occurrences or omissions occurring after the time of such transfer.

(c)           If, pursuant to Section 11.4 hereof, the transaction is a purchase of Equity Interests in Company Subsidiaries, on the Interest Closing Date, the Non-Initiating Member (or its designee) and the Company or its applicable Subsidiaries (as applicable) shall deliver, or cause to be delivered, the following (any defined term used in this Section 11.5(c) and not otherwise defined herein shall have the meaning set forth in the Membership Interest Purchase Agreement):

(i)            the applicable Company Subsidiaries shall deliver or cause to be delivered to the Non-Initiating Member (or its designee(s)):

(A)	one or more duly executed and acknowledged instruments of assignment conveying the Equity Interests in the applicable Company Subsidiary subject to such transaction to the Non-Initiating Member (or its designee(s)), free and clear of all Liens;

(B)	New York State Real Estate Transfer Tax Return (TP-584); and

(C)	New York City Real Property Transfer Tax Return (NYC-RPT).

(ii)           the Non-Initiating Member (or its designee) shall pay the Adjusted Forced Sale Price or the Bid Purchase Price, as applicable, (minus the Deposit, together with any interest accrued thereon, which shall be delivered to the Initiating Member, and as adjusted by the credits and apportionments herein set forth) to the Company and/or the applicable Company Subsidiaries, in immediately available funds, which shall simultaneously deliver to each of Owner Member and Comfort Member, respectively, the amount that each would receive on liquidation of the Company if all other liabilities of the Company and its Subsidiaries which relate to the Property being sold were discharged (including any Make-Up Loans and Special Liabilities) and the Company was liquidated and all assets of the Company were distributed in accordance with the provisions of Article 12.

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(iii)          as of the Interest Closing Date, all items of revenue and expense which are customarily apportioned in the sale of properties comparable to the Property shall be apportioned between the Company and its Subsidiaries (other than Amenities Holdings), on the one hand, and the Non-Initiating Member (or its designee), on the other hand, as of 11:59 p.m. on the day preceding the Interest Closing Date in accordance with the customs and practices usual in transactions involving properties comparable to the Property (provided that such apportionment shall be without duplication of any items taken into account in calculating the Adjusted Forced Sale Price or the Bid Purchase Price, as applicable, if any) with items allocated to the Company and its Subsidiaries for the period prior to 11:59 p.m. on the day preceding the Interest Closing Date to be further apportioned between the Initiating Member and the Non-Initiating Member in proportion to their respective Percentage Interests;

(iv)          the Company and/or the applicable Subsidiary thereof shall pay the Transfer Taxes due in connection with the conveyance of the Equity Interests of the Initiating Member;

(v)           the Company shall discharge or cause to be discharged of record all Liens affecting the Forced Sale Equity Interests and any Equity Interests in Company Subsidiaries subject to such purchase of the Equity Interests in Company Subsidiaries, and if the Company fails to do so, the Non-Initiating Member may use any portion of the Adjusted Forced Sale Price or the Bid Purchase Price, as applicable, to pay and discharge any such Liens and any related expenses and adjourn the Interest Closing Date for such period as may be necessary for such purpose;

(vi)          the Members shall execute all amendments to fictitious name, limited liability company or similar certificates necessary to reflect the transaction;

(vii)         the Company and its Subsidiaries shall execute such other instruments, documents, certificates and affidavits as are customarily delivered in a sale of membership interests of Delaware limited liability companies; and

(viii)        an instrument releasing and discharging Owner Member and Affiliates of the Owner Member from all obligations under the Contribution, Reimbursement and Indemnity Agreement (or the equivalent) with the Investor Member or one or more Affiliates of the Investor Member, solely with respect to events, occurrences or omissions occurring after the time of such transfer.

(d)          If the Initiating Member shall default in its obligation to close the sale of its Membership Interest subject to such Member Transaction on the Interest Closing Date pursuant to Section 11.5(a), then the Non-Initiating Member shall be entitled, as its sole and exclusive remedy, either (i) to the return of the Deposit together with all interest accrued thereon or (ii) to seek specific performance of the Initiating Member’s obligations. If the Non-Initiating Member shall default in its obligation to close the purchase of the Initiating Member’s Membership Interest subject to such Member Transaction on the Interest Closing Date pursuant to Section 11.5(a), then the Initiating Member, as its sole and exclusive remedy, shall be entitled to retain the Deposit, together with all interest accrued thereon, as liquidated damages, and may thereafter (i) in the case of a ROFO Initiating Member, sell the ROFO Membership Interests or (ii) in the case of a Forced Sale Initiating Member, cause the Company to sell the Property and the Company Assets or the direct or indirect equity interests of the Company in any of its Subsidiaries to a Third-Party Buyer pursuant to a Valid Contract, without the Non-Initiating Member having the right to purchase the Property under this Agreement or otherwise consent thereto. In no event shall such Deposit or accrued interest be deemed to be a Capital Contribution by any Member.

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11.6         Comfort Member Put Option.

(a)           At any time after September 1, 2020 and prior to June 1, 2021 (the “Comfort Member Put Period”), the Comfort Member shall have the right to require the Company to redeem its Membership Interest (the “Comfort Member Put Option”). If the Comfort Member Put Option is exercised, the Company shall redeem and the Comfort Member shall sell, all, and not less than all, of the Membership Interests owned by Comfort Member, free and clear of all Liens and adverse claims, as described below.

(b)           The Comfort Member Put Option may be exercised by the Comfort Member by delivering written notice (a “Comfort Member Put Notice”) to the Administrative Member (and if the Investor Member is not the Administrative Member, to the Investor Member). The Comfort Member Put Notice shall contain, (i) a written statement that the Comfort Member is exercising the Comfort Member Put Option under this Section 11.6(b) and (ii) the Comfort Member’s determination of the fair market value of the Property and the calculation of the Comfort Member Put Price (as defined below), accompanied by a statement showing the calculation thereof in reasonable detail.

(c)           The “Comfort Member Put Price” shall equal the amount that the Comfort Member would be entitled to receive in accordance with the provisions of Article 12 under this Agreement with respect to all of its Membership Interests if the Property were sold for cash for a purchase price equal to its fair market value, all Company Loans were discharged, customary brokerage fees, Transfer Taxes and other customary costs of closing were paid by the party customarily responsible for such costs, all other liabilities of the Company and its Subsidiaries which relate to the Property being sold were discharged and the Company was liquidated and all assets of the Company were distributed in accordance with the provisions of Article 12.

(d)          The Investor Member shall review and approve (or disapprove) of such determination of the Comfort Member Put Price within 15 Business Days. In the event the Investor Member does not approve the Comfort Member’s calculation within 15 Business Days, the Investor Member shall identify the reasons therefor prior to the expiration of such 15 Business Day period and Comfort Member and the Investor Member shall work expeditiously in good faith to resolve any disagreement. If such disagreement cannot be resolved within 20 days after the expiration of such period, then within five 5 Business Days following the expiration of such 20 day period, the Comfort Member and the Investor Member shall propose to the other in writing a Comfort Member Put Price (each, a “Comfort Member Put Price Proposal”) and following the delivery of such proposals the fair market value of the Property and the Comfort Member Put Price shall be determined by final and binding arbitration in New York, NY, administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures, as in effect at that time, by an arbitrator with at least ten years of experience relating to owning properties similar to the Property and located in Manhattan. Each of the Comfort Member and Investor Member shall promptly submit to such arbitrator its position as to the fair market value of the Property and the Comfort Member Put Price (which, for each of the Comfort Member and Investor Member shall be their respective Comfort Member Put Price Proposal) and any applicable materials that it desires that such arbitrator consider in making its determination within seven Business Days following the appointment of the arbitrator. Such arbitrator shall consider only the materials submitted to it for resolution. Each of the Comfort Member and Investor Member shall cooperate with JAMS and with the other party in scheduling the arbitration proceedings so that a determination of the fair market value of the Property and the Comfort Member Put Price is rendered within 30 calendar days after submission thereof to arbitration, and any notice requirements under Paragraph 14(b) of the JAMS Streamlined Arbitration Rules and Procedures or otherwise may be shortened by such arbitrator in its discretion. The non-prevailing party in such arbitration (which for this purpose shall be either the Comfort Member or the Investor Member) shall pay all fees and disbursements due to JAMS and the arbitrator as well as the reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) of the prevailing party incurred in connection with such arbitration. The arbitrator shall be (i) a disinterested and impartial person and (ii) selected in accordance with Paragraph “12(c)” et seq. of the JAMS Streamlined Arbitration Rules and Procedures. Such arbitrator shall be bound by the provisions of this Agreement and by Applicable Law and shall select the position proposed by either the Comfort Member or the Investor Member, but no other amount, which, in his or her opinion, is closest, to the amount that would be the Comfort Member Put Price. Any decision rendered by such arbitrator with respect to the Comfort Member Put Price shall be final, conclusive and binding upon the Company and the Comfort Member and may be entered and enforced in any court having jurisdiction over the Company and the Comfort Member. Any Comfort Member Put Price Proposal submitted pursuant to this Section 11.6(d) shall be used only for the purposes of this Section 11.6(d) and shall not otherwise be binding on the Company and the Comfort Member, shall not be deemed an offer of settlement, shall not be submitted as evidence in any dispute, and shall have no effect other than as expressly set forth in this Section 11.6(d).

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(e)           Subject to clause (g) below, closing of the Comfort Member Put Option under this Section 11.6 will take place no later than that date which is 30 days after the Comfort Member Put Price is determined in accordance with Section 11.6(d), with the Company paying the Comfort Member Put Price in immediately available funds (provided that the same shall be (A) increased by the aggregate amount of all Capital Contributions made by the Comfort Member in the period between the determination of the Comfort Member Put Price pursuant to the terms of this Section 11.6, and the closing of the Comfort Member Put Option and (B) decreased by any Capital Proceeds distributed to the Comfort Member pursuant to Section 9.3 during the period between the determination of the Comfort Member Put Price pursuant to the terms of this Section 11.6, and the closing of the Comfort Member Put Option). The Company and the Comfort Member shall execute and deliver (i) an assignment conveying the Comfort Member’s Membership Interest to the Company, free and clear of all Liens, which instrument shall contain surviving representations concerning due organization and authority of the Comfort Member and the absence of Liens on the Comfort Member’s Membership Interest and shall contain a provision indemnifying and holding the Company harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation, (ii) all amendments to fictitious name, limited liability company or similar certificates, (iii) New York State Real Estate Transfer Tax Return (TP-584), (iv) New York City Real Property Transfer Tax Return (NYC-RPT) and (v) any other instruments or documents, if any, necessary to reflect the redemption, or as may otherwise be required by Applicable Law and shall execute such other instruments, documents, certificates and affidavits as are customarily delivered in a redemption of membership interests of Delaware limited liability companies. Comfort Member shall (A) discharge of record all Liens affecting its Membership Interest, and if the Comfort Member fails to do so, the Company may use any portion of the Comfort Member Put Price to pay and discharge any such Liens and any related expenses and adjourn the closing of the Comfort Member Put Option for such period as may be necessary for such purpose and (B) pay all transfer, gains, stamp or similar taxes due in connection with the consummation of the Comfort Member Put Option (but if the taxing authorities shall impose any such tax as a result of aggregating the consummation of the Comfort Member Put Option with any Transfers of direct or indirect interests in any Participating Member, each Member shall be responsible for the taxes attributable to its respective Transfer). All Comfort Member Make-Up Loans and accrued interest thereon shall be paid in full out of the proceeds of the sale at the closing thereof. The redemption of the Comfort Member’s Membership Interest pursuant to the exercise of the Comfort Member Put Option includes a redemption by the Company of the Comfort Member’s (1) capital account in the Company (if any), (2) without duplication, capital contributions to the Company (if any), (3) rights to receive distributions from the Company (if any) and (4) other rights in its capacity as a member of the Company, in each case as of the closing of the exercise of the Comfort Member Put Option. From and after the closing of the Comfort Member Put Option, the Comfort Member shall cease to have any rights as a member of the Company, and this Agreement shall be deemed amended such that all references in this Agreement to the Comfort Member shall be void, null and of no force and effect and this Agreement shall be interpreted as if it were an Agreement solely between Owner Member and Investor Member. If any redemption payment due to the Comfort Member is not paid within five days after it is due, the unpaid amount thereof shall accrue interest at the rate of 8% per annum (compounded annually) from the date due until fully paid.

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(f)           If the Company is required to redeem the Membership Interests of the Comfort Member on exercise of the Comfort Member Put Option, the Investor Member shall make a Capital Contribution in an amount equal to the purchase price required to be paid to redeem the Comfort Member’s Membership Interests (plus any interest payable on such purchase price to the extent accrued pursuant to Section 11.6(e)) and the Investor Member’s Percentage Interest will be increased by an amount equal to the Comfort Member’s Percentage Interest at the time of the closing of the exercise of the Comfort Member Put Option.

(g)          Notwithstanding anything to the contrary set forth in this Section 11.6, if the Comfort Member Put Notice is delivered prior to September 15, 2020, in no event shall the closing of the Comfort Member Put Option occur prior to November 5, 2020 or later than December 31, 2020.

11.7         Assignment Binding on Company. No Transfer of all or any part of the Membership Interest of a Participating Member otherwise permitted to be made under this Agreement shall be binding upon the Company unless and until a duplicate original of the Joinder Agreement or other instrument of transfer, duly executed and acknowledged by the assignor or transferor, has been delivered to the Company and such instrument evidences the written acceptance by the assignee of all of the terms and provisions of this Agreement.

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11.8         Substituted Members.

(a)           In order for a Person to be admitted as a Substituted Member of the Company (i) such Person shall have acquired the Membership Interest in accordance with the terms of this Agreement including this Article 11; (ii) such Person shall have delivered to the Company a Joinder Agreement under which such Person undertakes to be bound by the terms and conditions of this Agreement and shall have delivered such documents and instruments as the non-transferring member determines to be necessary or appropriate and as are consistent with the terms of this Agreement in connection with the Transfer to such Person or to effect such Person’s admission as a Member; and (iii) as provided in Section 3.1, Exhibit A shall thereby be amended without the further vote, act or consent of any other Person to reflect such new Person as a Substituted Member, and such Person shall be deemed admitted as a Substituted Member, and deemed listed as such on the books and records of the Company and thereupon shall be issued its Membership Interest.

(b)           Any Member that assigns all of its Membership Interests pursuant to an assignment or assignments permitted under this Agreement shall cease to be a Member of the Company. Any Person who is an assignee of any portion of the Membership Interest of a Member pursuant to an assignment satisfying the requirements of this Article 11 shall become a Substituted Member only when the Administrative Member has entered such Substituted Member as a Member on the books and Records of the Company, which the Administrative Member is hereby directed to do upon satisfaction of such requirements.

(c)           Any Person who is an Assignee of any of the Membership Interests of a Member pursuant to an assignment satisfying the requirements of this Article 11 but who does not become a Substituted Member and desires to make a further assignment of any such Membership Interest shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Member desiring to make an assignment of its Membership Interest (other than Section 11.8(b)).

(d)           Any assignee of 100% of the Investor Member’s or the Owner Member’s Membership Interests that is admitted as a Substituted Member in accordance with the terms of this Agreement shall be entitled to all of the applicable Member’s rights under this Agreement (including, with respect to Owner Member, its rights to designate (a) Manager(s), it being understood that the Owner Member’s designated Manager(s) shall resign upon such Transfer in order to permit a replacement Manager(s)), to the extent such rights are assigned to it.

11.9         Conditions Applicable to All Transfers.

(a)           Notwithstanding anything to the contrary contained in this Agreement, any direct or indirect Transfer of any interest by a Member shall be made in full compliance with Applicable Law. In the event that any filing, application, approval or consent is required in connection with any such Transfer, the transferring Member shall promptly make such filing or application or obtain such approval or consent, at its sole expense, and shall reimburse each other Member for any costs or expenses (including attorneys’ fees) incurred by such Member in connection with any such filing, application, approval or consent.

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(b)          No direct or indirect Transfer of a Membership Interest shall be binding upon the Company and the other Members (i) if such Transfer would violate any Loan Document or any Lease, (ii) except for permitted transfers under Section 11.1(a)(i), (ii), (iii), (iv), (v), (vi) or (vii), unless and until all Make-Up Loans (including interest accrued thereon) made to or on account of the transferring Member are repaid in full or will be repaid in full prior to, or out of the proceeds from, the Transfer, and (iii) if any Transfer Taxes shown to be due upon a Post-Closing Transfer in any Transfer Tax Returns provided to and approved by Investor Member pursuant to Section 11.10(b)(i) are not paid at the closing of such Post-Closing Transfer.

(c)          Without the consent of the other Participating Member, no Transfer shall be permitted if the Transfer would (i) cause the Company to fail to qualify for the “private placement safe harbor” from being treated as a “publicly traded partnership” under Regulations Section 1.7704-1(h); (ii) cause any direct or indirect owner of any Participating Member to fail to qualify as a REIT; (iii) cause the assets of the Company to be deemed “plan assets” of any Person subject to ERISA which may own any direct or indirect interest in the Company; (iv) if it would violate the registration provisions of the Securities Act or of any other federal, state or local securities laws; or (v) if it would violate any other Applicable Laws, including Executive Order 13224 (September 23, 2001), the rules and regulations of the Office of Foreign Assets Control, Department of Treasury, and any enabling legislation or other Executive Orders in respect thereof.

11.10       Transfer Taxes.

(a)          Owner Member shall indemnify, protect, defend and hold harmless Investor Member and the Company from and against any and all claims, demands, liabilities, costs, expenses and other amounts arising from any obligation or assessment for the payment of Transfer Taxes, including Transfer Taxes paid by Investor Member in accordance with the provisions of this Section 11.10(a), and any and all costs, expenses, and other amounts (including, without limitation, reasonable attorneys’ fees and disbursements) that may be due and payable in connection with any audit (including any written inquiry), examination, administrative or judicial proceeding, or other matter with respect to the 48.7% Acquisition, whether due at the time of the Closing or as the result of any subsequent event; provided that where the subsequent event is the purchase by Investor Member of Owner Member’s Membership Interest under Section 11.4(b) in connection with a Forced Sale (a “Forced Sale Transfer”) (i) the indemnity contained in this Section 11.10(a) shall not apply and (ii) Investor Member hereby agrees to the filing of any Transfer Tax Returns with respect to such Forced Sale Transfer that reflect the Forced Sale Transfer as the sole Transfer from Owner Member to Investor Member. Notwithstanding anything to the contrary in this Agreement, including this Section 11.10(a), Owner Member shall control, and make any decisions regarding, any audit, examination, administrative or judicial proceeding or other matter pertaining to any Transfer Tax with respect to the 48.7% Acquisition; provided, however, that Owner Member shall (i) notify Investor Member of any administrative or judicial proceeding or other matter pertaining to any Transfer Tax with respect to the 48.7% Acquisition, (ii) furnish Investor Member with any and all correspondence or communication relating to any Transfer Tax with respect to the 48.7% Acquisition received from any state or local taxing authority, and (iii) consult with Investor Member prior to settling any material tax audit, claim or controversy relating to any Transfer Tax with respect to the 48.7% Acquisition. If either (i) within ten (10) Business Days of the entry of a final non-appealable regulatory or judicial determination that Transfer Tax is due with respect to the 48.7% Acquisition, Owner Member fails to pay such Transfer Tax in full and provide evidence reasonably satisfactory to Investor Member of such payment, or (ii) Investor Member reasonably determines (based on the advice of outside transfer tax counsel) that, as a result of a Transfer Tax audit, claim or controversy, there is a material risk that either the Property (or a portion thereof) or Investor Member’s Membership Interest (or a portion thereof) may be seized or made subject to a lien or other encumbrance, Investor Member shall have the right to pay Transfer Tax with respect to the 48.7% Acquisition on behalf of Owner Member; provided that if Investor Member decides to pay such Transfer Tax due to the foregoing clause (ii), Investor Member shall provide Owner Member written notice of such decision at least ten Business Days prior to its payment of the Transfer Tax along with a copy of advice from an attorney or accountant competent in matters relating to New York City real property transfer taxes with respect thereto. Amounts from and against which Owner Member is obligated to indemnify Investor Member (or the Company, to the extent of Investor Member’s pro rata share) pursuant to this Section 11.10(a) shall be deemed a “Member Loan” until paid. The provisions of this Section 11.10(a) shall survive the termination of this Agreement.

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(b)          Notwithstanding anything herein to the contrary, except as provided in the following sentence, Owner Member shall not Transfer or permit the Transfer of any portion of Owner Member’s Membership Interest, including an indirect interest therein (a “Post-Closing Transfer”) prior to the third anniversary of the Closing Date such that the aggregate of the Post-Closing Transfers shall represent 1.3% or more of the direct or indirect Membership Interests in the Company. Owner Member shall (i) provide Investor Member with not less than 20 (twenty) Business Days’ prior written notice of such contemplated Transfer, which notice shall include (A) copies of the Transfer Tax Returns to be filed in connection with such Transfer with respect to the 48.7% Acquisition and (B) evidence reasonably satisfactory to Investor Member that the applicable Transfer Taxes in connection with the 48.7% Acquisition will be paid by Owner Member concurrently with the closing of such Transfer and (ii) pay the applicable Transfer Taxes shown to be due in the Transfer Tax Returns upon the closing of such Transfer; provided that such Transfer Tax Returns shall be subject to the reasonable approval of Investor Member, it being agreed that it shall be reasonable for Investor Member to require that such Transfer Tax Returns reflect that the 48.7% Acquisition is “aggregated” with such Transfer; and provided further that a conversion of NYRT from a Maryland corporation into a Maryland limited liability company or limited partnership shall not constitute a Transfer for purposes of this Section 11.10(b) if and only if (x) the rule relating to conversions in Example C of Section 23-05(b) the New York City Tax Regulations is in effect at the time of the conversion and (y) such notice is accompanied by a copy of the legal advice provided to Owner Member, reasonably acceptable to Investor Member, concluding that the conversion qualifies as a conversion described in such Example. The provisions of Section 11.10(a) shall not apply to Transfers described in this Section 11.10(b).

(c)          If following the Closing Date there shall occur a Transfer with respect to any Member’s Membership Interest, including a Transfer of any indirect interest therein, then, to the extent such Transfer results in the imposition of a Transfer Tax as a result of the “aggregation” of such Transfer with the Transfer of the Membership Interest of another Member, including the Transfer of any indirect interest therein, each of the Members whose aggregated interests were Transferred (directly or indirectly) shall pay the Transfer Taxes attributable to the Transfer of its Membership Interest; provided, however, that nothing in this Section 11.10(c) shall be construed to limit the limitations, requirements and indemnification contained in Section 11.10(a) and Section 11.10(b). The provisions of this Section 11.10(c) shall survive the termination of this Agreement.

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11.11       Representations and Warranties. Each assignee of a Membership Interest, as a condition to being admitted as a Substituted Member shall make each of the representations and warranties set forth in Section 13.1(a); provided that for purposes of such representations and warranties, the phrase “the Joinder Agreement and this Agreement” shall be used in lieu of the phrase “this Agreement.”

11.12       Acceptance of Prior Acts. Any Person who becomes a Member, by becoming a Substituted Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company or any of its members prior to the date such Person became a Member.

ARTICLE 12
DISSOLUTION OF THE COMPANy and
WINDING UP

12.1         Dissolution.

(a)          The Company shall be dissolved and its affairs shall be wound up only upon the first to occur of the following:

(i)            the written consent of the Participating Members;

(ii)           the entry of a decree of judicial dissolution under Section 18-802 of the Act; and

(iii)          the disposition of all of the Company Assets and the collection of all amounts derived from such disposition and the satisfaction of contingent liabilities of the Company or its Subsidiaries in connection with such disposition.

(b)          Except as provided in this Agreement, no Member shall have the right (i) to withdraw or resign as a Member of the Company, (ii) to redeem or otherwise require redemption of its Membership Interest in the Company or any part thereof or (iii) to the fullest extent permitted by Applicable Law, to dissolve itself voluntarily.

(c)          Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

12.2         Winding Up. In the event of the dissolution of the Company pursuant to Section 12.1(a), the Managers shall wind up the Company’s affairs.

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(a)          Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in the Act, the Managers, in accordance with this Agreement, (or a liquidating trustee, as the case may be) shall, in the name of, and for and on behalf of, the Company, continue to act as such and shall make all decisions by Board Approval relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of Company Assets, including to prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the Company’s business, dispose of and convey the Company Assets, discharge or make reasonable provision for the Company’s liabilities, liquidate all Company Assets and distribute to the Members in accordance with Section 12.3 any remaining cash of the Company, all without affecting the liability of Members and without imposing liability on any liquidating trustee. In addition to any other waivers included in this Agreement, each Member hereby waives any claims it may have against the Managers during any winding up that may arise out of the Managers’ management of the Company, so long as such Managers act in good faith and without gross negligence, recklessness or willful misconduct. Every reasonable effort shall be made by the Managers in accordance with this Section 12.2 to dispose of the assets of the Company within 90 days after dissolution.

(b)          Upon the completion of winding up of the Company, the Managers acting with Board Approval or a liquidating trustee, as the case may be, as an authorized person shall file a certificate of cancellation of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware as provided in the Act and any other similar certificates of cancellation or termination required to discontinue its status as a legal entity or its authorization to do business in the states in which it is qualified to do so. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

12.3         Distributions. Upon dissolution of the Company, the expenses of liquidation and the Company’s liabilities and obligations to creditors (including obligations to Members, if any, other than liabilities for distributions) shall be paid, or reasonable provisions shall be made for payment thereof, in accordance with Applicable Law, from cash on hand or from the liquidation of Company properties. After payment or provision for payment of all expenses of liquidation and liabilities and obligations of the Company, remaining cash of the Company shall be distributed to the Members, in accordance with Section 9.3. There shall be no distribution of Company Assets other than cash, and all such Company Assets other than cash shall be liquidated upon a dissolution of the Company. The Members hereby acknowledge and agree that they have no right, title or interest to the Company’s name and the goodwill attached thereto.

ARTICLE 13
representations and warranties

13.1         Representations and Warranties.

(a)           Each Member hereby represents and warrants to the other Members as of the Effective Date that:

(i)            such Member is a corporation, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable;

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(ii)           such Member has the requisite corporate, partnership or limited liability company power and authority, as applicable, to enter into this Agreement and perform the terms of this Agreement;

(iii)          such Member has duly executed and delivered this Agreement; the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate, partnership, limited liability company or other action on the part of such Member or any of its shareholders, partners or members is necessary in order to permit such Member to consummate the transactions contemplated hereby; and

(iv)          this Agreement constitutes the valid and binding obligation of such Member, enforceable in accordance with its terms as the same may be limited, however, by applicable insolvency, bankruptcy, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other laws affecting creditors’ rights generally or by general principles of law or equity.

(b)          By execution and delivery of a Joinder Agreement, each Member admitted after the date hereof (in compliance with the terms of this Agreement) represents and warrants to the Company and the other Members that:

(i)            such Member is a corporation, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable;

(ii)           such Member has the requisite corporate, partnership or limited liability company power and authority, as applicable, to enter into this Agreement and perform the terms of this Agreement;

(iii)          such Member has duly executed and delivered this Agreement; the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate, partnership, limited liability company or other action on the part of such Member or any of its shareholders, partners or members is necessary in order to permit such Member to consummate the transactions contemplated hereby;

(iv)          this Agreement constitutes the valid and binding obligation of such Member, enforceable in accordance with its terms as the same may be limited, however, by applicable insolvency, bankruptcy, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, or other laws affecting creditors’ rights generally or by general principles of law or equity;

(v)           the execution, delivery or performance by such Member of this Agreement or the transactions contemplated hereby will not (and with the giving of notice or lapse of time or both would not) conflict with, or will result in a breach or violation of, or will constitute a default under, or will result in a loss of contractual benefits under (A) its charter, by-laws, operating agreement, certificate of formation, certificate of limited partnership or agreement of partnership, as applicable, or any agreement or instrument by which such Member may be bound, or (B) any legal requirement or any other judgment, statute, rule, law, order, decree, writ or injunction of any court or Governmental Authority to which such Member is subject that would materially and adversely affect the performance of its duties hereunder;

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(vi)          there is no action, suit or proceeding pending against it or, to its knowledge, threatened in any court or by or before any other Governmental Authority that would prohibit its entering into this Agreement or performing its obligations under this Agreement;

(vii)         such Member (A) has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto and (B) is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(viii)       other than as set forth herein, neither the execution and delivery of this Agreement, nor compliance with this Agreement, nor the consummation of the transactions contemplated by this Agreement, in each case, is subject to any requirement that such Member obtain any approval, consent, order or authorization of, or designation, registration, declaration or filing with, any Governmental Authority or other third party which has not heretofore been obtained or which, in any case or in the aggregate, if not obtained or made would have an adverse effect, financial or otherwise, on the business or property of the Company or render such execution, delivery, compliance or consummation illegal or invalid, or would constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Company’s properties;

(ix)          the tax identification number of such Member has been provided to the Company and each other Member;

(x)           there is no petition in Bankruptcy, or any petition or answer seeking an assignment for the benefit of creditors, an appointment of a receiver or trustee, a liquidation or dissolution or similar relief under the Bankruptcy Code or any state law, in each case, filed by or against or threatened to be filed by or against such Member or its direct or indirect members;

(xi)          such Member acknowledges that (A) no Membership Interest issued to such Member has been registered under the Securities Act or state securities laws, (B) such Membership Interest, therefore, cannot be resold unless registered under the Securities Act, and applicable state securities laws, or unless an exemption from each applicable registration is available, (C) there is no public market for such Membership Interest and (D) the Company has no obligation or intention to register such Membership Interest for resale under the Securities Act, or any state securities laws, or to take any action that would make available any exemption from the registration requirements of such laws;

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(xii)         on behalf of itself and each assignee or Member of it, such Member is acquiring its Membership Interest for its own account for investment and not with a view to the distribution or resale thereof, or with the present intention of distributing or reselling such interest, and it will not transfer or attempt to transfer its Membership Interest in violation of the Securities Act, the Exchange Act, or any other applicable federal, state or local securities law; nothing herein shall be construed to create or impose on the Company or any Member an obligation to engage in public reporting or register any Transfer of any Membership Interest or any portion thereof with the Securities Exchange Commission;

(xiii)        such Member is not a “benefit plan investor” (within the meaning of the Plan Asset Regulation); and

(xiv)        each Person owning a direct interest in such Member is not a Prohibited Person.

ARTICLE 14
AMENDMENTS

14.1         Amendments. This Agreement may be amended, supplemented or otherwise modified only by a written instrument signed by all the Participating Members, provided, however, that for so long as Comfort Member is a Member, no amendment may be made that has a disproportionately adverse effect on the rights of the Comfort Member as compared to the effect on the rights of other Members without the written consent of the Comfort Member. In the event Comfort Member no longer holds any Membership Interest, this Agreement shall be deemed amended such that all references in this Agreement to the Comfort Member shall be void, null and of no force and effect and this Agreement shall be interpreted as if it were an Agreement solely between Owner Member and Investor Member.

14.2         Execution by Substituted Members. In addition to the requirements of Article 11, if this Agreement shall be amended for the purpose of adding or substituting any Member, the amendment shall be signed by the Person to be substituted and by the assigning Member, if any. In making any amendments, the Managers, acting with Board Approval, shall prepare and file for recordation such documents and certificates as shall be required to be prepared and filed.

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ARTICLE 15
MISCELLANEOUS

15.1	REIT Compliance.

(a)          The Administrative Member acknowledges that, as of the date hereof, certain of the Members or certain direct or indirect members of the Members are qualified or intend to qualify as a real estate investment trust as defined in Section 856 of the Code (a “REIT”). Accordingly, notwithstanding anything to the contrary contained herein and to the extent of the availability of Company funds (provided that the Administrative Member shall promptly provide notice of any unavailability of Company funds to the Owner Member and Investor Member), the Administrative Member shall use commercially reasonable efforts to (i) manage and operate the Company and its Subsidiaries such that the nature of its assets and gross revenues (as determined pursuant to Section 856(c)(2), (3) and (4) of the Code) would permit the Company to qualify as a REIT under Section 856 of the Code and (ii) cause the Company to avoid any “net income from prohibited transactions” under Section 857(b)(6) of the Code (in the case of the Company, determined as if the Company were a REIT but without regard to Sections 856(c)(6) and (7) of the Code).  The Administrative Member shall take or refrain from taking, as the case may be, such actions as are reasonably requested by any Participating Member to protect the status of such Participating Member or the direct or indirect owner or owners of such Participating Member as a REIT, but the Administrative Member shall not be charged with making independent determinations as to the qualification or status of any Person as a REIT.  In furtherance of the foregoing, the Administrative Member shall use commercially reasonable efforts to not cause the Company or any of its Subsidiaries to: (A) invest any excess funds in any investment that would not be treated as cash, cash items, or government securities for purposes of Section 856(c) of the Code; (B) enter into any lease with any Person that will result in a rental payment to the lessor that is dependent in whole or in part on the net income or profits of any lessee or sublessee; (C) enter into any lease for any Property or any portion thereof pursuant to which any rents attributable to personal property constitute more than 15% of the aggregate rents received in connection with such lease within the meaning of Section 856(d)(1)(C) of the Code; (D) enter into any lease, contract, agreement, or other arrangement as a result of which the Company would receive or accrue, or would be deemed to receive or accrue, (directly or indirectly) with respect to the Property “impermissible tenant service income” within the meaning of Section 856(d)(7) of the Code in excess of one half of one percent of all income from the Property (as if the Company were a REIT); or (E) enter into any agreement under which the Company or any Subsidiary thereof would receive, directly or indirectly, any income from the manager of a Property. Notwithstanding the foregoing, the Administrative Member shall not be deemed to have breached the foregoing provisions of this Section 15.1 (and shall have no liability or be subject to any remedy under this Agreement) with respect to any specific actions taken by the Administrative Member at the written direction of, or with the prior written approval of the Owner Member or Investor Member, as the case may be. Owner Member shall be deemed to have provided such written consent with respect to all leases, contracts, agreements, and other arrangements that are in place with respect to the Property as of the Effective Date.

(b)          If there shall be an amendment or modification to the Code or other relevant rules after the date of this Agreement that adversely impacts the REIT status of any Participating Member or a direct or indirect owner of any Participating Member as a result of the activities of the Company and its Subsidiaries, then the Administrative Member shall cooperate reasonably with the Participating Members and shall exercise commercially reasonable efforts to effectuate solutions or “workarounds” to address any reasonable REIT qualification concerns of such Participating Member or its affiliates arising out of any such amendment or modification following written notification thereof by such Participating Member.

(c)          The Company shall clearly and timely identify, pursuant to Section 1221(a)(7) of the Code and the Regulations thereunder, any hedging transaction entered into with respect to indebtedness incurred by the Company or its Subsidiaries, and the Administrative Member shall, on behalf of the Company, provide a copy of such identification to Investor Member and Owner Member.

(d)          The Members agree to provide the Administrative Member with such information as may reasonably be necessary for the Administrative Member to comply with this Section 15.1.

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15.2         Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the Participating Members, may be necessary or advisable to carry out the intent and purpose of this Agreement, provided the same shall result in no increased liability or obligations (other than to a de minimis extent) or decreased rights (other than to a de minimis extent).

15.3         Notices. All notices, consents, approvals, waivers or other communications (each, a “Notice”) required or permitted hereunder, except as herein otherwise specifically provided, shall be in writing and shall be: (a) delivered personally or by commercial messenger; (b) sent via a recognized overnight courier service; or (c) sent by registered or certified mail, postage pre-paid and return receipt requested, in each case so long as such Notice is addressed to the intended recipient thereof as set forth below:

If to Owner Member:

c/o Winthrop REIT Advisors, LLC
7 Bulfinch Place
Suite 500
Boston, Massachusetts 02114
Attention: John Garilli

with copies to:

New York REIT, Inc.
c/o Witkoff Group
40 West 57th Street
New York, New York 10019
Attention: Wendy Silverstein

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention: Steven L. Lichtenfeld, Esq.

If to Investor Member:

c/o SL Green Realty Corp.
420 Lexington Avenue, 19th Floor

New York, New York 10170
Attention: Andrew S. Levine

and to:

c/o RXR Realty LLC
625 RXR Plaza
Uniondale, New York 11556
Attention: Jason M. Barnett

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with copies to:

SL Green Realty Corp.
420 Lexington Avenue, 19th Floor
New York, New York 10170
Attention: Marc Holliday

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Brian S. Lichter, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Harvey R. Uris, Esq.

If to Comfort Member:

WWP Sponsor, LLC

c/o George Comfort & Sons, Inc.

200 Madison Avenue

New York, New York 10016

Attention: Peter S. Duncan

with copies to:

c/o DRA Advisors LLC

220 East 42nd Street, 27th Floor

New York, New York 10017

Attention: David Luski and Jean Marie Apruzzese

c/o RCG Longview

7 Penn Plaza, Suite 618

New York, New York 10001

Attention: Jay Anderson

c/o Ramius LLC

599 Lexington Avenue

20th Floor

New York, New York 10029

Attention: Michael Boxer

Blank Rome LLP

405 Lexington Avenue

New York, New York 10174

Attention: Martin Luskin, Esq.

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Karen Scanna, Esq.

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Any party may change its address specified above by giving each party Notice of such change in accordance with this Section 15.3. Any Notice shall be deemed given upon actual receipt (or refusal of receipt). The attorney for a party shall be entitled to give Notice on behalf of such party; any such Notice so given shall have the effect of being from the party that the attorney represents.

15.4         Conflicts of Interest; Transactions with Affiliates. Each Member and its Affiliates may engage or invest in any other activity or Person, or possess any interest therein, independently or with others, whether or not in competition with the Companies. Furthermore, none of the Members, nor their respective Affiliates or any other Person employed by, related to or in any way affiliated with any such Person, shall have any duty or obligation to disclose or offer to the Company or any Member, or obtain for the benefit of the Company or any Member, any other activity or Person interest therein, and none of the Company, any Member, any creditor of the Company or any other Person having any interest in the Company shall have any claim, right or cause of action against any Member or any Affiliate of any Member, or any other Person employed by, related to or in any way affiliated with any such Person, by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or Person or any interest therein.

15.5	[Intentionally Omitted]

15.6         Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto is inserted for convenience only and shall not be deemed a part of this Agreement.

15.7         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by email with a pdf or similar attachment shall be effective as delivery of an original executed counterpart of this Agreement.

15.8         Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

15.9         Consent to Jurisdiction. To the fullest extent permitted by law, each party hereto hereby irrevocably consents and agrees, for the benefit of each party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, shall be brought in any city, state or federal court located in the Borough of Manhattan, The City of New York (the “Designated Courts”), and hereby irrevocably accepts and submits to the jurisdiction of the Designated Courts (and of the appropriate appellate courts) of each such Designated Court with respect to any such action, suit or proceeding. Each party hereto also hereby irrevocably consents and agrees, for the benefit of each other party, that any legal action, suit or proceeding against it shall be brought in any Designated Court, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Designated Court with respect to any such action, suit or proceeding. Each party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such Designated Court and hereby further waives and agrees not to plead or claim in any such Designated Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum. Each party agrees that (i) to the fullest extent permitted by law, service of process may be effectuated hereinafter by mailing a copy of the summons and complaint or other pleading by certified mail, return receipt requested, at its address set forth above and (ii) all Notices that are required to be given hereunder may be given by the attorneys for the respective parties.

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15.10       Partition. The Members hereby agree that no Member nor any successor-in-interest to any Member shall have the right to have the Company Assets partitioned, or to file a complaint or institute any proceeding at law or in equity to have the Company Assets partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.

15.11       Validity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

15.12       Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns. No Person other than the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and permitted assigns shall have any rights or claims under this Agreement.

15.13       Entire Agreement. This Agreement, including the Exhibits hereto and thereto, supersedes all prior agreements among the parties with respect to the subject matter hereof and contains the entire Agreement among the parties with respect to such subject matter.

15.14       Waivers. No Waiver of any provision hereof by any party hereto shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party.

15.15       No Third-Party Beneficiaries. This Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement. Without limiting the generality of the foregoing, no creditor of the Company shall have any right whatsoever to require any Member to contribute capital to the Company.

15.16       Remedies Not Exclusive. Except as otherwise expressly provided herein, any remedies herein contained for breaches of obligations hereunder shall not be deemed to be exclusive and shall not impair the right of any Member to exercise any other right or remedy, whether for damages, injunction or otherwise.

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15.17       Arbitration. In the event of any dispute under clause (g) of the definition of Major Decision between Owner Member and/or its appointed Manager(s), on the one hand, and Investor Member and/or the SLG or RXR Realty appointed Managers, on the other hand, either Participating Member may submit such dispute to final and binding arbitration in New York, NY, administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures, as in effect at that time, by an arbitrator with at least ten years of experience in tax matters relating to real estate operating companies owning properties similar to the Property and located in Manhattan. Each Participating Member shall submit to such arbitrator its position on each matter in dispute and any applicable materials that it desires that such arbitrator consider in making its determination within 7 Business Days following the appointment of the arbitrator. Such arbitrator shall consider only the materials submitted to it for resolution. Each Participating Member shall cooperate with JAMS and with the other Participating Member in scheduling the arbitration proceedings so that a final non-appealable award is rendered within 30 calendar days after submission thereof to arbitration, and any notice requirements under Paragraph 14(b) of the JAMS Streamlined Arbitration Rules and Procedures or otherwise may be shortened by such arbitrator in its discretion. The non-prevailing party in such arbitration shall pay all fees and disbursements due to JAMS and the arbitrator as well as the reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) of the prevailing party incurred in connection with such arbitration. The arbitrator shall be (i) a disinterested and impartial person and (ii) selected in accordance with Paragraph “12(c)” et seq. of the JAMS Streamlined Arbitration Rules and Procedures. Such arbitrator shall be bound by the provisions of this Agreement and by Applicable Law and shall select the position proposed by either the Owner Member or the Investor Member for each disputed item (and no other position), which, in his or her opinion, would be consistent with applicable legal requirements, not adversely affect the REIT qualification or any reasonable REIT qualification concern of such Participating Member or its affiliates and is more consistent with the prevailing practices for similar entities owning Class A office buildings in Manhattan, and shall notify the Participating Members of its determination. The position selected by the arbitrator with respect to the disputed item shall be deemed Board Approval with respect thereto. Any decision rendered by such arbitrator with respect to any matter in dispute shall be final, conclusive and binding upon the Company and the Participating Members and may be entered and enforced in any court having jurisdiction over the Company and either Participating Member.

15.18       Survival. The representations, warranties, agreements and covenants by each Member and the Managers shall survive the Effective Date.

15.19       Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE MODIFICATION HEREOF OR (B) IN ANY WAY CONNECTED OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE COMPANY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

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15.20         Recovery of Certain Fees. In the event a party hereto files any action or suit or arbitration against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement (including a specific performance action commenced by the Non-Initiating Member pursuant to Section 11.5(d)), then in that event the prevailing party shall be entitled to recover from the other party all reasonable attorneys’ fees and costs resulting therefrom. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean all court costs and the fees and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other Persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 15.20 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

15.21         Action by Investor Member. Investor Member shall not be permitted to file in any court an action asserting or seeking a remedy for a breach of this Agreement by Owner Member unless RXR Owner and SLG Owner have jointly and unanimously agreed to file such action.

15.22         Existing LLC Agreement. The Members acknowledge and agree that as a result of the execution and delivery of this Agreement, the Members have no further obligations or liabilities under the Existing LLC Agreement, all such obligations and liabilities having been superseded by the provisions of this Agreement.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have entered into this Third Amended and Restated Limited Liability Company Agreement of WWP Holdings, LLC as of the date first set forth above.

ARC NYWWPJV001, LLC
as Owner Member

By:
Name:
Title:

[SIGNATURES FOLLOW ON NEXT SUCCEEDING PAGE]

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

WWP JV LLC
as Investor Member

By:
Name:
Title:

[SIGNATURES FOLLOW ON NEXT SUCCEEDING PAGE]

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

WWP SPONSOR, LLC.
as Comfort Member

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement]

Exhibit A

Capital Accounts; Percentage Interests at Effective Date

Member	Capital Account [8]		Percentage Interest
Owner Member	$	[•]	50.1%

c/o Winthrop REIT Advisors, LLC
7 Bulfinch Place
Suite 500

Boston, Massachusetts 02114

Investor Member	$	[•]	48.7%

c/o RXR Realty LLC
625 RXR Plaza
Uniondale, New York 11556

Comfort Member	$	[•]	1.2%

c/o George Comfort & Sons, Inc.,
200 Madison Avenue, New York,
New York 10016

Total	$	[•]	100.0%

[8]	To reflect the Members’ pro rata share (determined in accordance with their respective Percentage Interests) of the aggregate book capital accounts of the members of the Company immediately prior to Closing.

Exhibit B

Form of Joinder Agreement

Reference is hereby made to the Third Amended and Restated Limited Liability Company Agreement of WWP Holdings, LLC (the “Company”), dated as of [•], 2017 (the “LLC Agreement”) of the Company. Pursuant to and in accordance with the LLC Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the LLC Agreement and accepts and adopts the LLC Agreement and agrees that upon execution of this Joinder Agreement, the undersigned shall become a party to the LLC Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the LLC Agreement as though an original party thereto and shall be deemed, and admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto. Simultaneously herewith, the undersigned is delivering an executed counterpart of the signature page to the LLC Agreement. The undersigned represents and warrants to the Company and the Members that the Transfer to the undersigned was made in accordance with (i) the LLC Agreement and (ii) Applicable Law. The undersigned hereby makes the representations and warranties set forth in Section 13.1(b) of the LLC Agreement, the same being incorporated into this Joinder Agreement as if fully set forth herein.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the LLC Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of [•], 20[•].

MEMBER

By:
Name:
Title:

Exhibit C

Property Management and Leasing Agreement

Exhibit D

Examples of Calculation set forth in Section 7.3(p)

Example 1

By way of example only, and without limitation, assume that on the Closing Date, the Members are deemed to have made Capital Contributions aggregating $1,000,000, of which $487,000 was made by the Investor Member, with an aggregate Percentage Interest of 48.7%, $501,000 was made by the Owner Member with a Percentage Interest of 50.1% and $12,000 was made by the Comfort Member with a Percentage Interest of 1.2%. Subsequent to the Closing Date, a Participating Member calls for Additional Capital Contributions of $250,000 in the aggregate (the “First Additional Capital Call”), of which the Investor Member is responsible for $121,750, the Owner Member is responsible for $125,250 and the Comfort Member is responsible for $3,000. The Investor Member and the Comfort Member each makes their respective share of the First Additional Capital Call, but the Owner Member does not, and the Investor Member also advances Owner Member's share of the Additional Capital Contribution and elects to treat the total amount of the First Additional Capital Call as a LLC Loan under Section 7.3(g)(ii) hereof. The Investor Member's share of the First Additional Capital Call is funded by Investor Member as a Contributing Member LLC Loan, the Comfort Member’s share of the First Additional Capital Call is funded by Comfort Member as a Contributing Member LLC Loan and the Owner Member's share of the First Additional Capital Call is funded by Investor Member as a Non-Contributing Member LLC Loan.

Subsequent to the First Additional Capital Call, a Participating Member calls for Additional Capital Contributions of $250,000 in the aggregate (the “Second Additional Capital Call”), of which the Investor Member is responsible for $121,750, the Owner Member is responsible for $125,250 and the Comfort Member is responsible for $3,000. The Investor Member and the Comfort Member each makes its share of the Second Additional Capital Call, but the Owner Member does not, and the Investor Member also makes the $125,250 Failed Contribution on behalf of the Owner Member and elects to treat such amount as a Member Loan under Section 7.3(g)(i) hereof:

If Investor Member elects to convert the above-mentioned Contributing Member LLC Loans to Lending Member Default Capital Contributions, the above-mentioned Non-Contributing Member LLC Loan to a Non-Lending Member Default Capital Contribution, and the above-mentioned Member Loan to a Member Loan Default Capital Contribution, then on the conversion date, (i) the Contributing Member LLC Loan made by Investor Member shall be converted into a $121,750 Lending Member Default Capital Contribution, (ii) the Contributing Member LLC Loan made by Comfort Member shall be converted into a $3,000 Lending Member Default Capital Contribution, (iii) the Non-Contributing Member LLC Loan shall be converted into a $125,250 Non-Lending Member Default Capital Contribution, (iv) the Member Loan shall be converted into a $125,250 Member Loan Default Capital Contribution and (v) the Members’ Percentage Interests shall be adjusted as follows, in accordance with Section 7.3(p):

1.       Investor Member: The adjusted Percentage Interest of the Investor Member is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) 100% of the aggregate Capital Contributions (including Lending Member Default Capital Contributions, but excluding Cram-Down Contributions) then or theretofore made by the Investor Member to the Company ($730,500), plus (ii) 175% of the Cram-Down Contributions then or theretofore made by the Investor Member ($438,375) minus (b) the Cram-Down Excess Amounts attributable to the Cram-Down Contributions then or theretofore made by the Owner Member to the Company ($0), by (2) the difference between (a) 100% of the aggregate Capital Contributions (including without limitation Cram-Down Contributions and Lending Member Default Capital Contributions) then or theretofore made by all of the Members ($1,500,000), less (b) any Capital Contribution deemed made by the Comfort Member on account of a Converted Comfort Member Special Failed Contribution ($0). This results in a Percentage Interest for the Investor Member of (i) the sum of $730,500 plus $438,375 divided by (ii) $1,500,000 = 77.925%.

2.       Owner Member: The adjusted Percentage Interest of the Owner Member is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) 100% of the aggregate Capital Contributions (including Lending Member Default Capital Contributions, but excluding Cram-Down Contributions) then or theretofore made by the Owner Member to the Company ($501,000), plus (ii) 175% of the Cram-Down Contributions then or theretofore made by the Owner Member ($0), minus (b) the sum of (i) the Cram-Down Excess Amounts attributable to the Cram-Down Contributions then or theretofore made by the Investor Member ($187,875), plus (ii) the Comfort Member Special Failed Contribution if a Special Make-Up Loan made with respect thereto is being converted ($0), by (2) the difference between (a) 100% of the aggregate Capital Contributions (including without limitation Cram-Down Contributions and Lending Member Default Capital Contributions) then or theretofore made by all of the Members ($1,500,000) , less (b) any Capital Contribution deemed made by the Comfort Member on account of a Converted Comfort Member Special Failed Contribution ($0). This results in a Percentage Interest for the Owner Member of (i) the difference between $501,000 minus $187,875, divided by (ii) $1,500,000 = 20.875%.

3.       Comfort Member. The Percentage Interest of Comfort Member shall remain at 1.2%.

Example 2

By way of example only, and without limitation, assume that on the Closing Date, the Members are deemed to have made Capital Contributions aggregating $1,000,000, of which $487,000 was made by the Investor Member, with an aggregate Percentage Interest of 48.7%, $501,000 was made by the Owner Member with a Percentage Interest of 50.1% and $12,000 was made by the Comfort Member with a Percentage Interest of 1.2%. Subsequent to the Closing Date, a Participating Member calls for Additional Capital Contributions of $250,000 in the aggregate (the “First Additional Capital Call”), of which the Investor Member is responsible for $121,750, the Owner Member is responsible for $125,250 and the Comfort Member is responsible for $3,000. The Investor Member and the Owner Member each makes their respective share of the First Additional Capital Call, but the Comfort Member does not. Owner Member fails to advance funds as a Member Loan on behalf of Comfort Member’s Failed Contribution and the Investor Member advances Comfort Member's share of the Additional Capital Contribution and elects to treat the total amount of the First Additional Capital Call as a LLC Loan under Section 7.3(f)(i)(B) hereof. The Investor Member's share of the First Additional Capital Call is funded by Investor Member as a Contributing Member LLC Loan, the Owner Member’s share of the First Additional Capital Call is funded by Owner Member as a Contributing Member LLC Loan, Owner Member is deemed to have made a Member Loan to Comfort Member pursuant to Section 7.3(f)(ii) and the Comfort Member's share of the First Additional Capital Call is treated as a Failed Contribution by the Owner Member and is funded by Investor Member as a Non-Contributing Member LLC Loan.

Subsequent to the First Additional Capital Call, a Participating Member calls for Additional Capital Contributions of $250,000 in the aggregate (the “Second Additional Capital Call”), of which the Investor Member is responsible for $121,750, the Owner Member is responsible for $125,250 and the Comfort Member is responsible for $3,000. The Investor Member and the Owner Member each makes its share of the Second Additional Capital Call, but the Comfort Member does not and Owner Member fails to advance funds as a Member Loan on behalf of Comfort Member’s Failed Contribution. Owner Member is deemed to have made a Member Loan to Comfort Member pursuant to Section 7.3(f)(ii) and the Comfort Member's share of the First Additional Capital Call is treated as a Failed Contribution by the Owner Member and is funded by Investor Member as a Member Loan under Section 7.3(f)(i)(A) hereof:

If Investor Member elects to convert the above-mentioned Contributing Member LLC Loans to Lending Member Default Capital Contributions, the above-mentioned Non-Contributing Member LLC Loan to a Non-Lending Member Default Capital Contribution, and the above-mentioned Member Loan made by Investor Member to a Member Loan Default Capital Contribution, then on the conversion date, (i) the Contributing Member LLC Loan made by Investor Member shall be converted into a $121,750 Lending Member Default Capital Contribution, (ii) the Contributing Member LLC Loan made by Owner Member shall be converted into a $125,250 Lending Member default Capital Contribution, (iii) the Non-Contributing Member LLC Loan shall be converted into a $3,000 Non-Lending Member Default Capital Contribution, (iv) the Member Loan made by Investor Member shall be converted into a $3,000 Member Loan Default Capital Contribution and (v) the Members’ Percentage Interests shall be adjusted as follows, in accordance with Section 7.3(p):

1.       Investor Member: The adjusted Percentage Interest of the Investor Member is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) 100% of the aggregate Capital Contributions (including Lending Member Default Capital Contributions, but excluding Cram-Down Contributions) then or theretofore made by the Investor Member to the Company ($730,500), plus (ii) 175% of the Cram-Down Contributions then or theretofore made by the Investor Member ($10,500) minus (b) the Cram-Down Excess Amounts attributable to the Cram-Down Contributions then or theretofore made by the Owner Member to the Company ($0), by (2) the difference between (a) 100% of the aggregate Capital Contributions (including without limitation Cram-Down Contributions and Lending Member Default Capital Contributions) then or theretofore made by all of the Members ($1,506,000), less (b) any Capital Contribution deemed made by the Comfort Member on account of a Converted Comfort Member Special Failed Contribution ($6,000). This results in a Percentage Interest for the Investor Member of (i) the sum of $730,500 plus $10,500 divided by (ii) $1,500,000 = 49.4%.

2.       Owner Member: The adjusted Percentage Interest of the Owner Member is calculated by dividing (1) the positive difference, if any, between (a) the sum of (i) 100% of the aggregate Capital Contributions (including Lending Member Default Capital Contributions, but excluding Cram-Down Contributions) then or theretofore made by the Owner Member to the Company ($751,500), plus (ii) 175% of the Cram-Down Contributions then or theretofore made by the Owner Member ($0), minus (b) the sum of (i) the Cram-Down Excess Amounts attributable to the Cram-Down Contributions then or theretofore made by the Investor Member ($4,500) and (ii) the Comfort Member Special Failed Contribution if a Special Make-Up Loan made with respect thereto is being converted ($6000), by (2) the difference between (a) 100% of the aggregate Capital Contributions (including without limitation Cram-Down Contributions and Lending Member Default Capital Contributions,) then or theretofore made by all of the Members ($1,506,000), less (b) any Capital Contribution deemed made by the Comfort Member on account of a Converted Comfort Member Special Failed Contribution ($6,000). This results in a Percentage Interest for the Owner Member of (i) the difference between $751,500 minus $10,500, divided by (ii) $1,500,000 = 49.4%.

3.       Comfort Member. The Percentage Interest of Comfort Member shall remain at 1.2%.

Exhibit E

Form of Contribution, Reimbursement and Indemnity Agreement